   As filed with the Securities and Exchange Commission on February 29, 1996

                                                       Registration No. 33-64979
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                               AMENDMENT NO. 1 TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                           NATIONAL BANKSHARES, INC.
             (Exact name of registrant as specified in its charter)

   Virginia                            6712                    54-1375874
(State or other                 (Primary Standard            (IRS Employer
 jurisdiction                       Industrial            Identification No.)
of incorporation or            Classification Code)
 organization)

                             100 South Main Street
                           Blacksburg, Virginia 24060
                                 (540) 552-2011
              (Address, including zip code, and telephone number,
             including area code, of registrant's principal office)
                              ---------------------

                                 JAMES G. RAKES
                            Chief Executive Officer
                             100 South Main Street
                           Blacksburg, Virginia 24060
                                 (540) 552-2011
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              ---------------------

                                   Copies to:

        Faith M. Wilson, Esq.                    John F. Stuart, Esq.
  Woods, Rogers & Hazlegrove, P.L.C.               Reitner & Stuart
    First Union Tower, Suite 1400                1730 K Street, N.W.
        10 S. Jefferson Street                        11th Floor
       Roanoke, Virginia  24011                 Washington, DC  20006

================================================================================

                            BANK OF TAZEWELL COUNTY
                              309 East Main Street
                                 P. O. Box 687
                            Tazewell, Virginia 24651
                                 (540) 988-5566



                                                          ________________, 1996

Dear Stockholder:

     On behalf of the Board of Directors, I want to extend to you a cordial invitation to attend a Special Meeting of Stockholders (the "Special Meeting") of the Bank of Tazewell County ("BTC"). The meeting will be held at _______ a.m., local time, on ___________________, 1996, at __________________.

     The purpose of the Special Meeting is to vote on a proposal to approve an Agreement and Plan of Merger, dated as of August 28, 1995 (the "Merger Agreement"), among BTC and National Bankshares, Inc. ("NBI"), pursuant to which NBI Interim Bank ("NBI Interim"), a wholly owned subsidiary of NBI, will merge (the "Merger") with and into BTC, together with an amendment and restatement of BTC's Articles of Incorporation eliminating the preemptive rights of holders of BTC common stock and conforming the BTC Articles of Incorporation to certain provisions of the Articles of Incorporation of NBI Interim (the "BTC Charter Amendment"). BTC stockholders will vote on the Merger Agreement, the related Plan of Merger and the BTC Charter Amendment as one, unified proposal (the "Proposal") and will not vote on each of the components separately.

     Upon consummation of the Merger each outstanding share of BTC common stock will be converted into the right to receive one share of NBI common stock, with cash in lieu of the issuance of any fractional share interest, in a transaction that is generally tax-free for federal income tax purposes, all as more fully discussed in the accompanying Prospectus/Proxy Statement.

     Consummation of the Merger is subject to certain conditions, including approval of the Proposal by the affirmative vote of more than two-thirds of the votes entitled to be cast at the Special Meeting by the holders of BTC common stock and approval of the Merger by various regulatory agencies.

     The accompanying Notice of Special Meeting and Prospectus/Proxy Statement contain information about the Merger. I urge you to carefully review such information, the information in NBI's 1994 Annual Report on Form 10-K, 1995 Annual Meeting Proxy Statement and 1995 Third Quarter Report on Form 10-Q, copies of which are available as indicated in the accompanying Prospectus/Proxy Statement under "AVAILABLE INFORMATION."

     The Board of Directors of BTC has unanimously adopted the Merger Agreement, the related Plan of Merger and the BTC Charter Amendment and recommends that the stockholders of BTC approve the Proposal. Every stockholder's vote is important. A failure to vote, either by not returning the enclosed proxy or by checking the ABSTAIN box thereon, will have the same effect as a vote against approval of the Proposal. Even if you plan to attend the Special Meeting in person, please complete the enclosed proxy and mail it promptly in the enclosed postage-paid, return addressed envelope.

                                              Yours very truly,


                                              R. E. Dodson
                                              President and
                                              Chief Executive Officer

                            BANK OF TAZEWELL COUNTY
                              309 East Main Street
                                 P. O. Box 687
                            Tazewell, Virginia 24651
                                 (540) 988-5566

                   -----------------------------------------
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON _________, 1996
                   -----------------------------------------

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of the Bank of Tazewell County ("BTC") will be held at ___________, local time, on _________________, 1996, for the following purposes, as more fully set forth in the accompanying Prospectus/Proxy Statement:

     1. To consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of August 28, 1995 (the "Merger Agreement"), among BTC and National Bankshares, Inc. ("NBI"), pursuant to which (i) NBI Interim Bank, a wholly owned subsidiary of NBI, will merge (the "Merger") with and into BTC, and (ii) each outstanding share of BTC common stock (excluding any shares held by dissenting stockholders and certain shares held by NBI or BTC) will be converted into the right to receive one share of NBI common stock, with cash in lieu of the issuance of any fractional share interest, all on and subject to the terms and conditions contained therein, together with an amendment to and restatement of the BTC Articles of Incorporation eliminating the preemptive rights of holders of BTC common stock and conforming the BTC Articles of Incorporation to certain provisions of the Articles of Incorporation of NBI Interim (the "BTC Charter Amendment").

     2. To transact such other business as may properly come before the Special Meeting or any adjournment or adjournments thereof.

     BTC stockholders will vote on the Merger Agreement, the related Plan of Merger and the BTC Charter Amendment as one, unified proposal (the "Proposal") and will not vote on each of the components separately.

     A copy of the Merger Agreement, including the related Plan of Merger that is set forth in Annex 1 thereto, is set forth as Attachment A to the Prospectus/Proxy Statement, and a copy of the BTC Charter Amendment is set forth as Attachment B to the accompanying Prospectus/Proxy Statement.

     The Board of Directors of BTC has fixed __________, 1996, as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting and, accordingly, only holders of record of BTC common stock at the close of business on that date will be entitled to notice of and to vote at the Special Meeting.

     Approval of the Proposal by the holders of BTC common stock requires the affirmative vote of more than two-thirds of the votes entitled to be cast at the Special Meeting by the holders of BTC common stock.

     Pursuant to the Virginia Stock Corporation Act, holders of BTC common stock have the right to dissent from the Merger and to demand payment of the fair value of each such holder's shares of BTC common stock in the event the Merger is consummated. A holder of BTC common stock who wishes to assert such holder's dissenters' rights must (i) deliver to BTC, before such vote is taken on the Proposal, written notice of such holder's intent to demand payment for such shares if the Merger is consummated, (ii) not vote such shares in favor of approval of the Proposal, and (iii) comply with the further provisions of the Virginia Stock Corporation Act in order to be entitled to receive in cash, if the Merger is consummated, the fair value of such holder's BTC common stock. A vote against approval of the Proposal will not constitute written notice of an intent to demand payment nor will a failure to vote against such approval constitute a waiver of dissenters' rights. A copy of the applicable provisions of the Virginia Stock Corporation Act referred to above is set forth in Attachment D to the accompanying Prospectus/Proxy Statement and a summary of such provisions is set forth under "THE MERGER--Dissenters' Rights."

     The Board of Directors of BTC recommends that stockholders vote FOR approval of the Proposal.

                              By Order of the Board of Directors of BTC


                              T. C. Bowen, Jr.
                              Chairman of the Board

-------------------------------------------------------------------------------

STOCKHOLDERS ARE URGED TO DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF A STOCKHOLDER RECEIVES MORE THAN ONE PROXY FOR ANY REASON, EACH PROXY SHOULD BE COMPLETED AND RETURNED. YOUR COOPERATION WILL BE APPRECIATED. YOUR PROXY WILL BE VOTED WITH RESPECT TO THE MATTERS IDENTIFIED THEREON IN ACCORDANCE WITH ANY SPECIFICATIONS ON THE PROXY. IF NO SPECIFICATION IS MADE, SUCH SHARES WILL BE VOTED IN FAVOR OF APPROVAL OF THE PROPOSAL. A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE ABSTAIN BOX THEREON, WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE PROPOSAL.

--------------------------------------------------------------------------------

              Prospectus                           Proxy Statement
              ----------                           ---------------

      National Bankshares, Inc.                Bank of Tazewell County

         ------------------                      -------------------

             Common Stock                 Special Meeting of Stockholders to
     (Par Value $2.50 Per Share)             be Held on ___________, 1996

                         ---------------------------

          This Prospectus/Proxy Statement is being furnished by the Bank of Tazewell County ("BTC"), a Virginia banking corporation, to the holders of BTC's common stock, par value $1.00 per share ("BTC Common Stock"), as a Proxy Statement in connection with the solicitation of proxies by the BTC Board of Directors for use at a Special Meeting of Stockholders of BTC to be held at ______, local time, on_______________, 1996, at_____________________________
(the "Special Meeting"), and at any adjournment or adjournments thereof.

          This Prospectus/Proxy Statement, the accompanying Notice of Special Meeting and the form of proxy enclosed herewith are first being mailed to the stockholders of BTC on or about __________, 1996. The date of this Prospectus/Proxy Statement is __________, 1996.

          The purpose of the Special Meeting is to consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of August 28, 1995 (the "Merger Agreement"), among BTC and National Bankshares, Inc. ("NBI"), a Virginia corporation, and the related Plan of Merger, which provide, among other things, for the merger of NBI Interim Bank ("NBI Interim"), a wholly owned subsidiary of NBI, with and into BTC (the "Merger"), together with an amendment and restatement of the BTC Articles of Incorporation to eliminate the preemptive rights of holders of BTC Common Stock and conform the BTC Articles of Incorporation to certain provisions of the Articles of Incorporation of NBI Interim (the "BTC Charter Amendment"). See "SUMMARY," "THE MERGER" and Attachment A and Attachment B to this Prospectus/Proxy Statement. BTC stockholders will vote on the Merger Agreement, the related Plan of Merger and the BTC Charter Amendment as one, unified proposal (the "Proposal") and will not vote on each of the components separately.

          Upon consummation of the Merger each outstanding share of BTC Common Stock will be converted into the right to receive one share of NBI common stock, par value $2.50 per share (the "Common Stock Exchange Ratio"), with cash in lieu of the issuance of any fractional share interest.

          This Prospectus/Proxy Statement also constitutes a Prospectus of NBI relating to the shares (the "NBI Common Shares") of NBI common stock that are issuable to the holders of BTC Common Stock upon consummation of the Merger. This Prospectus of NBI also relates to any NBI Common Shares that may be held by any benefit or compensation plans of BTC following consummation of the Merger. See "DESCRIPTION OF NBI CAPITAL STOCK," and "CERTAIN DIFFERENCES IN THE RIGHTS OF BTC AND NBI STOCKHOLDERS."

          Based on the 1,888,209 shares of BTC Common Stock outstanding on the Record Date (as hereinafter defined) and the Common Stock Exchange Ratio, approximately 1,888,209 NBI Common Shares will be issuable upon consummation of the Merger.

          The common stock of each of NBI and BTC is traded on a very limited basis in the over-the-counter market and is not listed on any exchange or quoted on the Nasdaq Stock Market ("Nasdaq"). Trading of NBI common stock and BTC Common Stock each is presently reflected in the Over the Counter Electronic Bulletin Board of the National Association of Securities Dealers, Inc. (the "NASD"). On August 28, 1995, the last business day prior to public announcement of the execution of the Merger Agreement, the last known sales price per share of NBI common stock was $25.00. There were no known sales of BTC Common Stock on August 28, 1995. The last known sales price of BTC Common Stock prior to August 28, 1995, was $15.00 on July 6, 1995. There were no known sales of NBI or BTC common stock on August 29, 1995, the day such announcement was made. On August 30, 1995, the day after announcement of the execution of the Merger Agreement, the last known sales price of NBI common stock was $24.50. There were no known sales of BTC Common Stock on August 30, 1995. The last known sales price of NBI common stock was $25.25 on February 21, 1996, and the last known sales price of BTC Common Stock was $21.50 on or about February 2, 1996.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE NBI COMMON SHARES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                             AVAILABLE INFORMATION

          NBI is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by NBI can be inspected and copied at Room 1024 of the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices in New York (7 World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661), and copies of such materials can be obtained, at the prescribed rates, from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

          This Prospectus/Proxy Statement does not contain all of the information set forth in the Registration Statement on Form S-4, of which this Prospectus/Proxy Statement is a part, and the exhibits thereto (together with any amendments or supplements thereto, the "Registration Statement"), which has been filed by NBI with the Commission under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), certain portions of which have been omitted pursuant to the rules and regulations of the Commission and to which portions reference is hereby made for further information.

          This Prospectus/Proxy Statement incorporates NBI documents by reference which are not presented herein or delivered herewith. These documents are available from NBI without charge (other than certain exhibits to such documents) upon written or oral request from: National Bankshares, Inc., P. O. Box 90002, Blacksburg, Virginia 24062-9002, Attention: Marilyn B. Buhyoff, Secretary (telephone number (540) 552-2011). Requested documents will be sent by first class mail within one business day of receipt of such request. In order to ensure timely delivery of such documents, any such request should be made by _________, 1996.

          All information contained or incorporated by reference in this Prospectus/Proxy Statement with respect to NBI was supplied by NBI, and all information contained in this Prospectus/Proxy Statement with respect to BTC was supplied by BTC.

          No person has been authorized to give any information or to make any representations other than those contained in this Prospectus/Proxy Statement and, if given or made, such information or representations must not be relied upon as having been authorized by NBI or BTC. Neither the delivery of this Prospectus/Proxy Statement nor any distribution of the securities to which this Prospectus/Proxy Statement relates shall, under any circumstances, create any implication that there has been no change in the affairs of NBI or BTC since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus/Proxy Statement does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or solicitation of an offer to buy such securities in any circumstances in which such an offer or solicitation is not lawful.

                           ------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents filed by NBI with the Commission (File No. 0-15204) under Section 13(a) or 15(d) of the Exchange Act are hereby incorporated by reference in this Prospectus/Proxy Statement:

            (i) NBI's Annual Report on Form 10-K for the year ended December 31, 1994;

            (ii) NBI's Quarterly Reports on Form 10-Q for the periods ended March 31, 1995, June 30, 1995 and September 30, 1995; and

           (iii) NBI's Current Report on Form 8-K dated August 28, 1995.


     All documents filed by NBI pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Special Meeting are hereby incorporated by reference into this Prospectus/Proxy Statement and shall be deemed a part hereof from the date of filing of such documents.

     Any statement contained herein, in any supplement hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus/Proxy Statement to the extent that a statement contained herein, in any supplement hereto or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement, this Prospectus/Proxy Statement or any supplement hereto.

                               TABLE OF CONTENTS

                                                                        Page No.
 AVAILABLE INFORMATION........................................................ 3
 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................. 3
 SUMMARY...................................................................... 8
   Recent Developments......................................................  13
 RECENT DEVELOPMENTS........................................................  21
   NBI......................................................................  21
   BTC......................................................................  24
 GENERAL INFORMATION........................................................  26
   General..................................................................  26
   Record Date; Votes Required..............................................  27
 THE MERGER.................................................................  27
   General..................................................................  28
   Merger Effective Date....................................................  28
   Exchange of BTC Certificates.............................................  28
   Background of the Merger.................................................  29
   Recommendation of the Board of Directors of BTC; Reasons for the Merger..  32
   Opinions of BTC's Financial Adviser......................................  33
   NBI Reasons for the Merger...............................................  35
   Management and Operations of NBI and BTC after the Merger................  36
   Interests of Certain Persons.............................................  37
   Certain Federal Income Tax Consequences..................................  37
   Business Pending Consummation............................................  38
   Regulatory Approvals.....................................................  39
   Conditions to Consummation; Termination..................................  39
   Waiver; Amendment........................................................  40
   Dissenters' Rights.......................................................  40
   Accounting Treatment.....................................................  42
   Expenses.................................................................  42
   Market Prices............................................................  43
   Dividends................................................................  44
   BTC Charter Amendment....................................................  45
   NBI Stock Split..........................................................  49
 PRO FORMA FINANCIAL INFORMATION............................................  49
 NOTES TO PRO FORMA FINANCIAL INFORMATION...................................  51
 BUSINESS OF NBI............................................................  52
   General..................................................................  52
   History and Business.....................................................  53
   Market Area..............................................................  56
   Competition..............................................................  57
   Principal Holders of NBI Common Stock....................................  57
 NBI SELECTED FINANCIAL INFORMATION.........................................  58
 NBI MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
   OF OPERATIONS............................................................  60
 NBI STATISTICAL DATA.......................................................  69
 BUSINESS OF BTC............................................................  82
   History and Business.....................................................  82
   Banking Services.........................................................  82

   Trust Department.........................................................  84
   Employees................................................................  84
   Properties...............................................................  84
   Legal Proceedings........................................................  84
   Competition..............................................................  85
 BTC SELECTED FINANCIAL INFORMATION.........................................  85
 BTC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
   RESULTS OF OPERATIONS....................................................  86
 BTC STATISTICAL DATA.......................................................  92
 BTC MANAGEMENT AND OWNERSHIP OF EQUITY SECURITIES.......................... 103
   Security Ownership of Certain Beneficial Owners of BTC Common Stock...... 103
   Security Ownership of Management of BTC.................................. 104
   Background of Directors and Executive Officers........................... 105
   Committees of the BTC Board.............................................. 106
 BTC DIRECTORS AND OFFICERS COMPENSATION.................................... 107
   Remuneration and Other Information with Respect to Executive Officers.... 107
   Summary Compensation Table............................................... 107
   Director Compensation.................................................... 107
   Pension Plan............................................................. 107
   Certain Relationships and Related Transactions Regarding BTC............. 108
 CERTAIN REGULATORY CONSIDERATIONS.......................................... 108
   NBI...................................................................... 109
   NBB and BTC.............................................................. 110
   Legislative Developments................................................. 113
   Accounting Changes....................................................... 115
 DESCRIPTION OF NBI CAPITAL STOCK........................................... 116
   Authorized Capital....................................................... 116
   NBI Common Stock......................................................... 116
   NBI Preferred Stock...................................................... 117
   Change in Control Provisions............................................. 117
   State Anti-Takeover Statutes............................................. 118
 CERTAIN DIFFERENCES IN RIGHTS OF BTC AND NBI STOCKHOLDERS.................. 118
   General.................................................................. 118
   Authorized Capital....................................................... 119
   Preemptive Rights of Stockholders........................................ 119
   Amendment of Charter or Bylaws........................................... 119
   Size and Classification of Board of Directors............................ 120
   Removal of Directors..................................................... 121
   Director Exculpation..................................................... 121
   Indemnification.......................................................... 121
   Director Nominations and Stockholder Proposals........................... 122
   Required Stockholder Vote for Certain Actions............................ 122
   Voluntary Dissolution.................................................... 123
 RESALE OF NBI COMMON SHARES................................................ 123
 ADDITIONAL MATTERS......................................................... 124
 LEGAL OPINIONS............................................................. 124
 TAX OPINION................................................................ 124
 EXPERTS.................................................................... 124
 OTHER MATTERS.............................................................. 124
 INDEX TO FINANCIAL STATEMENTS.............................................. F-1
 ATTACHMENT A -- Agreement and Plan of Merger, including the Related Plan of
  Merger and form of NBI Interim Bank Articles of Incorporation............. A-1

 ATTACHMENT B -- BTC Charter Amendment...................................... B-1
 ATTACHMENT C -- Opinion of Baxter, Fentriss & Company...................... C-1
 ATTACHMENT D -- Article 15 of Virginia Stock Corporation Act Relating
  to Dissenters' Rights..................................................... D-1

                                    SUMMARY

       The following is a brief summary of certain information relating to the Merger contained elsewhere in this Prospectus/Proxy Statement. This summary is not intended to be a summary of all material information contained elsewhere in this Prospectus/Proxy Statement, including the Attachments hereto, and in the documents incorporated by reference in this Prospectus/Proxy Statement. Copies of the Merger Agreement (including the related Plan of Merger) and the BTC Charter Amendment are set forth in Attachment A and Attachment B to this Prospectus/Proxy Statement and reference is made thereto for a complete description of the terms of the Merger and the BTC Charter Amendment. Stockholders are urged to read carefully the entire Prospectus/Proxy Statement, including the Attachments. As used in this Prospectus/Proxy Statement, the terms "NBI" and "BTC" refer to such corporations, respectively, and, where the context requires, such corporations and their respective subsidiaries.

  Parties to the Merger

       National Bankshares, Inc.

       NBI is a bank holding company organized under the laws of Virginia in 1986 and registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"). NBI currently conducts its operations through its sole wholly owned subsidiary, The National Bank of Blacksburg ("NBB"), which was originally chartered in 1891. NBB operates a full-service banking business from its headquarters in Blacksburg, Virginia, and its six area branch offices. NBB offers general retail and commercial banking products and services to individuals, businesses, local government units and institutional customers. NBB also conducts a general trust business in Blacksburg near its principal office. As of December 31, 1995, NBI had consolidated assets of approximately $203 million, consolidated net loans of approximately $123 million, consolidated deposits of approximately $180 million and consolidated stockholders' equity of approximately $23 million. NBI's principal office is located at 100 South Main Street, Blacksburg, Virginia 24060, and its telephone number is (540) 552-2011. See "BUSINESS OF NBI."

       Bank of Tazewell County

       BTC is a Virginia state-chartered commercial bank which traces its origins to 1889. BTC operates a full-service banking business from its headquarters office in Tazewell, Virginia, and its six branch offices. BTC is engaged in substantially all of the business operations customarily conducted by independent commercial banks in Virginia, including the acceptance of checking, savings and time deposits, and the making of commercial, real estate and installment loans. BTC also provides trust services. At December 31, 1995, BTC had approximately $178 million in assets, $40 million in net loans, $151 million in deposits and $26 million in stockholders' equity. BTC's principal office is located at 309 East Main Street, Tazewell, Virginia 24651-1029 and its telephone number is (540) 988-5566. See "BUSINESS OF BTC."

       NBI Interim Bank

       NBI Interim was organized by NBI solely for the purpose of facilitating the Merger. Upon consummation of the Merger, NBI Interim will merge into BTC, the separate existence of NBI Interim will cease, and BTC will be the surviving corporation and will continue operations as a wholly owned subsidiary of NBI.

  Special Meeting; Record Date

       The Special Meeting will be held on ___________, 1996, at ______ a.m., local time, at _________________________, for the purpose of BTC stockholders considering and voting upon a proposal to approve the Merger Agreement, the related Plan of Merger and the BTC Charter Amendment. BTC stockholders will vote on the Merger Agreement, the related Plan of Merger and the BTC Charter Amendment as one, unified proposal (the "Proposal") and will not vote on each of the components separately.

       The Board of Directors of BTC has fixed ____________, 1996, as the record date for stockholders entitled to notice of and to vote at the Special Meeting (the "Record Date"). As of such date, there were 1,888,209 shares of BTC Common Stock outstanding and entitled to be voted at the Special Meeting. See "GENERAL INFORMATION."

  The Merger; Common Stock Exchange Ratio


       Under the terms of the Merger Agreement, NBI Interim will merge with and into BTC, and BTC will continue its operations as a wholly owned subsidiary of NBI. Upon consummation of the Merger (i) each outstanding share of BTC Common Stock (excluding any shares as to which holders have perfected their dissenters' rights ("Dissenting Shares") and excluding any shares held by NBI or BTC or their respective subsidiaries, other than in a fiduciary capacity or in satisfaction of a debt previously contracted ("NBI/BTC Held Shares")), will be converted into the right to receive one share of NBI common stock, with cash in lieu of the issuance of any fractional share interest. The Common Stock Exchange Ratio takes into account the NBI Stock Split (as defined below). See "THE MERGER--General" and "--NBI Stock Split," "DESCRIPTION OF NBI CAPITAL STOCK" and "CERTAIN DIFFERENCES IN THE RIGHTS OF BTC AND NBI STOCKHOLDERS."

  Vote Required

       Approval of the Proposal requires the affirmative vote of more than two-thirds of the votes entitled to be cast by the holders of BTC Common Stock at the Special Meeting.

       The directors and executive officers of BTC (including certain of their related interests) beneficially owned, as of the Record Date, and are entitled to vote at the Special Meeting approximately 378,806 shares of BTC Common Stock, which is approximately 20.06 percent of the outstanding shares of BTC Common Stock entitled to be voted. Directors and executive officers have indicated in informal discussions that they intend to vote their shares of BTC Common Stock in favor of the Proposal. As of the Record Date, BTC, acting as fiduciary, custodian or agent, had sole or shared voting power over 81,350 shares of BTC Common Stock (constituting approximately 4.3 percent of the outstanding shares). All such shares will be voted in accordance with the governing agreements or instruments and applicable laws and regulations. See "GENERAL INFORMATION--Record Date; Votes Required."

       Every stockholder's vote is important. A failure to vote, either by not returning the enclosed proxy or by checking the ABSTAIN box thereon, will have the same effect as a vote against approval of the Proposal.

  Merger Effective Date

       Subject to the conditions to the obligations of the parties to effect the Merger, the Merger will become effective at 11:59 p.m. (the "Merger Effective Date") on the date that the Virginia Commission issues a certificate of merger evidencing the effectiveness of the Merger. Unless otherwise agreed by NBI and BTC, and subject to the conditions to the obligations of the parties to effect the Merger, the parties have agreed to use their reasonable efforts to cause the Merger Effective Date to occur as soon as practicable following the satisfaction of: (i) approval of the Proposal by the requisite vote of the BTC stockholders; (ii) issuance of a certificate of effectiveness for the BTC Charter Amendment by the Virginia Commission, procurement of the charter of NBI Interim (the "Interim Approval") and procurement of the approval of the Merger by (a) the Federal Deposit Insurance Corporation (the "FDIC") under the Bank Merger Act of 1960 (the "FDIC Approval"), (b) the Virginia Bureau of Financial Institutions (the "BFI") pursuant to Virginia Code (S) 6.1-44 (the "State Bank Merger Approval"), (c) the Board of Governors of the Federal Reserve Board (the "Federal Reserve Board") under the BHCA (the "FRB Approval"), and (d) the BFI, to the extent necessary, under Chapter 13 of Title 6.1 of the Code of Virginia (the "State Holding Company Approval"), and expiration of any statutory waiting periods relating thereto (the Interim Approval, the FDIC Approval, the State Bank Merger Approval, the FRB Approval and the State Holding Company Approval are collectively referred to herein as the "Required Regulatory Approvals"); and (iii) procurement of all other regulatory consents and approvals and satisfaction of all other requirements prescribed by law which are necessary to consummate the Merger; provided, however, that no approval or consent in paragraph (ii) or (iii) above shall have imposed any condition or requirement which would materially adversely impact the economic or business benefits of the transactions contemplated by the Merger Agreement and the related Plan of Merger so as to render inadvisable the consummation of the Merger. Subject to the foregoing, it is currently anticipated that the Merger will be consummated in the second quarter of 1996. See "THE MERGER--Conditions to Consummation; Termination."

  Recommendation of BTC's Board of Directors

       The Board of Directors of BTC has unanimously adopted the Proposal as being in the best interests of BTC and its stockholders and recommends approval of the Proposal by BTC's stockholders.

       The conclusions of the BTC Board of Directors are based upon a number of factors, including the fairness opinion of its financial adviser concerning the Common Stock Exchange Ratio, the expected increase in the market liquidity of a stockholder's investment and the tax-free nature of the Merger to the BTC stockholders. The BTC Board of Directors also believes that the combined resources of BTC and NBI will provide a realistic alternative to larger financial institutions which are resulting from consolidation within the banking industry. It is also anticipated that centralized management and certain economies of scale will eventually increase the efficiency and profitability of both institutions, including that certain departments of the respective banks, such as data processing, trust and risk management, may be centralized and consolidated at some time, although there are no specific plans at this time to do so. Additionally, although NBI currently has no specific plans in this regard, it is expected that the Merger will allow NBB and BTC to consider utilizing technologies which would be cost prohibitive for either party separately. See "THE MERGER--Background and Reasons--BTC."

  Opinions of BTC's Financial Adviser

       Baxter, Fentriss & Company ("Baxter Fentriss") has advised BTC's Board of Directors that, in its opinion, the terms of the Merger are fair to the holders of BTC Common Stock from a financial point of view. The full text of Baxter Fentriss' opinion, dated as of the date of this Prospectus/Proxy Statement is set forth in Attachment C to this Prospectus/Proxy Statement and should be read in its entirety by BTC stockholders. For further information regarding the opinions of Baxter Fentriss and a discussion of the qualifications of Baxter Fentriss and the method of their selection, see "THE MERGER--Background of the Merger" and "--Opinions of BTC's Financial Adviser."

  Management and Operations of NBI and BTC after the Merger

       At the Merger Effective Date, BTC will become a wholly owned subsidiary of NBI, but will maintain its separate name, identity and operations. No change in the Board of Directors or executive officers of BTC will result from the Merger. It is also contemplated that BTC will maintain all of its current offices.

       After the Merger Effective Date, the Board of Directors of NBI will be comprised of nine persons, one of whom will be Mr. James G. Rakes, President of NBI and NBB, four of whom will be persons selected by BTC from among its current Board of Directors (the "BTC Board Representatives") and four of whom will be persons currently members of the Board of Directors of NBI. No change in the executive officers of NBI will result from the Merger.

       The Board of BTC has selected T. C. Bowen, Jr., A. A. Crouse, R. E. Dodson and William T. Peery as the initial BTC Board Representatives. NBI has agreed to take certain actions, including amendments to its Bylaws, in order to assure that certain actions affecting BTC will not be initiated by NBI without the consent of at least one of the BTC Board Representatives before January 1, 2001. See "THE MERGER--Management and Operations of NBI and BTC after the Merger."

  Interests of Certain Persons

       NBI has agreed that, for six years following the Merger Effective Date, NBI will cause BTC and any successor thereto or any subsidiary thereof, to indemnify any person who has rights to indemnification from BTC, to the same extent and on the same conditions as such person is entitled to indemnification pursuant to BTC's Articles of Incorporation as in effect on the date of the Merger Agreement, to the extent legally permitted to do so, with respect to matters occurring on or prior to the Merger Effective Date. The adoption of the BTC Charter Amendment will not affect any person's right, if any, to such indemnification. NBI has agreed to use its reasonable best efforts to provide coverage to the officers and directors of BTC under NBI policy or policies of directors and officers liability insurance on the same or substantially similar terms then in effect for the directors and officers of NBB, and BTC shall reimburse NBI for the additional premium incurred by NBI in connection with providing such coverage. See "THE MERGER-- Interests of Certain Persons."

  Certain Federal Income Tax Consequences

       KPMG Peat Marwick LLP ("KPMG"), NBI's independent auditors, has advised NBI and BTC that, in its opinion, no gain or loss will be recognized for federal income tax purposes by stockholders of BTC who receive in the Merger NBI Common Shares, other than in respect of cash received by holders of BTC Common Stock in lieu of fractional share interests. The exchange of BTC Common Stock for cash pursuant to the exercise of dissenters' rights will be a taxable transaction. See "THE MERGER--Certain Federal Income Tax Consequences."

       BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER, IT IS RECOMMENDED THAT BTC STOCKHOLDERS CONSULT THEIR TAX ADVISERS CONCERNING THE FEDERAL (AND ANY STATE AND LOCAL) TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.

  Business Pending Consummation

       BTC and NBI have agreed in the Merger Agreement not to take certain actions relating to their respective operations pending consummation of the Merger without the prior written consent of the other party, except as otherwise permitted by the Merger Agreement. These actions include, without limitation: (i) paying any dividends, other than common stock cash dividends consistent with past practice and in an amount not greater than the last previous cash dividend paid prior to execution of the Merger Agreement, subject to certain limited exceptions; (ii) redeeming or otherwise acquiring any shares of capital stock, or issuing any additional shares of capital stock or giving any person the right to acquire any such shares, or issuing any long-term debt; (iii) entering into any employment agreements with, increasing the rate of compensation of or paying any bonus to any director, officer or employee, except in accordance with plans or agreements existing and as in effect on the date of the Merger Agreement and previously disclosed; (iv) entering into or modifying any directors' or employees' benefit plans; (v) disposing of or granting an encumbrance against any material portion of assets or merging or consolidating with, or acquiring any substantial portion of the business or property of, any other entity; or (vi) taking any other action not in the ordinary course of business. See "THE MERGER--Business Pending Consummation."

  Regulatory Approvals

       The Merger transaction is subject to the prior approval of the FDIC, the Federal Reserve Board, the BFI and the Virginia Commission, as required by applicable law. Applications have been filed with each of such regulatory authorities for approval of the transaction. There can be no assurance that the Required Regulatory Approvals will be obtained or as to the timing or conditions of such approvals.

  Conditions to Consummation; Termination

       Consummation of the Merger is subject, among other things, to: (i) approval of the Proposal by the requisite vote of the stockholders of BTC;
  (ii) receipt of the Required Regulatory Approvals referred to above without any restrictions or conditions which would so materially adversely impact the economic or business benefits of the transactions contemplated by the Merger Agreement so as to render inadvisable the consummation of the Merger; (iii) there being in effect no order, decree or injunction of any court or governmental or regulatory authority prohibiting the Merger; (iv) the Registration Statement being effective and receipt of all state securities law approvals; (v) receipt by NBI and BTC of an opinion from KPMG to the effect that the acquisition of BTC Common Stock by NBI and the Merger generally constitutes a tax-free reorganization under Section 368 of the Internal Revenue Code; (vi) receipt by NBI and BTC of a letter, satisfactory to NBI and BTC, from KPMG that the Merger will qualify for pooling-of-interests accounting treatment; (vii) receipt by each party of an opinion from its financial adviser that the terms of the Merger are fair to its stockholders from a financial point of view;

  and (viii) receipt by each party of a letter from the other party's independent certified public accountant to the effect that it is not aware of any facts or circumstances relating to actions taken by such party or actions that such party has failed to take that might cause the Merger not to qualify for pooling-of-interests accounting treatment.

       The Merger Agreement may be terminated prior to the Merger Effective Date by mutual consent of the Boards of Directors of NBI and BTC. The Merger Agreement may also be terminated by the Board of Directors of either NBI or BTC if (i) the Merger does not occur on or before June 30, 1996; (ii) certain conditions set forth in the Merger Agreement are not met; (iii) there is a breach by the other party of a representation, warranty, covenant or agreement in the Merger Agreement which has not been cured within a certain time period; or (iv) the Board of Directors of NBI recommends to NBI stockholders approval of a sale of all or substantially all of the assets of NBI or the merger or consolidation of NBI with and into another entity with the effect that NBI will not be the surviving corporation in such merger or consolidation. See "THE MERGER--Conditions to Consummation; Termination."

  Expenses

       All expenses incurred by or on behalf of the parties in connection with the Merger Agreement and the transactions contemplated thereby will be borne by the party incurring the same, except (i) that printing expenses for this Prospectus/Proxy Statement will be shared equally by NBI and BTC and (ii) in the circumstances below.

       In the event that the Merger Agreement is terminated otherwise than on account of a breach by NBI or because NBI recommends to NBI stockholders approval of a sale of all or substantially all of the assets of NBI or the merger or consolidation of NBI with or into another entity with the effect that NBI will not be the surviving corporation in such merger or consolidation (see "THE MERGER--Conditions to Consummation; Termination"), the total documented out-of-pocket costs, expenses and fees incurred by BTC and NBI in connection with and arising out of the Merger and the other transactions contemplated by the Merger Agreement (including, without limitation, amounts paid or payable to investment bankers, to counsel and accountants and to governmental and regulatory agencies) shall be aggregated and each party shall be responsible for paying one-half of the same.

       To compensate NBI or BTC, as the case may be, for entering into the Merger Agreement, taking action to consummate the transactions contemplated thereunder and incurring the costs and expenses relating thereto, including, but not limited to, the forgoing of other opportunities and other damages which would be sustained but also would be difficult to ascertain, NBI or BTC, as the case may be, will pay the other party unconditionally and absolutely the sum of $2,500,000 as the other party's exclusive remedy if, prior to the termination of the Merger Agreement, certain events relating to another acquisition transaction occur. See "THE MERGER--Expenses."

  Dissenters' Rights

       Holders of BTC Common Stock entitled to vote on approval of the Proposal have the right to dissent from the Merger and, upon consummation of the Merger and the satisfaction of certain specified procedures, to receive cash in respect of the fair value of each such holder's shares of BTC Common Stock in accordance with the applicable provisions of the Virginia Stock Corporation Act (the "Virginia Act"). The procedures to be followed by a dissenting stockholder are summarized under "THE MERGER--Dissenters' Rights," and a copy of the applicable provisions of the Virginia Act is set forth in Attachment D to this Prospectus/Proxy Statement. Failure to follow such provisions precisely may result in loss of such dissenters' rights.

       In general, any dissenting stockholder who perfects such holder's statutory dissenters' rights to be paid in cash the fair value of such holder's BTC Common Stock will recognize gain or loss for federal income tax purposes upon receipt of such cash. See "THE MERGER--Certain Federal Income Tax Consequences."

  BTC Charter Amendment

       As part of the Merger transaction, the BTC Board of Directors has recommended that its stockholders approve an amendment and restatement of BTC's Articles of Incorporation to, among other things, (i) eliminate the preemptive rights of holders of shares of BTC Common Stock; (ii) conform the Articles of Incorporation of BTC precisely to certain provisions of the Articles of Incorporation of NBI Interim relating to the limitation of liability and indemnification of BTC directors and officers and the number of directors constituting the Board of Directors of BTC; and (iii) eliminate existing provisions of BTC's Articles of Incorporation with respect to the issuance of shares of BTC Common Stock by the Board and repeal any other provisions which are contrary, inconsistent or similar to (ii) above. The amendments are intended to facilitate the Merger transaction and integrate BTC into NBI's holding company structure. See "THE MERGER--BTC Charter Amendment."

  NBI Stock Split

       NBI will, prior to the Merger Effective Date, increase the number of shares of NBI common stock issued and outstanding by means of a stock split effected in the form of a stock dividend (the "NBI Stock Split") totaling 190,768 shares of NBI common stock; provided, however, that NBI shall not be required to declare such NBI Stock Split until (i) approval of the Proposal by the requisite vote of BTC stockholders; (ii) issuance of a certificate of effectiveness for the BTC Charter Amendment by the Virginia Commission and receipt of the Required Regulatory Approvals and expiration of any statutory waiting periods relating thereto; and (iii) such time as BTC acknowledges in writing that all conditions to its obligations to consummate the Merger (and BTC's right to terminate the Merger Agreement) have been waived or satisfied. The Common Stock Exchange Ratio takes into account the NBI Stock Split. See "THE MERGER--General" and "--NBI Stock Split."

  Resale of NBI Common Shares

       The NBI Common Shares will be freely transferrable by the holders of such shares, except for those shares held by those holders who may be deemed to be "affiliates" (generally including directors, certain executive officers and certain large stockholders) of BTC or NBI under applicable federal securities laws. See "RESALE OF NBI COMMON SHARES." NBI has agreed that it will use its best efforts, after consummation of the Merger, to cause the NBI common stock, including, but not limited to, the NBI Common Shares to be issued to the holders of shares of BTC Common Stock in connection with consummation of the Merger, to be listed on Nasdaq. The Nasdaq listing criteria require NBI to, among other things, satisfy certain minimum requirements with respect to its total assets, capital and surplus, the number of holders of record of NBI common stock, the number of shares of NBI common stock outstanding and its market value in the trading market for the common stock. NBI believes that it currently meets the Nasdaq listing requirements; however, there can be no assurance whether or when the NBI common stock will be accepted for listing on Nasdaq nor of the effect that such listing, if accomplished, would have on the trading market for NBI's common stock. See "THE MERGER--Market Prices."

  Recent Developments

       NBI Year End Results (unaudited)

       NBI reported net income of $3,256,000 and per share of $1.90 for the year ended December 31, 1995, compared to $2,916,000 and $1.70 for the previous year. Net income for 1995 included expenses of $195,000 relating to the proposed Merger. See "RECENT DEVELOPMENTS--NBI."

       BTC Year End Results (unaudited)

       BTC reported net income of $2,261,000 and per share of $1.19 for the year ended December 31, 1995, compared to $2,387,000 and $1.26 for the previous year. Net income for 1995 included expenses of $73,000 relating to the proposed Merger. See "RECENT DEVELOPMENTS--BTC."

  Comparison of Certain Unaudited Per Share Data

       The following unaudited information, adjusted for stock dividends and stock splits, reflects, where applicable, certain comparative per common share data related to book value, cash dividends declared, income and market value:
  (i) on a historical basis for NBI and BTC; (ii) on a pro forma combined basis for NBI adjusted for the NBI Stock Split; (iii) on a pro forma combined basis per share for NBI common stock reflecting consummation of the Merger at the Common Stock Exchange Ratio; and (iv) on an equivalent pro forma basis per share of BTC Common Stock reflecting consummation of the Merger at the Common Stock Exchange Ratio. Such information has been prepared giving effect to the Merger, on a pooling-of-interests accounting basis. See "THE MERGER-- Accounting Treatment."

       The information shown below should be read in conjunction with the historical financial statements of NBI and BTC, including the respective notes thereto, and with the unaudited pro forma financial information appearing elsewhere in this Prospectus/Proxy Statement, including the notes thereto. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "PRO FORMA FINANCIAL INFORMATION" and "FINANCIAL STATEMENTS."

                                                     September 30,  December 31,
                                                         1995           1994
                                                         ----           ----
Book value per common share:
  Historical:
    NBI                                                  $12.98         11.75
    BTC                                                   13.25         11.93
  Pro forma NBI per common share adjusted for stock
    split (1)                                             11.68         10.57
  Pro forma combined per NBI common share (2)             12.46         11.25
  Equivalent pro forma per BTC common share (3)           12.46         11.25

____________

(1) Pro forma NBI book value per common share adjusted for stock split has been computed giving effect to the NBI Stock Split of 0.11129 per share effected in the form of a stock dividend, to be declared and issued pro rata to holders of NBI common stock just prior to the Merger to facilitate the one-for-one Common Stock Exchange Ratio of NBI common stock for BTC Common Stock.

(2) Pro forma combined book value per NBI common share amounts represent the sum of pro forma combined common stockholders' equity amounts, divided by pro forma combined period-end common shares outstanding.

(3) Equivalent pro forma book value per BTC common share amounts represent the pro forma combined book value per NBI common share amounts, multiplied by the Common Stock Exchange Ratio. The equivalent pro forma book value per BTC common share of $12.46 at September 30, 1995 compared to BTC's historical book value per common share of $13.25 results in dilution of approximately 6%.

                            -----------------------

                                                                          Years Ended
                                                                          December 31,
                                                                       ------------------
                                              Nine Months Ended
                                              September 30, 1995        1994  1993  1992
                                              ------------------        ----  ----  ----
Cash dividends declared per common share:
  Historical:
    NBI                                               $.30               .58   .50   .43
    BTC                                                .25               .52   .51   .47
  Pro forma NBI per common share adjusted for
    stock split (4)                                    .27               .52   .45   .39
  Pro forma combined per NBI common share (5)          .26               .52   .48   .43
  Equivalent pro forma per BTC common share (6)        .27               .52   .45   .39

  _____________

  (4) Pro forma NBI cash dividends declared per common share adjusted for stock split has been computed giving effect to the NBI Stock Split of 0.11129 per share effected in the form of a stock dividend, to be declared and issued pro rata to holders of NBI common stock just prior to the Merger to facilitate the one-for-one Common Stock Exchange Ratio of NBI common stock for BTC Common Stock.

  (5) Pro forma combined cash dividends declared per NBI common share amounts represent pro forma combined cash dividends declared on common stock outstanding, divided by pro forma combined average common shares outstanding.

  (6) Equivalent pro forma cash dividends declared per BTC common share amounts represent NBI historical dividends declared per common share, adjusted for the NBI Stock Split, multiplied by the Common Stock Exchange Ratio. The current annual dividend rate per share for NBI common stock, based on the dividend rates of $.30 per share paid on June 1, 1995 and $.33 per share paid on December 1, 1995, adjusted for the 0.11129 per share NBI Stock Split to be declared and issued just prior to the Merger, would be $.57. On an equivalent pro forma basis, such current annual NBI dividend per BTC common share would be $.57, based on the Common Stock Exchange Ratio. Future NBI and BTC dividends are dependent upon their respective earnings and financial conditions, government regulations and policies and other factors. See "THE MERGER--Dividends" and "--Management and Operations of NBI and BTC after the Merger,"
      "CERTAIN REGULATORY CONSIDERATIONS--NBB and BTC--Limits on Dividends and Other Payments" and "CERTAIN DIFFERENCES IN THE RIGHTS OF BTC AND NBI STOCKHOLDERS--Dividends and Other Distributions."

                           ---------------------------

                                                                  Years Ended
                                                                  December 31,
                                                               -----------------
                                           Nine Months Ended
                                           September 30, 1995   1994  1993  1992
                                           ------------------   ----  ----  ----
Income per common share before cumulative
  effect of change in accounting principle:
    Historical:
      NBI                                          $1.43        1.70  1.54  1.37
      BTC                                            .95        1.26  1.57  1.27
    Pro forma NBI common share adjusted for
      stock split (7)                               1.28        1.53  1.39  1.23
    Pro forma combined per NBI common share (8)     1.12        1.40  1.48  1.25
    Equivalent pro forma per BTC common share (9)   1.12        1.40  1.48  1.25

____________

  (7) Pro forma NBI income per common share before cumulative effect of change in accounting principle adjusted for stock split gives effect to the NBI Stock Split of 0.11129 per share effected in the form of a stock dividend, to be declared and issued pro rata to holders of NBI common stock just prior to the Merger to facilitate the one-for-one Common Stock Exchange Ratio of NBI common stock for BTC Common Stock.

  (8) Pro forma combined per NBI common share amounts represent pro forma combined income before cumulative effect of change in accounting principle, divided by pro forma combined average common shares outstanding.

  (9) Equivalent pro forma per BTC common share amounts represent the pro forma combined income before cumulative effect of change in accounting principle per NBI common share, multiplied by the Common Stock Exchange Ratio.

                           ---------------------------

                                                            Equivalent Pro Forma
                                      Historical          Per BTC Common Share (10)
                                  ------------------      -------------------------
                                   NBI          BTC
                                   ---          ---
Market value per common share:
August 28, 1995                   $25.00        15.00               22.50
August 30, 1995                    24.50            -               22.00
February 2, 1996                      -         21.50                   -
February 21, 1996                  25.25            -              22.625

-------------

  (10) Equivalent pro forma market values per BTC common share amounts represent the historical market values per share of NBI common stock, adjusted to give effect to the NBI Stock Split of 0.11129 per share, effected in the form of a stock dividend, rounded down to the nearest one-eighth, and multiplied by the Common Stock Exchange Ratio. The NBI and BTC historical market values per share represent the last known sale prices per share on: (i) August 28, 1995, the day before the public announcement of the Merger or the last known sale price prior to August 28, 1995; (ii) August 30, 1995, the day after the public announcement; and (iii) the last known sales prices prior to the date of this Prospectus/Proxy Statement. There were no sales of NBI or BTC common stock on August 29, 1995, the day of the public announcement of the execution of the Merger Agreement, nor were there any sales of BTC Common Stock on August 30, 1995, the day after such public announcement. For additional market prices and information as to the trading activity of NBI common stock and BTC Common Stock, see "THE MERGER--Market Prices." Because the market price of NBI common stock is subject to fluctuation, the market value of the NBI Common Shares that holders of BTC Common Stock will receive upon consummation of the Merger may increase or decrease prior to the receipt of such shares following the Merger Effective Date.

  Selected Financial Data

       The following tables set forth certain unaudited historical selected financial information for NBI and BTC and certain unaudited pro forma combined selected financial data, giving effect to the Merger (with the one-for-one Common Stock Exchange Ratio), on a pooling-of-interests accounting basis. See "THE MERGER--Accounting Treatment." This information should be read in conjunction with the historical financial statements of NBI and BTC, including the respective notes thereto, and with the unaudited pro forma financial information appearing elsewhere in this Prospectus/Proxy Statement, including the notes thereto. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "PRO FORMA FINANCIAL INFORMATION," "FINANCIAL STATEMENTS" and "RECENT DEVELOPMENTS." Interim unaudited historical data reflect, in the respective opinions of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Historical results for the nine months ended September 30, 1995 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole. See "THE MERGER--Management and Operations of NBI and BTC after the Merger."

                                NBI (Historical)
                      Selected Consolidated Financial Data

                                         Nine Months Ended
                                           September 30,               Years Ended December 31,
                                         -----------------      --------------------------------------
                                           1995      1994        1994    1993    1992    1991    1990
                                           ----      ----        ----    ----    ----    ----    ----
Selected Income Statement Data  ($ in
 thousands except per share data):
Interest income                            $11,908  10,755      14,562  14,428  16,047  17,732  17,475
Interest expense                             4,941   4,157       5,655   5,823   8,048  10,886  10,904
                                           -------  ------      ------  ------  ------  ------  ------
Net interest income                          6,967   6,598       8,907   8,605   7,999   6,846   6,571
Provision for loan losses                      225     380         540     930   1,060     615     675
                                           -------  ------      ------  ------  ------  ------  ------
Net interest income after provision
  for loan losses                            6,742   6,218       8,367   7,675   6,939   6,231   5,896
Noninterest income                           1,277   1,242       1,607   1,541   1,287     967   1,125
Noninterest expense                          4,821   4,519       6,158   5,855   5,400   4,738   4,487
                                           -------  ------      ------  ------  ------  ------  ------


                                             Nine Months Ended
                                               September 30,              Years Ended December 31,
                                          ------------------------------------------------------------------
                                              1995       1994     1994     1993     1992     1991     1990
                                            ---------  --------  -------  -------  -------  -------  -------
Income before income taxes and
  cumulative effect of change in
  accounting principle                          3,198     2,941    3,816    3,361    2,826    2,460    2,534
Income taxes                                      753       672      900      717      498      416      443
                                             --------   -------  -------  -------  -------  -------  -------
Income before cumulative effect of
  change in accounting principle                2,445     2,269    2,916    2,644    2,328    2,044    2,091
Cumulative effect at January 1, 1993
  of change in accounting for income
  taxes                                             -         -        -       28        -        -        -
                                             --------   -------  -------  -------  -------  -------  -------
Net income                                   $  2,445     2,269    2,916    2,672    2,328    2,044    2,091
                                             ========   =======  =======  =======  =======  =======  =======

Per Share Data:
Income before cumulative effect of
  change in accounting principle             $   1.43      1.33     1.70     1.54     1.37     1.21     1.24
Cumulative effect at January 1, 1993
  of change in accounting for
  income taxes                                      -         -        -      .02        -        -        -
                                             --------   -------  -------  -------  -------  -------  -------
Net income                                   $   1.43      1.33     1.70     1.56     1.37     1.21     1.24
                                             ========   =======  =======  =======  =======  =======  =======

Cash dividends declared                      $    .30       .27      .58      .50      .43      .39      .36
Book value per share                            12.98     11.71    11.75    10.68     9.61     8.67     7.84
Average shares (in thousands)                   1,714     1,710    1,710    1,708    1,701    1,693    1,682

Selected Balance Sheet Data at
  End of Period ($ in thousands):
Loans, net                                   $121,558   112,565  113,718  110,217  106,040  114,214  118,899
Securities available for sale                  12,854    12,969   12,114        -        -        -        -
Securities held to maturity                    53,105    60,772   57,389   62,518   60,442   59,054   38,845
Total assets                                  206,680   200,105  199,727  186,694  182,595  185,829  179,148
Total deposits                                183,152   179,440  178,636  167,702  165,633  170,354  164,947
Stockholders' equity                           22,257    20,024   20,137   18,254   16,375   14,714   13,222

Selected Ratios:
Return on average assets (1)                     1.60%     1.56     1.51     1.45     1.26     1.12     1.23
Return on average equity (1)                    15.38     15.81    15.19    15.43    14.98    14.63    16.82
Dividend payout ratio (1) (2)                   28.03     27.15    34.05    32.00    31.49    32.14    29.22
Average equity to average assets                10.43      9.90     9.94     9.38     8.44     7.66     7.29

Allowance for loan losses to period
  end:
    Loans, net of unearned                       1.70      1.79     1.73     1.82     1.65     1.43     1.37
    Nonperforming loans (3) (4)                   501       476      309       83      128      246      121
    Nonperforming assets (3) (4)                  154       232      116       76       80      107      112
Net charge-offs to average net loans (1)          .14       .44      .51      .63      .86      .52      .26
Nonperforming assets to period-end
  loans, net of unearned income plus
  foreclosed properties                          1.10       .77     1.48     2.39     2.05     1.33     1.22
Leverage                                        10.25      9.55     9.62     9.98        -        -        -
Tier 1 risk-based capital                       14.91     14.73    14.81    14.67        -        -        -
Total risk-based capital                        16.16     15.98    16.06    15.93        -        -        -
Average loans to average deposits               65.03     64.18    63.32    65.44    64.93    69.06    72.94
Accruing loans past due 90 days or more      $    191       469      219      326      756      420      456

  (1) Annualized for the nine months ended September 30, 1995 and 1994.
  (2) Dividends paid for the nine months ended September 30, 1995 and 1994 are not indicative of dividends paid on an annual basis.
      NBI has historically paid semiannual dividends in June and December.
  (3) Rounded to nearest whole percent.

  (4) Nonperforming loans and nonperforming assets do not include accruing loans past due 90 days or more.

                                BTC (Historical)
                            Selected Financial Data

                                        Nine Months Ended
                                          September 30,             Years Ended December 31,
                                        -----------------  -------------------------------------------
                                          1995     1994     1994     1993     1992     1991     1990
                                        --------  -------  -------  -------  -------  -------  -------
Selected Income Statement Data ($ in
 thousands except per share data):
Interest income                         $  9,077    8,640   11,500   11,399   12,257   12,997   12,787
Interest expense                           4,444    3,751    5,029    4,929    5,917    8,034    8,072
                                        --------  -------  -------  -------  -------  -------  -------
Net interest income                        4,633    4,889    6,471    6,470    6,340    4,963    4,715
Provision for loan losses                      -        6       13       23      148       25      112
                                        --------  -------  -------  -------  -------  -------  -------
Net interest income after
  provision for loan losses                4,633    4,883    6,458    6,447    6,192    4,938    4,603
Noninterest income                           211      303      440      858       73      328      525
Noninterest expense                        2,309    2,280    3,567    3,147    2,996    2,782    2,560
                                        --------  -------  -------  -------  -------  -------  -------
Income before income taxes                 2,535    2,906    3,331    4,158    3,269    2,484    2,568
Income taxes                                 736      858      944    1,186      878      471      556
                                        --------  -------  -------  -------  -------  -------  -------
Net income                              $  1,799    2,048    2,387    2,972    2,391    2,013    2,012
                                        ========  =======  =======  =======  =======  =======  =======

Per Share Data:
Net income                              $    .95     1.08     1.26     1.57     1.27     1.07     1.07
Cash dividends declared                      .25      .25      .52      .51      .47      .41      .41
Stock dividend (1)                             -        -      200%      10%       -        -        -
Book value per share                    $  13.25    12.23    11.93    12.02    10.98    10.18     9.53
Average shares (in thousands)              1,888    1,888    1,888    1,888    1,888    1,888    1,888

Selected Balance Sheet Data at
  End of Period ($ in thousands):
Loans, net                              $ 41,122   42,486   42,571   39,939   44,515   42,898   51,927
Securities available for sale             28,432   24,737   24,105   15,327        -        -        -
Securities held to maturity               89,892   92,062   90,623   97,119  104,400   98,527   80,399
Total assets                             177,488  174,230  173,405  171,079  170,382  165,409  154,586
Total deposits                           150,668  149,838  149,050  146,299  147,207  143,703  133,826
Stockholders' equity                      25,013   23,089   22,521   22,697   20,731   19,227   17,986

Selected Ratios:
Return on average assets (2)                1.36  %  1.58     1.38     1.76     1.43     1.24     1.37
Return on average equity (2)               10.08    11.93    10.41    13.38    11.80    10.69    11.55
Dividend payout ratio (2) (3)              35.09    30.86    41.27    32.48    37.00    38.32    38.32
Average equity to average assets           13.50    13.26    13.26    13.15    12.08    11.63    11.90

                                                Nine Months Ended
                                                  September 30,             Years Ended December 31,
                                                 ----------------       ---------------------------------
                                                   1995     1994        1994   1993   1992   1991   1990
                                                   ----     ----        ----   ----   ----   ----   ----
Allowance for loan losses to period end:
  Loans, net of unearned                           1.33 %   1.27        1.26   1.35   1.21   1.05    .87
  Nonperforming loans (4) (5)                       185       -           -   3,206  5,450  1,824  1,060
  Nonperforming assets (4) (5)                      167      813         813    940    736    592    317
Net charge-offs (recoveries) to average
  net loans (2)                                    (.03)     .02         .03    .05    .14    .05    .23
Nonperforming assets to period-end
  loans, net of unearned income plus
  foreclosed properties                             .80      .12         .16    .14    .16    .18    .27
Leverage                                          14.46    14.10       14.09  13.44      -      -      -
Tier 1 risk-based capital                         41.97    41.68       39.89  40.50      -      -      -
Total risk-based capital                          42.88    42.62       40.79  41.47      -      -      -
Average loans to average deposits                 27.46    27.83       28.00  29.75  30.11  32.97  38.46
Accruing loans past due 90 days or more          $  546      262         271    288    146    507    371

(1) 200% stock dividend in 1994 and 10% stock dividend in July 1993.
(2) Annualized for the nine months ended September 30, 1995 and 1994.
(3) Dividends paid for the nine months ended September 30, 1995 and 1994 are not indicative of dividends paid on an annual basis. BTC has historically declared semiannual dividends in June and December with payment being made in the following month.
(4) Rounded to nearest whole percent.

(5) Nonperforming loans and nonperforming assets do not include accruing loans past due 90 days or more.

                                  NBI and BTC
                               Pro Forma Combined
                            Selected Financial Data

                                        Nine Months Ended
                                          September 30,                Years Ended December 31,
                                        -----------------       --------------------------------------
                                          1995      1994         1994    1993    1992    1991    1990
                                          ----      ----         ----    ----    ----    ----    ----
Selected Income Statement Data
($ in thousands except per share
data):
Interest income                           $20,985  19,395       26,062  25,827  28,304  30,729  30,262
Interest expense                            9,385   7,908       10,684  10,752  13,965  18,920  18,976
                                          -------  ------       ------  ------  ------  ------  ------
Net interest income                        11,600  11,487       15,378  15,075  14,339  11,809  11,286
Provision for loan losses                     225     386          553     953   1,208     640     787
                                          -------  ------       ------  ------  ------  ------  ------
Net interest income after
  provision for loan losses                11,375  11,101       14,825  14,122  13,131  11,169  10,499
Noninterest income                          1,488   1,545        2,047   2,399   1,360   1,295   1,650
Noninterest expense                         7,130   6,799        9,725   9,002   8,396   7,520   7,047
                                          -------  ------       ------  ------  ------  ------  ------
Income before income taxes and
  cumulative effect of change in
  accounting principle                      5,733   5,847        7,147   7,519   6,095   4,944   5,102
Income taxes                                1,489   1,530        1,844   1,903   1,376     887     999
                                          -------  ------       ------  ------  ------  ------  ------
Income before cumulative
  effect of change in
  accounting principle                      4,244   4,317        5,303   5,616   4,719   4,057   4,103
Cumulative effect at January 1,
  1993 of change in accounting
  for income taxes                              -       -            -      28       -       -       -
                                          -------  ------       ------  ------  ------  ------  ------
Net income                                $ 4,244   4,317        5,303   5,644   4,719   4,057   4,103
                                          =======  ======       ======  ======  ======  ======  ======


                                   Nine Months Ended
                                     September 30,              Years Ended December 31,
                                   ------------------  -------------------------------------------
                                     1995      1994     1994     1993     1992     1991     1990
                                     ----      ----     ----     ----     ----     ----     ----
Per Share Data:
Income before cumulative
  effect of change in
  accounting principle              $   1.12     1.14     1.40     1.48     1.25     1.08     1.09
Cumulative effect at January 1,
  1993 of change in accounting
  for income taxes                         -        -        -      .01        -        -        -
                                    --------  -------  -------  -------  -------  -------  -------
Net income                          $   1.12     1.14     1.40     1.49     1.25     1.08     1.09
                                    ========  =======  =======  =======  =======  =======  =======

Cash dividends declared             $    .26      .25      .52      .48      .43      .38      .37
Book value per share                   12.46    11.38    11.25    10.81     9.81     8.99     8.30
Average shares (in thousands)          3,793    3,788    3,789    3,786    3,779    3,769    3,758

Selected Balance Sheet Data
  at End of Period ($ in
  thousands):
Loans, net                          $162,680  155,051  156,289  150,156  150,555  157,112  170,826
Securities available for sale         41,286   37,706   36,219   15,327        -        -        -
Securities held to maturity          142,997  152,834  148,012  159,637  164,842  157,581  119,244
Total assets                         384,168  374,335  373,132  357,773  352,977  351,238  333,734
Total deposits                       333,820  329,278  327,686  314,001  312,840  314,057  298,773
Stockholders' equity                  47,270   43,113   42,658   40,951   37,106   33,941   31,208

                              RECENT DEVELOPMENTS

  NBI

       The following table provides certain selected financial data at December 31, 1995 (unaudited) and December 31, 1994 and the unaudited results of operations for the three months and year ended December 31, 1995, as compared with the prior comparable periods in 1994. The information includes all adjustments, consisting only of normal recurring adjustments, which NBI considers necessary for a fair presentation of the financial data and results of operations as of and for those periods. The financial data as of and for the year ended December 31, 1994 is derived from the audited financial statements of NBI and the notes thereto. The data should be read in conjunction with the financial statements, related notes, and other financial information presented elsewhere in this Prospectus/Proxy Statement.

                                    Three Months Ended            Years Ended
                                       December 31,               December 31,
                                 -----------------------   ------------------------
                                    1995          1994       1995           1994
                                    ----          ----       ----           ----
($ in thousands, except per share data)
Selected Income Statement Data:
Interest income................   $4,163          3,807      16,071          14,562
Interest expense...............    1,755          1,498       6,696           5,655
                                  ------          -----    --------         -------
Net interest income............    2,408          2,309       9,375           8,907
Provision for loan losses......       50            160         275             540
                                  ------          -----    --------         -------
Net interest income after
 provision for loan losses.....    2,358          2,149       9,100           8,367
Noninterest income.............      500            365       1,777           1,607
Noninterest expense............    1,766          1,639       6,587           6,158
                                  ------          -----    --------         -------
Income before income taxes.....    1,092            875       4,290           3,816
Income taxes...................      281            228       1,034             900
                                  ------          -----    --------         -------
Net income.....................   $  811            647       3,256           2,916
                                  ======          =====

Per Share Data:
Net income.....................   $ 0.47           0.37        1.90            1.70
Book value.....................        -              -       13.16           11.75
Cash dividends declared........      .33            .31         .63             .58
                                  ======          =====

Selected Balance Sheet Data:
Loans, net.....................                            $122,973         113,718
Securities available for sale..                              26,571          12,114
Securities held to maturity....                              40,166          57,389
Total assets...................                             203,389         199,727
Total deposits.................                             179,673         178,636
Stockholders' equity...........                              22,554          20,137

Selected Ratios:
Return on average assets.......                                1.62%           1.51
Return on average equity.......                               15.09           15.19
Dividend payout ratio..........                               33.17           34.05
Average equity to
 average assets................                               10.59            9.94

                                                                              Years Ended
                                                                             December 31,
                                                                       ------------------------
                                                                          1995          1994
                                                                          ----          ----
($ in thousands, except per share data)
Allowance for loan losses to period end:
  Loans, net of unearned.............................................     1.66%          1.73
  Nonperforming loans (1)............................................      495            309
  Nonperforming assets (1) (2).......................................      179            116
Net charge-offs to average net loans.................................      .17            .51
Nonperforming assets to period-end loans,
  net of unearned income plus foreclosed
  properties (2).....................................................      .92           1.48
Leverage.............................................................    10.31           9.62
Tier 1 risk-based capital............................................    15.01          14.81
Total risk-based capital.............................................    16.27          16.06
Average loans to average deposits....................................    66.29          63.32
Accruing loans past due 90 days or more..............................  $   210            219

(1) Rounded to the nearest whole percent.

(2) Nonperforming loans and nonperforming assets do not include accruing loans past due 90 days or more.

Year Ended December 31, 1995

     Performance Summary. NBI's net income for 1995 was $3,256,000, an increase of 11.7% over 1994. This produced a return on average assets and average equity of 1.62% and 15.09%, respectively. In 1994, net income was $2,916,000 which represented a return on average assets of 1.51% and a return on average equity of 15.19%. Earnings continue to grow at a strong rate as indicated by the above ratios. The overall growth rate for capital, however, exceeded the growth rate for earnings. This, coupled with an increase in net unrealized securities gains, led to a slight decline in the return on average equity. Net income per share was $1.90 for 1995 increasing from $1.70 in 1994.

    Net income for the fourth quarter of 1995 was $811,000, an increase of $164,000 or 25.3% over the fourth quarter of 1994. This increase was due primarily to a $99,000 improvement in net interest income and a reduction in the provision for loan losses of $110,000 in comparison to the fourth quarter of 1994. The increase in net income was due to improvement in the net interest margin and the reduction in the provision for loan losses was due to the improvement in asset quality.

    Net Interest Income. The yield on interest-earning assets was 8.93% for 1995, increasing from 8.28% in 1994, an increase of 65 basis points. The cost of interest-bearing liabilities increased from 3.61% to 4.27% during the same time period, an increase of 66 basis points, which resulted in a nominal decrease in the interest rate spread in 1995. The net yield on average interest-earning assets which factors in both capital and demand deposits increased to 5.38% in 1995 up from 5.22% in 1994, a 16 basis point increase. The increased yield on interest-earning assets was the result of the shifting of investments to the higher yielding loan portfolio. Deposit growth was nominal as the need for external funds was not necessary due to excess internal liquidity which allowed NBB to take a less aggressive stance on obtaining external funds and avoid the inherent cost of funds in a highly competitive market. Average interest-earning assets totaled $188,772,000 in 1995 compared to $184,796,000 in 1994. Average interest-bearing liabilities totaled $156,957,000 in 1995 compared to $156,620,000 in 1994. Net interest income increased by $468,000 in 1995 compared to 1994, which is primarily due to the increase in average interest-earning assets, the increase in rates and the shift of funds from securities to loans.

    Provision and Allowance for Loan Losses. Overall asset quality has shown substantial improvement in 1995. This improvement has allowed management to decrease the provision for loan losses and at the same time provide for an adequate allowance for loan losses.

    Nonperforming loans (consisting of nonaccrual and restructured loans) totaled $420,000 at December 31, 1995 compared to $649,000 at December 31, 1994. Nonperforming assets (consisting of nonperforming loans and other real estate owned) totaled $1,159,000 at December 31, 1995, compared to $1,732,000 at December 31, 1994. Nonperforming loans and nonperforming assets do not include accruing loans past due 90 days or more. Accruing loans past due 90 days or more totaled $210,000 at December 31, 1995, compared to $219,000 at December 31, 1994.

    While continuing efforts are made to improve overall asset quality, management is unable to estimate when and under what exact terms problem assets will be resolved.

    Changes in the allowance for loan losses for the year ended December 31, 1995 and 1994 are as follows:

                               Years ended December 31,
                             -------------------------
                                   1995         1994
                                   ----         ----
Balances, beginning of year     $2,006,000   2,038,000
Provision for loan losses          275,000     540,000
Recoveries                          68,000      52,000
Loans charged off                 (269,000)   (624,000)

Balances, end of year           $2,080,000   2,006,000

    At December 31, 1995, the recorded investment in loans which have been identified as impaired loans, in accordance with Statement of Financial Standards (SFAS) No. 114, totaled $539,000. Of this amount, $90,000 related to loans with no valuation allowance, and $449,000 related to loans with a corresponding valuation allowance of $319,000. For the year ended December 31, 1995, the average recorded investment in impaired loans was approximately $757,000 and the total interest income recognized on impaired loans was $47,000 of which $5,000 was recognized on a cash basis. The initial adoption to SFAS No. 114 did not require an increase to NBI's allowance for loan losses. Please refer to "NBI STATISTICAL DATA--Risk Elements and Summary of Loan Loss Experience" for additional information.

    Noninterest Income. Noninterest income for 1995 increased 10.5% from 1994. Fluctuations in the various categories were attributable to general business conditions.

    Noninterest Expense. Noninterest expense for 1995 increased by 7%. While expenses related to Federal Deposit Insurance decreased substantially due to a refund of premiums, costs associated with other real estate owned increased. Expenses of $195,000 associated with the proposed Merger also contributed to the increase.

    Balance Sheet. Total assets at year-end 1995 totaled $203,389,000, an increase of 1.8%. Loans net of unearned interest outstanding at year-end 1995 were $125,053,000, an increase of 8.1% from the same point in time in 1994. This growth was funded internally through a shift in investment to loans, increased internally generated capital and a nominal growth in deposits.

    The use of excess internal liquidity to fund loan growth allowed NBI to place less emphasis on the procurement of external funds in the market place and avoid the associated costs of such activities.

    Securities. In late 1995, the Financial Accounting Standards Board granted financial institutions a one-time opportunity to transfer securities from their held to maturity to available for sale. Conditions of this transfer provided that institutions opting to make this shift could do so without bringing into question their ability and positive intent to hold to maturity their remaining held to maturity securities. NBI utilized this grace period to shift approximately $8,199,000 in securities held to maturity to the available for sale category.

    Capital Resources. Total stockholders' equity increased $2,417,000, or 12% from 1994 to 1995. Net income, less cash dividends and unrealized gains on securities available for sale accounted for the increase.

    NBI has operated from a consistently strong capital position. The ratio of total stockholders' equity to total assets was 11.10% at year-end 1995, compared to 10.08% at year-end 1994.

    Liquidity. Management is not aware of any future capital expenditures or other significant demands or commitments which would severely impair liquidity.

BTC

    The following table provides certain selected financial data at December 31, 1995 (unaudited) and December 31, 1994 and the unaudited results of operations for the three months and year ended December 31, 1995, as compared with the prior comparable periods in 1994. The information includes all adjustments, consisting only of normal recurring adjustments, which BTC considers necessary for a fair presentation of the financial data and results of operations as of and for those periods. The financial data as of and for the year ended December 31, 1994 is derived from the audited financial statements of BTC and the notes thereto. The data should be read in conjunction with the financial statements, related notes, and other financial information presented elsewhere in this Prospectus/Proxy Statement.

                                                       Three Months Ended                   Years Ended
                                                          December 31,                      December 31,
                                                    ------------------------         ------------------------
                                                       1995          1994               1995           1994
                                                       ----          ----               ----           ----
($ in thousands, except per share data)
Selected Income Statement Data:
Interest income...................................    $2,946         2,860             12,023          11,500
Interest expense..................................     1,563         1,278              6,007           5,029
                                                      ------         -----           --------          ------
Net interest income...............................     1,383         1,582              6,016           6,471
Provision for loan losses.........................         7             7                  7              13
                                                      ------         -----           --------          ------
Net interest income after provision for
  loan losses.....................................     1,376         1,575              6,009           6,458
Noninterest income................................       394           137                605             440
Noninterest expense...............................     1,137         1,287              3,446           3,567
                                                      ------         -----           --------          ------
Income before income taxes........................       633           425              3,168           3,331
Income taxes......................................       171            86                907             944
                                                      ------         -----           --------          ------
Net income........................................    $  462           339              2,261           2,387
                                                      ======         =====           ========          ======

Per Share Data:
Net income........................................    $  .24           .18               1.19            1.26
Book value........................................         -             -              13.56           11.93
Cash dividends declared...........................       .27           .27                .52             .52
                                                      ======         =====

Selected Balance Sheet Data:
Loans, net........................................                                   $ 40,220          42,511
Securities available for sale.....................                                     49,299          24,105
Securities held to maturity.......................                                     71,599          90,623
Total assets......................................                                    177,668         173,405
Total deposits....................................                                    150,640         149,050
Stockholders' equity..............................                                     25,600          22,521

                                                                                            Years Ended
                                                                                            December 31,
                                                                                        ---------------------
                                                                                        1995             1994
                                                                                        ----             ----
($ in thousands, except per share data)
Selected Ratios:
Return on average assets.........................................................        1.28%            1.38
Return on average equity.........................................................        9.36            10.41
Dividend payout ratio............................................................       43.70            41.27
Average equity to average assets.................................................       13.68            13.26
Allowance for loan losses to period end:
     Loans, net of unearned......................................................        1.34             1.26
     Nonperforming loans (1) (2).................................................         183                -
     Nonperforming assets (1) (2)................................................         150              813
Net charge-offs to average net loans.............................................         .02              .03
Nonperforming assets to period-end
 loans, net of unearned income plus
 foreclosed properties (2).......................................................         .89              .16
Leverage.........................................................................       14.38            14.09
Tier 1 risk-based capital........................................................       42.89            39.89
Total risk-based capital.........................................................       43.81            40.79
Average loans to average deposits................................................       27.33            28.00
Accruing loans past due 90 days or more..........................................      $  364              271


(1) Rounded to the nearest whole percent.

(2) Nonperforming loans and nonperforming assets do not include accruing loans past due 90 days or more.

Year Ended December 31, 1995

     Performance Summary. BTC's net income for 1995 was $2,261,000, a decrease of 5.3% from 1994. This produced a return on average assets and average equity of 1.28% and 9.36%, respectively. In 1994, net income was $2,387,000, which represented a return on average assets of 1.38% and a return on average equity of 15.19%. While earnings continue to remain strong, the decline in net interest income between 1994 and 1995 was the principal reason for the decline in earnings. Net income per share was $1.19 for 1995 decreasing from $1.26 in 1994.

     Net income for the fourth quarter of 1995 was $462,000, an increase of $123,000 or 36.3% over the fourth quarter of 1994. Net interest income for the quarter decreased by $199,000 but was offset by a $257,000 increase in noninterest income (principally relating to a gain on the sale of securities) and a $150,000 reduction in noninterest expense.

     Net Interest Income. Interest income increased 4.5% to $12,203,000 for 1995 compared to 1994. Interest expense increased 19.5% to $6,007,000 for 1995 compared to 1994. Since interest income grew at a slower rate than did interest expense, net interest income and net income both declined. This slower growth rate resulted from declines in the interest rate spread and in the net yield on average interest earnings assets and occurred even though period end assets increased by $4,263,000 from 1994.

     Provision and Allowance for Loan Losses. Overall loan quality remained satisfactory during 1995 as reflected in a net charge-off ratio of .02%. This allowed management to take only a nominal provision for loan losses of $7,000 for 1995.

     Nonperforming loans (consisting of nonaccrual and restructured loans) totaled $298,000 at December 31, 1995 as compared to $0 at the end of 1994. This increase is principally attributable to one loan of $255,000. Nonperforming assets (consisting of nonperforming loans and other real estate owned) totaled $332,000 at December 31, 1995 compared to $67,000 at December 31, 1995. Nonperforming loans and nonperforming assets do not include loans past due 90 days or more. Accruing loans past due 90 days or more totaled $546,000 at December 31, 1995 compared to $271,000 at December 31, 1994.

    At December 31, 1995 and 1994 the allowances for loan losses was $545,000. Net charge-offs were $7,000 in 1995 and $13,000 in 1994. The provision in each of these years equaled the net charge-offs.

    At December 31, 1995, the recorded investment in loans which have been identified as impaired loans, in accordance with Statement of Financial Accounting Standards (SFAS) No. 114, totaled $298,000. Of this amount, $43,000 related to loans with no valuation allowance, and $255,000 related to loans with a corresponding valuation allowance of $100,000. For the year ended December 31, 1995, the average recorded investment in the impaired loans was approximately $280,000, and no interest income was recognized. The initial adoption to SFAS No. 114 did not require an increase to BTC's allowance for loan losses. Please refer to "BTC STATISTICAL DATA--Risk Elements and Summary of Loan Loss Experience" for additional information.

    Noninterest Income. Noninterest income for 1995 increased 37.5% to $605,000 as compared to 1994, principally reflecting a $181,000 gain on the sale of securities.

    Noninterest Expense. Noninterest expense for 1995 decreased $121,000 or 3.4% for 1995 compared to 1994.

    Balance Sheet. Total assets at year-end 1995 totaled $177,668,000, an increase of 2.5%. Net loans at year-end 1995 were $40,220,000, a decrease of 5.5% from 1994. This decrease reflects the continued low loan demand in BTC's markets. Total deposits increased 1.1% at year-end 1995 to $150,640,000.

    Securities. In late 1995, the Financial Accounting Standards Board granted financial institutions a one-time opportunity to transfer securities from their held to maturity portfolio to their available for sale portfolio. Conditions of this transfer provided that institutions opting to make this shift could do so without bringing into question their ability and positive intent to hold to maturity their remaining held to maturity securities. BTC used this grace period to shift approximately $22,250,000 in securities held to maturity to the available for sale category.

    Capital Resources. Total stockholders' equity increased $3,009,000 or 13.3% from 1994 to 1995. BTC's capital position remained strong with the ratio of average stockholders' equity to average assets increasing from 13.26% for 1994 to 13.68% for 1995.

    Liquidity. Management is not aware of any future capital expenditures or other significant demands or commitments which would severely impair liquidity.


                              GENERAL INFORMATION

General

    This Prospectus/Proxy Statement is being furnished by BTC to its stockholders as a Proxy Statement in connection with the solicitation of proxies by the Board of Directors of BTC for use at the Special Meeting to be held on _____________, 1996, and any adjournment or adjournments thereof, to consider and vote upon: (i) a proposal to approve the Merger Agreement, the related Plan of Merger and the BTC Charter Amendment; and (ii) such other business as may come before the Special Meeting or any adjournment or adjournments thereof. BTC stockholders will vote on the Merger Agreement, the related Plan of Merger and the BTC Charter Amendment as one, unified Proposal and will not vote on each of the components separately.

    This document is also furnished by NBI to the holders of BTC Common Stock as a Prospectus in connection with the issuance by NBI of the NBI Common Shares upon consummation of the Merger.

    After having been submitted, the enclosed proxy may be revoked by the person giving it, at any time before it is exercised, by: (i) submitting written notice of revocation of such proxy to the Secretary of BTC; (ii) submitting a proxy having a later date; or (iii) such person appearing at the Special Meeting and requesting a return of the proxy. All shares represented by valid proxies will be exercised in the manner specified thereon. If no specification is made, such shares will be voted in favor of approval of the Proposal.

    Directors, officers and employees of BTC and NBI may solicit proxies from BTC stockholders, either personally or by telephone, telegraph or other form of communication. Such persons will receive no additional compensation for such services. All other expenses associated with the solicitation of proxies in the form enclosed will be borne by the party incurring the same, except for printing expenses, which will be shared equally between NBI and BTC.

    The Board of Directors of BTC has unanimously adopted the Merger Agreement, the related Plan of Merger and the BTC Charter Amendment as being in the best interests of BTC and its stockholders and recommends approval of the Proposal by BTC stockholders. See "THE MERGER--Recommendation of the Board of Directors of BTC; Reasons for the Merger."

Record Date; Votes Required

    The Board of Directors of BTC has fixed _________, 1996, as the Record Date for stockholders entitled to notice of and to vote at the Special Meeting and, accordingly, only holders of BTC Common Stock of record at the close of business on that day will be entitled to notice of and to vote at the Special Meeting. The number of shares of BTC Common Stock outstanding on the Record Date was 1,888,209, each such share being entitled to one vote.

    The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of BTC Common Stock entitled to vote at the Special Meeting shall constitute a quorum. If a quorum is present, approval of the Proposal requires the affirmative vote of more than two-thirds of all votes entitled to be cast at the Special Meeting by the holders of BTC Common Stock. Since approval of the Proposal requires the affirmative vote of stockholders holding more than two-thirds of all the shares of BTC Common Stock entitled to vote, abstentions will have the same effect as a vote against the Proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum and will have the same effect as a vote against the Proposal.

    The directors and executive officers of BTC (including certain of their related interests) beneficially owned, as of the Record Date, and are entitled to vote at the Special Meeting approximately 378,806 shares of BTC Common Stock, which is approximately 20.06 percent of the outstanding shares of BTC Common Stock entitled to be voted. Directors and executive officers have indicated in informal discussions that they intend to vote their shares of BTC Common Stock in favor of the Proposal. As of the Record Date, BTC, acting as fiduciary, custodian or agent, had sole or shared voting power of 81,350 shares of BTC Common Stock (constituting approximately 4.3 percent of the outstanding shares). All such shares will be voted in accordance with the governing agreements or instruments and applicable laws and regulations.

    Every stockholder's vote is important. A failure to vote, either by not returning the enclosed proxy or by checking the ABSTAIN box thereon, will have the same effect as a vote against approval of the Proposal.


                                   THE MERGER

    The following information relating to the Merger is not intended to be a complete description of all material information relating to the Merger and is qualified in its entirety by reference to more detailed information contained elsewhere in this Prospectus/Proxy Statement, including the Attachments hereto, and the documents incorporated herein by reference. Copies of the Merger Agreement (including the related Plan of Merger) and the BTC Charter Amendment are set forth in Attachment A and Attachment B to this Prospectus/Proxy Statement and reference is made thereto for a complete description of the terms of the Merger and the BTC Charter Amendment. Stockholders of BTC are urged to read the Merger Agreement and the BTC Charter Amendment carefully.

General

    Under the terms of the Merger Agreement, NBI Interim will merge with and into BTC, and BTC will continue its operations as a wholly owned subsidiary of NBI. Upon consummation of the Merger each outstanding share of BTC Common Stock (excluding any Dissenting Shares and excluding any NBI/BTC Held Shares) will be converted, by virtue of the Merger, automatically and without any action on the part of the holder thereof, into the right to receive one share of NBI common stock. The Common Stock Exchange Ratio takes into account the NBI Stock Split. See "--NBI Stock Split." Each holder of BTC Common Stock who would otherwise be entitled to a fractional share of NBI common stock will receive cash in lieu thereof in an amount determined by multiplying (i) the closing sale price per share of BTC common stock for the final bona fide trade on the last day on which such stock has traded prior to the Merger Effective Date, as reflected on the NASD Bulletin Board by (ii) the fraction of a share of NBI common stock to which such holder would otherwise be entitled.

   For a discussion of the rights of holders of BTC Common Stock who elect to dissent from the Merger, see "--Dissenters' Rights."

Merger Effective Date

    Subject to the conditions to the obligations of the parties to effect the Merger, the Merger will become effective at 11:59 p.m. on the date that the Virginia Commission issues a certificate of merger evidencing the effectiveness of the Merger. Unless otherwise agreed upon in writing between NBI and BTC, and subject to the conditions to the obligations of the parties to effect the Merger, the parties have agreed to use their reasonable efforts to cause the Merger Effective Date to occur as soon as practicable following the satisfaction of: (i) approval of the Proposal by the requisite vote of the BTC stockholders;
(ii) receipt of the Required Regulatory Approvals and the expiration of any statutory waiting periods relating thereto; and (iii) procurement of all other regulatory consents and approvals and satisfaction of all other requirements prescribed by law which are necessary to consummate the Merger; provided, however, that no approval or consent of paragraph (ii) or (iii) above shall have imposed any condition or requirement which would materially adversely impact the economic or business benefits of the transactions contemplated by the Merger Agreement and the related Plan of Merger so as to render inadvisable the consummation of the Merger. Subject to the foregoing, it is currently anticipated that the Merger will be consummated in the second quarter of 1996. The Board of Directors of either NBI or BTC may terminate the Merger Agreement if the Merger Effective Date does not occur on or before June 30, 1996. See "-- Conditions to Consummation; Termination."

Exchange of BTC Certificates

    As promptly as practicable after the Merger Effective Date, NBI will send or cause to be sent to each holder of record of BTC Common Stock, transmittal materials for use in exchanging all of such holder's certificates representing BTC Common Stock (other than Dissenting Shares) for a certificate or certificates representing the NBI Common Shares to which such holder is entitled and a check for such holder's fractional share interest, as appropriate. The transmittal materials will contain information and instructions with respect to the surrender and exchange of such certificates.

    BTC STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

    Upon surrender of all of the certificates for BTC Common Stock registered in the name of the holder of BTC Common Stock (or indemnity satisfactory to NBI, in its judgment, after consultation with the President of BTC, if any of such certificates are lost, stolen or destroyed), together with a properly completed letter of transmittal, NBI, or an exchange agent selected by NBI, will mail to such holder a certificate or certificates representing the number of NBI Common Shares to which such holder is entitled, together with all undelivered dividends or distributions in respect of such shares and, where applicable, a check for the amount representing any fractional share interest (in each case, without interest).

    After the Merger Effective Date, to the extent permitted by law, former holders of record of BTC Common Stock will be entitled to vote at any meeting of holders of NBI common stock, the number of NBI Common Shares into which their BTC Common Stock has been converted, regardless of whether they have surrendered their BTC Common Stock certificates. Dividends declared by NBI after the Merger Effective Date will include dividends on all NBI Common Shares issued in the Merger, but no dividend or other distribution payable to the holders of record of NBI Common Shares at or as of any time after the Merger Effective Date will be paid to the holder of any BTC Common Stock certificates until such holder physically surrenders all such certificates as hereinabove described. Promptly after such surrender, all undelivered dividends and other distributions and, where applicable, a check for the amount representing any fractional share interest, will be delivered to such holder (without interest). After the Merger Effective Date, the stock transfer books of BTC will be closed and there will be no transfers on the transfer books of BTC of the shares of BTC Common Stock that were issued and outstanding immediately prior to the Merger Effective Date.

Background of the Merger

    In the twelve-month period preceding the discussions with NBI, BTC had preliminary discussions with two other small financial institutions in Southwest Virginia. These discussions were initiated by the other institutions. In each case, the preliminary discussions were terminated because the parties concluded that there was no financial basis on which a mutually acceptable combination could be achieved. BTC never conducted any preliminary discussions with NBI until the ones which led to the Merger Agreement.

    In December 1994, during an informal telephone conversation between James G. Rakes, President and Chief Executive Officer of NBI, and A. A. Crouse, Executive Vice President of BTC, the idea of a possible affiliation of BTC with NBI was raised by Mr. Rakes. While Mr. Rakes and Mr. Crouse knew each other prior to the telephone call, they had no preexisting business relationship, other than in connection with BTC's purchase, in the normal course of business, of loan participations from NBI. Messrs. Dodson and Crouse thereafter reviewed available information concerning NBI and NBB and concluded that there was a sufficient basis to believe that discussions of some type of affiliation would be appropriate. In particular, the similar size of the two institutions, their respective earnings records and their similar business philosophies were considered by BTC management to be positive factors. Mr. Dodson subsequently contacted Mr. Rakes by telephone to determine if NBI wished to discuss the possible affiliation on a serious basis. That telephone call resulted in a decision to meet in early 1995 to discuss the subject.

    In January, 1995, Mr. Rakes, NBI Board Chairman Robert E. Christopher, Jr. and NBI Board Vice-Chairman Charles L. Boatwright met with Messrs. Dodson and Crouse and BTC Board Chairman T.C. Bowen, Jr. to explore their interest in initiating a process to determine if there might be a basis for holding definitive negotiations on such an affiliation. It was decided at such meeting that the executive officers would brief their respective Boards of Directors on the course and status of discussions. It was also determined that a prudent way to evaluate the desirability of proceeding with definitive negotiations and to establish an initial basis for any such negotiations would be to retain an independent consultant to provide information relative to a fair market valuation of 100% of the outstanding common stock of both entities and a fair and equitable stock exchange ratio. On February 8, 1995, the NBI Board heard a report from Mr. Rakes concerning the progress of negotiations and authorized Mr. Rakes to engage in further discussions. At the meeting of the BTC Board of Directors on February 14, 1995, Mr. Dodson made a presentation regarding NBI and provided the Board with a status report of the discussions. At such meeting, BTC's Board of Directors unanimously approved the continuation of negotiations.

    With their respective Board of Directors' approval, NBI and BTC jointly engaged Alex Sheshunoff & Co. Investment Banking ("Sheshunoff") to provide a report on preliminary valuation matters (the "Sheshunoff Report"). BTC and NBI agreed to divide equally the $10,000 fee for the Sheshunoff Report. Sheshunoff provides a number of services to financial institutions throughout the United States, including data gathering, consulting and investment banking. It is nationally ranked on the basis of the number of merger and acquisition transactions on which it advises and is generally engaged in the valuation of financial institutions and their securities in connection with mergers, acquisition and valuation for corporate and other purposes. There was no prior material relationship between

Sheshunoff and either NBI or BTC. There was no restriction placed on the scope of Sheshunoff's Report nor the procedures followed.

    The Sheshunoff Report was delivered to both NBI and BTC in April, 1995. Such Report included an analysis of both institutions and a suggested exchange ratio of 0.900 shares of NBI common stock for each share of BTC Common Stock, with the shareholders of NBI and BTC owning 50.22% and 49.78%, respectively, of NBI after the Merger. The exchange ratio proposed by Sheshunoff was based on its conclusion of the fair market values of NBI and BTC. After determining the respective fair market value of the outstanding common stock of each institution at December 31, 1994, the proposed exchange ratio was derived by assigning to each institution its respective proportion of the combined fair market value. Each of the institution's fair market value was determined by analyzing (i) its book value at December 31, 1994; (ii) its adjusted book value (its book value per share adjusted for the average price to book value of banks sold in Virginia during 1994); (iii) its market value; (iv) its adjusted earning value (its earnings per share for 1994 and 1995 (estimated) compared to the average price to earnings ratio of banks sold in Virginia during 1994); (v) its net present value (the value of its future earnings stream); and (vi) a cash flow analysis. Sheshunoff relied upon the accuracy and completeness of all financial and other data provided by NBI and BTC without independent verification. No independent appraisal of the assets or liabilities of NBI or BTC was rendered by Sheshunoff. The suggested exchange ratio in the Sheshunoff Report was modified to the current one-to-one Common Stock Exchange Ratio, after taking into account the NBI Stock Split.

    At an NBI Board session on May 10, 1995, the Board reviewed the local and national banking environment, NBI's current performance and business plan and strategic issues related to NBI. In those discussions, the Board noted the increase in merger activity among large banks and the corresponding decrease in the total number of banks in the United States. Because of these mergers, and also because of changes in national banking laws which now permit or will soon permit interstate branching and banking, the Board concluded that, in the near future, NBI is likely to face competition from a new group of financial institutions which are larger than current competitors. The directors reviewed NBI's positive past performance as compared to its peers and discussed how NBB, its sole subsidiary community bank, might best compete in the future. The Board determined that the market served by community banks could well become larger in the future if the contrast between large and small banks becomes more defined. The Board concluded that community banks, with their traditional emphasis on personalized and responsive service and community involvement, should be able to effectively and profitably compete for certain segments of the financial services market. The Board further concluded that NBI is well-positioned, because of its location, historical performance, asset quality, capital, management and employees to compete among local community banks. There was unanimous agreement that NBI's subsidiary should remain a community bank.

    The Board discussed strategies which might enhance NBB's ability to most effectively compete in the future as a community bank. The discussion focused on changing technology and the need to position NBI to be able to take advantage of technological advances which fit into NBI's overall corporate goal of providing quality financial services in a customer-oriented business setting. The Board concluded that a business combination with another community bank that espoused a compatible business philosophy would result in a company of sufficient size and capital to enable it to acquire and efficiently utilize desirable technology, without sacrificing either party's ability to continue to operate within its market area as a traditional community bank. The Board heard a detailed presentation of a draft of the Sheshunoff Report. The Board concluded, from a financial point of view, that the information in the Report, at least on a preliminary basis, supported the prospect that BTC could be a suitable partner in a future business combination.

    At the BTC Board meeting on May 9, the Sheshunoff Report was also presented to and discussed by the BTC Board of Directors. The concept of the NBI Stock Split was also discussed. The Sheshunoff Report was concluded to be fair and reasonable by the BTC Board of Directors, and the BTC executive officers were authorized to continue negotiations on such basis.

    Representatives of NBI and BTC met on May 18, 1995, to discuss the status of negotiations. The principal result of such meeting was that both Messrs. Dodson and Rakes would make recommendations to their respective

Boards of Directors that the Merger would be beneficial to both parties and that a confidentiality agreement should be approved to protect further due diligence. It was also decided that each of the parties would employ their own financial adviser to issue a fairness opinion.

    At the BTC Board of Directors meeting on June 13, 1995, Mr. Dodson made a presentation on the status of negotiations with NBI and reviewed various aspects of how the two institutions would be managed after the Merger. The advantages of an affiliation between BTC and NBI were discussed, including NBI's strong loan demand, its higher stock price and the economics of its local market. The BTC Board decided to proceed further with discussions and authorized the execution of a confidentiality agreement in connection with additional due diligence.

    At an NBI Board of Directors meeting held on June 14, 1995, Mr. Rakes made a detailed presentation concerning issues which the NBI Board might wish to consider in evaluating the proposed Merger. This presentation focused on the preservation and enhancement of NBI shareholder value. One stated advantage of the proposed Merger was the ability to increase the size of NBI to better position it to meet future competition without the adverse effects of paying high control premiums usually associated with more traditional purchase transactions. It was noted that the proposed Merger would allow BTC to retain its name, management would not change, NBB directors would be in the majority on the Board of NBI after the Merger and current NBI stockholders would retain ownership of a majority of outstanding NBI common stock. The near doubling of the stockholder base, with the attendant possibility that NBI common stock will be more widely traded, was viewed as a distinct advantage of the proposed Merger. The suitability of BTC as a merger partner was listed as an advantage. The strengths of the capital, earnings and management of BTC, the compatible business philosophies of the two companies and the physical proximity of the two were factors discussed in this context. The possibility that, after the Merger, both bank subsidiaries could continue to do business under their current names, with existing management, while jointly working toward combining certain support functions in a deliberate and planned manner was seen as an advantage. Possible disadvantages and problems of the proposed Merger also were discussed. These included the difficulties inherent in unifying NBI's new Board of Directors, the development of a new corporate culture, future selection of NBI's senior management team and general corporate governance issues.

    At the June 14 NBI Board Meeting, there was also discussion of the best way to continue discussions with BTC. It was determined that Mr. Rakes should hold further conversations with Mr. Dodson, that the companies should begin an exchange of more detailed information and that NBI should undertake preliminary due diligence. To that end, Mr. Rakes was authorized to enter into a confidentiality agreement.

    During the latter part of June, the confidentiality agreement was executed and the parties met to exchange and review information concerning all phases of each institution which included loan, regulatory and financial reports. After such review, it was agreed that the presidents of the respective institutions would recommend to their Board of Directors that a written agreement reflecting the Merger be prepared upon completion of further negotiations.

    At its meeting on July 11, 1995, BTC's Board of Directors again discussed a possible affiliation with NBI and unanimously approved the hiring of Baxter, Fentriss as BTC's financial adviser in connection with the Merger and also approved the hiring of special legal counsel to aid in the Merger.

    Beginning in late June and continuing through July and August of 1995, Mr. Rakes and NBI's legal counsel were engaged in lengthy negotiations with Mr. Dodson and BTC's legal counsel regarding the terms of a possible definitive merger agreement. Mr. Rakes reported to the Board of Directors at a meeting held on July 12, 1995, that discussions with BTC were progressing, and he recommended that NBI retain McKinnon & Company, Inc., an investment banking firm from Norfolk, Virginia ("McKinnon"), to serve as financial adviser to the Board of Directors of NBI to determine from a financial point of view whether the proposed exchange terms between NBI and BTC are fair to the stockholders of NBI. A contract with McKinnon was entered into on July 20. Between July 20 and July 31, teams from McKinnon and NBI performed certain due diligence reviews at BTC. BTC and its representatives likewise completed due diligence at NBI during this period.

    A special meeting of the Board of NBI was held on July 31, 1995. William J. McKinnon, President of McKinnon, presented a preliminary fairness opinion to the Board. At that same meeting, by unanimous agreement of all directors who were present, it was decided that NBI should complete a final draft of a definitive merger agreement.

    At its meeting on August 8, 1995, BTC's Board of Directors reviewed the status of discussions with NBI. A draft merger agreement and related documents were presented and reviewed. Certain terms requiring final negotiations were identified and discussed. Additionally, a preliminary fairness opinion from Baxter, Fentriss to be dated the next day was presented and reviewed by the directors. The BTC Board of Directors unanimously approved the Merger and authorized Mr. Dodson to complete negotiations of certain final terms of the Merger Agreement and to execute the Merger Agreement when it was completed to his satisfaction.

    At a NBI Board meeting held on August 9, 1995, Mr. Rakes and NBI's counsel reviewed with the NBI Board members pertinent points of a draft merger agreement and related documents. In addition, there was a lengthy discussion of the benefits to NBI and its stockholders of the proposed Merger. At that meeting, the Board unanimously voted in favor of the Merger, and Mr. Rakes was authorized to negotiate certain final terms of the Merger Agreement and to execute the Merger Agreement when it was completed to his satisfaction.

    The Merger Agreement was signed by both parties on August 28, 1995.

Recommendation of the Board of Directors of BTC; Reasons for the Merger

    The Board of Directors of BTC has determined that the Merger is in the best interests of BTC and its stockholders. The Board was influenced by a number of factors in arriving at this determination, though it did not assign any specific or relative weight to these factors in its consideration. Among the factors considered were:

           (i) The Board of Directors of BTC believes that the Common Stock Exchange Ratio provided for in the Merger Agreement will provide a fair price to its stockholders for their shares of BTC Common Stock.
    See "--General." Baxter Fentriss, BTC's financial adviser, also concluded that the Common Stock Exchange Ratio was fair to the BTC stockholders from a financial point of view. See "--Opinions of BTC's Financial Adviser."

           (ii) The Merger is anticipated to be tax-free for federal income tax purposes for the stockholders of BTC Common Stock (other than in respect to cash paid in lieu of fractional shares or in respect to dissenting stockholders).

           (iii) The due diligence examination conducted by BTC indicated that NBI is strong in capital, earnings and management.

           (iv) The NBI common stock after the Merger is expected to afford greater market liquidity as compared to the current minimal trading of BTC's Common Stock. NBI's covenant to use its best efforts to seek listing of the NBI common stock after the Merger on Nasdaq was considered especially important in this regard. See "--Market Prices."

           (v) The Board of Directors' review of the provisions of the Merger Agreement, the related Plan of Merger and the BTC Charter Amendment.

           (vi) The Merger may provide BTC's customers with expanded access to bank services and facilities in the future.

           (vii) The Merger provides a strategic market fit to BTC through a combination with NBI. NBI's service areas are considered by BTC's Board of Directors to be among the strongest in Southwest

    Virginia. With BTC's low loan to deposit ratio, loan demand from these areas may provide an opportunity for BTC, through loan participations or otherwise, to utilize its deposits on a more profitable basis.

           (viii) The combined resources of BTC and NBI will provide a realistic alternative to larger financial institutions which are resulting from consolidation within the banking industry, and BTC, after the Merger, is expected to be in a better position to compete with the existing financial institutions in BTC's market area. It is also anticipated that centralized management and certain economies of scale will eventually increase the efficiency and profitability of both institutions, including that certain departments of the respective banks, such as data processing, trust and risk management, may be centralized and consolidated at some time, although there are no specific plans at this time to do so. Additionally, although NBI currently has no specific plans in this regard, it is expected that the Merger will allow NBB and BTC to consider utilizing technologies which would be cost prohibitive for either party separately.

    Based on these matters, BTC's Board of Directors unanimously adopted the Merger Agreement, the related Plan of Merger and the BTC Charter Amendment as being in the best interests of BTC and its stockholders.

    BTC'S BOARD OF DIRECTORS RECOMMENDS THAT BTC STOCKHOLDERS VOTE FOR APPROVAL OF THE PROPOSAL.

Opinions of BTC's Financial Adviser

    Baxter Fentriss has acted as financial adviser to BTC in connection with the Merger. Baxter Fentriss did not assist BTC in identifying prospective parties with which to affiliate. On August 7, 1995, Baxter Fentriss delivered to BTC its initial opinion dated as of August 9, 1995, that, on the basis of matters referred to therein, the Common Stock Exchange Ratio is fair, from a financial point of view, to the holders of BTC Common Stock. In rendering its opinion, Baxter Fentriss consulted with the managements of BTC and NBI, reviewed the Merger Agreement and related documents and reviewed certain additional materials made available by the managements of NBI and BTC.

    In addition, Baxter Fentriss discussed with the managements of BTC and NBI their respective businesses and outlook. Baxter Fentriss was not involved in the negotiations with NBI and did not initiate merger discussions at the request of BTC. No limitations were imposed by BTC's Board of Directors upon Baxter Fentriss with respect to the investigation made or procedures followed by it in rendering its opinion. The full text of Baxter Fentriss' written opinion as reissued as of the date of this Prospectus/Proxy Statement (which is substantially identical to is initial opinion, dated as of August 9, 1995), is attached as Attachment C to this Prospectus/Proxy Statement and should be read in its entirety with respect to the procedures followed, assumptions made, matters considered, and qualification and limitations on the review undertaken by Baxter Fentriss in connection therewith.

    Baxter Fentriss' opinion is directed to BTC's Board of Directors only, and is directed only to the fairness, from a financial point of view, of the Common Stock Exchange Ratio. It does not address BTC's underlying business decision to effect the Merger, nor does it constitute a recommendation to any BTC stockholder as to how such stockholder should vote with respect to the Merger, the related Plan of Merger and the BTC Charter Amendment at the Special Meeting or as to any other matter.

    Baxter Fentriss' opinion was one of many factors taken into consideration by BTC's Board of Directors in making its determination to approve the Merger Agreement, the related Plan of Merger and the BTC Charter Amendment and the receipt of Baxter Fentriss' opinion is a condition precedent to BTC's consummating the Merger. The opinion of Baxter Fentriss does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for BTC or the effect of any other business combination in which BTC might engage.

    Baxter Fentriss, as part of its investment banking business, is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. Baxter Fentriss is a nationally recognized adviser to firms in the financial services industry on mergers and acquisitions. BTC selected Baxter Fentriss as its financial adviser because Baxter Fentriss is an investment banking firm focusing on banking transactions, and because of the firm's extensive experience in transactions similar to the Merger. Baxter Fentriss is not affiliated with NBI or BTC.

    In connection with rendering its opinion to BTC's Board of Directors, Baxter Fentriss performed a variety of financial analyses. In conducting its analyses and arriving at its opinion as expressed herein, Baxter Fentriss considered such financial and other factors as it deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial condition and results of operations of NBI and BTC, including interest income, interest expense, interest sensitivity, noninterest income, noninterest expense, earnings, book value, return on assets and equity, capitalization, the amount and type of non-performing assets, the impact of holding certain non-earning real estate assets, the reserve for loans losses and possible tax consequences resulting from the Merger; (ii) the business prospects of NBI and BTC; (iii) the economies of NBI's and BTC's respective market areas; (iv) the historical and current market for BTC Common Stock and for NBI common stock; and (v) the nature and terms of certain other merger transactions that it believed to be relevant. Baxter Fentriss also considered its assessment of general economic, market, financial and regulatory conditions and trends, as well as its knowledge of the financial institutions industry, its experience in connection with similar transactions, its knowledge of securities valuation generally, and its knowledge of merger transactions in Virginia.

    In connection with rendering its opinion as set forth in Attachment C, Baxter Fentriss reviewed (i) the Merger Agreement and related documents; (ii) drafts of this Prospectus/Proxy Statement; (iii) the Annual Reports to Stockholders of NBI and BTC, as well as the audited financial statements of BTC and NBI for the year ended December 31, 1994 and quarterly information of BTC and NBI for the nine months ended September 30, 1995; (iv) pro forma combined unaudited condensed balance sheets as of December 31, 1994 and September 30, 1995, as well as pro forma combined unaudited condensed statements of income before cumulative effect of change in accounting principle for the years ended December 31, 1994, 1993 and 1992 and for the nine months ended September 30, 1995 and 1994; and (v) certain additional financial and operating information with respect to the business, operations and prospects of NBI and BTC as it deemed appropriate. Baxter Fentriss also (i) held discussions with members of the senior management of NBI and BTC regarding the historical and current business operation, financial condition and future prospects of their respective companies; (ii) reviewed the historical market prices and trading activity for BTC Common Stock and NBI common stock; (iii) compared the results of operations of BTC with those of certain banking companies that it deemed relevant; (iv) analyzed the pro forma financial impact of the Merger on NBI; (v) analyzed the pro forma financial impact of the Merger on BTC; and (vi) conducted such other studies, analyses, inquiries and examinations as Baxter Fentriss deemed appropriate.

    The following is a summary of selected analyses performed by Baxter Fentriss in connection with its opinion:

    1. Stock Price History. Baxter Fentriss studied the history of the trading prices and volumes for BTC Common Stock and NBI common stock and compared that to publicly traded banks in Virginia and to the Common Stock Exchange Ratio offered by NBI. As of September 30, 1995, BTC's book value was $25.0 million or $13.25 per share. Both BTC and NBI stock trade infrequently and have less liquidity than other publicly traded Virginia banks. Baxter Fentriss concluded the Merger could create a financial institution with increased investor and brokerage coverage, increased trading volume, and, therefore, the potential for increased liquidity.

    2. Comparative Analysis. Baxter Fentriss compared the price to earnings multiple, price to book multiple and price to assets multiple of the Common Stock Exchange Ratio with 27 other merger transactions in Virginia announced since December 31, 1992. Based on September 30, 1995 financial data and an NBI split adjusted stock price of $22.28 as of November 29, 1995, the estimated price to book multiple of 1.68x ranks fourteenth, the estimated price to earnings multiple of 17.6x ranks ninth, and the estimated price to assets of 23.7% ranks third.

This review suggested better than average pricing considering the three factors, especially given a transaction of this type. The comparative multiples included both bank and thrift sales.

    3. Baxter Fentriss considered the pro forma impact of the Merger and concluded the Merger should have a positive long-term impact on NBI and BTC stockholders. The transaction is estimated to be accretive to NBI December 31, 1996 book value with an estimated positive impact to earnings of $0.01 per share beginning in year two and $0.04 per share on a five-year cumulative basis. The transaction, while estimated to be dilutive to BTC's book value initially, is estimated to be accretive to earnings by $0.39 per share in year one and $2.17 per share on a five-year cumulative basis. Pro forma dilution to book value is estimated to be recovered after approximately three years of combined operations. BTC's dividends per share are estimated to improve approximately 16% immediately.

    4. Baxter Fentriss performed a discounted cash flow analysis to determine hypothetical present values for a share of BTC Common Stock and NBI common stock as long-term investments. Using a discount rate of 12%, long-term return on assets of 1.40% for BTC and 1.60% for NBI, and market growth rates of 4% for BTC and 6% for NBI, Baxter Fentriss estimated the relative present value (and estimated ownership of total combined operations) of BTC and NBI to be $35.8 million (46.16%) and $41.7 million (53.84%), respectively. Based on this analysis, Baxter Fentriss concluded that the Common Stock Exchange Ratio and resultant 49.78% ownership of NBI common stock after the Merger was fair and reasonable in a transaction of this type.

    Using publicly available information on NBI and applying the capital guidelines of banking regulators, Baxter Fentriss' analysis indicated that the Merger would not seriously dilute the capital and earnings capacity of NBI and would, therefore, likely not be opposed by the banking regulatory agencies from a capital perspective. Furthermore, Baxter Fentriss considered the likely market overlap and the Federal Reserve guidelines with regard to market concentrations and did not believe there to be an issue with regard to possible antitrust concerns.

    Baxter Fentriss has relied, without any independent verification, upon the accuracy and completeness of all financial and other information reviewed. Baxter Fentriss has assumed that all estimates, including those as to possible economies of scale, were reasonably prepared by management and reflect management's best current judgments. Baxter Fentriss did not make an independent appraisal of the assets or liabilities of either BTC or NBI and has not been furnished such an appraisal.

    Baxter Fentriss was paid an amount equal to $10,000 plus reasonable out-of-pocket expenses for its services. BTC has agreed to indemnify Baxter Fentriss against certain liabilities, including certain liabilities under the federal securities laws.

NBI Reasons for the Merger

    The Board of Directors of NBI believes that the terms of the Merger are fair to and in the best interests of NBI and its stockholders. In unanimously approving the Agreement, the Board of Directors considered a number of factors, including the following:

           (i) The Board of Directors believes that the Common Stock
    Exchange Ratio provided for in the Merger Agreement represents fair consideration for the BTC Common Stock. In addition, McKinnon, NBI's financial adviser, concluded that the terms of the Merger are fair to the stockholders of NBI from a financial point of view.

           (ii) The Merger should assist NBI in retaining its local identity and control.

           (iii) It is anticipated that the Merger will increase the liquidity of NBI's common stock by expanding the size of the stockholder base and because of NBI's intention (as stated in the Merger Agreement) to use its best efforts to list NBI common stock on the Nasdaq.

           (iv) The Merger will allow NBI to nearly double its current size and to expand into adjacent service areas with a long established subsidiary community bank that is strong in capital, earnings and management.

           (v) Because BTC has a relatively low loan to deposit ratio, it is expected that the Merger will result in very close cooperation between the subsidiary banks in funding loan demand in NBI's current service area.

           (vi) The Merger is expected to result in a stronger and deeper management team that will allow NBI to effectively address changes in technology, regulations, competition and products and services.

           (vii) The additional capital brought to NBI by the Merger will allow NBI to consider a wider range of future expansion opportunities.

Management and Operations of NBI and BTC after the Merger

    At the Merger Effective Date, BTC will become a wholly owned subsidiary of NBI, but will maintain its separate name, identity and operations. No change in the Board of Directors or executive officers of BTC will result from the Merger. It is also contemplated that BTC will maintain all of its current offices.

    After the Merger Effective Date, the Board of Directors of NBI will be comprised of nine persons, one of whom will be Mr. James G. Rakes, President of NBI and NBB, four of whom will be BTC Board Representatives and four of whom will be persons currently members of the Board of Directors of NBI. No change in the executive officers of NBI will result from the Merger.

    The Board of BTC has selected T. C. Bowen, Jr., A. A. Crouse, R. E. Dodson and William T. Peery as the initial BTC Board Representatives. NBI has agreed to take certain actions described below, including amendments to its Bylaws, in order to assure that certain actions affecting BTC will not be initiated by NBI without the consent of at least one of the BTC Board Representatives before January 1, 2001.

    Effective as of the Merger Effective Date, NBI has agreed to cause its Bylaws to be amended as follows: (i) the number of NBI directors shall be set at nine; (ii) the affirmative vote of six out of nine NBI directors shall be required to approve any of the following actions: (a) membership on the Board of Directors of BTC (provided, however, that a director of BTC may be removed by action of NBI as sole stockholder of BTC by the vote of a simple majority of NBI directors in the event that such director commits a violation of law applicable to his or her duties as a director of BTC which has a material adverse effect on BTC or engages in any conduct in connection with his or her duties as a director for which he or she would not be entitled to indemnification under the Articles of Incorporation of BTC), (b) amendments to the Articles of Incorporation or Bylaws of BTC, (c) the merger, consolidation or sale of all or substantially all of the assets of BTC, or (d) a recommendation to the stockholders of NBI to merge, consolidate or sell all or substantially all of the assets of NBI, where such recommendation is required by law; (iii) to change the provisions requiring that NBI directors also be NBB directors to permit directors of BTC to serve on the NBI Board as well; and (iv) the Executive Committee shall not authorize or approve any action on behalf of NBI described in (ii) above. NBI has agreed that these Bylaws amendments shall not be amended or rescinded by action of its Board of Directors without the affirmative vote of at least six directors until January 1, 2001, on and after which time such Bylaw amendments may be amended or rescinded by a simple majority vote of its Board of Directors as provided in the Bylaws of NBI.

    There currently are nine members and one vacancy on the NBI Board of Directors. Effective as of the Merger Effective Date, NBI shall obtain the resignations of four directors currently serving on the NBI Board of Directors, spread as nearly equally as possible among the three classes of NBI directors, thereby reducing the number of persons then serving on the NBI Board to five and, in conjunction with an amendment of NBI's Bylaws, creating four vacancies on the NBI Board of Directors (the "NBI Board Vacancies"). NBI has agreed that the remaining five NBI directors will fill the NBI Board Vacancies with four BTC Board Representatives by electing them to the NBI Board Vacancies until the next following annual stockholders' meeting. Unless a BTC Board Representative's service on the Board is terminated for cause in accordance with the provisions of NBI's Articles of Incorporation, NBI has agreed to renominate the BTC Board Representatives for reelection to the remaining terms of their respective classes at the next annual stockholders' meeting following the Merger Effective Date and shall continue to renominate for election by the NBI stockholders those of the BTC Board Representatives who must stand for reelection as a result of the expiration of their classes as of the NBI annual stockholders' meetings in 1997, 1998, 1999 and 2000, respectively. In the event of the death or resignation of any BTC Board Representative creating a vacancy on the NBI Board of Directors, at any time before the NBI annual stockholders' meeting in 2000, the Board of BTC shall be entitled to select a replacement to fill such vacancy and the NBI Board shall elect such replacement to fill the vacancy created by such death or resignation. The NBI Board of Directors also shall, following consummation of the Merger, appoint an Executive Committee consisting of five of its members, two of whom shall be BTC Board Representatives.

Interests of Certain Persons

    NBI has agreed that for six years after the Merger Effective Date, NBI will cause BTC and any successor thereto or any subsidiary thereof, to indemnify any person who has rights to indemnification from BTC, to the same extent and on the same conditions as such person is entitled to indemnification pursuant to BTC's Articles of Incorporation as in effect on the date of the Merger Agreement, to the extent legally permitted to do so, with respect to matters occurring on or prior to the Merger Effective Date. The adoption of the BTC Charter Amendment will not affect any person's right, if any, to such indemnification. NBI also has agreed to use its reasonable best efforts to provide coverage to the existing directors and officers of BTC under NBI policy or policies of directors and officers liability insurance on the same or similar terms then in effect for directors and officers of NBB, and BTC shall reimburse NBI for the additional premium incurred by it in connection with providing such coverage. All directors and officers of BTC will have an interest in and could benefit from the provisions of the BTC Charter Amendment at the potential expense of NBI shareholders. See "--BTC Charter Amendment."

    It is the intention of NBI and BTC that, as soon as administratively practicable following the Merger Effective Date, employees of BTC will be entitled to participate in NBI's severance, benefit and similar plans (excluding qualified retirement plans) on the same terms and conditions as employees of NBI and its subsidiaries, giving effect to years of service and prior earnings with BTC as if such service were with NBI. NBI and BTC have agreed to engage experts, including, but not limited to, actuaries, to make recommendations as to how the qualified retirement plans should be handled and shall use their best efforts to come to an agreement regarding all benefit plans which shall be in the form of an amendment to the Merger Agreement. To the extent possible, no employee of BTC who elects coverage by NBI's medical insurance plans will be excluded from coverage thereunder (for such employee or any other covered person) on the basis of a pre-existing condition that was not also excluded under BTC's medical insurance plans and that, if an NBI plan will not take the place of a BTC plan pursuant to the Merger Agreement, such BTC benefit plan shall remain in effect until the benefit plan of NBI is available for participation by the officers and employees of BTC.

Certain Federal Income Tax Consequences

    The following summarizes all material federal income tax consequences of the Merger to a BTC stockholder who holds BTC Common Stock as a capital asset, and may not apply to special situations, such as BTC stockholders that are insurance companies, securities dealers, financial institutions or foreign persons.

    Neither NBI nor BTC has requested a ruling from the Internal Revenue Service in connection with the Merger. The following discussion summarizes the opinion of KPMG, NBI's independent auditors, with respect to all material federal income tax consequences of the Merger to BTC's stockholders.

    KPMG has advised NBI and BTC that in its opinion:

           (i) No gain or loss will be recognized for federal income tax purposes by BTC stockholders upon the exchange in the Merger of shares of BTC Common Stock solely for NBI Common Shares (except with respect to cash received in lieu of a fractional share interest in NBI Common Shares).

           (ii) The basis of NBI Common Shares received in the Merger by BTC stockholders will be the same as the basis of the shares of BTC Common Stock surrendered in exchange therefor.

           (iii) The holding period of the NBI Common Shares received in the Merger by a BTC stockholder will include the holding period during which the shares of BTC Common Stock surrendered in exchange therefor were held by the BTC stockholder, provided such shares of NBI Common Stock were held as capital assets at the Merger Effective Date.

           (iv) Cash received by a holder of BTC Common Stock in lieu of a fractional share interest in NBI Common Shares will be treated as received in exchange for such fractional share interest and, provided the fractional share would have constituted a capital asset in the hands of such holder, the holder will recognize a capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the adjusted tax basis in the BTC Common Stock allocable to the fractional share interest.

    The opinion of KPMG summarized above is based, among other things, on assumptions relating to certain facts and circumstances of, and the intentions of the parties to, the Merger, which assumptions have been made with the consent of BTC and NBI.

    The exchange of BTC Common Stock for cash pursuant to the exercise of dissenters' rights will be a taxable transaction. Holders of BTC Common Stock electing to exercise dissenters' rights should consult their own tax advisers as to the tax treatment in their particular circumstances. See "--Dissenters' Rights."

    BTC will not recognize any gain or loss upon the receipt by it of the assets of NBI Interim, when NBI Interim is merged with and into BTC, solely for shares of NBI stock. NBI will not recognize any gain or loss upon the exchange of its shares of NBI Interim stock solely in exchange for shares of BTC stock.

    BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER, EACH STOCKHOLDER OF BTC IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISER TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER (INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX LAWS).

Business Pending Consummation

    BTC and NBI have agreed in the Merger Agreement not to take certain actions relating to their respective operations pending consummation of the Merger without the prior approval of the other party, except as otherwise permitted in the Merger Agreement. These actions include, without limitation: (i) paying any dividends, other than common stock cash dividends consistent with past practice and in an amount not greater than the last previous cash dividend paid prior to execution of the Merger Agreement (provided, however, that BTC may, at its option, accelerate the record and payment dates of its semi-annual cash dividend, if any, which would regularly in accordance with past practice be payable in January 1996 or July 1996, so that the record and payment dates of the BTC January or July cash dividend, as the case may be, occur prior to the Merger Effective Date if the Merger Effective Date will occur: (a) after the record date of the second semi-annual NBI cash dividend, if any, for 1995 which would regularly in accordance with past practices be payable in December 1995, but prior to the BTC January cash dividend if it is not so accelerated, or (b) after the record date of the first semi-annual NBI cash dividend, if any, for 1996, which would regularly in accordance with past practices be payable in June 1996 but prior to the BTC July cash dividend if it were not so accelerated);
(ii) redeeming or otherwise acquiring any shares of capital stock, or issuing any additional shares of its capital stock or giving any person the right to acquire any such shares, or issuing any long-term debt; (iii) entering into any employment agreements with, increasing the rate of compensation or paying any bonus to, any director, officer or employee, except in accordance with plans or agreements existing and as in effect on the date of the Merger Agreement and previously disclosed; (iv) entering into or modifying any directors' or employees' benefit plans; (v) disposing of or granting an encumbrance against any material portion of assets or merging or consolidating with, or acquiring any substantial portion of the business or property of, any other entity; or
(vi) taking any other action not in the ordinary course of business.

    The Merger Agreement requires the Board of Directors of BTC to (i) conform BTC's Bylaws to those of NBI Interim by adopting the Bylaws of NBI Interim as those of BTC and (ii) use its best efforts to modify and change the audit, investment, litigation, real estate valuation and trust department policies and practices (including loan classifications and levels of reserves) prior to the Merger Effective Date so as to be consistent on a mutually satisfactory basis with those of NBB and generally accepted accounting principles. There currently are no anticipated modifications or changes in BTC's policies or practices which will be required to conform with generally accepted accounting principles nor are there currently any anticipated changes in BTC's loan classifications and levels of reserves prior to the Effective Date of the Merger. BTC is not required to modify or change any such Bylaws, policies or practices, however, until (i) approval of the Proposal by the requisite vote of the BTC stockholders; (ii) receipt of the Required Regulatory Approvals, and expiration of any statutory waiting periods relating thereto; (iii) procurement of all other regulatory consents and approvals and satisfaction of all other requirements prescribed by law which are necessary to consummate the Merger;
(iv) such time as BTC and NBI shall reasonably agree that the Merger Effective Date will occur prior to public disclosure of such modifications or changes in regular periodic earnings releases or periodic reports filed with the FDIC; and
(v) such time as NBI acknowledges in writing that all conditions to NBI's obligations to consummate the Merger (and NBI's rights to terminate the Merger Agreement) have been waived or satisfied. BTC must, in all circumstances, make such modifications and changes not later than immediately prior to the Merger Effective Date. Such modifications and changes, once implemented, shall not affect the Common Stock Exchange Ratio.

Regulatory Approvals

    The Merger transaction described in this Prospectus/Proxy Statement is subject to the prior approval by the FDIC, the Federal Reserve Board, the BFI and the Virginia Commission, as required by applicable law. There can be no assurance that the Required Regulatory Approvals will be obtained or as to the timing or conditions thereof. Applications have been filed with each of such regulatory authorities for approval of the Merger transaction.

Conditions to Consummation; Termination

    Consummation of the Merger is subject, among other things, to: (i) approval of the Proposal by the requisite vote of the stockholders of BTC; (ii) receipt of the Required Regulatory Approvals (see "--Regulatory Approvals" above) without any restrictions or conditions which would so materially adversely impact the economic or business benefits of the transactions contemplated by the Merger Agreement so as to render inadvisable the consummation of the Merger;
(iii) there being in effect no order, decree or injunction of any court or governmental or regulatory authority prohibiting the Merger; (iv) the Registration Statement being effective and receipt of all required state securities law approvals; (v) receipt of an opinion from KPMG to the effect that the acquisition of BTC Common Stock by NBI and the Merger generally constitutes a tax free reorganization under Section 368 under the Internal Revenue Code;
(vi) receipt by NBI and BTC of a letter, satisfactory to NBI and BTC, from KPMG to the effect that the Merger will qualify for pooling-of-interests accounting treatment; (vii) receipt by each party of an opinion from its financial adviser that the terms of the Merger are fair to its stockholders from a financial point of view; and (viii) receipt by each party of a letter from the other party's independent certified public accountants to the effect that they are not aware of any facts or circumstances relating to actions taken by such party or actions that such party has failed to take that might cause the Merger not to qualify for pooling-of-interests accounting treatment.

    Consummation of the Merger is also subject to the satisfaction or waiver of various other conditions specified in the Merger Agreement, including, among others: (i) the delivery by BTC and NBI, each to the other, of opinions of their respective counsel and certificates executed by their respective chief executive officers and chief financial officers as to compliance with the Merger Agreement; (ii) as of the Merger Effective Date, the accuracy of the representations and warranties, and compliance in all material respects with the agreements and covenants, of the parties to the Merger Agreement (except for such representations and warranties made as of an earlier date, or as expressly contemplated by the Merger Agreement or, with respect to certain representations and warranties, except for any inaccuracy that would not exceed the materiality standard established for such representation or warranty in the Merger Agreement); and (iii) the receipt by NBI and BTC of letters from the other party's independent certified public accountant with respect to the other party's financial position.

    The Merger Agreement provides that, whether before or after the Special Meeting and notwithstanding the approval of the Proposal by the stockholders of BTC, the Merger Agreement may be terminated and the Merger abandoned at any time prior to the Merger Effective Date: (i) by mutual consent of the Boards of Directors of NBI and BTC; or (ii) by either the Board of Directors of NBI or the Board of Directors of BTC (a) in the event of a breach by the other party of any representation or warranty contained in the Merger Agreement, which breach exceeds the materiality standard established for termination of the Merger Agreement and which cannot be or has not been cured after thirty days written notice thereof is given to the party committing such breach; (b) in the event of a material breach by the other party of any covenant or agreement contained in the Merger Agreement that cannot be or has not been cured within thirty days after the giving of written notice to the party committing such breach; (c) if the Merger is not consummated on or before June 30, 1996; (d) if any Required Regulatory Approval, to the extent necessary to consummate the Merger legally, is finally and unconditionally denied or imposes any conditions or requirement which would materially adversely impact the economic and business benefits of the transactions contemplated by the Merger Agreement and the related Plan of Merger so as to render inadvisable the consummation of the Merger; or (e) the Board of Directors of NBI recommends to NBI stockholders approval of a sale of all or substantially all of the assets of NBI or the merger or consolidation of NBI with and into another entity with the effect that NBI will not be the surviving corporation in such merger or consolidation.

Waiver; Amendment

    Prior to the Merger Effective Date, any provision of the Merger Agreement may be: (i) waived by the party benefitted by the provision; or (ii) amended or modified at any time (including the structure of the transaction), by an agreement in writing among the parties thereto approved by their respective Boards of Directors and executed in the same manner as the Merger Agreement, except that, after approval by the stockholders of BTC, the consideration to be received by the stockholders of BTC may not thereby be decreased.

Dissenters' Rights

    Holders of BTC Common Stock entitled to vote on approval of the Proposal will be entitled to have the fair value of each such holder's shares of BTC Common Stock immediately prior to the consummation of the Merger paid to such holder in cash, together with interest, if any, by complying with the provisions of Article 15 of the Virginia Act ("Article 15"). Under Article 15, the determination of the fair value of a dissenter's shares would exclude any appreciation or depreciation in the value of such shares in anticipation of the Merger, unless such exclusion would be inequitable.

    A holder of BTC Common Stock who desires to exercise such holder's dissenters' rights must satisfy all of the following conditions. A written notice of such holder's intent to demand payment for such holder's BTC Common Stock must be delivered to BTC before the taking of the vote on approval of the Proposal. This written notice must be in addition to and separate from voting against, abstaining from voting, or failing to vote on approval of the Proposal. Voting against, abstaining from voting or failing to vote on approval of the Proposal will not constitute written notice of an intent to demand payment within the meaning of Article 15.

    A holder of BTC Common Stock electing to exercise such holder's dissenters' rights under Article 15 must not vote for approval of the Proposal. Voting for approval of the Proposal, or delivering a proxy in connection with the Special Meeting (unless the proxy specifies a vote against, or abstaining from voting on, approval of the

Proposal), will constitute a waiver of such holder's dissenters' rights and will nullify any written notice of an intent to demand payment submitted by such holder.

    A holder of record of BTC Common Stock may assert dissenters' rights as to less than all of the shares registered in such holder's name only if such holder dissents with respect to all shares beneficially owned by any one person and notifies BTC in writing of the name and address of each person on whose behalf such holder is asserting dissenters' rights. The rights of a partial dissenter under Article 15 are determined as if the shares as to which the holder dissents and the holder's other shares were registered in the names of different stockholders.

    A beneficial holder of BTC Common Stock may assert dissenters' rights as to shares held on such holder's behalf only if such holder: (i) submits to BTC the record holder's written consent to the dissent not later than the time the beneficial holder asserts dissenters' rights; and (ii) does so with respect to all shares of which such holder is the beneficial holder or over which such holder has the power to direct the vote.

    If the Merger is consummated, BTC will, within ten days after the Merger Effective Date, deliver a dissenters' notice to all holders who satisfied the foregoing requirements, which will: (i) state where payment demand is to be sent and where and when certificates for Dissenting Shares are to be deposited; (ii) supply a form for demanding payment that includes the date (August 29, 1995) of the first announcement to news media of the terms of the Merger, and requires that the person asserting dissenters' rights certify whether or not such person acquired beneficial ownership of such person's Dissenting Shares before or after such date; (iii) set a date by which BTC must receive the payment demand, which date may not be less than thirty nor more than sixty days after the date of delivery of the dissenters' notice; and (iv) be accompanied by a copy of Article 15.

    A stockholder sent a dissenters' notice shall demand payment, certify that such holder acquired beneficial ownership of such holder's Dissenting Shares before, on or after August 29, 1995, and deposit the certificates representing such holder's Dissenting Shares in accordance with the dissenters' notice. A stockholder who deposits such holder's shares as described in the dissenters' notice retains all other rights as a holder of BTC Common Stock except to the extent such rights are cancelled or modified by the consummation of the Merger. A stockholder who does not demand payment and deposit his share certificates where required, each by the date set forth in the dissenters' notice, is not entitled to payment for such holder's shares under Article 15.

    Except as provided below with respect to after-acquired shares, within thirty days after receipt of a payment demand, BTC shall pay the dissenter the amount that BTC estimates to be the fair value of the dissenter's shares, plus accrued interest. The obligation of BTC to make such payment may be enforced:
(i) by the Circuit Court for Tazewell County, Virginia; or (ii) at the election of any dissenter residing or having its principal office in Virginia, by the circuit court in the city or county where the dissenter resides or has such office. The payment by BTC will be accompanied by: (i) BTC's balance sheet as of the end of a fiscal year ended not more than sixteen months before the Merger Effective Date, an income statement for that year, a statement of changes in stockholders' equity for that year and the latest available interim financial statements, if any; (ii) an explanation of how BTC estimated the fair value of the Dissenting Shares and of how the interest was calculated; (iii) a statement of the dissenter's right to demand payment as described below; and (iv) a copy of Article 15.

    BTC may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the Dissenting Shares on August 29, 1995, in which case BTC will estimate the fair value of such after-acquired shares, plus accrued interest, and will offer to pay such amount to each dissenter who agrees to accept it in full satisfaction of such dissenter's demand. BTC will send with such offer an explanation of how it estimated the fair value of the shares and of how the interest was calculated, and a statement of the dissenter's right to demand payment as described below.

    Within thirty days after BTC makes or offers payment as described above, a dissenter may notify BTC in writing of the dissenter's own estimate of the fair value of the Dissenting Shares and the amount of interest due, and demand payment of such estimate (less any payment by BTC) or reject BTC's offer and demand payment of such estimate.

    If any such demand for payment remains unsettled, within sixty days after receiving the payment demand BTC will petition the Circuit Court for Tazewell County, Virginia to determine the fair value of the shares and the accrued interest and make all dissenters whose demands remain unsettled parties to such proceeding, or pay each dissenter whose demand remains unsettled the amount demanded. Each dissenter made a party to such proceeding is entitled to a judgment for: (i) the amount, if any, by which the court finds that the fair value of the Dissenting Shares, plus interest, exceeds the amount paid by BTC; or (ii) the fair value, plus accrued interest, of the dissenter's after-acquired shares for which BTC elected to withhold payment. The court will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court and assess the costs against BTC, or against all or some of the dissenters to the extent the court finds the dissenters did not act in good faith in demanding payment.

    The foregoing is only a summary of the rights of a dissenting holder of BTC Common Stock. Any holder of BTC Common Stock who intends to dissent from the Merger should carefully review the text of the applicable provisions of the Virginia Act set forth in Attachment D to this Prospectus/Proxy Statement and should also consult with such holder's attorney. The failure of a holder of BTC Common Stock to follow precisely the procedures summarized above, and set forth in Attachment D, may result in loss of dissenters' rights. No further notice of the events giving rise to dissenters' rights or any steps associated therewith will be furnished to holders of BTC Common Stock, except as indicated above or otherwise required by law.

    In general, any dissenting stockholder who perfects such holder's right to be paid the fair value of such holder's BTC Common Stock in cash will recognize taxable gain or loss for federal income tax purposes upon receipt of such cash. See "--Certain Federal Income Tax Consequences."

    Consummation of the Merger is conditioned upon the Merger being accounted for on a pooling-of-interests basis. If the number of Dissenting Shares is sufficiently large, accounting rules may preclude the Merger as being accounted for on a pooling-of-interests basis. See "--Accounting Treatment" and "-- Conditions to Consummation; Termination."

Accounting Treatment

    Consummation of the Merger is conditioned upon the Merger being accounted for on a pooling-of-interests accounting basis and the receipt at closing of NBI and BTC of a letter from KPMG, dated as of the Merger Effective Date, with respect thereto. See "--Conditions to Consummation; Termination." Under this accounting treatment, as of the Merger Effective Date the assets and liabilities of BTC would be added to those of NBI at their recorded book values and the stockholders' equity accounts of BTC and NBI would be combined on NBI's consolidated balance sheet. On a pooling-of-interests accounting basis, income and other financial statements of NBI issued after consummation of the Merger would be restated retroactively to reflect the consolidated combined financial position and results of operations of NBI and BTC as if the Merger had taken place prior to the periods covered by such financial statements.

Expenses

    All expenses incurred by or on behalf of the parties in connection with the Merger Agreement and the transactions contemplated thereby will be borne by the party incurring the same, except (i) that printing expenses for this Prospectus/Proxy Statement will be shared equally by NBI and BTC and (ii) in the circumstances below.

    In the event that the Merger Agreement is terminated otherwise than on account of a breach by NBI or because NBI recommends to NBI stockholders approval of a sale of all or substantially all of the assets of NBI or the merger or consolidation of NBI with or into another entity with the effect that NBI will not be the surviving corporation in such merger or consolidation
(see "--Conditions to Consummation; Termination"), the total documented out-of-pocket costs, expenses and fees incurred by BTC and NBI in connection with and arising out of the Merger and the other transactions contemplated by the Merger Agreement (including, without limitation, amounts paid or payable to investment bankers, to counsel and accountants and to governmental and regulatory agencies) shall be aggregated, and each party shall be responsible for paying one-half of the same.

    To compensate NBI or BTC, as the case may be, for entering into the Merger Agreement, taking action to consummate the transactions contemplated thereunder and incurring the costs and expenses relating thereto, including, but not limited to, the forgoing of other opportunities and other damages which would be sustained but also would be difficult to ascertain if the following events occur, NBI or BTC, as the case may be (the "Subject Party"), will pay the other party unconditionally and absolutely the sum of $2,500,000 as the other party's exclusive remedy if, prior to the termination of the Merger Agreement, any of the following shall occur: (i) without the consent of the other party, the Subject Party shall have entered into an agreement to effect (a) a merger, consolidation or similar transaction involving the Subject Party or any of its significant subsidiaries, (b) the disposition, by sale, lease, exchange or otherwise, of assets of the Subject Party or any of its significant subsidiaries representing in either case 25% or more of the consolidated assets or deposits of the Subject Party and its subsidiaries, or (c) the issuance, sale or other disposition by the Subject Party of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 25% or more of the voting power of the Subject Party or any of its significant subsidiaries (each of (a), (b) or (c), an "Acquisition Transaction"); or (ii) any person shall have acquired beneficial ownership of, or the right to acquire beneficial ownership of, or any group has been formed which beneficially owns or has the right to acquire ownership of, 20% or more of the voting power of the Subject Party or any of its significant subsidiaries and, within one year from termination of the Merger Agreement, the Subject Party enters into Acquisition Transaction with such person or group, as the case may be.

Market Prices

    The common stock of each of NBI and BTC is traded on a very limited basis in the over-the-counter market and is not listed on any exchange or quoted on Nasdaq. Trading of NBI common stock and BTC Common Stock is presently reflected in the Over-the-Counter Electronic Bulletin Board of the NASD. As of
December 31, 1995, there were 688 holders of record of NBI Common Stock and 475 holders of record of BTC Common Stock.

    The following is a summary of the market price per share of the common stock of NBI and BTC for 1993, 1994 and 1995, respectively. Prices do not necessarily reflect the prices which would have prevailed had their been an active trading market, nor do they reflect unreported trades, which may have been at lower or higher prices.


                                                                   Equivalent
                                                                   Pro Forma
                                                                    Per BTC
                                    NBI (1)         BTC (2)      Common Share(3)
                                 --------------  --------------  --------------
                                  High    Low     High    Low     High    Low
                                 ------  ------  ------  ------  ------  ------
1993
----
First quarter..................  $10.00    9.50   12.625  12.25    9.00    8.50
Second quarter.................   11.50   10.25   12.625  12.625  10.25    9.125
Third quarter..................   12.75   11.50   13.00   13.00   11.375  10.25
Fourth quarter.................   14.25   13.125  12.00   12.00   12.75   11.75

1994
----
First quarter..................   18.50   15.00   12.25   12.25   16.625  13.50
Second quarter.................   20.50   18.25   12.25   12.25   18.375  16.375
Third quarter..................   21.50   20.00   12.625  12.625  19.25   18.00
Fourth quarter.................   25.50   22.50   13.25   13.25   22.875  20.25


                                                                   Equivalent
                                                                   Pro Forma
                                                                    Per BTC
                                    NBI (1)         BTC (2)      Common Share(3)
                                 --------------  --------------  --------------
                                  High    Low     High    Low     High    Low
                                 ------  ------  ------  ------  ------  ------
1995
----
First quarter..................   23.50   21.50   15.00   14.25  21.125   19.25
Second quarter.................   25.00   22.00   15.00   15.00  22.50    19.75
Third quarter..................   25.00   23.00   15.00   15.00  22.50    20.625
Fourth quarter.................   25.50   24.00   21.50   19.00  22.875   21.50

1996
----
First quarter
  (through February 21, 1996)..   25.50   24.00   21.50   21.50  22.875   21.50

----------------
(1) Sales prices have been adjusted to reflect a four-for-one stock split effective December 1, 1993, rounded down to the nearest one-eighth.

(2) Sales prices have been adjusted to reflect a 10% stock dividend paid on July 30, 1993 and a 200% stock dividend paid on February 1, 1995, rounded down to the nearest one-eighth.

(3) Equivalent pro forma market values per BTC common share amounts represent the high and low known sales prices per share of NBI common stock, adjusted for the NBI Stock Split of 0.11129 per share to be declared and issued just prior to the Merger, multiplied by the Common Stock Exchange Ratio, rounded down to the nearest one-eighth.

    On August 28, 1995, the last business day prior to public announcement of the execution of the Merger Agreement, the last known sales price per share of NBI common stock was $25.00. There were no known sales of BTC Common Stock on August 28, 1995. The last known sales price of BTC Common Stock prior to August 28, 1995, was $15.00 on July 6, 1995. There were no known sales of NBI or BTC common stock on August 29, 1995, the day such announcement was made. On August 30, 1995, the day after announcement of the execution of the Merger Agreement, the last known sales price of NBI common stock was $24.50. There were no known sales of BTC Common Stock on August 30, 1995. The last known sales price of NBI common stock was $25.25 on February 21, 1996, and the last known sales price of BTC Common Stock was $21.50 on or about February 2, 1996.

    NBI has agreed that it will use its best efforts, after consummation of the Merger, to cause the NBI common stock, including, but not limited to, the NBI Common Shares to be issued to holders of shares of BTC Common Stock in connection with consummation of the Merger, to be listed on Nasdaq. The Nasdaq listing criteria require NBI to, among other things, satisfy certain minimum requirements with respect to its total assets, capital and surplus, the number of holders of record of NBI common stock, the number of shares of NBI common stock outstanding and its market value in the trading market for the common stock. NBI believes that it currently meets the Nasdaq listing requirements; however, there can be no assurance whether or when the NBI common stock will be accepted for listing nor of the effect that such listing, if accomplished, would have on the trading market for NBI's common stock.

Dividends

    The following table sets forth the cash dividends declared on NBI common stock and BTC Common Stock with respect to each calendar quarter since January 1, 1993, and the equivalent pro forma cash dividends declared per share of BTC Common Stock, based on the Common Stock Exchange Ratio.

                                                     Equivalent Pro Forma
                                 NBI (1)  BTC (2)  Per BTC Common Share (3)
                                 -------  -------  ------------------------
1993
----
First quarter..................   $   -        -               -
Second quarter.................     .22      .24             .20
Third quarter..................       -        -               -
Fourth quarter.................     .28      .27             .25

1994
----
First quarter..................       -        -               -
Second quarter.................     .27      .25             .24
Third quarter..................       -        -               -
Fourth quarter.................     .31      .27             .28

1995
----
First quarter..................       -        -               -
Second quarter.................     .30      .25             .27
Third quarter..................       -        -               -
Fourth quarter.................     .33      .27             .30

1996
----
First quarter
  (through February 21, 1996)..       -        -               -

--------------
(1) Dividends per share have been adjusted to reflect a four-for-one stock split effective December 1, 1993.

(2) Dividends per share have been adjusted to reflect a 10% stock dividend paid on July 30, 1993 and a 200% stock dividend paid on February 1, 1995.

(3) Equivalent pro forma cash dividends declared per BTC common share amounts represent NBI historical dividend rates declared per common share, adjusted for the NBI Stock Split, multiplied by the Common Stock Exchange Ratio. The current annual dividend rate per share for NBI common stock, based upon the dividend rates of $.30 per share paid on June 1, 1995 and $.33 per share paid on December 1, 1995, adjusted for the 0.11129 per share NBI Stock Split to be declared and issued just prior to the Merger, would be $.57. On an equivalent pro forma basis, such current annual NBI dividend per BTC Common Share would be $.57, based on the Common Stock Exchange Ratio. Future NBI and BTC dividends are dependent upon their respective earnings and financial conditions, government regulations and policies and other factors.

       NBI's primary source of funds for dividend payments is dividends from NBB. Under applicable federal laws, the Comptroller of the Currency restricts the total dividend payments of NBB, as more fully discussed below. See "CERTAIN REGULATORY CONSIDERATIONS--NBB and BTC--Limits on Dividends and Other Payments," "DESCRIPTION OF NBI CAPITAL STOCK" and "CERTAIN DIFFERENCES IN THE RIGHTS OF BTC AND NBI STOCKHOLDERS--Dividends and Other Distributions."

BTC Charter Amendment

       As part of the Merger transaction, the BTC Board of Directors has recommended that its stockholders approve the BTC Charter Amendment, which would amend the Articles of Incorporation ("Articles") of BTC to (i) eliminate the preemptive rights of holders of shares of BTC Common Stock; (ii) conform the Articles of BTC precisely to the provisions of the Articles of NBI Interim relating to the limitation of liability and indemnification of BTC directors and officers and the number of directors constituting the Board of Directors of BTC, respectively;

and (iii) eliminate existing provisions of BTC's Articles with respect to the issuance of shares of BTC Common Stock by the Board and repeal any other provisions which are contrary, inconsistent or similar to (ii) above. The amendments are intended to facilitate the Merger transaction and integrate BTC into NBI's holding company structure.

    The form of the BTC Charter Amendment is attached to this Prospectus/Proxy Statement as Attachment B. In addition to the changes described below, the BTC Charter Amendment modifies the format of the current BTC Articles and deletes the provisions in the current BTC Articles establishing the initial Board of Directors. The description of the BTC Charter Amendment set forth herein is qualified in its entirety by reference to Attachment B.

    Elimination of Preemptive Rights

    Pursuant to Virginia law, each stockholder of BTC presently has a preemptive right to purchase a percentage of the authorized but unissued Common Stock of BTC, upon the Board of Directors' decision to issue additional shares (excluding directors' qualifying shares), equal to such stockholder's then current percentage ownership of the total outstanding shares of BTC Common Stock, before any such shares can be offered to other parties. These statutory preemptive rights do not extend to (i) shares issued to officers or employees of BTC pursuant to a plan approved by stockholders, or (ii) shares sold other than for money. The Board of Directors believes that the best interests of BTC will be served by amending the BTC Articles to delete the preemptive rights of stockholders and thereby facilitate the Merger. Further, upon consummation of the Merger, preemptive rights will no longer serve a purpose because BTC will be a wholly owned subsidiary of NBI, and NBI therefore will be its sole stockholder. The text of the proposed amendment is set out in Attachment B hereto.

    Number of Directors and Filling of Vacancies

    BTC's current Articles establish that the number of directors constituting the Board of Directors shall be not less than five and shall be fixed in the Bylaws of BTC, or, if not fixed in the Bylaws shall be twenty-five. The BTC Charter Amendment modifies this provision by providing that the Board of Directors shall consist of not less than five nor more than twenty-five stockholders of BTC or its holding company, with the exact number being fixed and determined from time to time by resolution of a majority of the full Board of Directors or by resolution of the stockholders at any annual or special meeting of BTC. The BTC Charter Amendment further expressly provides that each director is required to own at least the amount of capital stock in BTC or in a bank holding company controlling BTC as may be required by law. If the Merger is consummated, each BTC director is required under Virginia law to be the owner in his sole name and have in his personal possession or control shares of NBI common stock having a book value of not less than $5,000, calculated as of the last business day of the calendar year preceding his election or reelection as a director.

    Upon consummation of the Merger, BTC will be a wholly owned subsidiary of NBI. This amendment permits NBI, as the sole stockholder of BTC, to determine, subject to certain restrictions (see "--Management and Operations of NBI and BTC after the Merger"), the number of directors who will serve on the BTC Board and requires that such directors be stockholders of NBI.

    Currently, unless otherwise provided in the Articles, newly created directorships and vacancies on the BTC Board of Directors may be filled by a plurality vote of the stockholders or a majority vote of the remaining directors. The BTC Charter Amendment provides that any vacancy on the Board of Directors of BTC occurring during the course of the year may be filled by an action of the Board of Directors. Directors so elected by the Board would, under Virginia law, hold office until the next stockholders' meeting at which directors are elected, when they will be subject to reelection by stockholders.

    Proposed Liability Limitations of Directors and Officers

    Section 13.1-692.1 of the Virginia Act limits the amount of monetary damages which may be assessed against a director or officer of a Virginia corporation in a direct or derivative action brought by stockholders.

Section 13.1-692.1 provides that damages assessed against a director or officer arising out of a single transaction, occurrence or course of conduct shall not exceed the lesser of: (i) the amount specified in the Articles or a stockholder-adopted Bylaw as a limitation on or elimination of liability of the director or officer; or (ii) the greater of (a) $100,000 or (b) the amount of cash compensation received by the director or officer from the corporation during the twelve months immediately preceding the act or omission giving rise to liability. This statutory limit on damages does not apply in the event of willful misconduct or a knowing violation of the criminal law or of any federal or state securities law. The statute does not distinguish between liabilities based upon the fiduciary duties of care and loyalty.

    BTC's present Articles contain a provision eliminating the liability of directors and officers of BTC, except in cases in which a director or officer engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law. The BTC Charter Amendment, in contemplation of the Merger, deletes this provision. Accordingly, under the Virginia Act, the liability of a director or officer of BTC for monetary damages would be the greater of $100,000 or the amount of compensation received by the director in the twelve months preceding the act or omission giving rise to the liability.

    Proposed Indemnification Provisions


    Section 13.1-704 of the Virginia Act permits a Virginia corporation to indemnify its directors and officers except for liability arising out of their willful misconduct or knowing violation of the criminal law.

    BTC's current Articles require indemnification of a director or officer of BTC against liabilities, judgments, fines, penalties and claims which may be asserted against or incurred by him or her in connection with any threatened, actual, pending or appealed action, suit or proceeding to which he or she may be made a party by reason of his or her being or having been a director or officer of BTC, except for amounts (i) actually paid by BTC pursuant to a settlement agreement or in satisfaction of a judgment arising out of litigation that was brought by or in the right of BTC, or (ii) where he or she was finally adjudged to be liable by reason of gross negligence, or willful misconduct or criminal conduct in the performance of his or her duties. Any reasonable costs or expenses actually incurred in connection with a claim may be advanced to a director or officer prior to final disposition of the matter provided that certain standards of conduct have been satisfied and an appropriate written agreement has been executed by the director or officer. Under the current Articles, BTC may choose to indemnify existing and former employees as it deems appropriate and their heirs, executors and administrators.

    The BTC Charter Amendment would require indemnification of any director or officer who is a party to any proceeding instituted against him or her by third parties or by or on behalf of BTC itself by reason of the fact that he or she is or was a director or officer of BTC, or served as a director, officer, employee or agent of another corporation or other entity at the request of BTC, against any liabilities incurred by him or her in connection with such proceeding, unless his or her acts or omissions constitute willful misconduct or a knowing violation of the criminal law. The BTC Charter Amendment provides that the Board of Directors, by majority vote of a quorum of disinterested directors, may contract in advance to provide such indemnification, but the Board has no present plans to do so. The principal changes that would be effected by the indemnification provisions of the BTC Charter Amendment include, (i) absent willful misconduct or a knowing violation of the criminal law, requiring BTC to provide indemnification of amounts actually paid to BTC pursuant to a settlement agreement or in satisfaction of a judgment arising out of litigation that was brought by or in the right of BTC; (ii) establishing an express procedure for determining whether indemnification is permissible; and (iii) requiring BTC to provide indemnification for liability arising out of gross negligence.

    Under paragraph (5) of the BTC Charter Amendment, the determination of whether indemnification is permissible will be made (i) by a majority vote of a quorum consisting of disinterested directors; (ii) if such quorum is not available, by a majority vote of a committee duly designated by the Board of Directors consisting solely of two or more disinterested directors; or (iii) by special legal counsel selected by (a) the Board or its committee in the manner prescribed in (i) or (ii) above, or (b) if a quorum of the Board cannot be obtained under (i) and a committee cannot be designated under (ii), selected by majority vote of the full Board (in which selection directors who are parties may participate), or (iii) by the stockholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination. Notwithstanding the foregoing, in the event there has been a change in the composition of a majority of the Board after the date of the alleged act or omission with respect to which indemnification is claimed, any determination and advancement of expenses with respect to any claim for indemnification shall be made by special legal counsel agreed upon by the Board of Directors and the applicant.

    Paragraph (6) of the BTC Charter Amendment provides that, to the extent permitted by applicable banking laws and regulations, BTC shall pay for or reimburse the reasonable expenses incurred by any applicant who is a party to a proceeding in advance of final disposition of the proceeding or the making of any determination on indemnification if the following conditions are met (i) the Board, in good faith, determines in writing that (a) the director has a substantial likelihood of prevailing on the merits; (b) in the event the director does not prevail, he or she will have the financial capability to reimburse BTC; and (c) payment of expenses by BTC will not adversely affect BTC's safety and soundness. To the extent required by applicable banking laws and regulations, if at any time the BTC Board of Directors believes that either conditions (a), (b), or (c) are no longer met, BTC shall cease paying such expenses or premiums. The Board shall enter into a written agreement with the director, specifying the conditions under which he or she will be required to reimburse BTC, which agreement shall require reimbursement for expenses already paid, if and to the extent the Board finds that the director willfully misrepresented factors relevant to the Board's determination of conditions (a) or (b), or if a final decision accessing penalties or requiring payments is returned. BTC shall insure that it complies with all applicable laws and regulations affecting loans to directors, officers and employees, in the event reimbursement is required. Additionally, the applicant must furnish BTC (a) a written statement of his or her good faith belief that he or she has met the standard of conduct to receive indemnification; and (b) a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet such standard of conduct.

    Paragraph (7) of the BTC Charter Amendment authorizes BTC, by a majority vote of a quorum of disinterested directors, to provide indemnification to other persons, including directors and officers of BTC's subsidiaries and employees and agents of BTC and its subsidiaries, to the same extent as if such person was a director or officer of BTC. BTC may, by a majority vote of a quorum of disinterested directors, also contract in advance to provide such indemnification, but has no present plans to do so. Whether stockholders would be estopped from a claim that any such contract, or any contract with regard to indemnity of directors or officers, is invalid or unenforceable due to the approval of the BTC Charter Amendment would depend upon the facts and circumstances relating to such claim.

    Paragraph (8) of the BTC Charter Amendment authorizes BTC to purchase and maintain insurance to indemnify it against all or part of the liability assumed by it in accordance with the BTC Charter Amendment. Paragraph (8) further authorizes BTC to purchase insurance for any director, officer, employee or agent of another corporation or other entity who is serving at the request of BTC, whether or not BTC would have the power to indemnify him against such liability under the BTC Charter Amendment.

    Scope and Application of the BTC Charter Amendment


    Paragraph (11) of the BTC Charter Amendment provides that the BTC Charter Amendment shall be applicable to only to conduct, actions or omissions of any applicant occurring or arising after the Effective Date of the Merger.

    Under the Merger Agreement, NBI has agreed that, for six years following the Merger Effective Date, it will cause BTC to indemnify any person who has rights to indemnification pursuant to BTC's Articles as in effect on the date of the Merger Agreement, to the extent legally permitted to do so. With respect to matters occurring on or prior to the Merger Effective Date, the adoption of the BTC Charter Amendment will not affect any person's right, if any, to such indemnification. See "--Interests of Certain Persons."

    Other Effects of the BTC Charter Amendment

    The approval of the Merger, the related Plan of Merger and the BTC Charter Amendment could, as a result of the BTC Charter Amendment, increase the costs to NBI in the future in the event that claims for indemnification were to be asserted. All directors and officers of BTC will have an interest in and could benefit from the provisions of the BTC Charter Amendment at the potential expense of NBI's stockholders. The Board of Directors of NBI believes that the foregoing risks are outweighed by the positive effect that the provisions will have, namely, the enhancement of BTC's ability to attract and retain qualified directors and officers, and that the provisions ultimately will inure to the benefit of BTC, NBI and NBI's stockholders.

    Insofar as indemnification for liability arising under federal securities laws may be permitted to directors, officers and other persons pursuant to the BTC Charter Amendment, BTC understands that it is the position of the Commission that such indemnification is void as against public policy and unenforceable.

NBI Stock Split

    NBI will, prior to the Merger Effective Date, increase the number of shares of NBI common stock issued and outstanding by means of a stock split effected in the form of a stock dividend totaling 190,768 shares of NBI common stock; provided, however, that NBI shall not be required to declare such stock split until (i) approval of the Proposal by the requisite vote of BTC stockholders;
(ii) receipt of the Required Regulatory Approvals and expiration of any statutory waiting periods relating thereto; and (iii) such time as BTC acknowledges in writing that all conditions to its obligations to consummate the Merger (and BTC's right to terminate the Merger Agreement) have been waived or satisfied. The Common Stock Exchange Ratio takes into account the NBI Stock Split.

                        PRO FORMA FINANCIAL INFORMATION

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 OF NBI AND BTC
                               September 30, 1995
                                  (Unaudited)

    The following unaudited pro forma combined condensed balance sheet combines the historical balance sheets of NBI and BTC on the assumption that the Merger had been effective as of September 30, 1995, giving effect to the Merger on a pooling-of-interests accounting basis. See "THE MERGER--Accounting Treatment." This unaudited pro forma combined condensed balance sheet should be read in conjunction with the historical financial statements of NBI and BTC, including the respective notes thereto. See "FINANCIAL STATEMENTS" and "RECENT DEVELOPMENTS."

                                                                      NBI/BTC
                                                       Pro Forma     Pro Forma
                                 NBI        BTC       Adjustments     Combined
                                 ---        ---       -----------    ---------
($ in thousands)
Assets
Cash and due from banks         $  5,381    7,320                       12,701
Federal funds sold                 4,610    6,350                       10,960
Securities available for          12,854   28,432                       41,286
 sale
Securities held to maturity       53,105   89,892                      142,997
Mortgage loans held for            1,318        -                        1,318
 sale
Loans                            125,474   42,408                      167,882
     Less unearned income          1,811      733                        2,544
      on loans                  --------  -------                      -------
        Loans, net of            123,663   41,675                      165,338
        unearned income
     Less allowance for            2,105      553                        2,658
      loan losses               --------  -------                      -------
        Loans, net               121,558   41,122                      162,680
                                --------  -------                      -------

                                                                                             NBI/BTC
                                                                              Pro Forma     Pro Forma
                                                        NBI        BTC       Adjustments     Combined
                                                        ---        ---       -----------    ----------
($ in thousands)
Bank premises and equipment, net                          2,670    1,868                        4,538
Accrued interest receivable                               1,909    1,961                        3,870
Other real estate owned, net                                946       33                          979
Other assets                                              2,329      510                        2,839
                                                       --------  -------   -----------        -------
        Total assets                                   $206,680  177,488                      384,168
                                                       ========  =======   ===========        =======

Liabilities and Stockholders' Equity
Noninterest-bearing deposits                           $ 24,507   16,588                       41,095
Interest-bearing deposits                                57,446   18,949                       76,395
Savings deposits                                         16,038   36,371                       52,409
Time deposits                                            85,161   78,760                      163,921
                                                       --------  -------                      -------
        Total deposits                                  183,152  150,668                      333,820
Accrued interest payable                                    242      429                          671
Other liabilities                                         1,029    1,378                        2,407
                                                       --------  -------   -----------        -------
        Total liabilities                               184,423  152,475                      336,898
                                                       --------  -------   -----------        -------
Stockholders' equity:
  Preferred stock                                             -        -                            -
  Common stock                                            4,285    1,888        477 (4)         9,482
                                                                              4,720 (3)
                                                                             (1,888)(3)
  Surplus                                                 1,187    2,000     (2,710)(3)             -
                                                                               (477)(4)
  Undivided profits                                      16,722   21,585       (122)(3)        38,185
  Net unrealized gains (losses) on securities
    available for sale                                       63     (460)                        (397)
                                                       --------  -------   -----------        -------
        Total stockholders' equity                       22,257   25,013                       47,270
                                                       --------  -------   -----------        -------
        Total liabilities and stockholders' equity     $206,680  177,488                      384,168
                                                       ========  =======   ===========        =======

See accompanying notes to pro forma financial information.


      PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME BEFORE CUMULATIVE
                    EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE
                                  NBI and BTC
                                  (Unaudited)

    The following unaudited pro forma combined condensed statements of income before cumulative effect of change in accounting principle present the combined statements of income before cumulative effect of change in accounting principle of NBI and BTC assuming the companies had been combined for each period presented on a pooling-of-interests accounting basis. See "THE MERGER-- Accounting Treatment." These unaudited pro forma combined condensed statements of income before cumulative effect of change in accounting principle should be read in conjunction with the historical financial statements of NBI and BTC, including the respective notes thereto. See "FINANCIAL STATEMENTS."

                                              Nine Months Ended
                                                September 30,          Years Ended December 31,
                                             -------------------       ------------------------
                                                1995       1994         1994     1993     1992
                                                ----       ----         ----     ----     ----
($ in thousands except
  per share data):
Interest income                                  $20,985  19,395        26,062   25,826  28,304
Interest expense                                   9,385   7,908        10,684   10,752  13,964
                                                 -------  ------        ------   ------  ------
Net interest income                               11,600  11,487        15,378   15,074  14,340
Provision for loan losses                            225     386           553      953   1,208
                                                 -------  ------        ------   ------  ------
Net interest income after provision for
  loan losses                                     11,375  11,101        14,825   14,121  13,132
Noninterest income                                 1,488   1,545         2,048    2,400   1,360
Noninterest expense                                7,130   6,799         9,726    9,002   8,396
                                                 -------  ------        ------   ------  ------
Income before income taxes and cumulative
  effect of change in accounting principle         5,733   5,847         7,147    7,519   6,096
Income taxes                                       1,489   1,530         1,844    1,903   1,377
                                                 -------  ------        ------   ------  ------
Income before cumulative effect
 of change in accounting principle                 4,244   4,317         5,303    5,616   4,719
                                                 =======  ======        ======   ======  ======
Pro forma per common share data (note 6):
  Income before cumulative effect of
    change in accounting principle               $  1.12    1.14          1.40     1.48    1.25
                                                 =======  ======        ======   ======  ======

Average common shares (in thousands)               3,793   3,788         3,789    3,786   3,779
                                                 =======  ======        ======   ======  ======
Pro forma NBI per common share data
  adjusted for stock split (note 7):
    Income before cumulative effect of
      change in accounting principle             $  1.28    1.19          1.53     1.39    1.23
                                                 =======  ======        ======   ======  ======
Average common shares (in thousands)               1,905   1,900         1,901    1,898   1,891
                                                 =======  ======        ======   ======  ======
NBI historical per common share data:
  Income before cumulative effect of
    change in accounting principle               $  1.43    1.33          1.70     1.54    1.37
                                                 =======  ======        ======   ======  ======

Average common shares (in thousands)               1,714   1,710         1,710    1,708   1,701
                                                 =======  ======        ======   ======  ======

See accompanying notes to pro forma financial information.

                    NOTES TO PRO FORMA FINANCIAL INFORMATION

(1) The pro forma information presented is not necessarily indicative of the results of operations or the combined financial position that would have resulted had the Merger been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities.

(2) It is assumed the Merger will be accounted for on a pooling-of-interests accounting basis and, accordingly, the related pro forma adjustments herein reflect the exchange of one share of common stock of NBI for one share of common stock of BTC. It is also assumed that NBI will issue the NBI shares resulting from the NBI Stock Split of 0.11129 per share effected in the form of a stock dividend to the holders of NBI common stock just prior to the Merger Effective Date to facilitate the one-for-one Common Stock Exchange Ratio.

(3) Stockholders' equity was adjusted for the Merger by the (i) addition of 1,888,209 shares of NBI common stock of $2.50 par value amounting to $4,720,522; (ii) elimination of 1,888,209 shares of BTC common stock of $1.00 par value amounting to $1,888,209; and (iii) recordation of the remaining amount of $2,832,313 as a decrease in surplus ($2,710,313) and undivided profits ($122,000) at September 30, 1995.

(4) Stockholders' equity was also adjusted to reflect the NBI Stock Split of 0.11129 per share by (i) increasing NBI common stock $476,920; and
     (ii) decreasing surplus $476,920 the par value of the stock ($2.50 per share) at September 30, 1995.

(5) NBI Interim has been formed to facilitate the Merger. NBI has subscribed to 2,000 shares of common stock ($1.00 par value) of NBI Interim for $4,000,000 ($2,000,000 in common stock and $2,000,000 in surplus), and this subscription is represented by a stock subscription receivable from NBI (parent company only). The pro forma balance sheet adjustments do not reflect the stock subscription receivable of $4,000,000 and the simultaneous elimination of same to arrive at pro forma combined.

(6) Pro forma income per common share data has been computed based on the combined historical income before cumulative effect of change in accounting principle of NBI and BTC using the historical weighted average shares outstanding of NBI common stock giving effect to the 0.11129 per share NBI Stock Split (see note 7) and the historical weighted average outstanding shares of BTC common stock, adjusted to equivalent shares of NBI common stock, as of the earliest period presented.

(7) Pro forma NBI income per common share data adjusted for stock split has been computed giving effect to the NBI Stock Split of 0.11129 per share effected in the form of a stock dividend to be declared and issued pro rata to holders of NBI common stock just prior to the Merger Effective Date to facilitate the one-for-one Common Stock Exchange Ratio.

(8) Certain reclassifications have been included herein to conform statement presentations. There are no intercompany transactions between NBI and BTC, and therefore no intercompany eliminations are required.

(9) The unaudited pro forma financial information does not include any material expenses related to the Merger. Estimated expenses related to the Merger of $300,000 are expected to be incurred after September 30, 1995.

(10) As indicated by the foregoing unaudited pro forma financial information and based solely on combined financial information as of September 30, 1995, upon consummation of the Merger, NBI's historical income before cumulative effect of change in accounting principle per common share for the year ended December 31, 1994, and for the nine months ended September 30, 1995, adjusted for the NBI Stock Split (see note 2), would have been diluted 8.5 percent and 12.5 percent, respectively. At September 30, 1995, BTC's historical book value per share would have been diluted by 6%. It should not necessarily be assumed, however, that the foregoing data will represent actual dilution upon consummation of the Merger.

                                BUSINESS OF NBI

General

     Financial and other information relating to NBI, including information relating to NBI's directors and executive officers is set forth in NBI's 1994 Annual Report on Form 10-K, 1995 Annual Meeting Proxy Statement and 1995 Third Quarter Report on Form 10-Q, copies of which may be obtained from NBI as indicated under "AVAILABLE INFORMATION."

History and Business

     NBI is a bank holding company organized under the laws of Virginia in 1986 and registered under the BHCA. NBI conducts its operations through its sole wholly owned subsidiary, NBB, which was originally chartered in 1891. NBB operates a full-service banking business from its headquarters in Blacksburg, Virginia, and its six area branch offices. NBB offers general retail and commercial banking services to individuals, businesses, local government units and institutional customers. These products and services include accepting deposits in the form of checking accounts, money market deposit accounts, NOW accounts, savings accounts and time deposits; making real estate, commercial, revolving, consumer and agricultural loans; offering letters of credit; providing other consumer financial services, such as automatic funds transfer, collection, night depository, safe deposit, money order, travelers check, savings bond sales and utility payment services; and providing other miscellaneous services normally offered by commercial banks. NBB also conducts a general trust business in Blacksburg near its headquarters location. Through its trust operations, NBB offers a variety of fiduciary, personal and corporate trust services.

     NBB makes loans in all major loan categories, including commercial, commercial and residential real estate, construction and consumer loans.

Commercial Loans

     Loans are made to businesses and individuals for business purposes on both secured and unsecured bases. NBB's loan policies normally require commercial loan requests to be accompanied by complete documentation of income, by income tax returns and by a full credit history.

     Unsecured commercial loans must be supported by a satisfactory balance sheet and income statement. The source of repayment and applicable secondary repayment sources are identified in evaluating the loan request and must be clear before the loan is closed. Short-term unsecured loans are usually for a term of ninety-days or less and are repayable from a definite source. Other unsecured commercial loans may be placed on a demand basis if the source of repayment is known but the timing is unknown.

     Commercial lines of credit may be secured or unsecured. They are generally granted with the requirements of an annual review and the further requirement that they be fully paid for a continuous thirty-day period during the twelve-month term of the line of credit.

     Business loans made on a secured basis may be secured by a security interest in marketable equipment, accounts receivable, business equipment and/or general intangibles of the business. In addition, or in the alternative, the loan may be secured by a deed of trust lien on business real estate. Secured commercial loans made for the purpose of financing working capital needs or for equipment typically carry terms of from five to seven years. Deed of trust loans may extend up to twenty-five years, although twenty years or less is a preferred term. Prior to committing to make any such loan, the request is evaluated based on the cash flow of the business entity involved. Commercial loans which are secured by real estate are controlled by a specific NBB loan policy which states that the cash flow coverage ratio from the project should be no less than 1.1 to
1.0. If the ratio is not achieved but the borrower has a well-documented secondary source of repayment, the loan may still be considered. Regardless of the value of collateral or the strength of any guarantors, it is NBB's policy to require the business to exhibit sufficient cash flow to service the debt. Liquidation of collateral or the strength of a guarantor serves as a secondary source of repayment.

     Commercial real estate loans in excess of $50,000 require a market appraisal from an independent appraiser, unless that requirement is formally waived by NBB's Board of Directors or its internal Loan Committee. Other standard underwriting criteria include property surveys, title search and proper title insurance and hazard insurance which insures NBB's interest in the real estate. The loan to value ratio may vary, but it generally does not exceed 80% without approval by the internal Loan Committee.

     In some instances, when small business loans do not meet NBB's normal underwriting criteria, in order to be able to grant the credit NBB will work with the borrower and the Small Business Administration ("SBA") to obtain an SBA guarantee of all or a portion of the loan amount.

     The risks associated with commercial loans are related to the strength of the individual business, the value of loan collateral and the general health of the economy.

Residential Real Estate Loans

     Loans which are secured by residential real estate generally are subject to the same underwriting criteria as commercial real estate loans. However, if a residential mortgage loan exceeds 80% of the appraised value of the property, private mortgage insurance is generally required. The creditworthiness of the borrower, his or her total outstanding indebtedness, sources of income and the value and marketability of the real estate are all factors which are evaluated. Standard underwriting ratios of 28% mortgage debt to gross income and 36% total debt to gross income are applied. Senior lending officers may approve exceptions to these ratios if other factors are present. Residential real estate loans may have a term of up to thirty years.

     NBB participates in insured loan programs sponsored by the Department of Housing and Urban Development, the Veterans Administration and the Virginia Housing Development Authority. Each of these programs contains specific requirements and restrictions, in addition to NBB's general loan application and underwriting requirements.

     It is NBB's policy to attempt to sell all residential real estate loans in the secondary market on a servicing released basis. There are occasions when a borrower or the real estate do not qualify under secondary market criteria, but the loan request represents a reasonable credit risk. Also, an otherwise qualified borrower may not want to have their real estate loan sold. When these occasions arise, if the loans meet NBB's internal underwriting criteria, the loan will be closed and placed in the NBB's portfolio.

     Residential real estate loans carry risks associated with the continued creditworthiness of the borrower and the value of the collateral.

Construction Loans

     Construction loans are made to financially responsible individuals or businesses who have contracted for construction of structures. The loans are secured by a first lien on the real estate improvements. NBB's loan policy is that the loan to value ratio is not to exceed 80% of the lower of the cost or appraisal value. In addition, a firm commitment for permanent financing or a satisfactory prequalification for a permanent loan must be in place.

     Construction loans are subject to the same general underwriting criteria as commercial and residential real estate loans. All construction loans also are made with the requirement that title insurance provides affirmative lien waiver coverage. Construction draws are made in accordance with NBB's inspection schedule or, for larger commercial projects, after architects's certification. The normal loan term for residential projects is six to twelve months, and most commercial projects do not exceed eighteen months.

     In addition to the risks associated with all real estate loans, construction loans bear the risks that the project will not be finished according to schedule, the project will not be finished according to budget and the value of the collateral at any point in time may be less than the principal amount of the loan. In order to reduce risks associated with this type of loan, NBB does not allow development costs, such as surveys and architect's fees, to be made a part of the loan amount. Loans for commercial office or multi-unit residential properties (eight units or more) will not usually be considered until 50% of the space is pre-leased. Finally, NBB deals only with experienced contractors who are known to NBB and who have sufficient financial strength to complete the construction project.

Consumer Loans

     NBB places emphasis on loans to consumers. A complete loan application, a credit report and, if the principal amount is above $5,000, a recent personal financial statement are required for each loan. Loan officers also evaluate the character of the individual borrower. In considering a consumer loan request, NBB has established the criteria that the borrower's total monthly debt payments, including the loan for which application is being made, should not exceed 36% of gross monthly income or 50% of net monthly income. Although exceptions may be approved by senior lenders or the internal Loan Committee, the maximum term for different types of loans include: vehicles - five years; mobile homes -twelve years; second mortgage - fifteen years; equity line - ten years; and property improvement- five years.

     Loans used to purchase vehicles or other specific personal property and loans associated with real estate are usually secured with a lien on the subject vehicle or property. Consumer loans may also be granted on an unsecured basis, if the customer's income and credit history are deemed to support the extension of credit. Most consumer loans are monthly payment loans, although a single payment loan may be made when there is an identified definite source of repayment.

     Negative changes in a customer's financial circumstances due to a large number of factors, such as illness or loss of employment, can place the repayment of a consumer loan at risk. In addition, deterioration in collateral value can add risk to consumer loans.

     NBB also originates a small number of student loans which are sold to the Student Loan Marketing Association ("SLMA") when the individual student is no longer enrolled as a full-time student at a qualifying college or university.

     Apart from selling residential mortgage loans in the secondary market and selling student loans to SLMA, NBB will occasionally buy or sell all or a portion of a loan for various other reasons. NBB will consider selling a loan, or a participation in a loan, if: (i) the full amount of the loan would exceed NBB's legal lending limit to a single borrower; (ii) the full amount of the loan, when combined with a borrower's previously outstanding loans, would exceed NBB's legal lending limit to a single borrower; (iii) the Board of Directors or the internal Loan Committee believes that a particular borrower has a sufficient level of debt at NBB; (iv) the borrower requests the sale; (v) NBB's loan to deposit ratio is close to the upper limit set forth by NBB policy; and/or (vi) the loan may create too great a concentration of NBB's loans in one particular location or in one particular type of loan.

     NBB will consider purchasing a loan, or a participation in a loan, from another financial institution if the loan meets all applicable credit quality standards and (i) the loan to deposit ratio is at a level where additional loans would be desirable; and (ii) a common customer requests the purchase.

     The following table sets forth, for the three fiscal years ended December 31, 1994 and for the nine months ended September 30, 1995 and 1994, the percentage of total operating revenue contributed by each class of similar services which contributed 15% or more of total operating revenues of NBB during such periods.


                                                   Percentage of
Period                      Class of Service       Total Revenues
------                      ----------------       ---------------
Nine months ended:
September 30, 1995     Interest and Fees on Loans            66.3%
                       Interest on Securities                23.8

September 30, 1994     Interest and Fees on Loans            62.8
                       Interest on Securities                25.9


                                                   Percentage of
Period                      Class of Service       Total Revenues
------                      ----------------       ---------------
Fiscal years ended:
December 31, 1994      Interest and Fees on Loans            63.1
                       Interest on Securities                26.0

December 31, 1993      Interest and Fees on Loans            64.3
                       Interest on Securities                25.3

December 31, 1992      Interest and Fees on Loans            65.3
                       Interest on Securities                26.2


     NBI believes that there is no single loan account, group of related loan accounts, single deposit account, or group of related deposit accounts, the withdrawal of which would have a material adverse effect on NBB's business. On December 31, 1995, NBI had total consolidated assets of approximately $203 million and trust assets with a market value of approximately $64 million under management or administration. As of that date, NBI had approximately $123 million in consolidated net loans, approximately $180 million in consolidated deposits and approximately $23 million in consolidated stockholders' equity.

     NBI's management will consider strategic acquisition opportunities in businesses which complement or expand NBI's current operations. NBI currently has no specific acquisition plans, other than the affiliation with BTC, and there can be no assurance that any acquisitions will be made or what the terms of such acquisitions, if any, may be.

Market Area

     NBB's primary service area consists of the northern portion of Montgomery County and all of Giles County, Virginia. This area includes the towns of Blacksburg and Christiansburg in Montgomery County and the towns of Pearisburg and Pembroke in Giles County. The local economy is diverse and is oriented toward higher education, retail and service, light manufacturing and agriculture. For the years 1994, 1993 and 1992, the unemployment rate in Montgomery County was 3.2%, 4.85% and 8.30%, respectively, and the rate in Giles County during those years was 7.40%, 10.41% and 7.13%, respectively. In 1995, the rate for Montgomery County dropped to 3.0%, and the Giles County unemployment rate increased to 8.4%. Montgomery County's largest employer is Virginia Polytechnic Institute and State University ("VPI & SU") located in Blacksburg. VPI & SU is the Commonwealth's land grant college and also its largest university. Employment at VPI & SU has remained stable over the past three years, and it is not expected to change materially in the next few years. A second state supported university, Radford University, is located on the western edge of the NBI's service area. It too has provided stable employment opportunities in the region.

     One of the area's major employers, the Radford Army Ammunition Plant (the "RAAP"), has experienced significant layoffs since the early 1990s, with employment there dropping from a high of approximately 3,800 to approximately 1,200 employees. These layoffs have had no significant impact on NBI's business, although they did contribute to the area's relatively high unemployment rate in the early 1990s. It is possible that employment levels at the RAAP will continue to decline, but the local area has already absorbed the major impact of layoffs at that facility. Giles County's primary employer is a Hoechst-Celanese plant, which manufactures the material from which cigarette filters are made. Employment at that location has remained steady or declined slightly in the past three years. Several other small manufacturing concerns are located in Montgomery and Giles Counties. These concerns manufacture diverse products and are not dependent upon one sector of the economy.

     Since 1988, Montgomery County has developed into a regional retail center, with the construction of two large shopping areas. Two area hospitals, both of which are affiliated with different large health care systems, have in the past several years constructed additional facilities and attracted additional health care providers to Montgomery

County, making it a center for basic health care services. VPI & SU's Corporate Research Center has brought several small high tech companies to Blacksburg, and further expansion is planned.

     Montgomery County has experienced good growth, with the total fair market value of real estate, measured in constant dollars, increasing 49% in the years between 1980 and 1992. Growth is predicted to continue through the year 2000; however, the rate may be somewhat slower, as the predicted rate of population growth in Montgomery County is expected to moderate. Neighboring Giles County is more rural and had only 22% of Montgomery County's total population in 1990. Giles County has experienced a slight decline in population since the 1990 census. Total fair market value of real estate, measured in real dollars, increased in Giles County by 54% between 1980 and 1992, but declined by 9% over that twelve-year period, as measured in constant dollars. The continued slow decline of Giles County's population is predicted to continue through the year 2000. However, since the total population of the County reported in the 1990 census was only 16,366, and the population projected by the Virginia Employment Commission for Giles in the year 2000 is 16,121, the predicted decline of 245 individuals is not expected to materially impact NBI's business in Giles County.


     NBI's primary service area offers the advantages of a good quality of life, scenic beauty, moderate climate and the cultural attractions of two major universities. The region has marketed itself as a retirement destination, and it has had some recent success attracting retirees, particularly from the Northeast and urban Northern Virginia. These marketing efforts are expected to continue.

Competition

     The commercial banking industry is extremely competitive. Many other commercial banks are headquartered or have offices in NBB's service area, some of which do business at several locations. Regional financial institutions headquartered elsewhere compete in NBB's service area and have substantially greater resources than NBB. Although NBB's main competition is from other commercial banks, there is also competition from credit unions, savings banks, savings and loan institutions, consumer finance companies and commercial finance and leasing companies doing business in the service area.

     The principal methods of competition in the banking industry are rates offered on loans and deposits and service and convenience of location. NBB is generally competitive with other financial institutions in its service area with respect to interest rates paid on time and savings deposits, service charges on deposit accounts and interest rates charged on loans. Management believes that NBB is able to compete successfully in this environment because of its service-based business philosophy, well trained and customer oriented staff, and the convenience of its office locations.

     The business of NBB and its competition with other banks and other types of financial institutions will continue to be affected by legislative and regulatory developments. Virginia's "opt in" to the Interstate Act (as defined below) will allow financial institutions with much greater resources than those in NBB's service area to establish business operations that will compete directly with NBB. See "CERTAIN REGULATORY CONSIDERATIONS."

     On December 31, 1995, NBB employed a total of 96 full-time and four part-time employees in its main office and branch locations, and NBI had five officer-employees. Employees are not represented by any union, and management believes that employee relations are satisfactory.

     NBI's principal offices are located at 100 Main Street, Blacksburg, Virginia 24060.

Principal Holders of NBI Common Stock

     As of December 31, 1995, NBI had 1,714,152 shares of common stock ($2.50 par value) issued and outstanding. The following table sets forth, as of September 30, 1995, the shares of common stock beneficially owned by the only person reporting ownership of more than 5% of NBI common stock. Other than as set forth below, to the best of NBI's knowledge, no person owns more than 5% of the outstanding NBI common stock.



                           Amount of
Name and Address of        Beneficial  Percentage
Beneficial Owner           Ownership    of Class
----------------           ----------  ----------

J. D. Nicewonder              110,376        6.44
148-B Bristol East Road
Bristol, VA 24201


     The following table sets forth, as of December 31, 1995, certain information regarding the beneficial ownership of NBI common stock by each director and named executive officer and by all directors and executive officers as a group. Unless otherwise noted in the footnotes to the table, the named persons have sole voting and investment power with respect to all outstanding shares of NBI common stock shown as beneficially owned by them.


                                           Shares of Common
Name of                                   Stock Beneficially         Percentage
Beneficial Owner                    Owned as of December 31, 1995     of Class
----------------                    -------------------------------  ----------
Charles L. Boatwright                            11,512(1)                *
L. Allen Bowman                                  10,000                   *
Robert E. Christopher, Jr.                       12,232(2)                *
Paul A. Duncan                                    8,656(3)                *
James G. Rakes                                   16,271(4)                *
James M. Shuler                                   8,576(5)                *
Jeffrey R. Stewart                               20,800(6)               1.21
J. Lewis Webb, Jr.                                2,580                   *
Paul P. Wisman                                      400                   *
Directors and Executive Officers
 as a Group (12 Persons)                        101,403                  5.92


__________________
* Less than 1%.

(1) Includes 3,048 shares owned jointly with spouse and 528 shares owned by spouse jointly with children.
(2) Includes 900 shares owned by spouse.
(3) Includes 1,128 shares owned by spouse and 80 shares owned by spouse as custodian.
(4) Includes 5,040 shares owned jointly with spouse, 400 shares owned by a child, 400 shares owned as custodian, and 5,271 shares owned through National Bankshares, Inc. Employee Stock Ownership Plan.

(5) Includes 192 shares owned jointly with spouse, 200 shares owned by spouse and 1,200 shares owned by a child.
(6) Includes 6,729 shares owned jointly with spouse and 471 shares owned as custodian.


                       NBI SELECTED FINANCIAL INFORMATION

     The following table presents certain unaudited historical selected financial data for NBI as of and for the five years in the period ended December 31, 1994 and as of and for the nine months ended September 30, 1995 and 1994. The data as of and for the five years in the period ended December 31, 1994 is derived from the audited financial statements of NBI and the notes thereto. The data as of and for the nine months ended September 30, 1995 and 1994 is derived from the unaudited financial statements of NBI. In the opinion of management, such unaudited financial statements have been prepared on the same basis as the audited financial statements, and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the unaudited periods. Results for the nine months ended September 30, 1995 should not be considered necessarily indicative of the results to be expected for the full year. The information below is qualified in its entirety by the detailed information and financial statements included elsewhere herein, and should be read in conjunction with "NBI'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and the financial statements of NBI and notes thereto included elsewhere in this Prospectus/Proxy Statement. See "FINANCIAL STATEMENTS" and "RECENT DEVELOPMENTS."

                                NBI (Historical)
                      Selected Consolidated Financial Data

                                            Nine Months Ended
                                              September 30,              Years Ended December 31,
                                            ------------------  -------------------------------------------
                                              1995      1994     1994     1993     1992     1991     1990
                                            ---------  -------  -------  -------  -------  -------  -------
Selected Income Statement Data ($ in
 thousands except per share data):
Interest income                              $ 11,908   10,755   14,562   14,428   16,047   17,732   17,475
Interest expense                                4,941    4,157    5,655    5,823    8,048   10,886   10,904
                                             --------  -------  -------  -------  -------  -------  -------
Net interest income                             6,967    6,598    8,907    8,605    7,999    6,846    6,571
Provision for loan losses                         225      380      540      930    1,060      615      675
                                             --------  -------  -------  -------  -------  -------  -------
Net interest income after provision
  for loan losses                               6,742    6,218    8,367    7,675    6,939    6,231    5,896
Noninterest income                              1,277    1,242    1,607    1,541    1,287      967    1,125
Noninterest expense                             4,821    4,519    6,158    5,855    5,400    4,738    4,487
                                             --------  -------  -------  -------  -------  -------  -------
Income before income taxes and
  cumulative effect of change in
  accounting principle                          3,198    2,941    3,816    3,361    2,826    2,460    2,534
Income taxes                                      753      672      900      717      498      416      443
                                             --------  -------  -------  -------  -------  -------  -------
Income before cumulative effect of
  change in accounting principle                2,445    2,269    2,916    2,644    2,328    2,044    2,091
Cumulative effect at January 1, 1993 of
  change in accounting for income
  taxes                                             -        -        -       28        -        -        -
                                             --------  -------  -------  -------  -------  -------  -------
Net income                                   $  2,445    2,269    2,916    2,672    2,328    2,044    2,091
                                             ========  =======  =======  =======  =======  =======  =======

Per Share Data:
Income before cumulative effect of
  change in accounting principle                 1.43     1.33     1.70     1.54     1.37     1.21     1.24
Cumulative effect at January 1, 1993 of
  change in accounting for income taxes             -        -        -      .02        -        -        -
                                             --------  -------  -------  -------  -------  -------  -------
Net income                                   $   1.43     1.33     1.70     1.56     1.37     1.21     1.24
                                             ========  =======  =======  =======  =======  =======  =======

Cash dividends declared                      $    .30      .27      .58      .50      .43      .39      .36
Book value per share                            12.98    11.71    11.75    10.68     9.61     8.67     7.84
Average shares (in thousands)                   1,714    1,710    1,710    1,708    1,701    1,693    1,682

Selected Balance Sheet Data at
  End of Period ($ in thousands):
Loans, net                                   $121,558  112,565  113,718  110,217  106,040  114,214  118,899
Securities available for sale                  12,854   12,969   12,114        -        -        -        -
Securities held to maturity                    53,105   60,772   57,389   62,518   60,442   59,054   38,845
Total assets                                  206,680  200,105  199,727  186,694  182,595  185,829  179,148
Total deposits                                183,152  179,440  178,636  167,702  165,633  170,354  164,947
Stockholders' equity                           22,257   20,024   20,137   18,254   16,375   14,714   13,222

                                            Nine Months Ended
                                              September 30,                 Years Ended December 31,
                                            ------------------     -------------------------------------------
                                              1995      1994        1994     1993     1992     1991     1990
                                              ----      ----        ----     ----     ----     ----     ----
Selected Ratios:
Return on average assets (1)                     1.60%    1.56        1.51     1.45     1.26     1.12     1.23
Return on average equity (1)                    15.38    15.81       15.19    15.43    14.98    14.63    16.82
Dividend payout ratio (1) (2)                   28.03    27.15       34.05    32.00    31.49    32.14    29.22
Average equity to average assets                10.43     9.90        9.94     9.38     8.44     7.66     7.29

Allowance for loan losses to period
  end:
    Loans, net of unearned                       1.70%    1.79        1.73     1.82     1.65     1.43     1.37
    Nonperforming loans (3) (4)                   501      476         309       83      128      246      121
    Nonperforming assets (3) (4)                  154      232         116       76       80      107      112
Net charge-offs to average net loans (1)          .14      .44         .51      .63      .86      .52      .26
Nonperforming assets to period-end
  loans, net of unearned income plus
  foreclosed properties (4)                      1.10      .77        1.48     2.39     2.05     1.33     1.22
Leverage                                        10.25     9.55        9.62     9.98        -        -        -
Tier 1 risk-based capital                       14.91    14.73       14.81    14.67        -        -        -
Total risk-based capital                        16.16    15.98       16.06    15.93        -        -        -
Average loans to average deposits               65.03    64.18       63.32    65.44    64.93    69.06    72.94
Accruing loans past due 90 days or more      $    191      469         219      326      756      420      456

(1) Annualized for the nine months ended September 30, 1995 and 1994.
(2) Dividends paid for the nine months ended September 30, 1995 and 1994 are not indicative of dividends paid on an annual basis. NBI has historically paid semiannual dividends in June and December.
(3) Rounded to nearest whole percent.

(4) Nonperforming loans and nonperforming assets do not include accruing loans past due 90 days or more.


             NBI MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion is an analysis of the financial condition and results of operations of NBI for the years ended 1994, 1993 and 1992 and the three months and nine months ended September 30, 1995 and 1994. The discussion should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this Prospectus/Proxy Statement. See "FINANCIAL STATEMENTS" and "RECENT DEVELOPMENTS."

Years Ended December 31, 1994, 1993 and 1992

     Performance Summary. NBI's net income increased $244,000, or 9.1%, in 1994, as compared to an increase of $344,000, or 14.8%, in 1993. Net interest income after provision for loan losses increased $692,000 in 1994 and $736,000 in 1993. Noninterest income increased $66,000 between 1993 and 1994 and $254,000 between 1992 and 1993. Noninterest expense increased $303,000 in 1994 and $455,000 in 1993.

     Net Interest Income. Net interest income is the main component of NBI's earnings and reflects net profits realized from loan, investment and deposit activities. For 1994, net interest income totaled $8,907,000, compared to $8,605,000 earned in 1993 and $7,999,000 in 1992. Interest expense on deposits declined $182,000 in 1994, compared to a decline of $2,220,000 in 1993. At year-end 1994, market indicators such as high employment rates and high levels of utilization of manufacturing capacities suggested the prospect of rising interest rates in 1995. This was of particular concern to NBB as NBB is liability sensitive for a period extending beyond one year. This would result in interest-sensitive liabilities repricing at a more rapid rate than interest-sensitive assets. Provided that no other factors acted to mitigate this process, NBB management believed that a compression of the interest margin was possible and that earnings could be affected negatively. To maximize income potential, minimize interest rate risk during periods of rate fluctuations and insure adequate liquidity, NBI employs a formal asset/liability management strategy.

     The acquisition of deposits totaling $14,514,000 from First Union Bank of Virginia significantly impacted NBI's net interest income for 1994. NBI is generally liability sensitive in the one-year time frame. The influx of deposits from the deposit acquisition produced a positive volume related change in interest-earning assets; however, it created a negative rate change as these assets were invested in lower yielding investments as insufficient loan demand existed to absorb the funds. Asset yields produced by these events were lower in comparison to asset yields in the prior year, 8.28% in 1994 compared to 8.83% in 1993. Loan yields declined from 9.65% in 1993 to 9.22% in 1994. The increasing prime rate caused a substantial decline in commercial loan volume. The decrease in commercial loan volume was offset in part by an increase in consumer loans at lower rates. The build up of consumer loans primarily took place at the Pembroke office (formerly a First Union Bank branch). In order to obtain this business, NBI offered very aggressive loan pricing which caused a decline in yields. Securities yields declined from 7.72% in 1994 to 6.99% in 1993. The federal funds rate was up slightly in 1994 as it reacted to market changes more quickly. Average loans, net totaled $111,708,000 in 1994 compared to $107,583,000 in 1993 and average securities totaled $69,260,000 in 1994 compared to $59,719,000 in 1993. Average interest-earning assets totaled $184,796,000 in 1994 compared to $171,150,000 in 1993.

     Interest expense was higher in 1994 due to the volume increase that resulted from the acquisition of the First Union deposits. However, these deposits were generally lower rate deposits than NBI's which lessened the impact on interest expense. Average rates paid on deposits was 3.61% in 1994 compared to 3.95% in 1993. With the additional liquidity, NBI was positioned to take a less aggressive position in obtaining external funds which offset to some extent the impact of the rising rate environment. Average interest-bearing liabilities except for time deposits were comparable with the prior year. Average time deposits increased $9,423,000 from $62,463,000 in 1993 to $71,886,000 in 1994, and rates decreased from 5.25% to 4.62%. Average interest-bearing liabilities totaled $156,620,000 in 1994 compared to $147,507,000 in 1993. The growth in interest-earning assets and in deposits was due principally to the acquisition of deposits from First Union Bank.

     The year 1993, when contrasted with 1992, was a period of historically low deposit rates. The cost of interest-bearing liabilities declined by 126 basis points. At the same time the yield on interest-earning assets declined by only 77 basis points producing a net increase in the net interest rate spread of 49 basis points. This is further demonstrated by rate and volume change data. Income on interest-earning assets declined by $1,632,000 on a tax equivalent basis of which $1,416,000 was attributable to rate while the cost of interest-bearing liabilities decreased by $2,225,000, of which $1,575,000 was due to rate. Individual interest-earning asset categories as well as the various deposit types generally reflect the same trend with rate being the principal cause of the change. Average loans, net totaled $107,583,000 in 1993 compared to $109,780,000 in 1992 and yields declined from 10.44% to 9.65%. Average securities totaled $59,719,000 in 1993 compared to $59,942,000 in 1992 and yields declined from 8.54% to 7.72%. Average interest-earning assets totaled $171,150,000 in 1993 compared to $174,395,000 in 1992. Average interest-bearing demand deposits and savings deposits increased $11,070,000, from $73,837,000 in 1992 to $84,907,000 in 1993, and rates declined from an average of 4.07% to 3.00%. Average time deposits decreased $18,018,000, from $80,584,000 in 1992 to $62,566,000 in 1993, and rates declined from 6.25% to 5.24%. Average interest-bearing liabilities totaled $147,507,000 in 1993 compared to $154,536,000 in 1992. The rate environment caused a shift in the mix of deposits from time deposits to the more liquid interest-bearing demand and savings deposits and a reduction in time deposits.

     Please refer to "NBI STATISTICAL DATA--Analysis of Net Interest Earnings and Analysis of Changes in Interest Income and Interest Expense" for additional information.

     Provision and Allowance for Loan Losses. The level of allowance for loan losses is based on management's judgment and analysis of current and historical loss experience, risk characteristics of the portfolio, concentration risks and asset quality considerations, as well as other internal and external factors, such as general economic conditions. During 1994, management took a prudent approach to reserving for losses by allocating $540,000 as a provision for loan losses, compared to $930,000 and $1,060,000 in 1993 and 1992, respectively. Net charge-offs for 1994 decreased $102,000, following a decrease of $269,000 between 1992 and 1993. The decrease in net-charge offs in 1994 was the result of improvement in the loan portfolio attributable largely to improvement in the local economy. The decrease in net charge-offs allowed management to lower the provision while still maintaining a ratio of the allowance for loan losses to loans, net of unearned income, of 1.73% at December 31, 1994. NBB's credit review department performs pre-credit reviews of large credits and, on an ongoing basis, conducts analyses to systematically evaluate loan quality, detect problems and provide early warning of asset deterioration.

     Nonperforming loans (consisting of nonaccrual and restructured loans) totaled $649,000, $2,462,000 and $1,390,000 at December 31, 1994, 1993 and 1992,
respectively. The ratio of the allowance for loan losses to nonperforming loans at those dates was 309%, 83% and 128%, respectively. The allowance for loan losses at December 31, 1993 was 83% of nonperforming loans; however, the nonperforming loans were largely collateralized by real estate, which reduced NBI's exposure. In management's judgment, the allowance was sufficient to cover the uncollateralized portion.

     Nonaccrual loans declined substantially in 1994 as foreclosures occurred. Upon foreclosure, those portions of the loan not covered by collateral are charged to the allowance for loan losses. Once transferred to other real estate any subsequent deterioration of collateral that causes a decline in fair market value is charged to income by adjusting the valuation allowance for other real estate owned. Management believes nonaccrual loans have stabilized as the local economy has improved. NBB also has an active program to convert nonperforming loans to performing assets. Nonperforming assets (consisting of nonperforming loans and other real estate owned) totaled $1,732,000, $2,687,000 and $2,227,000 at December 31, 1994, 1993 and 1992, respectively. The ratio of the allowance for loan losses to nonperforming assets at those dates was 116%, 76% and 80%, respectively.

     Nonperforming loans and nonperforming assets do not include accruing loans past due 90 days or more. Accruing loans past due 90 days or more totaled $219,000, $326,000 and $756,000 at December 31, 1994, 1993 and 1992,
respectively.

     Management has evaluated the various risk factors related to consumer lending and as a result concluded that an increase in consumer lending could result in an increased level of losses. Risk factors considered were the unsecured nature of some of the loans, loans collateralized by vehicles, mobile homes and real estate are subject to deteriorating collateral values, and borrowers that are generally not of substantial financial stability such that illness or loss of employment can place the repayment of the loan at risk. NBI has not experienced a substantial level of charge-offs in consumer loans. Management will continue to monitor consumer loan charge-offs and increase the allowance if required. Accordingly, management reevaluated the allowance for loan losses considering the relevant factors and concluded the allowance is sufficient to absorb consumer loan losses.

       Noninterest Income. Noninterest income for 1994 and 1993 was $1,607,000 and $1,541,000, respectively, which represents an increase of $66,000 or 4.3%. Service charges on deposits for 1994 were $667,000 and $594,000 in 1993, an increase of $73,000 or 12.3%. This increase was due in part to the revision of fee schedules in mid-1993 which were in effect for all of 1994 and a general increase in business levels. Trust income was $417,000 for 1994 and $373,000 for 1993, an increase of $44,000 or 11.8% caused by the growth of trust assets which increased $7,049,000 or 14.5% from 1993 to 1994. Credit card fees showed a continuing trend of improvement, increasing $38,000 or 12.0% in 1994.

       All categories of noninterest income experienced growth in 1993, with an overall increase of $254,000 or 19.7% over 1992 noninterest income of $1,287,000. Service charges on deposit accounts contributed significantly with an increase of $72,000 in 1993. This is largely attributable to the increase in scheduled fees implemented in June, 1993. Trust income continued to positively impact noninterest income with a $76,000 increase in 1993 primarily due to growth in trust assets.

       The remainder of the categories fluctuated due to general business conditions, with the exception of securities gains and losses, which show nominal amounts in both years.

       Noninterest Expense. Noninterest expense was $6,158,000 in 1994 compared to $5,855,000 in 1993, and $5,400,000 in 1992, resulting in increases of 5.2% in 1994 and 8.4% in 1993. In late 1993, the acquisition of NBB's credit card processor, Atlantic States Bankcard Association, by First Data Resources ("FDR"), necessitated a conversion to FDR's computer system. An increase in credit card expense of $69,000 in 1994 reflected FDR's higher fee structure. The 1994 noninterest expense figure also includes certain costs associated with NBB's purchase in April, 1994 of the Pembroke, Virginia office of First Union National Bank of Virginia. Deposit intangibles of $908,000 are being amortized over a ten-year period and goodwill of $447,000 is being amortized on a straight-line basis over a fifteen-year period. Net costs of other real estate owned were $37,000 in 1994, compared to $287,000 in 1993, due to decreased losses and write-downs and lower maintenance and administrative carrying expenses on the properties. The timing of acquisition and liquidation of foreclosed assets, as well as the nature of the properties, affect the expenses incurred. In 1993, salaries and employee benefits increased by $250,000 because of new hires, normal salary increases and expenses necessary to fund a commitment to an employee performance incentive plan. Occupancy expense rose $62,000 in 1993 due to extensive renovations at the Main Office location.

     Income Taxes. Higher taxable earnings in 1994 resulted in a $183,000 increase in federal income tax expense in 1994, as compared to $219,000 in 1993. NBI's effective tax rate was 23.6% in 1994, 21.3% in 1993, and 17.6% in 1992.

     NBI has determined that a valuation allowance for the gross deferred tax assets is not necessary due to the fact that the realization of the entire gross deferred tax assets can be supported by the amount of taxes paid during the carryback period available under current tax laws.

     Effects of Inflation. NBI's consolidated income statements generally reflect the effects of inflation. Since interest rates, loan demand and deposit levels are related to inflation, the resulting changes are included in net interest income. The most significant item which does not reflect the effects of inflation is depreciation expense, because historical dollar values used to determine this expense do not reflect the effect of inflation on the market value of depreciable assets after their acquisition.

     Balance Sheet. In 1994, total assets increased $13,033,000, after an increase of $4,099,000 in 1993. Total loans increased $4,059,000 in 1994, compared to a $5,141,000 increase in 1993, and total deposits increased $10,934,000 in 1994, compared to a $2,069,000 increase in 1993. Management currently expects future improvement in the local economy, which should continue to positively impact asset growth.

     Loans. Total loans increased 3.6%, following an increase of 4.7% between 1992 and 1993. Management continued to emphasize expansion of the consumer loan portfolio, succeeding in this effort with an $8,522,000 increase in loans to individuals in 1994, compared to a $6,036,000 increase in 1993. This emphasis on consumer loans and the resulting growth in that category of loans was a major factor leading to the increase in total loans. At year-end 1994, management expected loan volume to remain steady due to uncertainty in the interest rate environment.

     Securities. As a result of the investment of funds acquired in a purchase of deposits, securities held to maturity and available for sale at December 31, 1994 increased $6,985,000 over 1993. Effective January 1, 1994, NBI adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Upon adoption of SFAS No. 115, certain investment securities totaling $17,451,000 were reclassified from securities held to maturity to securities available for sale. NBI has classified all of its investment securities as either held to maturity or available for sale because NBI does not maintain a securities trading account.

     NBB's investment policy stresses safety with a program of purchasing high quality securities such as U.S. Treasury and U.S. Government Agency issues, state, county and municipal bonds, corporate bonds, and other bank qualified investments. Management adjusts its investment strategy in response to market conditions and available investment vehicles.

     Deposits. On April 16, 1994, NBB purchased the deposits of the Pembroke Office of First Union National Bank of Virginia. As a result, NBB assumed $14,514,000 in total deposits and $33,000 in accrued interest payable. By year-end 1994, NBI's total deposits had increased $10,934,000 over 1993.

     Average deposits at December 31, 1994 totaled $176,413,000 compared to $164,402,000 at December 31, 1993, an increase of $12,011,000. Average noninterest-bearing demand deposits increased $3,238,000 and average time deposits increased $9,423,000, with average interest-bearing demand deposits and average savings deposits showing insignificant changes from the prior year. The growth in deposits was funded principally by the purchase of deposits from First Union National Bank of Virginia. Without the purchase of these deposits, deposit growth would have slightly declined. Average interest rates on interest-bearing deposits declined in 1994 compared to 1993 by 34 basis points as management offered rates to prevent deposit runoff, but not at a more aggressive level that would be required to encourage growth. This trend is expected to continue as the Merger of NBI and BTC will create additional liquidity for the consolidated company. Please refer to "NBI STATISTICAL DATA--Analysis of Net Interest Earnings and Deposits" for additional information.

     Capital Resources. Total stockholders' equity increased $1,883,000 from 1993 to 1994. Net income, less cash dividends on common stock of $993,000, and the issuance of NBI common stock to NBI's Employee Stock Ownership Plan for $86,000 account for this increase. The $126,000 decrease in stockholders' equity at December 31, 1994 represents the excess of amortized costs over the fair values of securities available for sale, net of income taxes, at year-end as prescribed by SFAS No. 115. Net unrealized gains or losses on securities available for sale, net of income taxes, which is recorded as a separate component of stockholders' equity, will continue to be subject to change in future years due to fluctuations in fair values, sales, purchases, maturities and calls of securities classified as available for sale. There are no expected material changes in the mix or relative cost of capital resources.

     NBI has operated from a consistently strong capital position. The ratio of total stockholders' equity to total assets was 10.08% at year-end 1994 compared to 9.78% at year-end 1993. Banks are required to apply percentages to various assets, including off-balance sheet assets, to reflect their perceived risk. Regulatory defined capital is divided by risk-weighted assets in determining a bank's risk-based capital ratio. No regulatory authorities have advised NBI or NBB of any specific leverage ratios applicable to them. Both NBI's and NBB's capital adequacy ratios exceed regulatory requirements, and they provide added flexibility to take advantage of business opportunities as they arise.

Capital Analysis.

                                                        December 31, 1994
                                                        -----------------

Capital Components                                  Consolidated      NBB
------------------                                  ------------  -----------
 Tier 1 capital                                     $ 18,963,000   18,663,000
 Risk-adjusted tier 2 capital                          1,606,000    1,606,000
                                                    ------------  -----------
  Total risk-adjusted capital                       $ 20,569,000   20,269,000
                                                    ============  ===========

Asset Components                                    Consolidated      NBB
----------------                                    ------------  -----------
 Adjusted risk-weighted assets                      $128,053,000  128,051,000
 Year-to-date adjusted average assets                197,121,000  195,765,000


Capital Ratios                           Required   Consolidated      NBB
--------------                           --------   ------------  -----------
 Common stockholders' equity                 -%            10.08         9.95
 Regulatory capital                          6             10.67        10.33
 Risk-weighted capital:
  Tier 1                                     4             14.81        14.57
  Tier 1 + tier 2                            8             16.06        15.83
 Leverage ratio                            3-5              9.62         9.53

     Liquidity. Liquidity is the ability to provide sufficient cash flow to meet financial commitments and to fund additional loan demand or withdrawal of existing deposits. Sources of liquidity include deposits, loan principal and interest repayments, securities sales, calls and maturities and short-term borrowings. NBB maintained an adequate liquidity level during 1994 and 1993. Management is not aware of any future capital expenditures or other significant demands or commitments which would result in material increases or decreases in liquidity.

     Net cash provided from operations which consisted principally of net income amounted to $5,297,000, $4,078,000 and $3,342,000 in 1994, 1993 and 1992,
respectively. Cash flows from financing activities which consists principally of increases in deposits amounted to $8,672,000 in 1994 and $1,215,000 in 1993. Cash flows from operations and financing activities were invested in loans and securities in 1994 and 1993. In 1992 due to a reduction in interest rates for large certificates of deposit, net deposits decreased by $4,721,000 which was funded by cash from operations and a reduction in the loan portfolio. Please refer to "NBI'S Consolidated Statements of Cash Flows for the Years Ended December 31, 1994, 1993 and 1992" for additional information.

     Future Accounting Considerations. The Financial Accounting Standards Board ("FASB") has issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." SFAS No. 114 requires that certain loans which have been determined to be impaired be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. SFAS No. 114 also requires creditors to evaluate the collectibility of both contractual interest and contractual principal of all receivables when assessing the need for a loss accrual.

     In October 1994, the FASB issued SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." SFAS No. 118 amends SFAS No. 114 to allow a creditor to use existing methods for recognizing interest income on an impaired loan. To accomplish that, SFAS No. 118 eliminates the provisions in SFAS No. 114 that described how a creditor should report income on an impaired loan. SFAS No. 118 does not change the provisions in SFAS No. 114 that required a creditor to measure impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate, or as a practical expedient, at the observable market price of the loan or the fair value of the collateral if the loan is collateral dependent. SFAS No. 118 amends the disclosure requirements in SFAS No. 114 to require information about the recorded investment in certain impaired loans and about how a creditor recognizes interest income related to those impaired loans.

     SFAS No. 118 is effective concurrent with the effective date of SFAS No.
114. The mandatory adoption date of SFAS No. 114 and SFAS No. 118 by NBI was January 1, 1995 and, consistent with the requirements of SFAS No. 114, they were adopted by NBI on a prospective basis. NBI did not elect early adoption of SFAS No. 114 and SFAS No. 118 and anticipates that the effects of adoption will not materially impact its consolidated financial statements.

Three Months Ended September 30, 1995 and September 30, 1994

     Performance Summary. Net income for the current quarter amounted to $827,000, an increase of $24,000 or 3.0% over the corresponding quarter in 1994. This increase resulted from a decrease in the provision for loan losses, an increase in noninterest income and an increase in noninterest expense.

     Net Interest Income. Net interest income increased $18,000 or 7.6% in the current quarter over the corresponding quarter in 1994. Interest income increased $347,000 or 9.2% due to an increase in loans. Interest expense increased $329,000 or 23.1% due to an increase in deposits.

     Provision and Allowance for Loan Losses. The provision for loan losses decreased $65,000 or 43.3% in the current quarter over the corresponding quarter in 1994 due to a decline in net charge offs and a stabilization of past due and nonaccrual loans. Management considers the provision adequate.

     Noninterest Income. Noninterest income increased $55,000 or 14.2% in the current quarter over the corresponding quarter in 1994 due to an increase in service charges on deposit accounts, credit card fees, and trust income.

     Noninterest Expense. Noninterest expense increased $74,000 or 4.7% in the current quarter over the corresponding quarter in 1994 due principally to increases in salaries and employee benefits, credit card processing and net costs of other real estate owned.

     Income Taxes. NBI's effective tax rate for the current quarter of 25.0% is comparable to the 22.7% effective rate in the corresponding quarter of 1994.

Nine Months Ended September 30, 1995 and September 30, 1994

     Performance Summary. Net income for the nine months ended September 30, 1995 increased $176,000 or 7.8% compared to the corresponding period of the previous year. This compared to a $321,000 or 16.5% increase for the September 30, 1994 period compared to September 30, 1993. The increase in net income for the nine months ended September 30, 1995 was attributable principally to an increase in net interest income, a decrease in the provision for loan losses and an increase in noninterest expense.

     Net Interest Income. Net interest income increased $369,000 or 5.6% from 1994 to 1995 compared to an increase of $211,000 or 3.3% from 1993 to 1994. Interest income increased $1,153,000 over 1994 due to increases in loan volume and rates, shift of funds from investments to loans, and changes in the yields on other earning assets. Interest expense increased $784,000 from 1994 to 1995 due to changes in the mix of deposit liabilities to time deposits.

     The yield on interest-earning assets was 8.90% for the nine months ended September 30, 1995 increasing from 8.28% in 1994, an increase of 84 basis points. The cost of interest-bearing liabilities increased from 3.56% to 4.21% during the same time period, an increase of 65 basis points, which resulted in a nominal increase in the interest rate spread in 1995. The net yield on average interest-earning assets, which factors in both capital and demand deposits, increased to 5.38% in 1995 up from 5.10% in 1994, a 28 basis point increase. The increased yield on interest-earning assets was the result of the shifting of investments to the higher yielding loan portfolio. Deposit growth was nominal as the need for external funds was not necessary due to excess internal liquidity. This allowed NBB to take a less aggressive stance on obtaining external funds and avoid the inherent cost of funds in a highly competitive market. Average loans, net totaled $117,847,000 for the nine months ended September 30, 1995 compared to $110,942,000 for the nine months ended September 30, 1994 and yields increased from 9.18% to 10.01%. Average securities totaled $66,195,000 for the nine months ended September 30,1995 compared to $72,574,000 for the nine months ended September 30, 1994 and yields increased from 6.56% to 7.07%. Average interest-earning assets totaled $187,531,000 for the nine months ended September 30, 1995 compared to $187,092,000 for the nine months ended September 30, 1994. Average interest-bearing demand deposits and savings deposits decreased $9,702,000, from $84,794,000 for the nine months ended September 30, 1994 to $75,092,000 for the nine months ended September 30, 1995, and rates increased from 2.70% to 3.01%. Average time deposits increased $10,297,000, from $70,504,000 for the nine months ended September 30, 1994 to $81,431,000 for the nine months ended September 30, 1995, and rates increased from 4.62% to 5.31%. Average interest-bearing liabilities totaled $156,585,000 for the nine months ended September 30, 1995 compared to $155,298,000 for the nine months ended September 30, 1994. Please refer to "NBI STATISTICAL DATA--Analysis of Net Interest Earnings and Analysis of Changes in Interest Income and Interest Expense" for additional information.

     Provision and Allowance for Loan Losses. The provision for loan losses decreased $155,000 or 40.8% in 1995 compared to 1994 because past due and nonaccrual loans have stabilized. The allowance for loan losses to period-end loans, net of unearned income, approximated 1.70% at September 30, 1995, compared to 1.73% at December 31, 1994. Management considers the provision adequate.

     Nonperforming loans (consisting of nonaccrual and restructured loans) totaled $420,000 at September 30, 1995 compared to $649,000 at December 31, 1994. The ratio of the allowance for loan losses to nonperforming loans at those dates was 501% and 309%, respectively. Nonperforming assets (consisting of nonperforming loans and other real estate owned) totaled $1,366,000 at September 30, 1995 compared to $1,732,000 at December 31, 1994. The ratio of the allowance for loan losses to nonperforming assets at those dates was 154% and 116%, respectively. Nonperforming loans and nonperforming assets do not include accruing loans past due 90 days or more. Accruing loans past due 90 days or more totaled $191,000 at September 30, 1995 and $219,000 at December 31, 1994. Please refer to "NBI STATISTICAL DATA--Risk Elements and Summary of Loan Loss Experience" for additional information.

     Noninterest Income. During the first nine months of 1995, total noninterest income rose $35,000 or 2.8% over the same period last year. This increase was due primarily to increases in service charges on deposit accounts, credit card fees and other income.

     Noninterest Expense. Noninterest expense increased $302,000 or 6.7% for the nine months ended September 30, 1995, compared to a $206,000 or 4.8% increase for the 1993 to 1994 period. The largest component of the increase was due to the increased cost of salaries and employee benefits. Fringe benefit costs for pension, medical and dental coverage have increased in the past year. Other operating expense increases were in the areas of data processing, credit card processing and net costs of other real estate owned. Net costs of other real estate owned increased $56,000 due mainly to write-downs of OREO property. The FDIC assessment decreased by $19,000 reflecting a decrease in the FDIC rate charged for deposits.

     Income Taxes. NBI's effective tax rate of 23.5% for the nine months ended September 30, 1995 is comparable to 22.8% for the nine months ended September 30, 1994.

     Balance Sheet. Total assets have risen $6,953,000 since year-end 1994. This increase is the result of stronger loan demand for all categories of loans. Total deposits increased $4,516,000 since year-end 1994 with time deposits increasing $9,392,000. This increase was a result of higher rates paid on time deposits compared to rates paid on interest-bearing and savings deposits. NBI's stockholders' equity was $22,257,000 at September 30, 1995, compared to $20,137,000 at year-end 1994. The increase of $2,120,000 resulted from earnings retention and a turnaround in net unrealized gains on securities available for sale.

     Deposits. Average deposits at September 30, 1995 totaled $178,344,000 compared to $176,413,000 at December 31, 1994, an insignificant change. There was a change in mix, as average time deposits increased $9,545,000 while average interest-bearing demand deposits and average savings deposits decreased $5,465,000 and $3,803,000, respectively. This is attributed to the higher rates paid on time deposits as average rates on time deposits increased to 5.31% in 1995 from 4.62% for the year ended December 31, 1994. Please refer to "NBI STATISTICAL DATA--Analysis of Net Interest Earnings and Deposits" for additional information.

     Liquidity. NBI maintained an adequate level of liquidity during the first nine months of 1995 and 1994. The liquidity ratio was 23.8% at September 30, 1995, and 27% at September 30, 1994. Certain assets are maintained on a short-term basis to meet liquidity demands anticipated by management.

     The 1995 nine month cash flow data related to investing activities reflects the previously noted shift from the investment categories to loans. Net cash provided from operating activities totaled $2,319,000 and net deposits gathered in financing activities increased approximately $4,516,000. Cash and due from banks decreased approximately $1,267,000 from the beginning of 1995. The net decrease in cash and due from banks plus the net cash from operations and financing activities were invested primarily in loans. Please refer to "NBI'S CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995" for additional information.

     In the fourth quarter of 1995, NBI utilized a one-time opportunity and transferred approximately $8,199,000 from the held to maturity securities classification to the available for sale category which effectively converted these assets to a current asset and in doing so enhanced liquidity. While management continues its efforts to shift investments to the loan portfolio, management foresees no events, including the shift of investments to loans, that would severely impair liquidity.

     Capital Resources. NBI continues to maintain a strong capital position with the increase in total capital attributable to retained earnings and the adoption of SFAS No. 115. Both NBI's and NBB's capital adequacy ratios exceed regulatory requirements, and they provide added flexibility to take advantage of business opportunities as they arise.

Capital Analysis.

                                                       September 30, 1995
                                                       ------------------
          Capital Components                        Consolidated      NBB
          ------------------                        ------------      ---
 Tier 1 capital                                     $ 20,375,000   20,258,000
 Risk-adjusted tier 2 capital                          1,713,000    2,105,000
                                                    ------------  -----------
Total risk-adjusted capital                         $ 22,088,000   22,363,000
                                                    ============  ===========


Asset Components                                    Consolidated      NBB
----------------                                    ------------      ---
 Adjusted risk-weighted assets                      $136,672,000  136,652,000
 Year-to-date adjusted average assets                198,858,000  198,978,000


Capital Ratios                           Required   Consolidated      NBB
--------------                           --------   ------------      ---
 Common stockholders' equity                 -%            10.78       10.32
 Regulatory capital                          6             10.88       10.42
 Risk-weighted capital:
  Tier 1                                     4             14.91       14.21
  Tier 1 + tier 2                            8             16.16       15.46
 Leverage ratio                            3-5             10.25        9.76


     Interest Rate Sensitivity Position. NBI's future earnings may be adversely affected by a sharp upturn in interest rates, as NBI is liability sensitive for a period extending beyond one year. In a falling rate environment, earnings would benefit to some extent from this position, as assets at higher rate levels would generally reprice downward at a slower rate than interest sensitive liabilities.

     At the one to five year period, NBI's cumulative interest-sensitivity position reflects an asset sensitive position indicating that the benefit derived from falling rates and the adverse effect of rising rates would dissipate in the one to five year time period. This would be dependent, however, on the length of time rates were rising and falling and the length of time rates remained stable at the level ultimately reached. Management typically adjusts its assets/liability strategies during times of rising and falling rates to minimize or maximize the impact of changing rates. Please refer to "NBI STATISTICAL DATA--Interest Rate Sensitivity" for additional information.

     Proposed Merger. The proposed Merger of NBI and BTC will have a combination of positive and negative effects on NBI's financial position, results of operations, liquidity and capital. While both entities have strong earnings, NBI's return on assets and equity can be expected to decline due to the lower ratios exhibited by BTC. BTC's lower ratios are due to its excess liquidity which is presently invested in the securities portfolio due to the lack of loan demand in BTC's trade area. It is expected that BTC's ratios could be enhanced over time by purchasing loans from NBB, as NBB's trade area is more developed and loan demand is higher. The shifting of investments to the loan portfolio would create higher yields for BTC and should result in improved net interest income. Also, with the excess liquidity of BTC and the potential loan generating ability of NBB, the combined banks will be in a position to adopt a strategy that allows them to take a less aggressive stand toward obtaining external funds and thereby avoid to some extent higher funding costs. Loan demand in NBB's trade area will ultimately be the determining factor in improved performance, the demand being dependent on economic conditions which are subject to fluctuations. Management views this process as an intermediate to longer term goal. Both NBI and BTC have strong capital positions which have generally trended upward, the result of earnings growth coupled with a generally moderate dividend payout.

     The overall impact of the Merger is expected to be positive with regard to liquidity and capital; however, excess liquidity will have to be absorbed into BTC's loan portfolio to increase net income. The minimal levels of noninterest income at BTC also are viewed as a potential opportunity for increased income in the future.

                              NBI STATISTICAL DATA


I. DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY; INTEREST RATES AND INTEREST DIFFERENTIAL

     A.    AVERAGE BALANCE SHEETS

     The following table presents, for the periods indicated, condensed daily average balance sheet information:


                                               September 30,    December 31,
($ in thousands)                                   1995        1994       1993
                                                   ----        ----       ----
ASSETS
Cash and due from banks                        $    4,838       4,837      4,019
Federal funds sold                                  3,489       3,828      3,848
Securities available for sale:
   Taxable                                         12,923      14,967        ---
Securities held to maturity:
   Taxable                                         27,087      30,403     40,925
   Nontaxable                                      26,185      23,890     18,794
Mortgage loans held for sale                          679         995      1,253
Loans, net                                        117,847     111,708    107,583
Other assets                                        7,604       6,553      6,077
                                               ----------    --------   --------

     Total assets                              $  200,652     197,181    182,499
                                               ==========    ========   ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Noninterest-bearing demand deposits            $   21,821      20,167     16,929
Interest-bearing demand deposits                   58,245      63,710     63,598
Savings deposits                                   16,847      20,650     21,412
Time deposits                                      81,431      71,886     62,463
                                               ----------    --------   --------
     Total deposits                               178,344     176,413    164,402
Short-term borrowings                                  62         374          9
Other liabilities                                   1,033         803        604
Long-term debt                                        ---         ---         25
                                               ----------    --------   --------
   Total liabilities                              179,439     177,590    165,040
Stockholders' equity                               21,213      19,591     17,459
                                               ----------    --------   --------

   Total liabilities and stockholders' equity  $  200,652     197,181    182,499
                                               ==========    ========   ========


     B.  ANALYSIS OF NET INTEREST EARNINGS

     The table below shows for the major categories of interest-earning assets and interest-bearing liabilities, the interest earned or paid, the average yield or rate on the daily average balance outstanding, net interest income and net yield on average interest-earning assets for the periods indicated:


                                             September 30, 1995                  December 31, 1994
                                           -----------------------             ---------------------
                                 Average                Average      Average               Average     Average
($ in thousands)                 Balance   Interest  Yield/Rate(4)   Balance   Interest  Yield/Rate    Balance
                                ---------  --------  -------------  ---------  --------  -----------  ----------
Interest-earning assets:
Loans, net (1) (2) (3)           $117,847     8,851       10.01%     $111,708    10,300        9.22%    $107,583
Taxable securities                 40,010     2,014        6.71%       45,370     2,961        6.53%      40,925
Nontaxable securities (1)          26,185     1,497        7.62%       23,890     1,877        7.86%      18,794
Federal funds sold                  3,489       152        5.81%        3,828       155        4.05%       3,848
                                 --------   -------                  --------   -------                 --------

Total interest-earning assets    $187,531    12,514        8.90%     $184,796    15,293        8.28%    $171,150
                                 ========   =======       =====      ========   =======        ====     ========

Interest-bearing liabilities:
Interest-bearing demand
  deposits                       $ 58,245     1,356        3.10%     $ 63,710     1,759        2.76%    $ 63,598
Savings deposits                   16,847       340        2.69%       20,650       559        2.71%      21,412
Time deposits                      81,431     3,241        5.31%       71,886     3,321        4.62%      62,463
Short-term borrowings                  62         4        8.60%          374        16        3.33%           9
Long-term debt                        ---       ---         ---           ---       ---         ---           25
                                 --------   -------                  --------   -------                 --------

Total interest-bearing
 liabilities                     $156,585     4,941        4.21%     $156,620     5,655        3.61%    $147,507
                                 ========   =======       =====      ========   =======        ====     ========

Net interest income and
 interest rate spread                       $ 7,573        4.69%                $ 9,638        4.67%
                                            =======       =====                 =======        ====

Net yield on average
 interest-earning assets                                   5.38%                               5.22%
                                                          =====                                ====
                                   December 31, 1993
                                 ---------------------
                                             Average
($ in thousands)                 Interest  Yield/Rate
                                 --------  -----------
Interest-earning assets:
Loans, net (1) (2) (3)             10,379        9.65%
Taxable securities                  2,930        7.16%
Nontaxable securities (1)           1,683        8.95%
Federal funds sold                    122        3.17%
                                   ------

Total interest-earning assets      15,114        8.83%
                                   ======        ====

Interest-bearing liabilities:
Interest-bearing demand
  deposits                          1,908        3.00%
Savings deposits                      636        2.97%
Time deposits                       3,277        5.25%
Short-term borrowings                 ---        3.33%
Long-term debt                          2        8.00%
                                   ------

Total interest-bearing
 liabilities                        5,823        3.95%
                                   ======        ====

Net interest income and
 interest rate spread               9,291        4.88%
                                   ======        ====

Net yield on average
 interest-earning assets                         5.43%
                                                 ====

(1) Interest on nontaxable loans and securities is computed on a fully taxable equivalent basis using a Federal income tax rate of 34% in 1995, 1994 and 1993.
(2) Loan fees of $156 in 1995, $193 in 1994 and $593 in 1993 are included in total interest income.
(3) Nonaccrual loans are included in average balances for yield computations.
(4) Annualized.

     C.  ANALYSIS OF CHANGES IN INTEREST INCOME AND INTEREST EXPENSE

     NBI's primary source of revenue is net income, which is the difference between the interest and fees earned on loans and investments and the interest paid on deposits and other funds. NBI's net interest income is affected by changes in the amount and mix of interest-earning assets and interest-bearing liabilities and by changes in yields earned on interest-earning assets and rates paid on interest-bearing liabilities. The tables below set forth, for the periods indicated, a summary of the changes in interest income and interest expense resulting from changes in average asset and liability balances (volume) and changes in average interest rates (rate).

                                 September 30, 1995 Over
                                   September 30, 1994                           1994 Over 1993                   1993 Over 1992
                         ---------------------------------------             --------------------             --------------------
                                    Changes               Net            Changes           Net            Changes           Net
                                    Due To              Dollar           Due To          Dollar           Due To          Dollar
($ in thousands)         Rates (2) (3)  Volume (2) (3)   Change   Rates (2)  Volume (2)   Change   Rates (2)  Volume (2)   Change
                         -------------  --------------  --------  ---------  ----------  --------  ---------  ----------  --------
Interest income: (1)
  Loans                         $ 742             485     1,227       (470)        391       (79)      (829)       (224)   (1,053)
  Taxable securities               74            (264)     (190)      (273)        304        31       (291)       (201)     (492)
  Nontaxable securities           (50)            177       127       (234)        428       194       (256)        239       (17)
  Federal funds sold               58             (21)       37         34          (1)       33        (40)        (30)      (70)
                                -----           -----     -----       ----       -----      ----     ------      ------    ------
    Increase (decrease)
      in income on
      interest-earning
      assets                      824             377     1,201       (943)      1,122       179     (1,416)       (216)   (1,632)
                                -----           -----     -----       ----       -----      ----     ------      ------    ------

Interest expense:
  Interest-bearing
    demand deposits               189            (124)       65       (153)          4      (149)      (637)        289      (348)
  Savings deposits                 (5)            (81)      (86)       (55)        (22)      (77)      (216)        103      (113)
  Time deposits                  (186)          1,002       816       (423)        467        44       (723)     (1,036)   (1,759)
  Short-term
    borrowings                      9             (20)      (11)         2          14        16        ---          (1)       (1)
  Long-term debt                  ---             ---       ---         (1)         (1)       (2)         1          (5)       (4)
                                -----           -----     -----       ----       -----      ----     ------      ------    ------
    Increase (decrease)
      in expense of
      interest-bearing
      liabilities                   7             777       784       (630)        462      (168)    (1,575)       (650)   (2,225)
                                -----           -----     -----       ----       -----      ----     ------      ------    ------
Increase (decrease) in
  net interest income           $ 817            (400)      417       (313)        660       347        159         434       593
                                =====           =====     =====       ====       =====      ====     ======      ======    ======

(1) Taxable equivalent basis using a Federal income tax rate of 34%.
(2) Variances caused by the change in rate times the change in volume are allocated equally.
(3) Annualized.

     INTEREST RATE SENSITIVITY

     The tables below set forth, as of the dates indicated, the distribution of repricing opportunities of NBI's interest-earning assets and interest-bearing liabilities, the interest rate sensitivity gap (i.e., interest rate sensitive assets less interest rate sensitive liabilities), the cumulative interest rate sensitivity gap ratio (i.e., interest rate sensitivity gap divided by total interest-earning assets) and the cumulative interest rate sensitivity gap ratio. The tables set forth the time periods during which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contracted terms.

     Certain shortcomings are inherent in the method of analysis presented in the following tables. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees and at different times to changes in market interest rates. Also, loan prepayments and early withdrawals of certificates of deposit could cause the interest sensitivities to vary from those which appear on the tables.

     NBI has a formal asset/liability management program. The primary goal of the program is to provide management with information related to the rate sensitivity of certain assets and liabilities and the effect of changing rates on profitability and capital accounts. While this planning process is designed to protect NBB over the long-term, it does not provide near-term protection from "interest rate shocks," as interest rate sensitive assets and liabilities do not, by their nature, move up or down in tandem in response to changes in the overall rate environment. Therefore, NBI's profitability in the near-term may temporarily be affected, either positively by a falling interest rate scenario, or negatively by a period of rising rates.

     An interest rate sensitivity gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would generally tend to affect adversely net interest income while a positive gap would generally tend to result in an increase in net interest income. During a period of declining interest rates, a negative gap would generally tend to result in increased net interest income, while a positive gap would generally tend to affect adversely net interest income. NBI's future earnings may be adversely affected by a sharp upturn in interest rates as NBI is liability sensitive for a period extending beyond one year. In a falling rate environment earnings would benefit to a certain degree from this position, because assets at higher rate levels would reprice downward at a slower rate than interest sensitive liabilities. Over the one to five year period, NBI's cumulative interest-sensitivity position reflects an asset sensitive position. This would mean NBI would benefit initially from falling rates and the adverse effect of rising rates but would benefit in the one to five year period from rising rates. This would depend, however, on the length of time rates were rising and falling and the length of time rates remained stable at the level ultimately reached.


                     ANALYSIS OF INTEREST RATE SENSITIVITY

     An interest rate sensitivity table showing all major interest sensitive asset and liability categories for the time intervals indicated and cumulative "gaps" for each interval is set forth below:

INTEREST RATE                                              September 30, 1995
                                    --------------------------------------------------------------
SENSITIVITY TABLE                       Interest-sensitive (days)
                                    -------------------------------------------
                                                                                 More than
($ in thousands)                           1-90    91-180   181-365   1-5 Years   5 Years   Total
                                       --------   -------   -------   ---------  --------  -------
Interest-earning assets:
  Commercial and industrial loans      $  6,248     4,482     8,841      13,652     4,799   38,022
  Real estate mortgage loans              5,042     3,618     7,136      11,018     3,873   30,687
  Real estate construction loans          6,210     1,175       489         ---       ---    7,874
  Loans to individuals                   20,928     2,231     4,301      18,133     1,067   46,660
                                       --------   -------   -------      ------    ------  -------
    Total loans, net of unearned
      income (1)                         38,428    11,506    20,767      42,803     9,739  123,243
                                       --------   -------   -------      ------    ------  -------

Mortgage loans held for sale              1,318       ---       ---         ---       ---    1,318
Federal funds sold                        4,610       ---       ---         ---       ---    4,610
Securities available for sale             1,502     1,250     2,747       3,907     3,448   12,854
Securities held to maturity               3,416     1,080     6,308      22,262    20,039   53,105
                                       --------   -------   -------      ------    ------  -------
    Total interest-earning assets      $ 49,274    13,836    29,822      68,972    33,226  195,130
                                       ========   =======   =======      ======    ======  =======


INTEREST RATE                                              September 30, 1995
                                    --------------------------------------------------------------
SENSITIVITY TABLE                       Interest-sensitive (days)
                                    -------------------------------------------
($ in thousands)                           1-90    91-180   181-365   1-5 Years  >5 Years   Total
                                       --------   -------   -------   ---------  --------  -------
Interest-bearing liabilities:
  Interest-bearing demand deposits       57,446       ---       ---         ---       ---   57,446
  Savings deposits                       16,038       ---       ---         ---       ---   16,038
  Time deposits                          11,914    14,027    22,497      36,435       288   85,161
                                       --------   -------   -------      ------    ------  -------
    Total interest-bearing
      liabilities                      $ 85,398    14,027    22,497      36,435       288  158,645
                                       ========   =======   =======      ======    ======  =======

Cumulative interest-sensitivity
 gap                                   $(36,124)  (36,315)  (28,990)      3,547    36,485   36,485
                                       ========   =======   =======      ======    ======  =======
Cumulative ratio of interest-
 sensitive assets to interest-
 sensitive liabilities                     0.58      0.63      0.76        1.02      1.23     1.23
                                       ========   =======   =======      ======    ======  =======

(1)  Excluding nonaccrual loans.


     NBI is sensitive to interest rate changes, as liabilities generally reprice or mature before interest-earning assets. The above gap table reflects NBI's rate-sensitive position at September 30, 1995, and is not necessarily reflective of its position throughout the year. The carrying amounts of interest-rate sensitive assets and liabilities are presented in the periods in which they reprice to market rates or mature and are summed to show the interest-rate sensitivity gap.

                     ANALYSIS OF INTEREST RATE SENSITIVITY

     An interest-sensitivity table showing all major interest sensitive asset and liability categories for the time intervals indicated and cumulative "gaps" for each interval is set forth below:


INTEREST RATE                                              December 31, 1994
                                    --------------------------------------------------------------
SENSITIVITY TABLE                       Interest-sensitive (days)
                                    -------------------------------------------
($ in thousands)                           1-90    91-180   181-365   1-5 Years  >5 Years   Total
                                       --------   -------   -------   ---------  --------  -------
Interest-earning assets:
  Commercial and industrial loans      $  5,939     4,453     8,289      12,029     5,094   35,804
  Real estate mortgage loans              4,987     3,738     6,960      10,099     4,276   30,060
  Real estate construction loans          3,726       621       879         240       ---    5,466
  Loans to individuals                   20,770     1,932     3,754      16,540       978   43,974
   Total loans, net  of unearned       --------   -------   -------      ------    ------  -------
     income (1)                          35,422    10,744    19,882      38,908    10,348  115,304
                                       --------   -------   -------      ------    ------  -------

Federal funds sold                        1,400       ---       ---         ---       ---    1,400
Securities available for sale             1,517       ---     2,005       6,897     1,695   12,114
Securities held to maturity               2,589     4,064     4,121      28,225    18,390   57,389
                                       --------   -------   -------      ------    ------  -------
   Total interest-earning assets       $ 40,928    14,808    26,008      74,030    30,433  186,207
                                       ========   =======   =======      ======    ======  =======


INTEREST RATE                                              December 31, 1994
                                    --------------------------------------------------------------
SENSITIVITY TABLE                       Interest-sensitive (days)
                                    -------------------------------
($ in thousands)                           1-90    91-180   181-365   1-5 Years  >5 Years   Total
                                       --------   -------   -------   ---------  --------  -------
Interest-bearing liabilities:
  Interest-bearing demand deposits       59,794       ---       ---         ---       ---   59,794
  Savings deposits                       19,257       ---       ---         ---       ---   19,257
  Time deposits                          11,439     9,543    19,993      26,208     8,586   75,769
                                       --------   -------   -------      ------    ------  -------
   Total interest-bearing
     liabilities                       $ 90,490     9,543    19,993      26,208     8,586  154,820
                                       ========   =======   =======      ======    ======  =======

Cumulative interest-sensitivity
 gap                                   $(49,562)  (44,297)  (38,282)      9,540    31,387   31,387
                                       ========   =======   =======      ======    ======  =======
Cumulative ratio of interest-
 sensitive assets to interest-
 sensitive liabilities                     0.45      0.56      0.68        1.07      1.20     1.20
                                       ========   =======   =======      ======    ======  =======

(1)  Excluding nonaccrual loans.


     NBI is sensitive to interest rate changes, as liabilities generally reprice or mature before interest-earning assets. The above gap table reflects NBI's rate-sensitive position at December 31, 1994, and is not necessarily reflective of its position throughout the year. The carrying amounts of interest-rate sensitive assets and liabilities are presented in the periods in which they reprice to market rates or mature and are summed to show the interest-rate sensitivity gap.

II.  INVESTMENT PORTFOLIO

     A.  BOOK VALUE OF INVESTMENTS

     The amortized costs and fair values of securities available for sale as of September 30, 1995 and December 31, 1994 were as follows:



                                 September 30, 1995     December 31, 1994
                                 ------------------    -------------------
                                 Amortized      Fair   Amortized    Fair
($ in thousands)                   Costs       Values    Costs     Values
                                   -----       ------    -----     ------
Securities available for sale:
  U.S. Treasury                    $ 2,502      2,505      3,516      3,456
  U.S. Government agencies
   and corporations (1)              7,930      8,031      7,197      7,121
  Other securities                   2,327      2,318      1,592      1,537
                                   -------     ------     ------     ------
     Total securities
      available for sale           $12,759     12,854     12,305     12,114
                                   =======     ======     ======     ======


     The amortized costs of securities held to maturity as of September 30, 1995 and December 31, 1994 and 1993 were as follows:


                              September 30,      December 31,     December 31,
                                   1995              1994             1993
                             ----------------  ----------------  --------------
                                Amortized         Amortized         Amortized
($ in thousands)                  Costs             Costs             Costs
                                  -----             -----             -----
Securities held to maturity:
  U.S. Treasury                   $ 6,757             9,722           12,319
  U.S. Government agencies
   and corporations (1)            11,133            15,220           22,318

  States and political             28,345            26,073           20,698
   subdivisions
  Other securities                  6,870             6,374            7,183
                                   ------            ------           ------
     Total securities held        $53,105            57,389           62,518
      to maturity                  ======            ======           ======


(1) Mortgage-backed securities are included in the totals for U.S. Government agencies and corporations.

    Except for U.S. Government, NBI has no securities with any issuer that exceed 10% of its stockholders' equity.


     B.  MATURITIES AND ASSOCIATED YIELDS

     The following tables present the maturities for those securities available for sale and held to maturity as of September 30, 1995 and December 31, 1994.

SECURITIES AVAILABLE FOR SALE
-----------------------------


                               September 30, 1995                         December 31, 1994
                           --------------------------                ----------------------------
                                            Weighted                                  Weighted
                             Amortized       Average                   Amortized       Average
($ in thousands)               Costs        Yield (1)                    Costs        Yield (1)
                             ----------     ---------                  ----------     ---------
U.S. Treasury:
   Within one year              $ 2,000         5.20%                     $ 1,516         5.43%
   One to five years                500         6.87%                       2,000         5.81%
                                -------                                   -------
      Total                       2,500         5.54%                       3,516         5.64%
                                -------                                   -------

U.S. Government agencies
 and corporations (2):
   Within one year                3,005         7.57%                       1,784         5.31%
   One to five years              2,784         6.73%                       3,779         7.34%
   Five to ten years              2,058         8.04%                       1,552         8.39%
   After ten years                   85         7.15%                          82         6.78%
                                -------                                   -------
      Total                       7,932         7.39%                       7,197         7.06%
                                -------                                   -------

                               September 30, 1995                         December 31, 1994
                           --------------------------                ----------------------------
                                            Weighted                                  Weighted
                             Amortized       Average                   Amortized       Average
($ in thousands)               Costs        Yield (1)                    Costs        Yield (1)
                             ----------     ---------                  ----------     ---------
Other securities:
   Within one year                  500         4.78%                         253         6.15%
   One to five years                706         6.17%                       1,206         5.59%
   Five to ten years                990         6.92%                         ---          ---
   After ten years                  ---          ---                          ---          ---
   No maturity                      131         6.00%                         133         6.00%
                                -------                                   -------
        Total                     2,327         6.18%                       1,592         5.72%
                                -------                                   -------
        Total securities
        available for sale
                                $12,759         6.81%                     $12,305         6.48%
                                =======         ====                      =======         ====

(1) Taxable equivalent basis.

(2) Mortgage-backed securities are included in the totals for U.S. Government agencies and corporations and have been allocated based on their estimated cash flow.

SECURITIES HELD TO MATURITY
---------------------------

                               September 30, 1995         December 31, 1994
                           --------------------------  -----------------------
                                            Weighted                   Weighted
                             Amortized      Average     Amortized       Average
                               Costs        Yield (1)     Costs        Yield (1)
                             ---------      ---------   ----------     ---------
($ in thousands)
U.S. Treasury:
   Within one year              $ 4,752         4.88%       4,959         4.71%
   One to five years              2,006         6.38%       4,763         5.78%
                                -------                   -------
     Total                        6,758         5.33%       9,722         5.23%
                                -------                   -------

U.S. Government agencies and
 corporations (2):
   Within one year                1,543         7.93%       2,731         6.59%
   One to five years              6,062         6.73%       8,583         7.05%
   Five to ten years              3,321         7.45%       3,747         7.56%
   After ten years                  207         8.29%         159         8.10%
                                -------                   -------
     Total                       11,133         7.14%      15,220         7.10%
                                -------                   -------

States and political subdivisions:
   Within one year                3,251         8.77%       2,555         9.99%
   One to five years              9,592         7.54%       9,782         8.00%
   Five to ten years             13,520         7.32%      11,898         7.30%
   After ten years                1,981         8.44%       1,838         8.42%
                                -------                   -------
     Total                       28,344         7.64%      26,073         7.90%
                                -------                   -------

                               September 30, 1995         December 31, 1994
                           --------------------------  -----------------------
                                            Weighted                  Weighted
                             Amortized      Average    Amortized      Average
                             Costs          Yield (1)  Costs          Yield (1)
                             ----------     --------   ----------     --------
($ in thousands)
Other securities:
   Within one year                1,301         7.54%         753         5.76%
   One to five years              5,056         6.29%       5,621         6.58%
   Five to ten years                513         6.66%         ---          ---
   After ten years                  ---          ---          ---          ---
                                -------                   -------
     Total                        6,870         6.05%       6,374         6.48%
                                -------                   -------
     Total securities held
      to maturity               $53,105         7.03%     $57,389         7.08%
                                =======         ====      =======         ====

(1) Taxable equivalent basis.

(2) Mortgage-backed securities are included in the totals for U.S. Government agencies and corporations and have been allocated based on their estimated cash flow.

III. LOAN PORTFOLIO

     NBI concentrates its lending activities in commercial and industrial loans, real estate mortgage loans both residential and business, and loans to individuals. The following tables set forth (i) a comparison of NBI's loan portfolio by major category of loans as of the dates indicated and (ii) the maturities and interest rate sensitivity of the loan portfolio at September 30, 1995 and December 31, 1994.

     A.  TYPES OF LOANS

                                             September 30,    December 31,
                                                             -------------
($ in thousands)                                 1995      1994      1993
                                                 ----      ----      ----
Commercial and industrial loans                $ 38,212    35,984    45,618
Real estate mortgage loans                       30,841    30,212    26,638
Real estate construction loans                    7,919     5,543     3,946
Loans to individuals                             48,502    45,767    37,245
                                               --------   -------   -------
  Total loans                                   125,474   117,506   113,447
Less unearned income                             (1,811)   (1,782)   (1,192)
                                               --------   -------   -------
  Total loans, net of unearned income           123,663   115,724   112,255
Less allowance for loans losses                  (2,105)   (2,006)   (2,038)
                                               --------   -------   -------
  Total loans, net                             $121,558   113,718   110,217
                                               ========   =======   =======

     B.  MATURITIES AND INTEREST RATE SENSITIVITIES

                                            September 30, 1995
                               -----------------------------------------
                                   Less
                                   Than                 After
($ in thousands)                  1 Year   1-5 Years   5 Years    Total
                                 --------  ----------  --------  --------

Commercial and industrial        $21,877      13,760     2,575    38,212
Real estate construction           7,919         ---       ---     7,919
Less loans with predetermined
 interest rates                   (7,463)     (3,525)   (2,575)  (13,563)
                                 -------      ------   -------   -------

Loans with adjustable rates      $22,333      10,235       ---    32,568
                                 =======      ======   =======   =======

                                            December 31, 1994
                               -----------------------------------------
                                   Less
                                   Than                 After
($ in thousands)                  1 Year   1-5 Years   5 Years   Total
                                 -------   ---------   -------   -------
Commercial and industrial        $20,863      12,031     3,090    35,984
Real estate  construction          5,274         269       ---     5,543
Less loans with predetermined
 interest rates                   (6,643)     (3,800)   (3,090)  (13,533)
                                 -------      ------   -------   -------

Loans with adjustable rates      $19,494       8,500       ---    27,994
                                 =======      ======   =======   =======

     C.  RISK ELEMENTS

         1.  Nonaccrual, Past Due and Restructured Loans

     The following table presents aggregate loan amounts for nonaccrual loans and accruing loans which are contractually past due ninety days or more as to interest or principal payments, restructured loans and other real estate owned, net.

                                                 December 31,
                                          ------------------------
($ in thousands)                              1995    1994   1993
                                              ----    ----   ----
Nonaccrual loans:
  Commercial and industrial                 $      -      -    710
  Real estate mortgage                           390    390  1,123
  Loans to individuals                            30     30     31
                                              ------  -----  -----
                                                 420    420  1,864
                                              ------  -----  -----
Restructured loans:
  Commercial and industrial                        -    229    598
                                              ------  -----  -----
                                                   -    229    598
                                              ------  -----  -----
Total nonperforming loans                        420    649  2,462
Other real estate owned, net                     739  1,083    225
                                              ------  -----  -----
Total nonperforming assets                    $1,159  1,732  2,687
                                              ======  =====  =====

                                                 December 31,
                                          ------------------------
                                              1995    1994   1993
                                              ----    ----   ----
Accruing loans past due 90 days or more:
  Commercial and industrial                   $    6      3     44
  Real estate mortgage                            60     45      -
  Real estate construction                         -     87    243
  Loans to individuals                           144     84     39
                                              ------  -----  -----
                                              $  210    219    326
                                              ======  =====  =====

     The effect of nonaccrual and restructured loans on interest income is presented below:


                                     Years Ended
                                     December 31,
                                ----------------------
($ in thousands)                  1995    1994   1993
                                  ----    ----   ----

Interest that would have been
 recorded in accordance with
 original terms                   $ 42     57    263
Interest recorded in income          5     10     76
                                  -----   ----   ----
Net impact on interest income     $(37)   (47)  (187)
                                  =====   ====   ====

Interest is recognized on the cash basis for all loans carried in nonaccrual status. Loans generally are placed in nonaccrual status when the collection of principal or interest is ninety days or more past due, unless the obligation is both well-secured and in the process of collection.

             2.  Potential Problem Loans

     At December 31, 1994 there were no loans not disclosed above which management had serious doubts as to the borrower's ability to comply with present loan repayment terms. At December 31, 1995 there were three loans totaling $119,000 not disclosed above which are considered impaired under Statement of Financial Accounting Standards No. 114.

             3.  Foreign Outstandings

     At December 31, 1995 and 1994, there were no foreign outstandings.

             4.  Loan Concentrations

     At December 31, 1995 and 1994, there were no concentrations of loans exceeding 10% of total loans which are not otherwise disclosed as a category of loans, except for loans secured by vehicles which approximated $22,000,000 and $18,000,000, respectively.

IV.  SUMMARY OF LOAN LOSS EXPERIENCE

     A. ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES

     The following tabulation shows average loan balances at the end of each period; changes in the allowance for loan losses arising from loans charged off and recoveries on loans previously charged off by loan category; and additions to the allowance which have been charged to operating expense:

                                              December 31,
                                      ----------------------------
($ in thousands)                        1995      1994      1993
                                        ----      ----      ----
Average loans outstanding              118,760   111,708   107,583
                                       =======   =======   =======

Balance at beginning of year             2,006     2,038     1,782
Charge-offs:
  Commercial and industrial loans           22        72       231
  Real estate mortgage loans               ---       192       282
  Real estate construction loans           ---        53       ---
  Loans to individuals                     247       307       221
                                       -------   -------  --------
     Total loans charged off               269       624       734
                                       -------   -------  --------
Recoveries
  Commercial and industrial loans      $     9         7        10
  Real estate mortgage loans                 7         4         5
  Real estate construction loans           ---       ---       ---
  Loans to individuals                      52        41        45
                                       -------   -------  --------
     Total recoveries                       68        52        60
                                       -------   -------  --------
Net loans charged off                      201       572       674
                                       -------   -------  --------
Additions charged to operations            275       540       930
                                       -------   -------  --------
Balance at end of year                 $ 2,080     2,006     2,038
                                       =======   =======  ========
Net charge-offs to average loans
  outstanding                              .17%      .51%      .63%
                                       =======   =======  ========

     Factors influencing management's judgment in determining the amount of the loan loss provision charged to operating expense include the quality of the loan portfolio as determined by management, historical loan loss experience, diversification as to type of loans in the portfolio, the amount of secured as compared with unsecured loans and the value of underlying collateral, banking industry standards and averages, and general economic conditions.

     B.  ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses has been allocated according to the amount deemed necessary to provide for anticipated losses within the categories of loans as of December 31, 1995, 1994 and 1993 as follows:

                        December 31, 1995           December 31, 1994          December 31, 1993
                    --------------------------  ---------------------------  ------------------------
                                 Percent of                   Percent of                 Percent of
                                  Loans in                     Loans in                   Loans in
                                    Each                         Each                       Each
                    Allowance   Category to     Allowance     Category to    Allowance  Category to
($ in thousands)     Amount     Total Loans      Amount       Total Loans     Amount    Total Loans
                    ---------   ----------       ------       -----------     ------    -----------
Commercial and
 industrial
 loans                 $ 381       32.16%        $  624            30.62%     $  810         40.21%
Real estate
 mortgage loans          155       25.10%           164            25.71%        163         23.48%
Real estate
 construction
 loans                   100        4.74%            36             4.72%         54          3.48%
Loans to
 individuals             197       38.00%           500            38.95%        615         32.83%
Unallocated            1,247        ---             682              ---         396           ---
                       -----       ------        ------           ------      ------        ------
                       2,080       100.00%       $2,006           100.00%     $2,038        100.00%
                       =====       ======        ======           ======      ======        ======

V.  DEPOSITS

     A.  AVERAGE AMOUNTS OF DEPOSITS AND AVERAGE RATES PAID

     Average amounts and average rates paid on deposit categories in excess of 10% of average total deposits are presented below:

                          September 30, 1995       December 31, 1994      December 31, 1993
                       ------------------------  ---------------------  ---------------------
                       Average      Average      Average     Average    Average     Average
($ in thousands)       Amounts   Rates Paid (1)  Amounts   Rates Paid   Amounts   Rates Paid
                       --------  --------------  --------  -----------  --------  -----------
Noninterest-bearing
 demand deposits       $ 21,821            ---   $ 20,167         ---   $ 16,929         ---
Interest-bearing
 demand deposits         58,245           3.10%    63,710        2.76%    63,598        3.00%
Savings deposits         16,847           2.69%    20,650        2.71%    21,412        2.97%
Time deposits            81,431           5.31%    71,886        4.62%    62,463        5.25%
                       --------                  --------               --------
     Average total
       deposits        $178,344                  $176,413               $164,402
                       ========                  ========               ========

(1) Annualized


     B.  TIME DEPOSITS OF $100,000 OR MORE

     The following table sets forth time certificates of deposit and other time deposits of $100,000 or more:

                                             September 30, 1995
                           -----------------------------------------------------
                                      Over 3 Months    Over 6 Months
                             3 Months   Through 6       Through 12     Over 12
($ in thousands)             or Less     Months           Months       Months    Total
                             -------- -------------    -------------  --------  ------
Certificates of
 deposit                      $1,599      2,186            3,596       2,120     9,501
Other time
 deposits                        ---        351              ---       2,807     3,158
                              ------      -----            -----       -----    ------
     Total time deposits of
       $100,000 or more       $1,599      2,537            3,596       4,927    12,659
                              ======      =====            =====       =====    ======
                                              December 31, 1994
                           -----------------------------------------------------
                                      Over 3 Months    Over 6 Months
                             3 Months   Through 6       Through 12     Over 12
($ in thousands)             or Less     Months           Months       Months    Total
                             -------- -------------    -------------  --------  ------
Certificates of
 deposit                      $1,273        738            4,300       1,736     8,047
Other time
 deposits                        232        255              164       2,028     2,679
                              ------      -----            -----       -----    ------
     Total time deposits of
       $100,000 or more       $1,505        993            4,464       3,764    10,726
                              ======      =====            =====       =====    ======

VI.  RETURN ON EQUITY AND ASSETS

     The ratio of net income to average stockholders' equity and to average total assets, and certain other ratios are presented below:


                                      September
                                         30,       December 31,
                                     ------------ --------------
                                         1995      1994   1993
                                         ----      ----   ----

Return on average assets (1)                1.60%   1.51   1.45
Return on average equity (1)               15.38   15.19  15.43
Dividend payout ratio (1) and (2)          28.03   34.05  32.00
Average equity to average assets           10.43    9.94   9.38

(1) Annualized for the nine months ended September 30, 1995.
(2) Dividends paid for the nine months ended September 30, 1995 are not indicative of dividends paid on an annual basis. NBI has historically paid semi-annual dividends in June and December.


                                BUSINESS OF BTC

History and Business

     The antecedents of BTC are in a charter issued on September 28, 1889 for Clinch Valley Bank. On December 22, 1893, another charter was issued in substantially the same form and to virtually the same organizers for a bank to be called Bank of Clinch Valley. In 1929, Bank of Clinch Valley merged with Farmers National Bank, under the charter of the former, and the name of the resulting institution became "Farmers Bank of Clinch Valley." The name "Bank of Tazewell County" resulted from the 1964 merger of Bank of Graham, Bluefield, Virginia, with Farmers Bank of Clinch Valley.

     As a bank chartered under the laws of the Commonwealth of Virginia, BTC is subject to primary supervision, examination and regulation by the BFI and is subject to applicable provisions of Virginia law insofar as such provisions do not conflict with or are not preempted by federal banking laws. BTC is also a member of the Federal Reserve System and, therefore, under the supervision of the Federal Reserve Board. As a member of the Federal Reserve System, it is subject to a variety of federal banking laws and regulations. The deposits of BTC are also insured under the Federal Deposit Insurance Act, up to the applicable limits thereof. See "CERTAIN REGULATORY CONSIDERATIONS."

     BTC presently has no corporate parent, subsidiaries or other affiliates. At September 30, 1995, BTC had approximately $177 million in assets, $41 million in net loans, $150 million in deposits and $25 million in stockholders' equity.

Banking Services

     BTC is engaged in substantially all of the business operations customarily conducted by independent commercial banks in Virginia. Most of BTC's business originates from the communities of Tazewell and Bluefield and other communities in Tazewell County, Virginia and in Mercer County, West Virginia. BTC's service area has largely depended on the coal mining industry and farming for its economic base. In recent years, coal companies have mechanized and have reduced the number of persons engaged in the production of coal. There are still a number of support industries for the coal mining business that continue to provide employment in the area. Additionally, several new businesses have been established in the area, and Bluefield, West Virginia has begun to emerge as a regional medical center. Unemployment has stabilized, and real estate values also remain stable and comparable to other areas in southwest Virginia.

     BTC provides its banking services from seven offices located in Tazewell and Bluefield. BTC's banking services include the acceptance of checking and savings deposits, and the making of commercial, real estate, personal, automobile and other installment loans. BTC also offers trust services, traveler's checks, notary public and other customary bank services to its customers. BTC does not issue credit cards.

     BTC's deposits are attracted primarily from individuals and small business-related sources. BTC also attracts deposits from several local agencies. In connection with municipal deposits, BTC is generally required to pledge securities to secure such deposits, except for the first $100,000 of such deposits, which are insured by the FDIC.

     As of September 30, 1995, BTC had approximately 16,450 deposit accounts, representing approximately 6,150 noninterest-bearing (demand) accounts with balances totaling approximately $16.6 million for an average balance per account of approximately $2,700; 6,600 savings, interest-bearing demand and money market accounts with balances totaling approximately $55.2 million for an average balance per account of approximately $8,400 and 3,700 time certificate of deposit accounts with balances totaling approximately $79 million for an average balance per account of approximately $21,500.

     BTC's principal lending focus is on real estate loans in its service area with a particular emphasis on adjustable rate residential or commercial mortgage loans. Mortgage loans, including commercial mortgages, constituted approximately 66% of BTC's loan portfolio at September 30, 1995. Approximately 48% of the mortgage loan portfolio is comprised of residential mortgages with the remainder being comprised of commercial mortgage loans. Residential mortgage loans are typically secured by single family residences, including mobile units, located throughout BTC's service area. Commercial mortgage loans are typically secured by small office buildings or multi-use commercial/industrial buildings.
Mortgage loans are generally made for terms of from one to ten years with sixteen to twenty year amortizations and based on various adjustable rate indexes depending on whether the mortgage loan is residential or commercial. Mortgage loans are generally underwritten with loan-to-value ratios ranging from approximately 75% to 80%.

     BTC's commercial loans include loans made primarily to service, retail and wholesale businesses for a variety of purposes, including revolving lines of credit, working capital loans and equipment financing loans. Commercial loans constituted approximately 16% of BTC's loan portfolio at September 30, 1995. Although BTC typically looks to the borrower's cash flow as the principal source of repayment of such loans, the large majority of the commercial loans are secured by some form of collateral, including equipment, accounts receivables and both commercial and residential real estate.

     BTC's consumer loans represented 18% of the loan portfolio at September 30, 1995. Consumer loans include automobile loans and other loans for personal purposes.

     A significant portion of BTC's loan portfolio is secured by real estate. One of the principal risks inherent in lending secured by real estate is a decline in the market value of the underlying real property collateral. The general economy in BTC's service area is suffering from the effects of a decline in the coal industry. This has generally resulted in a weak loan demand but real estate values have remained stable and comparable to other areas in southwest Virginia.

     BTC has a loan-to-one borrower limit of approximately $3.8 million, with BTC's largest loan being approximately $1.3 million. BTC originates and processes most of its loans and holds these loans in its portfolio until maturity or their earlier repayment. It frequently purchases loans or participations in loans from other financial institutions which experience stronger loan demand than does BTC. Approximately 20% of BTC loan portfolio is comprised of loans or interests in loans that BTC has purchased. BTC seldom sells loans to other financial institutions and does not sell loans in the secondary market. BTC has adopted a Federal Mortgage Loan Policy which generally complies with recommendations by the Federal Reserve Board. All other loans are based on collateral, credit standards and net worth considerations. BTC's Board of Directors will periodically adjust BTC's underwriting criteria in response to economic conditions and business opportunities.

     The principal sources of BTC's revenues are (i) interest and fees on loans;
(ii) interest on investments; (iii) service charges on deposit accounts and other charges and fees; (iv) income from fiduciary activities; and (v) interest on federal funds sold (funds loaned on short-term basis to other banks). For the year ended December 31, 1994, these sources comprised 32%, 61%, 2%, 1% and 4%, respectively, of BTC's total operating income.

     BTC has not engaged in any material research activities relating to the development of new services or the improvement of existing bank services since 1994, when ATMs were opened in the Cumberland Park and Westgate branch offices.

     There has been no significant change in the types of services offered by BTC in the last ten years, except in connection with new types of accounts allowed by statute or regulation in recent years and the introduction of ATMs at two of its branch offices. BTC has no present plans regarding "a new line of business" requiring the investment of a material amount of total assets.

     There is no emphasis on foreign sources and application of funds. BTC's business, based upon historical performance, is not seasonal. BTC is not dependent upon a single customer or group of related customers for a material portion of its deposits, nor is a material portion of BTC's loans concentrated within a single industry or group of related industries. Management of BTC is unaware of any material effect upon BTC's capital expenditures, earnings or competitive position as a result of federal, state or local environmental regulation.

     BTC holds no patents, licenses (other than licenses obtained from bank regulatory authorities), franchises or concessions.

Trust Department

     Through its trust department, BTC conducts a general trust business in its service area, including personal and corporate trust services. Personal trust services include the administration and settlement of decedents' estates, administration of testamentary and inter vivos trusts, and agency or custodian accounts. Corporate trust service include acting as administrator or trustee of employee benefit plans, including BTC's Employees' Pension Plan. The trust department has approximately 104 accounts with approximately $21 million in assets under administration. Fiduciary assets under the administration of the trust department are not included among the assets of BTC for purposes of its financial statements or financial reporting.

Employees

     As of September 30, 1995, BTC had a total of 68 full-time employees and one part-time employee. The management of BTC believes that its employee relations are satisfactory.

Properties

     BTC currently owns the land and buildings of six of its seven offices. BTC leases the land and the building at which the Westgate branch office is located. The lease provides for an annual rental of $13,000 and expires in September 2003. BTC believes that its existing facilities are adequate for its current needs and any anticipated growth.

Legal Proceedings

     Due to the nature of its business, BTC is, from time to time, a party to claims and legal proceedings arising in the ordinary course of business. BTC is not currently a party to any such claim or proceeding.

     Competition

     The banking and financial services business in Virginia generally, and in BTC's market areas specifically, is highly competitive. The increasingly competitive environment is a result primarily of changes in regulation, changes in technology and product delivery systems, and the accelerating pace of consolidation among financial services providers. BTC competes for loans and deposits and customers for financial services with other commercial banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions, and other nonbank financial service providers. Many of these competitors are much larger in total assets and capitalization, have greater access to capital markets and offer a broader array of financial services than BTC. In order to compete with the other financial services providers, BTC principally relies upon local promotional activities, personal relationships established by officers, directors and employees with its customers, and specialized services tailored to meet its customers' needs.


                      BTC SELECTED FINANCIAL INFORMATION

     The following table presents certain unaudited historical selected financial data for BTC as of and for the five years in the period ended December 31, 1994 and as of and for the nine months ended September 30, 1995 and 1994. The data as of and for the five years in the period ended December 31, 1994 is derived from the audited financial statements of BTC and the notes thereto. The data as of and for the nine months ended September 30, 1995 and 1994 is derived from the unaudited financial statements of BTC. In the opinion of management, such unaudited financial statements have been prepared on the same basis as the audited financial statements, and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the unaudited periods. Results for the nine months ended September 30, 1995 should not be considered necessarily indicative of the results to be expected for the full year. The information below is qualified in its entirety by the detailed information and financial statements included elsewhere herein, and should be read in conjunction with "BTC'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and the financial statements of BTC and notes thereto included elsewhere in this Prospectus/Proxy Statement. See "FINANCIAL STATEMENTS" and "RECENT DEVELOPMENTS."


                                BTC (Historical)
                            Selected Financial Data

                                                           Nine Months Ended
                                                             September 30,                 Years Ended December 31,
                                                          --------------------  -----------------------------------------------
                                                             1995       1994      1994      1993      1992      1991     1990
                                                          ----------  --------  --------  --------  --------  --------  -------
Selected Income Statement Data ($ in thousands
 except per share data):
Interest income                                            $  9,077      8,640    11,500    11,399    12,257    12,997   12,787
Interest expense                                              4,444      3,751     5,029     4,929     5,917     8,034    8,072
                                                           --------    -------   -------   -------   -------   -------  -------
Net interest income                                           4,633      4,889     6,471     6,470     6,340     4,963    4,715
Provision for loan losses                                         -          6        13        23       148        25      112
                                                           --------    -------   -------   -------   -------   -------  -------
Net interest income after
  provision for loan losses                                   4,633      4,883     6,458     6,447     6,192     4,938    4,603
Noninterest income                                              211        303       440       858        73       328      525
Noninterest expense                                           2,309      2,280     3,567     3,147     2,996     2,782    2,560
                                                           --------    -------   -------   -------   -------   -------  -------
Income before income taxes                                    2,535      2,906     3,331     4,158     3,269     2,484    2,568
Income taxes                                                    736        858       944     1,186       878       471      556
                                                           --------    -------   -------   -------   -------   -------  -------
Net income                                                 $  1,799      2,048     2,387     2,972     2,391     2,013    2,012
                                                           ========    =======   =======   =======   =======   =======  =======

                                                           Nine Months Ended
                                                             September 30,                 Years Ended December 31,
                                                          --------------------  -----------------------------------------------
                                                             1995       1994      1994      1993      1992      1991     1990
                                                          ----------  --------  --------  --------  --------  --------  -------
Per Share Data:
Net income                                                 $    .95       1.08      1.26      1.57      1.27      1.07     1.07
Cash dividends declared                                         .25        .25       .52       .51       .47       .41      .41
Stock dividend (1)                                                -          -       200%       10%        -         -        -
Book value per share                                          13.25      12.23     11.93     12.02     10.98     10.18     9.53
Average shares (in thousands)                                 1,888      1,888     1,888     1,888     1,888     1,888    1,888

Selected Balance Sheet Data at
  End of Period ($ in thousands):
Loans, net                                                 $ 41,122     42,486    42,571    39,939    44,515    42,898   51,927
Securities available for sale                                28,432     24,737    24,105    15,327         -         -        -
Securities held to maturity                                  89,892     92,062    90,623    97,119   104,400    98,527   80,399
Total assets                                                177,488    174,230   173,405   171,079   170,382   165,409  154,586
Total deposits                                              150,668    149,838   149,050   146,299   147,207   143,703  133,826
Stockholders' equity                                         25,013     23,089    22,521    22,697    20,731    19,227   17,986

Selected Ratios:
Return on average assets (2)                                   1.36    %  1.58      1.38      1.76      1.43      1.24     1.37
Return on average equity (2)                                  10.08      11.93     10.41     13.38     11.80     10.69    11.55
Dividend payout ratio (2) (3)                                 35.09      30.86     41.27     32.48     37.00     38.32    38.32
Average equity to average assets                              13.50      13.26     13.26     13.15     12.08     11.63    11.90
Allowance for loan losses to period end:
  Loans, net of unearned                                       1.33       1.27      1.26      1.35      1.21      1.05      .87
  Nonperforming loans (4) (5)                                   185          -         -     3,206     5,450     1,824    1,060
  Nonperforming assets (4) (5)                                  167        813       813       940       736       592      317
Net charge-offs (recoveries) to average net loans (2)          (.03)       .02       .03       .05       .14       .05      .23
Nonperforming assets to period end
  loans, net of unearned income plus
  foreclosed properties                                         .80        .12       .16       .14       .16       .18      .27
Leverage                                                      14.46      14.10     14.09     13.44         -         -        -
Tier 1 risk-based capital                                     41.97      41.68     39.89     40.50         -         -        -
Total risk-based capital                                      42.88      42.62     40.79     41.47         -         -        -
Average loans to average deposits                             27.46      27.83     28.00     29.75     30.11     32.97    38.46
Accruing loans past due 90 days or more                    $    546        262       271       288       146       507      371

(1) 200% stock dividend in 1994 and 10% stock dividend in July 1993.
(2) Annualized for the nine months ended September 30, 1995 and 1994.
(3) Dividends paid for the nine months ended September 30, 1995 and 1994 are not indicative of dividends paid on an annual basis. BTC has historically declared semi-annual dividends in June and December with payment being made in the following month.
(4) Rounded to nearest whole percent.

(5) Nonperforming loans and nonperforming assets do not include accruing loans past due 90 days or more.

             BTC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with BTC's selected financial data, BTC's statistical information, and BTC's financial statements and notes thereto included elsewhere in this Prospectus/Proxy Statement. All per share amounts have been adjusted to give effect to the 200% stock dividend declared on October 11, 1994 and paid to BTC stockholders on February 1, 1995.

     Overview

     Net income was $1.8 million ($.95 per share) for the nine months ended September 30, 1995 compared to net income of $2.0 million ($1.08 per share) for the corresponding period in 1994. Net income for the three months ended September 30, 1995 was $553,000 ($.29 per share) compared to $616,000 ($.33 per share) for the corresponding period in 1994. The decline in net income for the nine months ended September 30, 1995 as compared to the corresponding period in 1994 was due primarily to decreases in net interest income and noninterest income.

     Net income was $2.4 million ($1.26 per share) for the year ended December 31, 1994 as compared to $3.0 million ($1.57 per share) and $2.4 million ($1.27 per share) for the years ended December 31, 1993 and 1992, respectively. The decrease in net income in 1994 was due primarily to a decrease in noninterest income and an increase in noninterest expense.

     Net Interest Income

     BTC's primary source of revenue is net interest income, which is the difference between the interest and fees earned on loans and investments and the interest paid on deposits and other funds. BTC's net interest income is affected by changes in the amount and mix of interest-earning assets and interest-bearing liabilities and changes in yields earned on interest-earning assets and rates paid on interest-bearing liabilities.

     Net interest income declined $256,000 for the nine months ended September 30, 1995 compared to the corresponding period in 1994 because total interest income grew at a slower rate than did total interest expense. This, in turn, resulted from the average rates earned on interest-earning assets increasing at a slower rate than did the average rates paid on interest-bearing liabilities. The interest rate spread and the net yield on average interest earning assets (both computed on a fully tax equivalent basis) declined 51 and 38 basis points, respectively, at September 30, 1995 from their levels at December 31, 1994. Interest margins continued to narrow during the fourth quarter of 1995. Management of BTC believes that net interest income will improve in future months, even in the face of projected declining interest rates, because it expects to convert more of its investment securities into higher yielding loans resulting from its affiliation with NBI.

     Total interest income for the nine months ended September 30, 1995 increased by $437,000 from the comparable period in 1994. While an increase in interest-earning assets contributed to such result, it was principally effected by increased rates earned on such assets. Total interest expense for the nine months ended September 30, 1995 increased by $693,000 from September 30, 1994. Such increase was more greatly influenced by changes in the rates paid on interest-bearing liabilities than in the increase in volume of these liabilities.

     Net interest income increased $1,000 for the year ended December 31, 1994 as compared to the year-end results for 1993, as total interest income grew at approximately the same rate as did total interest expense. The interest rate spread on a fully tax equivalent basis increased one basis point from its level at December 31, 1993. However, the yield on average interest-earnings assets on a fully tax equivalent basis declined by five basis points from its level at December 31, 1993. This decline reflects the general increase in market interest rates and negative impact of interest rate floors on BTC's adjustable rate loans. These interest rate floors adversely impacted net interest income in the increasing interest rate environment because the actual rates on adjustable rate loans did not increase initially and did not increase as rapidly as the increase in the cost of interest-bearing liabilities.

     Total interest income for the year ended December 31, 1994 increased by $100,000 from December 31, 1993. On a fully tax equivalent basis, an increase in the volume of interest-earning assets was almost totally offset by a decrease in the rates earned on such assets during the period. This decline in rates was the result of loans repricing downward during the first and second quarters of 1994, the impact of lowering the contractual interest rate floor on several loans to their fully indexed rate. Total interest expense for the year ended December 31, 1994 increased by $100,000 from December 31, 1993. On a fully tax equivalent basis, the decrease in rates paid on interest-bearing liabilities during the period more than offset the increase resulting from volume. BTC changed its deposit strategy in 1994 and began to focus on raising lower rate savings deposits to facilitate the runoff of higher rate certificates of deposit. This strategy was successful in reducing BTC's deposit costs during a rising interest rate environment in the third and fourth quarters of 1994.

     For further information concerning net interest income, the rates earned and paid on interest-earning assets and interest-bearing liabilities and the effect of changes in rate and volume on these results, see "BTC STATISTICAL DATA."

     Provision for Loan Losses

     BTC maintains an allowance for loan losses to cover the known and inherent risk of loss associated with its loan portfolio. The provision for loan losses is charged against income and is applied to the allowance for loan losses.

     The provision for loan losses declined $10,000 for the year ended December 31, 1994 compared to 1993, as management maintained the allowance for loan losses at $545,000 even though period-end loans increased by $2.6 million. BTC took no provision for loan losses during the nine months ended September 30, 1995, as recoveries on loans previously charged-off exceeded loans written-off against the allowance for loan losses by $8,000. As a result of such recoveries, the allowance for loan losses increased to $553,000 at September 30, 1995.

     Nonperforming loans increased from $-0- at December 31, 1994 to $299,000 at September 30, 1995, and the related ratio of the allowance for loan losses was 185% at September 30, 1995. This increase can be attributed primarily to one loan of $255,000. This loan, made originally to a husband and wife for farm purposes, became nonperforming when the husband died and the wife subsequently filed for bankruptcy under Chapter 12. The $255,000 amount is the court approved planned amount of repayment. Management expects this nonperforming loan will be settled in 1996, when the property will be sold. It believes that any resultant loss from this particular loan or the other nonperforming loans would be adequately covered by the existing unallocated allowance for loan losses.

     Although BTC maintains its allowance for loan losses at a level which it considers to be adequate to provide for potential losses, there can be no assurance that such losses will not exceed the estimated amounts, thereby adversely affecting the future results of operations. The calculation of the adequacy of the allowance for loans losses is based on a variety of factors, including underlying collateral values, delinquency trends and historical loan loss experience.

     For further information concerning the allowance for loans losses and asset quality, see "BTC STATISTICAL DATA."

     Noninterest Income

     Noninterest income for the nine months ended September 30, 1995 declined by $92,000 as compared to September 30, 1994 principally as a result of a net realized loss on securities of $85,000, as compared to a $4,000 gain for the comparable period in 1994.

     Noninterest income for the year ended December 31, 1994 declined by $418,000 as compared to year-end 1993 principally attributable to a $375,000 recovery in 1993 in connection with certain losses in the securities portfolio which were recognized in prior years. For further discussion of the securities portfolio, see "--Securities" below.

     Noninterest Expense

     Noninterest expense for the nine months ended September 30, 1995 increased by $29,000 as compared to September 30, 1994, as salaries and employee benefits increased by $12,000, occupancy and furniture and fixtures increased by $92,000 and other operating expenses declined by $75,000.

     Noninterest expense for the year ended December 31, 1994 increased by $420,000 as compared to year-end 1993 principally resulting from an increase of $69,000 in salaries and employee benefits, as well as a $331,000 increase in other operating expense, principally attributable to $141,000 in additional franchise taxes for 1992, 1993 and 1994 paid to the Commonwealth of Virginia as a result of a deficiency in those years. The remaining $191,000 represented a general increase in many of the other categories of other operating expenses, including advertising, costs of examinations, insurance, supplies and the like.

     Income Taxes

     Lower taxable earnings during the first nine months of 1995 resulted in a $122,000 decrease in federal income tax expense from the comparable period in 1994. Likewise, federal income tax expense declined $242,000 between December 31, 1994 and 1993 as a result of lower taxable earnings. BTC's effective tax rate was 29.0% at September 30, 1995 as compared to 29.5% at September 30, 1994 and 28.3% at December 31, 1994, as compared to 28.5% at December 31, 1993.

     Balance Sheet

     Average total assets increased $3.3 million between December 31, 1994 and September 30, 1995, while average total assets increased $5.5 million between December 31, 1993 and 1994. This asset growth was reflected in BTC's investment portfolio, with the average amount of securities held in all categories increasing from $109.5 million at December 31, 1993 to $118.1 million at September 30, 1995. Average net loans between December 31, 1993 and September 30, 1995 remained virtually identical in amount reflecting the continued lack of significant loan demand in BTC's markets.

     Average total deposits increased $2.3 million between December 31, 1994 and September 30, 1995, while average total deposits increased $5.5 million between December 31, 1993 and 1994. Average demand deposits and average interest bearing demand deposits remained stable between December 31, 1993 and September 30, 1995, increasing only approximately $837,000 in the aggregate. The mix of savings and time deposits did change during this period as average savings deposits decreased $6.1 million from December 31, 1993 to September 30, 1995, while average time deposits increased $13.1 million during the same period. The change in the mix of savings and time deposits and the overall increase in time deposits reflects the increasing interest rates paid during the period as the average rate on time deposits increased from 4.15% at December 31, 1993 to 5.04% at September 30, 1995.

     Average stockholders' equity increased $974,000 between December 31, 1994 and September 30, 1995, while average stockholders' equity increased $835,000 between December 31, 1993 and 1994. These increases reflects earnings retention and, in the case of the September 30, 1995 average amounts, the improvement in net unrealized gains on securities available for sale resulting from the application of SFAS 115.

     For additional information concerning average balance sheet amounts, see "BTC STATISTICAL DATA."

     Securities

     Effective January 1, 1994, BTC adopted the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" promulgated by the FASB. Upon adoption of SFAS No. 115, certain investment securities totaling $25.0 million were reclassified from securities held to maturity to securities available for sale. BTC has reclassified all of its investment securities into these two categories because BTC does not maintain trading securities.

     BTC investment policy stresses safety with a program of purchasing high quality securities such as U.S. Treasury and U.S. government sponsored agency issues, state, county and municipal bonds, corporate bonds and other bank qualified investments. Management adjusts its investment strategy in response to market conditions and available investment vehicles. At September 30, 1995, BTC held approximately $119 million in investment securities, of which approximately $107 million were issued by the U.S. Government or its agencies and approximately $10 million by state and municipal issuers.

     BTC purchased taxable housing bonds, known as Guaranteed Investment Contracts, in 1986 which were guaranteed by Executive Life Insurance Company ("ELIC"). These bonds had a par value of $1,500,000 and had an initial value of $1,470,842 on the books of BTC. At the time of purchase, the bonds were considered a prudent investment and were rated as AAA by Standard & Poor's. No housing was ever built with the proceeds of the bonds and, in 1991, ELIC defaulted on the guaranty and was seized by the California Department of Insurance. The following table sets forth certain information concerning these bonds and BTC's actions in respect thereto since 1991:

                                                                December 31
                                                       ---------------------------
Years ended                                               Carrying     Estimated
December 31    Write-downs  Write-ups  Principal Repaid     Value     Market Value
-------------  -----------  ---------  ----------------  -----------  ------------
1991              $300,000                                $1,170,842    $  594,000
1992               446,000                                   727,665       757,493
1993                         $375,000                      1,105,661     1,202,850
1994                                           $450,000      654,780       485,000
1995                                            607,000       47,781        63,000


     The write-downs in 1991-92 resulted from the uncertainty relating to the ELIC seizure and liquidation, as well as regulatory pressure to write off a portion of the bonds. With improving economic conditions in 1993, the market value of the bonds increased significantly and management of BTC booked a $375,000 write-up believing that the write-offs in 1991-92 had been too large. With the partial payments of principal in 1994, management believed that BTC might receive total recovery of the remaining carrying value of the bonds and, as a result, no additional write-offs or write-ups were made during the year. During 1995, BTC received additional principal payments and at December 31, 1995, the estimated market value of the bonds exceeded their carrying value on the books of BTC. It is currently impossible to estimate accurately the amount of further principal payments that BTC might receive in the future.

     For additional information concerning BTC's investment portfolio, see "BTC STATISTICAL DATA."

     Liquidity

     Liquidity is the ability to provide sufficient cash flow to meet financial commitments and to fund additional loan demand or withdrawal of existing deposits. BTC's primary source of funds are deposits, redemptions and sales of investment securities, and payments of principal and interest on loans. While maturities and scheduled principal amortization on loans are a reasonably predictable source of funds, deposit flows and mortgage loan prepayments are greatly influenced by the level of interest rates, economic conditions, and competition.

     The primary lending and investment activities of BTC have been the origination of adjustable rate real estate loans, the purchase of U.S. government sponsored agency securities and, to a lesser extent, the purchase of short-term investment such as Fed Funds. Investing activities provide a source of long and short term liquidity. Lending and investment activities are funded primarily by principal and interest payments on loans and interest bearing deposit growth. The major source of funds for BTC's investment activities during 1994 and the first nine months of 1995 was an increase in average deposits of $5.5 million and $2.3 million in the respective periods.

     BTC's most liquid assets are cash, cash in banks and Fed Funds. The levels of these assets depend on BTC's operating, financing, lending and investing activities during any given period. At September 30, 1995 and at December 31, 1994 and 1993, these liquid assets totaled $12.3 million, $11.7 million and $12.9 million, respectively.

     Liquidity for BTC is monitored on a daily basis and evaluated as a part of long-term financial strategy. Excess funds are generally invested in Fed Funds. In the event that BTC should require funds beyond its ability to generate them internally, additional sources of funds are available through the use of borrowings against U.S. government sponsored agency securities and through borrowings from the Federal Reserve's discount window. At September 30, 1995 and at December 31, 1994 and 1993, BTC had no outstanding borrowings from the Federal Reserve.

     In the Spring of 1995, BTC became a member of the Federal Home Loan Bank of Atlanta and eligible to participate in various borrowing programs from such Bank. In connection with such membership, BTC purchased $537,000 of such Bank's securities. BTC had no outstanding borrowings from the Federal Home Loan Bank of Atlanta at September 30, 1995.

     Capital Resources

     BTC continues to maintain a strong capital position with the increase in total capital attributable to retained earnings. BTC's objective is to maintain a strong level of capital that will support asset growth, protect against credit risks and ensure compliance with regulatory and industry standards.

     BTC is subject to certain leverage and risk-based capital adequacy standards mandated by the Federal Reserve Board. See "CERTAIN REGULATORY CONSIDERATIONS--NBB and BTC--Capital Requirements." BTC was in compliance with all such requirements at September 30, 1995 and at December 31, 1994 and 1993.

     The following tables set forth BTC's capital ratios as of the dates indicated:


                                     At December 31, 1994
                                 ---------------------------
                                   Required   Actual  Excess
------------------------------------------------------------
Tier I risk-based capital ratio      4.00%     39.89   35.89
Total risk-based capital ratio       8.00      40.79   32.79
Leverage capital ratio               4.00      14.09   10.09

                                     At September 30, 1995
                                 ---------------------------
                                   Required   Actual  Excess
------------------------------------------------------------
Tier I risk-based capital ratio      4.00%     41.97   37.97
Total risk-based capital ratio       8.00      42.88   34.88
Leverage capital ratio               4.00      14.46   10.46

     Certain information concerning the computation of BTC's capital ratios as of September 30, 1995 is set forth in the following table:


($ in thousands)                        September 30, 1995
                                        ------------------
Capital Components
------------------
Tier I capital                                $ 25,473
Risk-adjusted tier II capital                      553
                                              --------
     Total risk-adjusted capital              $ 26,026
                                              ========

Asset Components
----------------
Adjusted risk-weighted assets                 $ 60,692


     At September 30, 1995, BTC did not have any material commitments for the expenditure of its capital.

     Dividends on shares of BTC's Common Stock have customarily been paid semi-annually on January 2 and July 1 of each year with the dividend actually declared in the preceding December and June. On January 2, 1995, a cash dividend of $.80 per share was paid to holders of the then outstanding shares. On February 1, 1995, BTC paid a stock dividend of 200%. On July 1, 1995, BTC paid a cash dividend of $.25 per share (as adjusted for the 200% stock dividend). A cash dividend of $.27 per share was declared in December 1995 and paid on or about January 2, 1996. Since the dividend was declared in 1995, the amount of such dividend was accrued against 1995 earnings.

     Impact of Inflation and Changing Prices

     The financial statements and notes thereto presented herein have been prepared in accordance with generally accepted accounting principals which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of BTC's operations. Unlike most industrial companies, nearly all the assets and liabilities of BTC are monetary. As a result, interest rates have a greater impact on BTC's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

     Accounting Considerations

     The FASB has in the last several years issued a number of statements of financial accounting standards which impact upon the business of banking. The cumulative effect of the adoption of these changes in accounting standards by BTC has not been material. For a discussion of the changes in accounting, see "--Securities" and "CERTAIN REGULATORY CONSIDERATIONS--Accounting Changes."


                              BTC STATISTICAL DATA

I. DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY; INTEREST RATES AND INTEREST DIFFERENTIAL

     A.  AVERAGE BALANCE SHEETS

     The following tables present, for the periods indicated, condensed average balance sheet information for BTC, together with interest income and yields earned on average interest-earning assets and interest expense and rates paid on average interest-bearing liabilities. Average balances are average daily balances. Nonaccrual loans are included in loans. Tax exempt income is presented on a tax equivalent basis.

                               September 30,          December 31,
($ in thousands)                   1995            1994          1993
                                   ----            ----          ----
ASSETS
Cash and due from banks           $  4,697          4,271         4,205
Federal funds sold                   7,686          7,417         8,728
Securities available for sale:
    Taxable                         26,186         25,056        14,488
Securities held to maturity:
    Taxable                         82,580         80,688        84,778
    Nontaxable                       9,349         10,361        10,243
Loans, net                          41,483         41,268        41,444
Other assets                         4,127          3,720         3,362
                                  --------        -------       -------
     Total Assets                 $176,108        172,781       167,248
                                  ========        =======       =======

                                              September 30,          December 31,
($ in thousands)                                 1995            1994          1993
                                                 ----            ----          ----
LIABILITIES AND STOCKHOLDERS' EQUITY
Noninterest-bearing demand deposits             $ 16,497         16,557        15,992
Interest-bearing demand deposits                  13,905         13,472        13,573
Savings deposits                                  39,206         47,255        45,299
Time deposits                                     81,485         71,470        68,379
                                                --------        -------       -------
     Total deposits                              151,093        148,754       143,243
Short-term borrowings                                597            517           601
Other liabilities                                    633            699         1,428
                                                --------        -------       -------
     Total liabilities                           152,323        149,970       145,272
Stockholders' equity                              23,785         22,811        21,976
                                                --------        -------       -------
Total Liabilities and Stockholders' Equity      $176,108        172,781       167,248
                                                ========        =======       =======

     B.  ANALYSIS OF NET INTEREST EARNINGS

                                       September 30, 1995                 December 31, 1994                December 31, 1993
                                ---------------------------------  -------------------------------  -------------------------------
                                Average                Average     Average               Average    Average               Average
($ in thousands)                Balance   Interest  Yield/Rate(4)  Balance   Interest  Yield/Rate   Balance   Interest  Yield/Rate
                                --------  --------  -------------  --------  --------  -----------  --------  --------  -----------
Interest-earning assets:
Loans, net(1)(2)(3)             $ 41,483     3,006        9.66%    $ 41,268     3,557        8.62%  $ 41,444     3,757        9.07%
Taxable securities               108,766     5,295        6.49%     105,744     6,966        6.59%    99,266     6,588        6.64%
Nontaxable securities(1)           9,349       666        9.50%      10,361     1,033        9.97%    10,243     1,206       11.77%
Federal funds sold                 7,686       336        5.83%       7,417       295        3.98%     8,728       257        2.94%
                                --------    ------                 --------   -------               --------   -------
Total interest-earning assets   $167,284     9,303        7.42%    $164,790    11,851        7.19%  $159,681    11,808        7.39%
                                ========    ======        ====     ========   =======        ====   ========   =======       =====

Interest-Bearing Liabilities:
Interest-bearing demand
  deposits                      $ 13,905       299        2.87%    $ 13,472       216        1.60%  $ 13,573       219        1.61%
Savings deposits                  39,206     1,183        4.02%      47,255     2,054        4.35%    45,299     2,064        4.55%
Time deposits                     81,485     2,937        4.81%      71,470     2,739        3.83%    68,379     2,629        3.84%
Short-term borrowings                597        25        5.58%         517        20        3.87%       601        17        2.83%
                                --------    ------                 --------   -------               --------   -------
     Total interest-bearing
       liabilities              $135,193     4,444        4.38%    $132,714     5,029        3.79%  $127,852     4,929        3.85%
                                ========    ======        ====     ========   =======        ====   ========   =======       =====
Net interest income and
  interest rate spread                      $4,859        3.04%               $ 6,822        3.40%             $ 6,879        3.54%
                                            ======        ====                =======                          =======       =====
Net yield on average
  interest-earnings assets                                3.87%                              4.14%                            4.31%
                                                          ====                               ====                            =====

(1) Interest on nontaxable loans and securities is computed on a fully taxable equivalent basis using a Federal income tax rate of 34% in 1995, 1994 and 1993.
(2) Loan fees of $56 in 1995, $81 in 1994 and $73 in 1993 are included in total interest income.
(3) Nonaccrual loans are included in average balances for yield computations.
(4) Annualized.

     C.  ANALYSIS OF CHANGES IN INTEREST INCOME AND INTEREST EXPENSE

     BTC's primary source of revenue is net interest income, which is the difference between the interest and fees earned on loans and investments and the interest paid on deposits and other funds. BTC's net interest income is affected by changes in the amount and mix of interest-earning assets and interest-bearing liabilities and by changes in yields earned on interest-earning assets and rates paid on interest-bearing liabilities. The tables below set forth, for the periods indicated, a summary of the changes in interest income and interest expense resulting from changes in average asset and liability balances (volume) and changes in average interest rate (rate). The change in interest due to both rate and volume has been allocated equally to change due to volume and change due to rate. Tax exempt income is presented on a tax equivalent basis.


                                     Nine months ended September 1995 over
                                                September 1994
                               -------------------------------------------------
                                Changes Due To:                     Net dollar
($ in thousands)                  Rates (2)(3)      Volume (2)        change
                                ----------------  ---------------  ------------
Interest income: (1)
  Loans                             $ 398               (47)            351
  Taxable securities                 (273)              297              24
  Nontaxable securities               (18)              (59)            (77)
  Federal funds sold                   25                88             113
                                    -----              ----            ----
  Increase in income on             $ 132               279             411
   interest-earning assets          -----              ----            ----
Interest expense:
  Interest-bearing demand           $  49               (49)              -
   deposits
  Savings deposits                    (25)             (218)           (243)
  Time deposits                       419               507             926
  Short-term borrowings                18                (8)             10
                                    -----              ----            ----
  Increase in expense of            $ 461               232             693
   interest-bearing                 -----              ----            ----
   liabilities
  (Decrease) increase in            $(329)               47            (282)
   net interest income              =====              ====            ====


(1) Taxable equivalent basis using a Federal income tax rate of 34%.
(2) Variances caused by the change in rate times the change in volume are allocated equally.
(3) Annualized.

                                     December 1994 over December 1993
                             ---------------------------------------------------
                                       Changes Due To:             Net Dollar
($ in thousands)                  Rates(2)         Volume(2)         Change
                                ------------      ------------     -----------
Interest income (1)
 Loans                             $(186)              (14)           (200)
 Taxable securities                  (49)              427             378
 Nontaxable securities              (184)               11            (173)
 Federal funds sold                   77               (39)             38
                                   -----              ----            ----
(Decrease) increase in
 income on interest-               $(342)              385              43
   earning assets                  -----              ----            ----
Interest expense:
  Interest-bearing demand          $  (1)               (2)             (3)
   deposits
  Savings deposits                   (94)               84             (10)
  Time deposits                       (7)              117             110
  Short-term borrowings                5                (2)              3
                                   -----              ----            ----
(Decrease) increase in             $ (97)              197             100
 expense of interest-              -----              ----            ----
  bearing liabilities
(Decrease) increase in net
 interest income                   $(245)              188             (57)
                                   =====              ====            ====

(1) Taxable equivalent basis using a Federal income tax rate of 34%.

(2) Variances caused by the change in rate times the change in volume are allocated equally.

INTEREST RATE SENSITIVITY

     The tables below set forth, as of the dates indicated, the distribution of repricing opportunities of BTC's interest-earning assets and interest-bearing liabilities, the interest rate sensitivity gap (i.e., interest rate sensitive assets less interest rate sensitive liabilities), the cumulative interest rate sensitivity gap ratio (i.e., interest rate sensitivity gap divided by total interest-earning assets) and the cumulative interest rate sensitivity gap ratio. The tables set forth the time periods during which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contracted terms.

     Certain shortcomings are inherent in the method of analysis presented in the following tables. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees and at different times to changes in market interest rates. Also, loan prepayments and early withdrawals of certificates of deposit could cause the interest sensitivities to vary from those which appear on the tables.

     BTC has a formal asset/liability management program. The primary goal of the program is to provide management with information related to the rate sensitivity of certain assets and liabilities and the effect of changing rates on profitability and capital accounts. While this planning process is designed to protect BTC over the long-term, it does not provide near-term protection from "interest rate shocks," as interest rate sensitive assets and liabilities do not, by their nature, move up or down in tandem in response to changes in the overall rate environment. Therefore, BTC's profitability in the near-term may temporarily be affected, either positively by a falling interest rate scenario, or negatively by a period of rising rates.


                     ANALYSIS OF INTEREST RATE SENSITIVITY

     An interest rate sensitivity table showing all major interest-sensitive asset and liability categories for the time intervals indicated and cumulative "gaps" for each interval is set forth below.


INTEREST RATE                                              September 30, 1995
                                   -----------------------------------------------------------------
SENSITIVITY TABLE                       Interest sensitive (days)
                                   ---------------------------------------------
                                                                                   More than
($ in thousands)                           1-90    91-180   181-365   1-5 Years     5 Years   Total
                                       --------   -------   -------   ---------   ---------- -------
Interest-earning assets:
  Consumer                             $     60       101       403       5,409          58    6,031
  Mortgage                                4,640     1,071     6,082       8,146       8,161   28,100
  Commercial                              6,162       282       219         212         669    7,544
                                       --------   -------   -------      ------      ------  -------
     Total loans, net of
      unearned income                    10,862     1,454     6,704      13,767       8,888   41,675
                                       --------   -------   -------      ------      ------  -------
Federal funds sold                        6,350         -         -           -           -    6,350
Securities available for sale             1,197         -         -      17,470       9,765   28,432
Securities held to maturity               1,100     3,603    12,631      53,453      19,105   89,892
                                       --------   -------   -------      ------      ------  -------
     Total interest-earning assets     $ 19,509     5,057    19,335      84,690      37,758  166,349
                                       --------   -------   -------      ------      ------  -------


INTEREST RATE                                              September 30, 1995
                                   -----------------------------------------------------------------
SENSITIVITY TABLE                       Interest sensitive (days)
                                   ---------------------------------------------
                                                                                    More
                                                                                    Than
($ in thousands)                           1-90    91-180   181-365   1-5 Years    5 Years   Total
                                       --------   -------   -------   ---------   ---------  -------
Interest-bearing liabilities:
  Interest-bearing demand
    deposits                           $ 18,949         -         -           -           -   18,949
  Savings deposits                       36,371         -         -           -           -   36,371
  Time deposits                          13,955    18,703    20,746      25,356           -   78,760
                                       --------   -------   -------      ------      ------  -------
Total interest-bearing
  liabilities                            69,275    18,703    20,746      25,356           -  134,080
                                       --------   -------   -------      ------      ------  -------
Interest sensitivity period
   gap                                 $(49,766)  (13,646)   (1,411)     59,334      37,758   32,269
                                       ========   =======   =======      ======      ======  =======
Cumulative interest-
  sensitivity gap                      $(49,766)  (63,412)  (64,823)     (5,489)     32,269   32,269
                                       ========   =======   =======      ======      ======  =======
Cumulative ratio of interest-
  sensitive assets to interest-
  sensitive liabilities                    0.28      0.28      0.40        0.96        1.24     1.24
                                       ========   =======   =======      ======      ======  =======

                     ANALYSIS OF INTEREST RATE SENSITIVITY

     An interest rate sensitivity table showing all major interest sensitive asset and liability categories for the time intervals indicated and period and cumulative "gaps" for each interval is set forth below:


INTEREST RATE                                             December 31, 1994
                                 -----------------------------------------------------------------
SENSITIVITY TABLE                     Interest sensitive (days)
                                 ---------------------------------------------
                                                                                    More
                                                                                    Than
($ in thousands)                         1-90    91-180   181-365   1-5 Years     5 Years   Total
                                     --------   -------   -------   ---------   ---------  -------
Interest-earning assets:
  Consumer                           $     69        82       367       5,227          79    5,824
  Mortgage                              5,363       986     6,746       7,767       8,158   29,020
  Commercial                            6,612       234       486         228         712    8,272
                                     --------   -------   -------     -------      ------  -------
    Total loans, net of
     unearned income                   12,044     1,302     7,599      13,222       8,949   43,116
                                     --------   -------   -------     -------      ------  -------
Federal funds sold                      6,225         -         -           -           -    6,225
Securities available for sale             101         -       489      15,430       8,085   24,105
Securities held to maturity             2,200       900     2,601      60,479      24,443   90,623
                                     --------   -------   -------     -------      ------  -------
  Total interest-earning assets      $ 20,570     2,202    10,689      89,131      41,477  164,069
                                     --------   -------   -------     -------      ------  -------

Interest-bearing liabilities:
Interest-bearing demand
  deposits                             13,669         -         -           -           -   13,669
Savings deposits                       46,963         -         -           -           -   46,963
Time deposits                          27,120    11,515    16,148      18,117           -   72,900
                                     --------   -------   -------     -------      ------  -------
  Total interest-bearing
   liabilities                       $ 87,752    11,515    16,148      18,117           -  133,532
                                     --------   -------   -------     -------      ------  -------
Interest sensitivity period
  gap                                $(67,182)   (9,313)   (5,459)     71,014      41,477   30,537
                                     ========   =======   =======     =======      ======  =======
Cumulative interest-
  sensitivity gap                    $(67,182)  (76,495)  (81,954)    (10,940)     30,537   30,537
                                     ========   =======   =======     =======      ======  =======
Cumulative ratio of interest-
  sensitive assets to interest-
  sensitive liabilities                  0.23      0.23      0.29        0.92        1.23     1.23
                                     ========   =======   =======     =======      ======  =======

     An interest rate sensitivity gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would generally tend to affect adversely net interest income while a positive gap would generally tend to result in an increase in net interest income. During a period of declining interest rates, a negative gap would generally tend to result in increased net interest income while a positive gap would generally tend to affect adversely net interest income. BTC's future earnings may be adversely affected by a sharp upturn in interest rates as BTC is liability sensitive for the next twelve months. In a falling rate environment earnings would benefit to a certain degree from this position, because assets at higher rate levels would reprice downward at a slower rate than interest sensitive liabilities. Over the one to five year period, BTC's cumulative interest-sensitivity position reflects an asset sensitive position. This would mean BTC would benefit initially from falling rates, but would benefit in the one to five year period from rising rates. This would depend, however, on the length of time rates were rising and falling and the length of time rates remained stable at the level ultimately reached.

II.  INVESTMENT PORTFOLIO

     A.   BOOK VALUE OF INVESTMENTS

     The following table shows the carrying amounts and the approximate fair values of those securities available for sale at the dates indicated:


                                            September 30, 1995  December 31, 1994  December 31, 1993
                                            ------------------  -----------------  ------------------
                                            Amortized    Fair   Amortized   Fair   Amortized   Fair
($ in thousands)                              Costs     Values    Costs    Values    Costs    Values
                                              -----     ------    -----    ------    -----    ------
Securities available for sale:
  U.S. Treasury                                $ 1,982   1,962      1,981   1,781      1,000      997
  U.S. Government and agencies                  26,479  25,794     24,492  22,223     14,291   14,231
  Equity securities                                 15      22         15      22         15       20
  Other securities                                 698     654         79      79         79       79
                                               -------  ------     ------  ------     ------   ------
     Total securities available for sale       $29,174  28,432     26,567  24,105     15,385   15,327
                                               =======  ======     ======  ======     ======   ======


     The following table shows the amortized costs of securities held to maturity at the dates indicated:


                       September 30, 1995   December 31, 1994  December 31, 1993
                       ------------------   -----------------  -----------------
                           Amortized            Amortized          Amortized
                             Costs                Costs              Costs
                             -----                -----              -----
Securities held to
 maturity:
  U.S. Treasury              $24,585                25,595             29,064
  U.S. Government and         54,370                52,119             53,734
   agencies
  State and municipal         10,337                12,409             12,821
   securities
  Corporate securities           600                   500              1,500
     Total securities        -------                ------             ------
      held to maturity       $89,892                90,623             97,119
                             =======                ======             ======

     B.   MATURITIES AND ASSOCIATED YIELDS

     The following tables present the maturities for those securities held "to maturity" and "available for sale" as of September 30, 1995 and December 31, 1994:

                                                                       September 30, 1995
                                     ---------------------------------------------------------------------------------------
                                                  Held to Maturity                                 Available for Sale
                                                  ----------------                                 ------------------
($ in thousands)                                                   Weighted                                       Weighted
                                        Amortized                  Average                      Amortized          Average
                                          Costs                    Yield(1)                       Costs             Yield
                                          -----                    --------                       -----           --------
U.S. Treasury:
  Within one year                          $ 7,022                    7.45%                  $        -                 -
  One to five years                         14,531                    6.62%                       1,000              5.12%
  Five to ten years                          3,032                    5.88%                         982              6.18%
                                           -------                                              -------
     Total                                 $24,585                    6.65%                     $ 1,982              5.65%
                                           -------                                              -------
U.S. Government
  agencies and
  corporations (2):
    Within one year                        $ 8,924                    7.05%                       1,500              4.23%
    One to five years                       34,782                    6.16%                      16,622              5.19%
    Five to ten years                       11,264                    6.79%                       9,070              6.15%
                                           -------                                              -------
       Total                               $54,970                    6.67%                      27,192              5.19%
                                           -------                                              -------
State and political
 subdivisions:
    Within one year                          2,076                    7.28%                           -                 -
    One to five years                        4,033                    8.53%                           -                 -
    Five to ten years                        3,751                    7.66%                           -                 -
    After ten years                            477                    8.07%                           -                 -
                                           -------                                              -------
       Total                                10,337                    7.89%                           -                 -
                                           -------                                              -------
     Total securities                      $89,892                    7.07%                     $29,174              5.42%
                                           =======                    ====                      =======          ========

(1) Taxable equivalent basis.
(2) Mortgage-backed securities are included in the totals for U.S. Government agencies and corporations.

                                                                  December 31, 1994
                                     ---------------------------------------------------------------------------------------
                                                  Held to Maturity                                 Available for Sale
                                                  ----------------                                 ------------------
($ in thousands)                                                   Weighted                                       Weighted
                                        Amortized                  Average                      Amortized          Average
                                          Costs                    Yield(1)                       Costs             Yield
                                          -----                    --------                       -----           --------
U.S. Treasury:
  Within one year                          $ 1,000                    9.91%                     $       -               -
  One to five years                         21,035                    6.91%                           1000           5.12%
  Five to ten years                          3,560                    5.78%                            981           6.18%
                                           -------                                              ----------
  Total                                     25,595                    7.53%                          1,981           5.65%
                                           -------                                              ----------
U.S. Government agencies
 and corporations (2):
  Within one year                            2,750                    8.67%                            601           4.23%
  One to five years                         34,334                    6.30%                         14,417           5.23%
  Five to ten years                         14,535                    6.85%                          5,466           6.41%
  After ten years                            1,000                    9.10%                          4,102           6.09%
                                           -------                                              ----------
  Total                                    $52,619                    7.73%                        $24,586           5.49%
                                           -------                                              ----------

                                                                       December 31, 1994
                                        -----------------------------------------------------------------------------
                                                  Held to Maturity                           Available for Sale
                                                  ----------------                           ------------------
($ in thousands)                                                   Weighted                                 Weighted
                                        Amortized                  Average                Amortized          Average
                                          Costs                    Yield(1)                 Costs             Yield
                                          -----                    --------                 -----           ---------
State and political subdivisions:
  Within one year                          $ 2,151                   10.18%                        -               -
  One to five years                          5,427                    7.69%                        -               -
  Five to ten years                          3,744                    8.04%                        -               -
  After ten years                            1,087                    8.20%                        -               -
                                           -------                                           -------
  Total                                     12,409                    8.53%                        -               -
                                           -------                                           -------
Total securities                           $90,623                    7.93%                  $26,567           5.57%
                                           =======                    =====                  =======           =====

(1) Taxable equivalent basis.
(2) Mortgage-backed securities are included in the totals for U.S. Government agencies and corporations.

Except for the U.S. Government, BTC has no securities with any issuer that exceed 10% of its stockholders' equity.

III.  LOAN PORTFOLIO

      A.   TYPES OF LOANS

      BTC concentrates its lending activities in mortgage loans, both residential and business. The following tables set forth (i) a comparison of BTC's loan portfolio by major category of loans as of the dates indicated; and
(ii) the maturities and interest rate sensitivity of the loan portfolio at September 30, 1995 and December 31, 1994.

                             September 30,   December 31,   December 31,
($ in thousands)                  1995           1994           1993
                                  ----           ----           ----
TYPES OF LOANS:
Consumer                         $ 9,125          6,545          6,149
Mortgage                          28,720         29,020         27,942
Commercial                         4,563          8,272          7,121
                                 -------         ------         ------
   Total loans                    42,408         43,837         41,212
Less unearned income                 733            721            728
                                 -------         ------         ------
  Total loans, net of             41,675         43,116         40,484
   unearned income
Less allowance for loan              553            545            545
 losses                          -------         ------         ------
   Total loans, net              $41,122         42,571         39,939
                                 =======         ======         ======

     B.    MATURITIES AND INTEREST RATE SENSITIVITIES

                                               September 30, 1995
                                 -----------------------------------------------
                                    Less
                                    Than                     After 5
($ in thousands)                   1 Year    1 - 5 Years      years     Total
                                   ------    -----------      -----     -----
TYPES OF LOANS:
Consumer                           $ 2,937         6,112          76     9,125
Mortgage                            12,413         8,146       8,161    28,720
Commercial                           3,682           212         669     4,563
Less loans with
 predetermined                        (313)       (1,675)     (8,161)  (10,149)
 interest rates                    -------        ------      ------   -------
Loans with adjustable rates        $18,719        12,795         745    32,259
                                   =======        ======      ======   =======

                                             December 31, 1994
                           -----------------------------------------------------
                                    Less
                                    Than                     After 5
($ in thousands)                   1 Year    1 - 5 Years      years     Total
                                   ------    -----------      -----     -----
TYPES OF LOANS:
Consumer                           $   530         5,918          97     6,545
Mortgage                            13,095         7,767       8,158    29,020
Commercial                           7,332           228         712     8,272
Less loans with
 predetermined                        (654)       (7,761)     (7,968)  (16,383)
 interest rates                    -------        ------      ------   -------
Loans with adjustable rates        $20,303         6,152         999    27,454
                                   =======        ======      ======   =======

     At September 30, 1995, BTC had no foreign loans outstanding. BTC also did not have any concentration of loans except as disclosed above. At September 30, 1995, approximately $8.9 million of total loans constituted loan participations purchased from other financial institutions. These loan participations are principally composed of commercial mortgages.


     C.   RISK ELEMENTS

          1.   Nonaccrual and Past Due Loans

     The following table sets forth information regarding BTC's asset quality as of the dates indicated:


                                       December 31,
                                -------------------------
($ in thousands)                1995       1994      1993
                                -----      ----      ----
Nonaccrual loans:
  Real estate                   $  28         -         -
  Commercial                      270         -         -
                                -----      ----      ----
  Total                           298         -         -
                                -----      ----      ----
Total nonperforming loans         298         -         -
Other real estate owned, net       65        67         -
                                -----      ----      ----
  Total nonperforming assets    $ 363        67         -
                                =====      ====      ====
Accruing loans past due
  90 days or more:
    Real estate                 $ 190       174       198
    Installment                   169        96        89
    Commercial                      5         1         1
                                -----      ----      ----
    Total                       $ 364       271       288
                                =====      ====      ====

     The effect of nonaccrual loans on interest income is presented below:


                                                 Years Ended
($ in thousands)                                 December 31,
                                          ---------------------------

                                          1995        1994       1993
                                          ----        ----       ----
Interest that would have been
 recorded in accordance with
 original terms                           $ 17           -          -
Interest recorded in income                  -           -          -
                                          -----       ----       ----

Net impact on interest income             $ 17           -          -
                                          =====       ====       ====


     BTC's management is responsible for monitoring loan performance which is chiefly done through a review of loan delinquencies and personal knowledge of customers. Loan delinquencies are also reported to and reviewed by the BTC Board of Directors on a monthly basis. BTC does not maintain a "watch" list nor has it implemented an internal loan classification process. Except as set forth in the preceding table, there are no loans which management has serious doubts as to the borrower's ability to comply with present loan repayment terms.

     BTC does not have a formal nonaccrual policy. A loan is placed on nonaccrual when, in the judgment of management, it is doubtful that full principal and interest will be collected. BTC's nonaccrual practice differs from current industry practice, which requires loans greater than 90 days past due to be placed on nonaccrual status unless such loans are well-collateralized and in the process of collection. BTC's management believes that its nonaccrual practice is adequate in light of the size of BTC's loan portfolio, BTC's limited loan loss history and management's local and customer knowledge. When loans are placed on nonaccrual status, all uncollected interest accrued is reversed from earnings. Once on nonaccrual status, interest on a loan is only recognized on a cash basis. Loans may be returned to accrual status if management believes that all remaining principal and interest is fully collectible and there has been at least six months of sustained repayment performance since the loan was placed on nonaccrual.

     If a loan's credit quality deteriorates to the point that collection of principal is believed by management to be doubtful and the value of collateral securing the obligation is insufficient, BTC generally takes steps to protect and liquidate the collateral. Any loss resulting from the difference between the loan balance and the fair market value of the property is recognized by a charge to the allowance for loan losses. When the property is held for sale after foreclosure, it is subject to periodic appraisal. If the appraisal indicates that the property will sell for less than its recorded value, BTC recognizes the loss by a charge to noninterest expense.

IV.  SUMMARY OF LOAN LOSS EXPERIENCE

     A.   ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES

     BTC maintains an allowance for loan losses that is increased by provisions charged against earnings and reduced by net loan charge-offs. Loans are charged off when they are deemed to be uncollectible, or partially charged off when portions of a loan are deemed uncollectible. Recoveries are generally recorded only when cash payments are received.

     The following table provides certain information with respect to BTC's allowance for loan losses as well as charge-offs and recoveries for the periods indicated:


                                                 December 31,
                                      -----------------------------------
($ in thousands)                            1995      1994     1993
                                            ----      ----     ----
Average loans outstanding                 $41,162   41,268   41,444
                                           ======    =====    =====

Balance at beginning of period                545      545      545
                                           ------    -----    -----
Charge-offs:
   Consumer                                    12       15       25
   Mortgage                                     9        -        3
   Commercial                                   1        -        -
                                           ------    -----    -----
Total loans charged off                        22       15       28
                                           ------    -----    -----


                                                 December 31,
                                      -----------------------------------
($ in thousands)                            1995      1994     1993
                                            ----      ----     ----
Recoveries:
   Consumer                                     5        2        5
   Mortgage                                     9        -        -
   Commercial                                   1        -        -
                                           ------    -----    -----
Total recoveries                               15        2        5
                                           ------    -----    -----
Net loans charged off (recoveries)              7       13       23
                                           ------    -----    -----
Additions charged to operations                 7       13       23
                                           ------    -----    -----
Balance at end of period                   $  545      545      545
                                           ======    =====    =====
Net charge-offs to average loans
  outstanding                                0.02%    0.03%    0.05%
                                           =======   ======   ======


     BTC's allowance for loan losses at December 31, 1995 was $545,000. The determination of this allowance requires the use of estimates and assumptions regarding the risks inherent in individual loans and the loan portfolio in its entirety. In addition, regulatory agencies periodically review and may require BTC to make additions to its allowance for loan losses. While BTC's management believes these estimates and assumptions are reasonable, no assurance can be given that they will not be proven incorrect in the future.

     B.   ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses has been allocated according to the amount deemed necessary to provide for anticipated losses within the categories of loans as of December 31, 1995, 1994 and 1993 as follows:


                        December 31, 1995           December 31, 1994           December 31, 1993
                    --------------------------  ---------------------------  ------------------------
                                                                                        Percent of
                                Percent of                   Percent of                  Loans in
                               Loans in Each                  Loans in                     Each
                    Allowance   Category to     Allowance   Each Category    Allowance  Category to
($ in thousands)     Amount     Total Loans      Amount     to Total Loans    Amount    Total Loans
                     ------    -------------     ------    ---------------    ------    -------------
Real estate
 mortgage loans       $ 208         67.69%        $ 200            65.97%      $ 210         67.80%
Loans to
 individuals             74         21.21%           69            14.93%         70         14.92%
Commercial and
 industrial
 loans                   30         11.10%           55            18.87%         50         17.28%
Real estate
 construction
 loans                    -             -             1             0.23%          -             -
Unallocated             233             -           220                -         215             -
                      -----        ------         -----           ------       -----        ------
                      $ 545        100.00%        $ 545           100.00%      $ 545        100.00%
                       ====        ======          ====           ======        ====        ======

V.   DEPOSITS

     The following tables set forth information concerning (i) average deposits and average rates paid outstanding for the periods indicated; and (ii) the maturities of time deposits over $100,000 at September 30, 1995:

     A.   AVERAGE AMOUNTS OF DEPOSITS AND AVERAGE RATES PAID


                          September 30, 1995       December 31, 1994      December 31, 1993
                       ------------------------  ---------------------  ---------------------
                       Average      Average      Average     Average    Average     Average
($ in thousands)       Amounts   Rates Paid (1)  Amounts   Rates Paid   Amounts   Rates Paid
                       --------  --------------  --------  -----------  --------  -----------
Noninterest-bearing
 demand deposits       $ 16,497         -        $ 16,557        -      $ 15,992        -
Interest - bearing
 demand deposits         13,905      2.87%         13,472     1.57%       13,573     2.90%
Savings deposits         39,206      3.53%         47,255     3.45%       45,299     3.69%
Time deposits            81,485      5.04%         71,470     4.15%       68,379     4.15%
                       --------                  --------               --------
 Average total
  deposits             $151,093                  $148,754               $143,243
                       ========                  ========               ========

(1) Annualized

     B.   TIME DEPOSITS OF $100,000 OR MORE

                                             September 30, 1995
                           -----------------------------------------------------
                                         Over 3       Over 6
($ in thousands)                         Months       Months      Over
                             3 Months  Through 6    Through 12     12
                             or Less     Months       Months     Months   Total
                             --------  ---------    ----------   ------   -----
Certificates of deposit       $8,845      774          5,477      3,066   18,162


VI.  RETURN ON EQUITY AND ASSETS

     The following table set forth the ratio of net income to average stockholders' equity and to average total assets, and certain other ratios as of the dates indicated:


                              September 30,     December 31,      December 31,
                              -------------     ------------      ------------
                                  1995              1994              1993
                                  ----              ----              ----

Return on average assets (1)       1.36%             1.38              1.76
Return on average equity (1)      10.08             10.41             13.38
Dividend payout ratio (1 and
 2)                               35.09             41.27             32.48
Average equity to average
 assets                           13.50             13.26             13.15

(1) Annualized for the nine months ended September 30, 1995.
(2) Dividends paid for the nine months ended September 30, 1995 are not indicative of dividends paid on an annual basis. BTC has historically declared semi-annual dividends in June and December with payment being made in the following month.


               BTC MANAGEMENT AND OWNERSHIP OF EQUITY SECURITIES

Security Ownership of Certain Beneficial Owners of BTC Common Stock

     Management knows of no persons who, as of September 30, 1995, owned beneficially more than 5% of the outstanding shares of BTC Common Stock.

SECURITY OWNERSHIP OF MANAGEMENT OF BTC

     The following table sets forth certain information, as of December 31, 1995, with respect to (i) the BTC Board of Directors and BTC's executive officers and (ii) the current directors and executive officers of BTC as a group. Unless otherwise indicated, each person listed has sole investment and voting power with respect to the shares of BTC Common Stock listed:

                                                     AMOUNT AND
                                                     NATURE OF
                                              BENEFICIAL OWNERSHIPS(1)
                                              ------------------------

NAME AND OFFICES                    DIRECTOR    AMOUNT     PERCENT OF
HELD WITH BTC                  AGE   SINCE       HELD        CLASS
-------------                  ---   -----       ----        -----

Ralph S. Bailey                 73    1986       6,021         *
 Director

T. C. Bowen, Jr.                75    1953      67,129        3.56
 Chairman of the
 Board

A. A. Crouse                    55    1977      47,600        2.52
 Executive Vice
 President, Cashier,
 Secretary and
 Director

James A. Deskins                63    1974       6,693         *
 Director

R. E. Dodson                    72    1965      59,904        3.17
 President, Chief
 Executive Officer
 and Director

Carl C. Gillespie (2)           86    1959      16,300         *
 Director, Former
 Chairman of the
 Board

James S. Gillespie, Jr. (2)     57    1979      17,439         *
 Director

Charles E. Green, III           44    1986      27,564        1.46
 Director

E. P. Greever                   76    1968       5,631         *
 Director

Jack H. Harry                   57    1985      38,675        2.05
 Director

William T. Peery                71    1955      38,604        2.04
 Director

                                                     AMOUNT AND
                                                     NATURE OF
                                              BENEFICIAL OWNERSHIPS(1)
                                              ------------------------

NAME AND OFFICES                    DIRECTOR    AMOUNT     PERCENT OF
HELD WITH BTC                  AGE   SINCE       HELD        CLASS
-------------                  ---   -----       ----        -----

J. M. Pope                      82    1956         8,991       *
 Director

William H. VanDyke              72    1966        38,255      2.03
 Director

All Directors and Executive
 Officers as a Group (13)                        378,806     20.06
---------------------------------

As used throughout this Prospectus/Proxy Statement, unless specified otherwise, the term "Executive Officer" means, with respect to BTC, the President/Chief Executive Officer and the Executive Vice-President and Cashier.

*    Less than 1%.

(1) Includes all shares beneficially owned, whether directly or indirectly, individually or together with associates. Includes any shares owned by or with a spouse and any stock of which beneficial ownership may be acquired within sixty days of December 31, 1995.

(2) Carl C. Gillespie and James S. Gillespie are second cousins once removed.


Background of Directors and Executive Officers

     Set forth below are brief summaries of the background and business experience of all of the directors and executive officers of BTC. Unless otherwise indicated, each person had been in the stated occupation with the same entity for more than five years.

     Ralph S. Bailey has been retired since 1986. Prior to his retirement, he served as a branch manager for a national finance company.

     T. C. Bowen, Jr. is partner in the law firm of Bowen, Bowen & Bowen, P.C. Such law firm has provided legal services to BTC in the past, and it is anticipated that such firm will continue to provide legal services to BTC after the Merger.

     A. A. Crouse has been the Executive Vice President of BTC since 1984 and prior thereto held various positions with BTC. Mr. Crouse is also the corporate secretary of BTC.

     James A. Deskins has been the President of Deskins Super Market, Inc. since 1970.

     R. E. Dodson has been the President and Chief Executive Officer of BTC since 1973.

     Carl C. Gillespie was a partner in the law firm of Gillespie, Hart, Altizer and Whitesell from 1957 until January 1, 1995.

     James S. Gillespie, Jr. has been Vice President of Hunter Paving, Inc. since 1990. He also served as President of the Jim Sam Gillespie Farm.

     Charles E. Green, III has been a registered representative for Equitable Life since 1974.

     E. P. Greever has been retired since 1983. Prior to his retirement, Mr. Greever was the Treasurer for the County of Tazewell.

     Jack H. Harry has been engaged in a variety of wholly or closely held companies, partnerships and proprietorships, including Harry Enterprises, Inc., Harry Mobile Homes, Inc., Greenbrier Advertising, Inc., Farmer and Harry, Inc., Farmer and Harry (a co-partnership), Jack H. Harry Housing and C & J Partnership. Mr. Harry has held various officer positions within these enterprises.

     William T. Peery has been the President of Cargo Oil Co., Inc. since
1970.

     J. M. Pope has been retired since 1975. Prior thereto, Mr. Pope held various positions with BTC.

     William H. VanDyke has been the President of Lynn Camp Coal Corp., Vice President of Candlewax Smokeless Fuel Co., Inc. and President of R. O. VanDyke & Co., Inc.

     No director of BTC serves as a director of any company which has a class of securities registered pursuant to Section 12 of the Exchange Act, or subject to the requirements of Section 15(d) of such Exchange Act, or of any company registered as an investment company under the Investment Company Act of 1940, as amended. None of the directors were selected pursuant to any arrangement or understanding other than with the directors and officers of BTC acting in their capacities as such. There are no family relationships between any two or more of the directors or executive officers except as discussed above. Except in connection with the proposed Merger, management of BTC is not aware of any arrangements which may, at a subsequent date, result in a change of control of BTC. See "THE MERGER."

     Messrs. Bowen, Crouse, Dodson and Peery have been selected by the BTC Board of Directors as the initial BTC Board Representatives to the NBI Board of Directors after the Merger. See "THE MERGER--Management and Operations of NBI and BTC after the Merger."

Committees of the BTC Board

     BTC does not have a standing Nominating Committee or Compensation Committee. The following paragraphs set forth information concerning certain committees of the BTC Board of Directors and their respective members.

     The Audit Committee is comprised of Messrs. Greever (Chairman), Deskins, Green, Bailey and Pope. During 1994, this Committee met once. It has met twice during 1995. The Audit Committee establishes audit policy, reviews and approves the audit plan of the internal auditor, evaluates the effectiveness of the internal and external auditors, determines any restrictions on the scope of the internal auditor, meets with the internal auditor to discuss reports and concerns, evaluates BTC's accounting policies, evaluates BTC's system of internal controls and risk assessment through the analyses performed by the internal auditor, reviews regulatory agency reports and management's responses thereto, reviews and approves the annual financial statements and the external auditor's management letter and reports to the Board of Directors.

     The Finance Committee is comprised of Messrs. Bowen (Chairman), Dodson, Peery, Pope, VanDyke and Carl C. Gillespie. During 1994, this Committee met three times. It has met three times during 1995. The Finance Committee reviews and approves loans. It also serves as an executive committee in the absence of the Board of Directors.

     During 1994, the BTC Board met twelve times. No director attended less than 75% of the aggregate of (i) the total number of meetings of the BTC Board; and
(ii) the total number of meetings held by all committees of the BTC Board on which such director served during 1994.

                    BTC DIRECTORS AND OFFICERS COMPENSATION

Remuneration and Other Information with Respect to Executive Officers

     The executive officers of BTC are elected annually by the BTC Board of Directors following the Annual Meeting of Stockholders of BTC and serve at the pleasure of the BTC Board. There are no employment agreements between BTC and any of the executive officers or employees of BTC.

     The following table sets forth the aggregate compensation for services rendered to BTC in all capacities paid or accrued for the fiscal year ended December 31, 1994 to the President and Chief Executive Officer, R. E. Dodson. Mr. Dodson is the only executive officer whose aggregate compensation was in excess of $100,000 during 1994.

Summary Compensation Table

                               Annual Compensation
                            -------------------------
Name and Principal                                           All Other
Position                Year  Salary($)(1)   Bonus($)(2)   Compensation($)(3)
-----------------------------------------------------------------------------

R. E. Dodson            1994     90,910        12,325              43,310
President and Chief
Executive Officer

______________
(1) This amount includes fees paid to Mr. Dodson as a director of BTC.

(2) This amount reflects the 14.14% bonus paid to all personnel of BTC.

(3) This amount reflects nine months of pension benefits (commencing on April 1, 1995) paid to Mr. Dodson pursuant to BTC's Employees' Pension Plan. The Bank provides Mr. Dodson with an automobile for his use. No amount is stated as the amount of any personal usage by Mr. Dodson. BTC is reimbursed by Mr. Dodson for any personal use on a yearly basis.

Director Compensation

     Directors of BTC are paid fees of $300 per meeting for their services as directors, including attendance at regular and special BTC Board meetings and committee meetings. There were $51,400 in directors fees paid during 1994. No additional fees are paid for attendance at special Board meetings or committee meetings.

Pension Plan

     BTC maintains a tax-qualified pension plan for qualified employees under the Bank of Tazewell County Employees' Pension Plan (the "BTC Plan"). The BTC Plan was initially effective on October 20, 1965, but was amended in its entirety effective October 20, 1989. The BTC Plan covers all officers and employees who, as of April 20 or October 20 of any year, have reached the age of twenty-one and who have had one year of service. BTC is required under the BTC Plan to make contributions to a related trust in such amounts as are estimated to be sufficient to provide the required benefits under such Plan determined on an actuarially sound basis. Officers and employees are not permitted to make contributions to the BTC Plan. Benefits generally commence on the later of a participant reaching age 65 or the date on which the participant completes five years of participation in the BTC Plan. The normal form of benefit is a monthly pension payable during the participant's lifetime with a minimum of 120 monthly payments, but other payment options may be elected under certain circumstances. In general, the standard monthly pension benefit is equal to the sum of (i) 1.5% of "plan compensation" multiplied by the years of credited service (but not in excess of 35 years) at normal retirement date, plus (ii) .59% of "plan compensation" in excess of $800 multiplied by the years of credited service (but not in excess of 35 years). "Plan compensation" is equal to the highest monthly average obtained from the sum of any of a participant's five annual compensation amounts divided by the number of months such participant was compensated during such period. For purposes of such calculation, annual compensation may not exceed $200,000.

     The following table shows the estimated annual benefits payable from the BTC Plan upon retirement on specific compensation and years of service classification, assuming continuation of the BTC Plan in its present form:


                           Years of Service
              ----------------------------------------
Remuneration        15      20      25      30      35
------------------------------------------------------
$ 25,000          6,988   9,317  11,647  13,976  16,305
  50,000         14,825  19,767  24,709  29,651  34,593
  75,000         22,663  30,217  37,772  45,326  52,880
 100,000         30,500  40,667  50,834  61,001  71,168


     Mr. Dodson's benefits under the BTC Plan are fully vested and funded. Mr. Dodson began receiving a monthly benefit of $4,812 on April 1, 1994, which is in addition to his salary at BTC.

Certain Relationships and Related Transactions Regarding BTC

     Certain of the directors and executive officers of BTC, the companies or organizations with which they are affiliated, and members of their immediate families are customers of, and had banking transactions with BTC in the ordinary course of BTC's business during 1994, and BTC expects to have banking transactions with such persons in the future. All loans and commitments to lend to such persons were made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time for comparable transactions with other persons of similar creditworthiness and, in the opinion of management of BTC, did not involve more than a normal risk of collectibility or present other unfavorable features.

     During 1994, the law firm of Bowen, Bowen & Bowen, P.C., of which T. C. Bowen, Chairman of the Board of BTC, is a partner, provided legal services to BTC in the amount of $10,000. Such amount exceeded 5% of such firm's gross revenues in 1994. It is anticipated that such firm will continue to provide legal services to BTC in the future.


                       CERTAIN REGULATORY CONSIDERATIONS

     NBI, NBB and BTC are subject to various state and federal banking laws and regulations which impose specific requirements or restrictions on and provide for general regulatory oversight with respect to virtually all aspects of operations. As a result of the substantial regulatory burdens on banking, financial institutions, including NBI, NBB and BTC, are disadvantaged relative to other competitors who are not as highly regulated, and their costs of doing business are much higher. The following is a brief summary of the material provisions of certain statutes, rules and regulations which affect NBI, NBB and/or BTC and, if the Merger is consummated, will affect BTC. This summary is qualified in its entirety by reference to the particular statutory and regulatory provisions referred to below and is not intended to be an exhaustive description of the statutes or regulations which are applicable to the businesses of NBI, NBB and/or BTC. Any change in applicable laws or regulations may have a material adverse effect on the business and prospects of NBI, NBB and/or BTC.

NBI

     NBI is a bank holding company within the meaning of the BHCA and Chapter 13 of the Virginia Banking Act, as amended (the "Virginia Banking Act"). The activities of NBI also are governed by the Glass-Steagall Act of 1933 (the "Glass-Steagall Act").

     The BHCA. The BHCA is administered by the Federal Reserve Board, and NBI is required to file with the Federal Reserve Board an annual report and such additional information as the Federal Reserve Board may require pursuant to the BHCA. The Federal Reserve Board also is authorized to examine NBI and its subsidiaries. The BHCA requires every bank holding company to obtain the prior approval of the Federal Reserve Board before (i) it or any of its subsidiaries (other than a bank) acquires substantially all the assets of any bank; (ii) it acquires ownership or control of any voting shares of any bank if after such acquisition it would own or control, directly or indirectly, more than 5% of the voting shares of such bank; or (iii) it merges or consolidates with any other bank holding company.

     The BHCA and the Change in Bank Control Act, together with regulations promulgated by the Federal Reserve Board, require that, depending on the particular circumstances, either Federal Reserve Board approval must be obtained or notice must be furnished to the Federal Reserve Board and not disapproved prior to any person or company acquiring "control" of a bank holding company, such as NBI, subject to certain exemptions for certain transactions. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of NBI. Control is rebuttably presumed to exist if a person acquires 10% or more, but less than 25%, of any class of voting securities of NBI. The regulations provide a procedure for challenging the rebuttable control presumption.

     Under the BHCA, a bank holding company is generally prohibited from engaging in, or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in, nonbanking activities, unless the Federal Reserve Board, by order or regulation, has found those activities to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the activities that the Federal Reserve Board has determined by regulation to be proper incidents to the business of a bank holding company include making or servicing loans and certain types of leases, engaging in certain insurance and discount brokerage activities, performing certain data processing services, acting in certain circumstances as a fiduciary or investment or financial adviser, owning savings associations and making investments in certain corporations or projects designed primarily to promote community welfare.

     The Federal Reserve Board imposes certain capital requirements on NBI under the BHCA, including a minimum leverage ratio and a minimum ratio of "qualifying" capital to risk-weighted assets. These requirements are described below under "--Capital Requirements." Subject to its capital requirements and certain other restrictions, NBI can borrow money to make a capital contribution to NBB and, if the Merger is consummated, to BTC, and such loans may be repaid from dividends paid from NBB and BTC to NBI (although the ability of NBB and BTC to pay dividends are subject to regulatory restrictions as described below in "--NBB and BTC--Limits on Dividends and Other Payments"). NBI can raise capital for contribution to NBB and BTC by issuing securities without having to receive regulatory approval, subject to compliance with federal and state securities laws.

     The Virginia Banking Act. All Virginia bank holding companies must register with the Virginia Commission under the Virginia Banking Act. A registered bank holding company must provide the Virginia Commission with information with respect to the financial condition, operations, management and intercompany relationships of the holding company and its subsidiaries. The Virginia Commission also may require such other information as is necessary to keep itself informed about whether the provisions of Virginia law and the regulations and orders issued thereunder by the Virginia Commission have been complied with, and may make examinations of any bank holding company and its subsidiaries.

     In March 1994, the Virginia General Assembly adopted an amendment to Chapter 15 of the Virginia Banking Act to allow bank holding companies located in any state to acquire a Virginia bank or bank holding company if the Virginia bank or bank holding company could acquire a bank holding company in their state and the Virginia bank or bank holding company to be acquired has been in existence and continuously operated for more than two years. This amendment may permit bank holding companies from throughout the United States to enter the Virginia market, subject to federal and state approval. See "NBB and BTC--Branching."

     Glass-Steagall Act. NBI also is restricted in its activities by the provisions of the Glass-Steagall Act, which prohibit NBI from owning subsidiaries that are engaged principally in the issue, flotation, underwriting, public sale or distribution of securities. The interpretation, scope and application of the provisions of the Glass-Steagall Act currently are being considered and reviewed by regulators and legislators, and the interpretation and application of those provisions have been challenged in the federal courts. NBI does not presently engage in securities-related activities in any material respect.

NBB and BTC

     General. NBB, NBI's sole operating subsidiary, is a national banking association incorporated under the laws of the United States and is subject to examination by the Office of the Comptroller of the Currency (the "OCC"). Deposits in NBB are insured by the FDIC up to a maximum amount (generally $100,000 per depositor, subject to aggregation rules). The OCC and the FDIC regulate or monitor all areas of NBB's operations, including security devices and procedures, adequacy of capitalization and loss reserves, loans, investments, borrowings, deposits, mergers, issuances of securities, payment of dividends, interest rates payable on deposits, interest rates or fees chargeable on loans, establishment of branches, corporate reorganizations and maintenance of books and records. The OCC requires NBB to maintain certain capital ratios. NBB is required by the OCC to prepare quarterly reports on NBB's financial condition and to conduct an annual audit of its financial affairs in compliance with minimum standards and procedures prescribed by the OCC. NBB also is required by the OCC to adopt internal control structures and procedures in order to safeguard assets and monitor and reduce risk exposure. While appropriate for safety and soundness of banks, these requirements impact banking overhead costs.

     BTC is, and, if the Merger is consummated, BTC will continue to be, organized as a Virginia-chartered banking corporation and is and will be regulated and supervised by the BFI of the Virginia Commission. In addition, as a federally insured bank, BTC is regulated and supervised by the Federal Reserve Board, which serves as its primary federal regulator, and is subject to certain regulations promulgated by the FDIC. Under the provisions of federal law, federally insured banks are subject, with certain exceptions, to certain restrictions on extensions of credit to their affiliates, on investments in the stock or other securities of affiliates and on the taking of such stock or securities as collateral from any borrower. In addition, such banks are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit or the providing of any property or service.

     The Virginia Commission and the Federal Reserve Board conduct regular examinations of BTC reviewing the adequacy of the loan loss reserves, quality of the loans and investments, propriety of management practices, compliance with laws and regulations, and other aspects of the bank's operations. In addition to these regular examinations, Virginia chartered banks must furnish to the Federal Reserve Board quarterly reports containing detailed financial statements and schedules.

     Community Reinvestment Act. NBB and BTC are subject to the provisions of the Community Reinvestment Act of 1977 (the "CRA"), which require the appropriate federal bank regulatory agency, in connection with its regular examination of a bank, to assess the bank's record in meeting the credit needs of the community served by the bank, including low and moderate-income neighborhoods. The banking regulators recently have substantially overhauled the implementing CRA regulations. Under the new regulations, banks will have the option of being assessed for CRA compliance under one of several methods. Small banks will be evaluated differently than larger banks and technically are not subject to some data collection requirements. The focus of the new regulations is on the volume and distribution of a bank's loans, with particular emphasis on lending activity in low and moderate-income areas and to low and moderate-income persons. The new regulations place added importance on a bank's product delivery system, particularly branch localities. The new regulations will require banks, other than small banks, to comply with significantly increased data collection requirements. The regulatory agency's assessment of the bank's record is made available to the public. Further, such assessment is required for any bank which has applied to, among other things, establish a new branch office that will accept deposits, relocate an existing office, or merge, consolidate with or acquire the assets or assume the liabilities of a federally regulated financial institution. It is likely that banks' compliance with the CRA, as well as other so-called fair lending laws, will face heightened government scrutiny and that costs associated with compliance will increase.


     NBB and BTC received CRA ratings of "Outstanding" and "Satisfactory," respectively, in their last examinations by their primary federal bank regulators.

     Branching. In 1986, the Virginia Banking Act was amended to remove the geographic restrictions governing the establishment of branch banking offices. Subject to the approval of the appropriate federal and state bank regulatory authorities, BTC may establish a branch office anywhere in Virginia.

     National banks, like NBB, are required by the National Bank Act to adhere to branch banking laws applicable to state banks in the states in which they are located. Under current Virginia law, NBB may open branch offices throughout Virginia with the prior approval of the OCC. In addition, with prior approval of one or more of the Federal Reserve Board, the Virginia Commission, the OCC and the FDIC, NBB will be able to acquire existing banking operations in Virginia. NBB currently has no plans or agreements whereby NBB would acquire other banks or thrifts.

     On September 29, 1994, President Clinton signed into law the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act"). The Interstate Act, which became effective September 29, 1995, allows bank holding companies to acquire banks in any state, without regard to state law, except that if the state has a minimum requirement for the amount of time a bank must be in existence, that law must be preserved. Under the Virginia Banking Act, a Virginia bank or all of the subsidiaries of Virginia holding companies sought to be acquired must have been in continuous operation for more than two years before the date of such proposed acquisition. See "--NBI--The Virginia Banking Act." The Interstate Act permits banks to acquire out-of-state branches through interstate mergers, beginning June 1, 1997. States can opt-in to interstate branching earlier, or opt-out before June 1, 1997. De novo branching, where an out-of-state bank holding company sets up a new branch in another state, would require a state's specific approval. An acquisition or merger would not be permitted under the Interstate Act if the bank, including its insured depository affiliates, would control more than 10% of the total amount of deposits of insured depository institutions in the United States, or would control 30% or more of the total amount of deposits of insured depository institutions in any state.

     Virginia has, by statute, elected to "opt-in" fully to interstate branching under the Interstate Act, effective July 1, 1995. Under the Virginia statute, Virginia state banks may, with the approval of the Virginia Commission, establish and maintain a de novo branch or acquire one or more branches in a state other than Virginia, either separately or as part of a merger. Procedures also are established to allow out-of-state domiciled banks to establish or acquire branches in Virginia, provided the "home" state of the bank permits Virginia banks to establish or acquire branches within its borders. The activities of such branches would be subject to the same laws as Virginia domiciled banks, unless such activities are prohibited by the law of the state where the bank is organized. The Virginia Commission would have the authority to examine and supervise out-of-state state banks to ensure that the branch is operating in a safe and sound manner and in compliance with the laws of Virginia. The Virginia statute authorizes the BFI to enter into cooperative agreements with other state and federal regulators for the examination and supervision of out-of-state state banks with Virginia operations, or Virginia domiciled banks with operations in other states. Likewise, national banks, with the approval of the OCC, may branch into and out of the state of Virginia. Any Virginia branch of an out-of-state national bank is subject to Virginia law (enforced by the OCC) with respect to intrastate branching, consumer protection, fair lending and community reinvestment as if it were a branch of a Virginia bank, unless preempted by federal law.

     The Interstate Act will permit banks and bank holding companies throughout the United States to enter Virginia markets through the acquisition of Virginia institutions and will make it easier for Virginia bank holding companies and Virginia state and national banks to acquire institutions and to establish branches in other states.

Competition in market areas served by NBI, NBB and BTC may increase as a result of the Interstate Act and the Virginia interstate banking statutes.

     Deposit Insurance. NBB and BTC are subject to FDIC deposit insurance assessments. See "--Legislative Developments--Deposit Insurance."

     Governmental Policies. The operations of NBB and BTC are affected not only by general economic conditions, but also by the policies of various regulatory authorities. In particular, the Federal Reserve Board regulates money and credit and interest rates in order to influence general economic conditions. These policies have a significant influence on overall growth and distribution of loans, investments and deposits and affect interest rates charged on loans or paid for time and savings deposits. Federal Reserve Board monetary policies have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future.

     Limits on Dividends and Other Payments. As a national bank, NBB, may not pay dividends from its capital; all dividends must be paid out of net profits then on hand, after deducting expenses, losses, bad debts, accrued dividends on preferred stock, if any, and taxes. In addition, a national bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless there has been transferred to surplus no less than one-tenth of the bank's net profits of (i) the preceding two consecutive half-year periods (in the case of an annual dividend) or (ii) the preceding half-year period (in the case of a quarterly or semi-annual dividend). The approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus or to fund the retirement of preferred stock. At September 30, 1995, retained net profits available for NBB dividends were approximately $5,715,000.

     The OCC has promulgated regulations that became effective on December 13, 1990, which significantly affect the level of allowable dividend payments for national banks. The effect is to make the calculation of national banks' dividend-paying capacity consistent with generally accepted accounting principles. The allowance for loan and lease losses will not be considered an element of "undivided profits then on hand" and provisions to the allowance are treated as expenses and therefore not part of "net profits." Accordingly, a national bank with an allowance greater than its statutory bad debts may not include the excess in calculating undivided profits for dividend purposes. Further, a national bank may be able to use a portion of its earned capital surplus account as "undivided profits then on hand," depending on the composition of that account.

     As a state member bank subject to the regulations of the Federal Reserve Board, BTC must obtain the approval of the Federal Reserve Board for any dividend if the total of all dividends declared in any calendar year would exceed the total of its net profits, as defined by the Federal Reserve Board, for that year, combined with its retained net profits for the preceding two years. In addition, a state member bank may not pay a dividend in an amount greater than its undivided profits then on hand after deducting its losses and bad debts. For this purpose, bad debts are generally defined to include the principal amount of loans which are in arrears with respect to interest by six months or more, unless such loans are fully secured and in the process of collection. Moreover, for purposes of this limitation, a state member bank is not permitted to add the balance in its allowance for loan losses account to its undivided profits then on hand; however, it may net the sum of its bad debts as so defined against the balance in its allowance for loan losses account and deduct from undivided profits only bad debts as so defined in excess of that account. At September 30, 1995, BTC had retained earnings of $3,426,000 which were legally available for the payment of dividends.

     In addition, the Federal Reserve Board is authorized to determine, under certain circumstances relating to the financial condition of a state member bank, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. The payment of dividends that depletes a bank's capital base could be deemed to constitute such an unsafe or unsound practice. The Federal Reserve Board has indicated that banking organizations should generally pay dividends only out of current operating earnings.

     Virginia law also imposes restrictions on the ability of BTC to pay dividends. A Virginia state bank is permitted to declare a dividend out of its "net undivided profits," after providing for all expenses, losses, interest and taxes accrued or due by the bank. In addition, a deficit in capital originally paid in must be restored to its initial level, and no dividend can be paid which could impair the bank's paid in capital. The BFI further has authority to limit the payment of dividends by a Virginia bank if it determines the limitation is in the public interest and is necessary to ensure the bank's financial soundness.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") provides that no insured depository institution may make any capital distribution (which would include a cash dividend) if, after making the distribution, the institution would not satisfy one or more of its minimum capital requirements. See "--Capital Requirements" below.

     Capital Requirements. The Federal Reserve Board has adopted risk-based capital guidelines in final form which are applicable to NBI and BTC. The Federal Reserve Board guidelines redefine the components of capital, categorize assets into different risk classes and include certain off-balance sheet items in the calculation of risk-weighted assets. The minimum ratio of qualified total capital to risk-weighted assets (including certain off-balance sheet items, such as standby letters of credit) is 8.0%. At least half of the total capital must be comprised of Tier 1 capital. The remainder may consist of a limited amount of subordinated debt, other preferred stock, certain other instruments and a limited amount of loan and lease loss reserves. The OCC has adopted similar regulations applicable to NBB. The Tier 1 and total risk-based capital ratios of NBI as of September 30, 1995, were 14.91% and 16.16%, respectively. NBB's Tier 1 and total risk-based capital ratios as of September 30, 1995, were 14.21% and 15.46%, respectively. BTC's Tier 1 and total risk-based capital ratios as of September 30, 1995, were 42.01% and 42.92%, respectively.

     In addition, the Federal Reserve Board has established minimum leverage ratio (Tier 1 capital to total assets less intangibles) guidelines that are applicable to NBI and BTC. The OCC has adopted similar regulations applicable to NBB. These guidelines provide for a minimum ratio of 3.0% for banks that meet certain specified criteria, including that they have the highest regulatory rating. All other banks will be required to maintain a leverage ratio of 4.0% or greater, based upon their particular circumstances and risk profiles. NBI's, NBB's and BTC's leverage ratios, as of September 30, 1995, were 10.25%, 9.76% and 14.54%, respectively. The guidelines also provide that banks experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets.

     Bank regulators from time to time have indicated a desire to raise capital requirements applicable to banking organizations beyond current levels. In addition, the number of risks which may be included in risk-based capital restrictions, as well as the measurement of these risks, is likely to change, resulting in increased capital requirements for banks. NBI, NBB and BTC are unable to predict whether higher capital ratios would be imposed and, if so, at what levels and on what schedule.

Legislative Developments

     The difficulties encountered nationwide by financial institutions during 1990 and 1991 prompted federal legislation designed to reform the banking industry and to promote the viability of the industry and of the deposit insurance system. FDICIA, which became effective on December 19, 1991, bolsters the deposit insurance fund, tightens bank regulation and trims the scope of federal deposit insurance as summarized below.

     FDIC Funding. The legislation bolsters the bank deposit insurance fund with $70 billion in borrowing authority and increases to $30 billion from $5 billion the amount the FDIC can borrow from the U.S. Treasury to cover the cost of bank failures. The loans, plus interest, would be repaid by premiums that banks pay on domestic deposits over the next fifteen years.

     Prompt Corrective Action. Among other things, FDICIA requires the federal banking agencies to take "prompt corrective action" in respect of banks that do not meet minimum capital requirements. FDICIA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." The following table sets forth the minimum capital ratios that a bank must satisfy in order to be considered well capitalized or adequately capitalized under Federal Reserve Board regulations. See "NBI'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Capital Adequacy" for information on NBB's capital ratios and see "BTC'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Capital Resources" for a discussion of BTC's capital ratios.

                                    Adequately       Well
                                   Capitalized   Capitalized
                                   ------------  ------------
Tier 1 Risk-Based Capital Ratio              4%            6%
Total Risk-Based Ratio                       8%           10%
Leverage Ratio                               4%            5%

     If a bank does not meet all of the minimum capital ratios necessary to be considered adequately capitalized, it will be considered undercapitalized, significantly undercapitalized or critically undercapitalized, depending on the amount of the shortfall in its capital.

     If a depository institution's principal federal regulator determines that an otherwise adequately capitalized institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice, it may require the institution to submit a corrective action plan, restrict its asset growth and prohibit branching, new acquisitions and new lines of business. An institution's principal federal regulator may deem the institution to be engaging in an unsafe or unsound practice if it receives a less than satisfactory rating for asset quality, management, earnings or liquidity in its most recent examination.

     Among other possible sanctions, an undercapitalized depository institution may not pay dividends and is required to submit a capital restoration plan to its principal federal regulator. In addition, its holding company may be required to guarantee compliance with the capital restoration plan under certain circumstances. If an undercapitalized depository institution fails to submit or implement an acceptable capital restoration plan, it can be subjected to more severe sanctions, including an order to sell sufficient voting stock to become adequately capitalized. More severe sanctions and remedial actions can be mandated by the regulators if an institution is considered significantly or critically undercapitalized.

     In addition, FDICIA requires regulators to draft a new set of non-capital measures of bank safety, such as loan underwriting standards and minimum earnings levels. The legislation also requires regulators to perform annual on-site bank examinations, places limits on real estate lending by banks and tightens auditing requirements. In April 1995, the regulators adopted safety and soundness standards as required by FDICIA in the following areas: (i) operational and managerial; (ii) asset quality earnings and stock valuation; and
(iii) employee compensation.

     Deposit Insurance. FDICIA reduces the scope of federal deposit insurance. The most significant change ended the "too big to fail" doctrine, under which the government protects all deposits in most banks, including those exceeding the $100,000 insurance limit. The FDIC's ability to reimburse uninsured deposits--those over $100,000 and foreign deposits--has been sharply limited. Since December 1993, the Federal Reserve Board's ability to finance undercapitalized banks with extended loans from its discount window has been restricted. In addition, only the best capitalized banks will be able to offer insured brokered deposits without FDIC permission or to insure accounts established under employee pension plans.

     The FDIC establishes rates for the payment of premiums by federally insured banks for deposit insurance. A Bank Insurance Fund (the "BIF") is maintained for commercial banks, with insurance premiums from the industry used to offset losses from insurance payouts when banks fail. Beginning in 1993, insured depository institutions like NBB and BTC pay for deposit insurance under a risk-based premium system. Under this system, a depository institution pays to the BIF from $.23 to $.31 per $100 of insured deposits depending on its capital levels and risk profile, as determined by its primary federal regulator on a semi-annual basis. The FDIC, effective September 15, 1995, lowered assessments from their current rates of $.23 to $.31 per $100 of insured deposits to rates of $.04 to $.31, depending on the health of the bank, as a result of the recapitalization of the BIF. On November 14, 1995, the FDIC voted to drop its premiums for well capitalized banks to zero effective January 1, 1996. Other banks will be charged risk-based premiums up to $.27 per $100 of deposits. Both NBI and BTC are expected to qualify for the zero premium rate in 1996.

     Congress also is expected to act soon on provisions to strengthen the Savings Association Insurance Fund (the "SAIF") and to repay outstanding bonds that were issued to recapitalize the SAIF's successor as a result of payments made due to the insolvency of savings and loan associations and other federally insured savings institutions in the late 1980s and early 1990s. Costs for these measures could be passed along, in part, to the banking industry.

     Many of the provisions of FDICIA did not become effective until December 1993. In addition, many of the provisions will be implemented through the adoption of regulations by the various federal banking agencies. The precise effect of the legislation on NBI, NBB and BTC cannot be assessed at this time, and there can be no assurance that such regulations will not materially affect operating results, financial condition or liquidity of NBI, NBB and/or BTC.

     Other legislative and regulatory proposals regarding changes in banking and the regulation of banks, thrifts and other financial institutions are being considered by the executive branch of the federal government, Congress and various state governments, including Virginia. Certain of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. It cannot be predicted whether any of these proposals will be adopted or, if adopted, how these proposals will affect NBI, NBB and/or BTC.

Accounting Changes

     In February 1992, the FASB issued SFAS No. 109, "Accounting for Income Taxes," which superseded SFAS No. 96 of the same title. SFAS No. 109, which became effective for fiscal years beginning after December 31, 1992, employs an asset and liability approach in accounting for income taxes payable or refundable at the date of the financial statements as a result of all events that have been recognized in the financial statements and as measured by the provisions of enacted tax laws. Adoption by NBI and BTC of SFAS No. 109 did not have a material impact on NBI's or BTC's results of operations.

     In December 1991, the FASB issued SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," which is effective for fiscal years ending after December 15, 1992 (December 15, 1995, in the case of entities with less than $150 million in total assets). SFAS No. 107 requires financial intermediaries to disclose, either in the body of their financial statements or in the accompanying notes, the "fair value" of financial instruments for which it is "practicable to estimate that value." SFAS No. 107 defines "fair value" as the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Quoted market prices, if available, are deemed the best evidence of the fair value of such instruments. Most deposit and loan instruments issued by financial intermediaries are subject to SFAS No. 107, and its effect will be to require financial statement disclosure of the fair value of most of the assets and liabilities of financial intermediaries such as BTC and NBB. Management is unable to predict what effect, if any, such disclosure requirements could have on the market prices of the common stock of NBI or BTC or their abilities to raise funds in the financial markets.

     In May 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan". SFAS No. 114 prescribes the recognition criterion for loan impairment and the measurement methods for certain impaired loans and loans whose terms are modified in troubled debt restructurings. SFAS No. 114 states that a loan is impaired when it is probable that a creditor will be unable to collect all principal and interest amounts due according to the contracted terms of the loan agreement. A creditor is required to measure impairment by discounting expected future cash flows at the loan's effective interest rate, or by reference to an observable market price, or by determining that foreclosure is probable. SFAS No. 114 also clarifies the existing accounting for in-substance foreclosures by stating that a collateral-dependent real estate loan would be reported as real estate owned only if the lender had taken possession of collateral.

     SFAS No. 118 amended SFAS No. 114, to allow a creditor to use existing methods for recognizing interest income on an impaired loan. To accomplish that, it eliminated the provisions in SFAS No. 114 that described how a creditor should report income on an impaired loan. SFAS No. 118 did not change the provisions in SFAS No. 114 that require a creditor to measure impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate, or as a practical expedient, at the observable market price of the loan or the fair value of the collateral if the loan is collateral dependent. SFAS No. 118 amends the disclosure requirements in SFAS No. 114 to require information about the recorded investments in certain impaired loans and about how a creditor recognizes interest income related to those impaired loans. SFAS No. 114 is effective for financial statements issued for fiscal years beginning after December 15, 1994. Although earlier application is encouraged, it is not required.

     In May 1993, the FASB issued SFAS No. 115 "Accounting For Certain Investments in Debt and Equity Securities" addressing the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. These investments would be classified in three categories and accounted for as follows: (i) debt and equity securities that the entity has the positive intent and ability to hold to maturity would be classified as "held to maturity" and reported at amortized cost; (ii) debt and equity securities that are held for current resale would be classified as trading securities and reported at fair value, with unrealized gains and losses included in operations; and (iii) debt and equity securities not classified as either securities held to maturity or trading securities would be classified as securities available for sale, and reported at fair value, with unrealized gains and losses excluded from operations and reported as a separate component of stockholders' equity. The statement is effective for financial statements for calendar year 1994, but may be applied to an earlier fiscal year for which annual financial statements have not been issued. BTC adopted SFAS No. 115 effective December 31, 1993, and NBI adopted SFAS No. 115 effective January 1, 1994. The cumulative effect of the change in accounting was not material to either NBI or BTC.


                       DESCRIPTION OF NBI CAPITAL STOCK

     The descriptive information supplied herein outlines certain provisions of the Articles and Bylaws of NBI and the Virginia Act. The information does not purport to be complete and is qualified in all respects by reference to the provisions of NBI's Articles and Bylaws and the Virginia Act.

Authorized Capital

     The authorized capital stock of NBI consists of 5,000,000 shares of NBI common stock, $2.50 par value ("NBI Common Stock"), and 5,000,000 shares of preferred stock, no par value per share ("NBI Preferred Stock"). As of December 31, 1995, there were 1,714,152 shares of NBI Common Stock, and no shares of NBI Preferred Stock issued and outstanding.

     The Merger Agreement provides that NBI will, prior to the Merger Effective Date, increase the number of shares of NBI Common Stock issued and outstanding by means of a stock dividend totaling 190,768 shares of NBI Common Stock; provided certain conditions are satisfied. See "THE MERGER--NBI Stock Split." Giving effect to the NBI Stock Split, 1,904,920 shares of NBI Common Stock will be issued and outstanding immediately prior to the Merger Effective Date.

NBI Common Stock

     Subject to the prior rights of the holders of any NBI Preferred Stock, holders of NBI Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation or dissolution, to receive the net assets of NBI remaining after payment of all liabilities and after payment to holders of all shares of NBI Preferred Stock of the full preferential amounts to which such holders are respectively entitled, in proportion to their respective holdings.

     See "CERTAIN REGULATORY CONSIDERATIONS--NBB and BTC--Limits on Dividends and Other Payments" for information relating to certain regulatory restrictions on the payment of dividends by national banks, including NBI's subsidiary national bank, NBB.

     Subject to the rights of the holders of any NBI Preferred Stock then outstanding, all voting rights are vested in the holders of the shares of NBI Common Stock, each share being entitled to one vote on all matters requiring stockholder action and in the election of directors. Holders of NBI Common Stock have no preemptive, subscription or conversion rights. All of the outstanding shares of NBI Common Stock are fully paid and nonassessable, and the NBI Common Shares issuable to the stockholders of BTC upon consummation of the Merger will, upon issuance, be fully paid and nonassessable.

NBI Preferred Stock

     The NBI Board of Directors is authorized to issue shares of NBI Preferred Stock from time to time in one or more series and to fix and determine the relative preferences, privileges, limitations and rights of the shares of any series, including dividend rights and dividend rates, voting rights, liquidation price, redemption rights and redemption prices, sinking fund requirements and conversion rights. Each series of NBI Preferred Stock will rank on a parity as to dividends and assets with all other series according to the respective dividend rates and amounts attributable upon voluntary or involuntary liquidation, dissolution or winding up of NBI fixed for each series and without preference or priority of any series over any other series. All shares of NBI Preferred Stock will rank, with respect to dividends and liquidation rights, senior to the NBI Common Stock. The ability of the Board of Directors to issue NBI Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of holders of NBI Common Stock, and, under certain circumstances, may discourage an attempt by others to gain control of NBI.

Change in Control Provisions

     The following provisions of NBI's Articles could have the effect of delaying, deterring or preventing a change in control of NBI.

     Article 6 of NBI's Articles requires the approval of the holders of at least 80% of each class of NBI's outstanding voting stock for certain mergers and other business combinations involving NBI and beneficial owners of 5% or more of NBI's outstanding capital stock entitled to vote for the election of directors, unless (i) the proposed business combination has been approved by a majority of the members of the Board of Directors who are not affiliated with the beneficial owner and who were directors before the beneficial owner became such beneficial owner, or (ii) certain conditions regarding the nature and amount of consideration to be received in the proposed business combination by holders of NBI's capital stock have been satisfied. The affirmative vote of the holders of at least 80% of each class of NBI's outstanding voting stock is required to amend Article 6 or to adopt any provision inconsistent with Article 6.

     Additionally, NBI's Articles (i) classify the Board into three classes, as nearly equal in number as possible, each of which serves for three years, with one class being elected each year; (ii) provide that directors may be removed only for cause and only by the holders of two-thirds or more of each class of NBI's outstanding voting stock; (iii) provide that any vacancy on the Board of Directors or newly-created directorships may be filled by a majority of the remaining directors then in office, even if less than a quorum; (iv) provide that the number of directors may not be less than nine nor more than twenty-six, such definite number within that limitation to be set by the Bylaws of NBI; (v) provide that the power to amend or adopt the Bylaws is vested in the Board of Directors to act by the vote of two-thirds of a quorum, including two-thirds of the directors unaffiliated with certain 5% beneficial owners; (vi) increase to 80% of each class of NBI's outstanding voting stock, the vote required for stockholders to adopt, alter, amend or repeal certain provisions of the Articles or to adopt any provision inconsistent with certain provisions of the Articles; and (vii) increase to 80% of each class of NBI's outstanding voting stock, the vote required for stockholders to adopt new Bylaws, or to alter, amend or repeal Bylaws adopted by either the stockholders or the Board of Directors of NBI.

     The Bylaws include provisions setting forth specific conditions under which: (i) business may be transacted at an annual meeting of stockholders and
(ii) persons may be nominated for election as directors of NBI at an annual meeting of stockholders.

     In addition to the foregoing, in certain instances the issuance of authorized but unissued shares of NBI Common Stock or NBI Preferred Stock may have an anti-takeover effect.

     See "CERTAIN DIFFERENCES IN THE RIGHTS OF BTC AND NBI STOCKHOLDERS."

State Anti-Takeover Statutes

     The Virginia Act includes two anti-takeover statutes, the Affiliated Transactions Statute and the Control Share Acquisitions Statute, applicable to NBI.

     The Affiliated Transactions Statute restricts certain transactions ("affiliated transactions") between a Virginia corporation having more than 300 stockholders of record and a beneficial owner of more than 10% of any class of voting stock (an "interested stockholder"). An "affiliated transaction" is defined in the Virginia Act as any of the following transactions with or proposed by an interested stockholder: a merger; a share exchange; certain dispositions of assets or guaranties of indebtedness other than in the ordinary course of business; certain significant securities issuances; dissolution of the corporation; or reclassification of the corporation's securities. Under the statute, an affiliated transaction generally requires the approval of a majority of disinterested directors and two-thirds of the voting shares of the corporation other than shares owned by an interested stockholder during a three-year period commencing as of the date the interested stockholder crosses the 10% threshold. This special voting provision does not apply if a majority of disinterested directors approved the acquisition of the more than 10% interest in advance. After the expiration of the three-year moratorium, an interested stockholder may engage in an affiliated transaction only if it is approved by a majority of disinterested directors or by two-thirds of the outstanding shares held by disinterested stockholders, or if the transaction complies with certain fair price provisions. This special voting rule is in addition to, and not in lieu of, other voting provisions contained in the Virginia Act and NBI's Articles.

     The Control Share Acquisitions Statute provides that, with respect to Virginia corporations having 300 or more stockholders of record, shares acquired in a transaction that would cause the acquiring person's aggregate share ownership to meet or exceed any of three thresholds (20%, 33-1/3% or 50%) have no voting rights unless such rights are granted by a majority vote of the shares not owned by the acquiring person or any officer or employee-director of the corporation. The statute sets out a procedure whereby the acquiring person may call a special stockholder's meeting for the purpose of considering whether voting rights should be conferred. Acquisitions pursuant to a merger or share exchange to which the corporation is a party and acquisitions pursuant to a tender or exchange offer arising out of an agreement to which the corporation is a party are exempt from the statute.

           CERTAIN DIFFERENCES IN RIGHTS OF BTC AND NBI STOCKHOLDERS

General

     Stockholders of BTC, whose rights are governed by BTC's Articles and Bylaws and by the Virginia Act and the Virginia Banking Act will, upon consummation of the Merger, become stockholders of NBI. The rights of such stockholders as stockholders of NBI will then be governed by the Articles and Bylaws of NBI and by the Virginia Act.

     Except as set forth below, there are no material differences between the rights of a BTC stockholder under BTC's Articles and Bylaws and under the Virginia Act and the rights of an NBI stockholder under the Articles of NBI and under the Virginia Act, on the other hand. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the governing law and the Articles and Bylaws of each corporation.

     See "CERTAIN REGULATORY CONSIDERATIONS" for a discussion of federal and state regulatory requirements affecting the businesses of BTC and NBI.

Authorized Capital

     BTC

     BTC's Articles authorize the issuance of up to 6,000,000 shares of BTC Common Stock, par value $1.00 per share, of which 1,888,209 shares were issued and outstanding as of the Record Date.

     NBI

     NBI's authorized capital is set forth under "DESCRIPTION OF NBI CAPITAL STOCK--Authorized Capital."

Preemptive Rights of Stockholders

     BTC

     BTC stockholders currently have preemptive rights. The BTC Charter Amendment, if approved, would, among other things, eliminate preemptive rights of BTC stockholders. See "THE MERGER--BTC Charter Amendment."

     NBI

     NBI stockholders have no preemptive rights.

Amendment of Charter or Bylaws

     BTC

     Under Virginia law, BTC's Articles may be amended if the amendment is adopted by the Board of Directors and approved by a vote of the holders of more than two-thirds of the votes entitled to be cast on the amendment by each voting group entitled to vote thereon.

     BTC's Bylaws provide that all amendments made to the Bylaws shall be made at a meeting of the Board of Directors by a vote of at least two-thirds of all of the directors and after the proposed amendment has been submitted to the Board of Directors at a meeting assembled at least one month before the final amendment is adopted.

     NBI

     NBI's Articles generally may be amended if the amendment is adopted by the Board of Directors and approved by a vote of the holders of more than two-thirds of the votes entitled to be cast on the amendment by each voting group entitled to vote thereon. NBI's Articles, however, require the affirmative vote of at least 80% of NBI's voting stock to amend or repeal, or to adopt any provision inconsistent with, certain provisions of its Articles. See "DESCRIPTION OF NBI CAPITAL STOCK--Other Provisions."

     NBI's Articles generally provide that the Board of Directors may, by a two-thirds vote of a quorum, amend its Bylaws; provided, however, that, if there is a stockholder (or any affiliate or associate of such stockholder) who, after May 11, 1993, acquires direct or indirect beneficial ownership of 5% or more of NBI's capital stock entitled to vote in the election of directors (an "Interested Stockholder"), such two-thirds vote shall include a two-thirds of directors ("Continuing Directors") (i) none of whom is an Interested Stockholder or an affiliate or associate of an Interested Stockholder, and (ii) each of whom was a member of the NBI Board of Directors immediately prior to the time that the Interested Stockholder became an Interested Stockholder. Under the NBI Articles, stockholders may adopt new Bylaws or amend Bylaws adopted by the stockholders or the Board of Directors by the affirmative vote of the holders of not less than 80% of each class of the voting stock of NBI and may, by a similar vote, prohibit the Board of Directors from amending any Bylaws adopted by the stockholders. The affirmative vote of the holders of not less than 80% of each class of voting stock is required to amend the provisions of NBI's Articles establishing the foregoing rights.

     Effective as of the Merger Effective Date, NBI has agreed to cause its Bylaws to be amended as follows: (i) the number of NBI directors shall be set at nine (see discussion under "THE MERGER--Interests of Certain Persons"); (ii) the affirmative vote of six out of nine NBI directors shall be required to approve any of the following actions: (a) membership on the Board of Directors of BTC (provided, however, that a director of BTC may be removed by action of NBI as sole stockholder of BTC by the vote of a simple majority of NBI directors in the event that such director commits a violation of law applicable to his duties as a director of BTC which has a material adverse effect on BTC or engages in any conduct in connection with his duties as a director for which he would not be entitled to indemnification under the Articles of Incorporation of BTC), (b) amendments to the Articles of Incorporation or Bylaws of BTC, (c) the merger, consolidation or sale of all or substantially all of the assets of BTC, and (d) a recommendation to the shareholders of NBI to merge, consolidate or sell all or substantially all of the assets of NBI, where such recommendation is required by law; (iii) to change the provisions requiring that NBI directors also be NBB directors to permit directors of BTC to serve on the NBI Board as well; and (iv) the Executive Committee shall not authorize or approve any action on behalf of NBI described in (ii) above. NBI has agreed that these Bylaw amendments shall not be amended or rescinded by action of its Board of Directors without the affirmative vote of at least six directors until January 1, 2001, on and after which time such Bylaw amendments may be amended or rescinded by a simple majority vote of its Board of Directors as provided in the Bylaws of NBI. See "THE MERGER--Management and Operations of NBI and BTC after the Merger."

Size and Classification of Board of Directors

     BTC

     BTC's Articles and Bylaws provide that the number of directors shall not be less than five and shall be fixed by the Bylaws of BTC. The current number of BTC directors is fixed at thirteen.

     NBI

     NBI's Articles provide for a Board of Directors consisting of not less than nine nor more than twenty-six members, with the number to be fixed in NBI's Bylaws. The Bylaws currently provide that the number of directors shall be ten. There currently are nine members and one vacancy on the NBI Board of Directors. No increase in the number of directors may shorten the term of any director then in office. The NBI Board of Directors is divided into three classes, each as nearly equal in number as possible, with one class being elected annually.

     Effective as of the Merger Effective Date, NBI will cause its Bylaws to be amended to set the number of directors at nine and shall obtain the resignations of four directors currently serving on the NBI Board of Directors. The four NBI Board Vacancies created by such resignations will be filled by BTC Board Representatives. See "THE MERGER--Management and Operations of NBI and BTC after the Merger" and "--Interests of Certain Persons."

Removal of Directors

     BTC

     Directors of BTC may be removed, with or without cause, by the stockholders by a majority of the votes entitled to be cast at a stockholders' meeting called for such purpose at which a quorum is present. BTC's Bylaws provide that any director also may be removed at any time by a majority vote of the Board of Directors of BTC.

     NBI

     Directors of NBI may be removed only for cause and only by a vote of the holders of at least two-thirds of each class of the voting stock of NBI then outstanding at a meeting called for that purpose.

Director Exculpation

     BTC

     BTC's Articles provide for the limitation or elimination of personal liability of each BTC director and officer to the fullest extent permitted by the Virginia Act, as the same may be in effect from time to time. In accordance with the Virginia Act, that limitation of liability does not apply if the director or officer engaged in willful misconduct or a knowing violation of criminal law or any federal or state securities law. The BTC Charter Amendment would delete this provision from the Articles of BTC. Accordingly, under the Virginia Act, the liability of a director or officer of BTC, as a director or officer of BTC would be the greater of $100,000 or the amount of compensation received by the officer or director in the twelve months preceding the act or omission giving rise to the liability. See "THE MERGER--BTC Charter Amendment."

     NBI

     NBI's Articles provide for the limitation or elimination of personal liability of directors or officers of NBI to the fullest extent permitted by the Virginia Act, as the same may be in effect from time to time.

Indemnification

     BTC

     BTC's Articles provide for indemnification or reimbursement of directors, officers and employees of BTC to the fullest extent permitted by the Virginia Act, as it may be amended and as set forth in the Articles. The right to indemnification under BTC's Articles does not extend to: (i) indemnification or reimbursement for amounts actually paid to BTC pursuant to a settlement agreement, or in satisfaction of a judgment arising out of litigation that was brought by or in the right of BTC; and (ii) indemnification of any amount or expense where the director, officer or employee has been finally adjudged to be liable by reason of gross negligence or willful misconduct in the performance of his duties. The BTC Charter Amendment would amend these indemnification provisions, as described under "THE MERGER--BTC Charter Amendment."

     NBI

     NBI's Articles require indemnification of any director or officer against liability incurred in connection with any proceeding to which that person is made a party by virtue of such person's service as a director or officer of NBI, or service as a director, officer, employee or agent of another entity at the request of NBI, except in the case of willful misconduct or a knowing violation of the criminal law. In certain circumstances, NBI's Articles also require NBI to reimburse a director or officer made a party to a proceeding in advance of the final disposition of the proceeding. NBI's Articles permit indemnification of any other person who is or was a party to a proceeding by reason of the fact that such person is or was an employee or agent of NBI, or is or was serving another entity at the request of NBI, to the same extent as if such person was a director or officer. Indemnification and advancement of and reimbursement for expenses is subject to a determination that indemnification is appropriate by a majority of a quorum consisting of directors not at the time parties to the proceeding. In the event that such a quorum cannot be obtained or there has been a change in the composition of the majority of the Board of Directors after the date of the alleged act with respect to which indemnification is claimed, such determination shall be made by special legal counsel.

Director Nominations and Stockholder Proposals

     BTC

     Neither BTC's Articles nor Bylaws establish any procedures that may be followed for stockholders to nominate individuals for election to the Board of Directors or to submit a proposal to a vote of the stockholders of BTC.

     NBI

     NBI's Bylaws establish procedures that must be followed for stockholders to nominate persons for election to NBI's Board of Directors or to submit a proposal to a vote of stockholders of NBI at an annual meeting of stockholders. Such nominations or proposals must be made by delivering written notice to the President of NBI not less than sixty nor more than ninety days prior to the annual meeting; provided, however, that if less than seventy days' notice of the date of the meeting is given, such written notice by the stockholder must be delivered not later than the tenth day after the day on which such notice of the date of the meeting was given. Notice will be deemed to have been given more than seventy days prior to the meeting if a meeting is called on the second Tuesday of April (or if such date falls on a legal holiday, the next business day) regardless as to when public disclosure is made. The nomination or stockholder proposal notice must set forth (i) a brief description of the proposal and the reasons for its submission; (ii) the name and address of the stockholder, as they appear on NBI's books; (iii) the classes and number of shares of NBI owned by the stockholder; and (iv) any material interest of the stockholder in such proposal other than such holder's interest as a stockholder of NBI. The Chairman of the meeting will, if the facts warrant, determine that a nomination or stockholder proposal is not made in accordance with the provision prescribed by the Bylaws and the defective nomination or stockholder proposal will be disregarded.

Required Stockholder Vote for Certain Actions

     BTC

     The Virginia Act generally provides that mergers, share exchanges and a corporation's sale of all or substantially all of its assets other than in the usual or regular course of business must be adopted by the Board of Directors and approved by more than two-thirds of all votes entitled to be cast by each voting group entitled to vote on the plan of merger, share exchange or sale of assets, unless the corporation's board of directors requires a greater vote or the corporation's articles of incorporation provide for a greater or lesser vote (which BTC's Articles and Bylaws do not). With respect to a merger, no vote of the stockholders of the surviving corporation is required if: (i) the corporation's articles of incorporation will not differ significantly after the merger; (ii) the corporation's stockholders will hold the same number of shares, with identical designations, preferences, limitations and relative rights, after the merger; (iii) the number of voting shares outstanding immediately after the merger (including shares issuable upon conversion of securities or exercise of rights or warrants issued in the merger) will not exceed by more than 20% the total number of voting shares of the surviving corporation outstanding before the merger; and (iv) the number of shares entitling their holders to unlimited participation in distributions outstanding after the merger, plus the number of participating shares issuable as a result of such merger (including shares issuable upon conversion of securities or exercise of rights or warrants issued in the merger), will not exceed by more than 20% the total number of such shares outstanding before the merger.

     NBI

     NBI's Articles require the approval of holders of at least 80% of each class of NBI outstanding voting stock for certain mergers, share exchanges, sales of assets and other business combinations involving NBI and beneficial owners of 5% or more of NBI's outstanding capital stock entitled to vote for the election of directors (before or after the transaction) unless (i) the transaction has been approved by a majority of the members of the Board of Directors who are not affiliated with the beneficial owner and who were directors before the beneficial owner became such beneficial owner, or (ii) certain conditions regarding the nature and amount of consideration to be received in the transaction by holders of NBI capital stock have been satisfied. If required under this provision, such 80% approval is required, notwithstanding the fact that no vote is required or that a lesser percentage is specified by the Virginia Act or in any agreement to which NBI is a party. The affirmative vote of the holders of at least 80% of each class of NBI's outstanding voting stock is required to amend or to adopt any provision inconsistent with these requirements.

Voluntary Dissolution

     BTC

     Under the Virginia Act, a corporation's board of directors may propose dissolution for submission to the stockholders. Unless the board of directors requires a greater vote, dissolution to be authorized must be approved by the holders of more than two-thirds of all votes entitled to be cast on the proposal to dissolve. The board of directors may condition its submission of a proposal for dissolution on any basis. Subject to federal and state bank regulatory requirements, the provisions of the Affiliated Transactions Statute will apply if the dissolution of BTC is proposed by or on behalf of an Interested Stockholder.

     NBI

     NBI may be dissolved if its Board of Directors proposes dissolution, and more than two-thirds of the shares of NBI entitled to vote thereon approve; provided, however, that under NBI's Articles, the approval of the holders of at least 80% of each class of NBI's outstanding voting stock is required for the adoption of a plan or proposal for liquidation or dissolution if the same is not approved by a majority of the directors, including a majority of the Continuing Directors. The requirements of the Affiliated Transactions Statute will apply if dissolution of NBI is proposed by or on behalf of an Interested Stockholder.

     See "DESCRIPTION OF NBI CAPITAL STOCK--State Anti-Takeover Statutes" above.

                          RESALE OF NBI COMMON SHARES


     The NBI Common Shares have been registered under the Securities Act, thereby allowing such shares to be traded freely and without restriction by those holders of BTC Common Stock who receive such shares following consummation of the Merger and who are not deemed to be "affiliates" (as defined under the Securities Act, but generally including directors, certain executive officers and certain large stockholders) of BTC or NBI. The Merger Agreement provides that each holder of BTC Common Stock who is deemed by BTC to be an affiliate of it will enter into an agreement with NBI not later than thirty days prior to the Merger Effective Date providing, among other things, that such affiliate will not transfer any NBI Common Shares received by such holder in the Merger except in compliance with the Securities Act and will not sell or otherwise transfer such shares until financial results of NBI and its subsidiaries (including BTC) for at least thirty days of combined operations are published. This Prospectus/Proxy Statement does not cover any resales of NBI Common Shares.

                              ADDITIONAL MATTERS

     From time to time NBB has entered into transactions with BTC in the ordinary course of business, including, without limitation, the sale of loan participations in commercial and mortgage loans.


                                LEGAL OPINIONS

     The validity of the NBI Common Shares being offered hereby is being passed upon for NBI by Marilyn B. Buhyoff, Esq., Secretary of NBI and Senior Vice President-Administration of NBB. Ms. Buhyoff is also a stockholder of NBI.


                                  TAX OPINION

     KPMG Peat Marwick LLP, independent auditors of NBI, has delivered an opinion concerning certain federal income tax consequences of the Merger. See "THE MERGER--Certain Federal Income Tax Consequences."


                                    EXPERTS

     The consolidated financial statements of NBI as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to a change in accounting for certain investments in debt and equity securities as of January 1, 1994 and a change in accounting for income taxes as of January 1, 1993.

     The financial statements of BTC as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, have been included herein and in the Registration Statement in reliance upon the report of Cook Associates, LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


                                 OTHER MATTERS

     As of the date of this Prospectus/Proxy Statement, the Board of Directors of BTC knows of no matters which will be presented for consideration at the Special Meeting other than as set forth in the Notice of Special Meeting accompanying this Prospectus/Proxy Statement. However, if any other matters shall come before the meeting or any adjournment or adjournments thereof to be voted upon, the enclosed proxy shall be deemed to confer discretionary authority to the individuals named as proxies therein to vote the shares represented by such proxy as to any such matters.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                            Page No.
                                                                                                                            --------

NBI:

Annual Financial Statements:
Independent Auditors' Report..............................................................................................    F-2
Consolidated Balance Sheets - December 31, 1994 and 1993..................................................................    F-3
Consolidated Statements of Income - Years Ended December 31, 1994, 1993 and 1992..........................................    F-4
Consolidated Statements of Changes in Stockholders' Equity - Years Ended December 31, 1994, 1993 and 1992.................    F-5
Consolidated Statements of Cash Flows - Years Ended December 31, 1994, 1993 and 1992......................................    F-6
Notes to Consolidated Financial Statements - December 31, 1994, 1993 and 1992.............................................    F-7

Interim Financial Statements (Unaudited):
Consolidated Balance Sheets - September 30, 1995 (unaudited) and December 31, 1994........................................   F-27
Consolidated Statements of Income - Three Months Ended September 30, 1995 and 1994 (unaudited)............................   F-29
Consolidated Statements of Income - Nine Months Ended September 30, 1995 and 1994 (unaudited).............................   F-31
Consolidated Statements of Changes in Stockholders' Equity - Nine Months Ended September 30, 1995 and 1994 (unaudited)....   F-33
Consolidated Statements of Cash Flows - Nine Months Ended September 30, 1995 and 1994 (unaudited).........................   F-34
Notes to Consolidated Financial Statements - September 30, 1995 and 1994 (unaudited) and December 31, 1994................   F-36

BTC:

Annual Financial Statements:
Independent Auditors' Report..............................................................................................   F-45
Balance Sheets - December 31, 1994 and 1993...............................................................................   F-46
Statements of Income - Years Ended December 31, 1994, 1993 and 1992.......................................................   F-47
Statements of Changes in Stockholders' Equity - Years Ended December 31, 1994, 1993 and 1992..............................   F-48
Statements of Cash Flows - Years Ended December 31, 1994, 1993 and 1992...................................................   F-50
Notes to Financial Statements - December 31, 1994, 1993 and 1992..........................................................   F-52

Interim Financial Statements (Unaudited):
Balance Sheets - September 30, 1995 (unaudited) and December 31, 1994.....................................................   F-64
Statements of Income - Three Months Ended September 30, 1995 and 1994 (unaudited).........................................   F-65
Statements of Income - Nine Months Ended September 30, 1995 and 1994 (unaudited)..........................................   F-66
Statements of Changes in Stockholders' Equity - Nine Months Ended September 30, 1995 and 1994 (unaudited).................   F-67
Statements of Cash Flows - Nine Months Ended September 30, 1995 and 1994 (unaudited)......................................   F-68
Notes to Financial Statements - September 30, 1995 and 1994 (unaudited) and December 31, 1994.............................   F-69

                          Independent Auditors' Report



     The Board of Directors and Stockholders
     National Bankshares, Inc.:

          We have audited the accompanying consolidated balance sheets of National Bankshares, Inc. and subsidiary as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements are the responsibility of Bankshares' management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of National Bankshares, Inc. and subsidiary as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994 in conformity with generally accepted accounting principles.

          As discussed in notes 1(C) and 3 to the consolidated financial statements, Bankshares adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," as of January 1, 1994. As discussed in notes 1(J) and 11 to the consolidated financial statements, Bankshares adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as of January 1, 1993.



                                               KPMG PEAT MARWICK LLP

     Roanoke, Virginia
     February 10, 1995

                           National Bankshares, Inc.
                          Consolidated Balance Sheets

$ in thousands, December 31, 1994 and 1993                                           1994      1993
                                                                                     ----      ----
Assets            Cash and due from banks (notes 2 and 19)                        $  6,648     4,177
                  Federal funds sold (note 19)                                       1,400     2,620

                  Securities available for sale (notes 3 and 19)                    12,114       ---
                  Securities held to maturity (market value $55,816
                    in 1994 and $64,672 in 1993) (notes 4 and 19)                   57,389    62,518

                  Mortgage loans held for sale (notes 17, 18 and 19)                   392     1,752

                  Loans (notes 5, 6, 7, 18 and 19):
                      Real estate construction loans                                 5,543     3,946
                      Real estate mortgage loans                                    30,212    26,638
                      Commercial and industrial loans                               35,984    45,618
                      Loans to individuals                                          45,767    37,245
                                                                                  --------   -------
                         Total loans                                               117,506   113,447

                      Less unearned income on loans                                 (1,782)   (1,192)
                                                                                  --------   -------
                         Loans, net of unearned income                             115,724   112,255

                      Less allowance for loan losses (note 6)                       (2,006)   (2,038)
                                                                                  --------   -------
                         Loans, net                                                113,718   110,217
                                                                                  --------   -------
                  Bank premises and equipment, net (note 8)                          2,762     2,685
                  Accrued interest receivable                                        1,698     1,568
                  Other real estate owned, net (note 7)                              1,083       225
                  Other assets (notes 11 and 20)                                     2,523       932
                                                                                  --------   -------
                         Total assets                                             $199,727   186,694
                                                                                  ========   =======
Liabilities and   Noninterest-bearing deposits                                      23,816    19,138
Stockholders'     Interest-bearing deposits                                         59,794    64,131
Equity            Savings deposits                                                  19,257    20,651
                  Time deposits (note 9)                                            75,769    63,782
                                                                                  --------   -------
                         Total deposits (note 19)                                  178,636   167,702
                                                                                  --------   -------
                  Accrued interest payable                                             225       191
                  Other liabilities (note 10)                                          729       547
                                                                                  --------   -------
                         Total liabilities                                         179,590   168,440
                                                                                  --------   -------
                  Stockholders' equity (notes 13 and 14):
                    Preferred stock of no par value. Authorized
                     5,000,000 shares; none issued and outstanding                     ---       ---
                    Common stock of $2.50 par value. Authorized
                     5,000,000 shares; issued and outstanding 1,714,152
                     shares in 1994 and 1,709,672 shares in 1993                     4,285     4,274
                    Surplus                                                          1,187     1,112
                    Undivided profits                                               14,791    12,868
                    Net unrealized losses on securities available for sale            (126)      ---
                                                                                  --------   -------
                         Total stockholders' equity                                 20,137    18,254
                                                                                  --------   -------
                  Commitments and contingent liabilities (notes 10 and 17)
                                                                                  --------   -------
                         Total liabilities and stockholders' equity               $199,727   186,694
                                                                                  ========   =======

      See accompanying notes to consolidated financial statements.

                           National Bankshares, Inc.
                       Consolidated Statements of Income

$ in thousands, except per share data. Years ended December 31, 1994, 1993 and 1992                1994     1993    1992
                                                                                                   ----     ----    ----
Interest         Interest and fees on loans                                                      $10,207   10,265  11,311
Income           Interest on money market investments                                                155      122     192
                 Interest on investment securities - taxable                                       2,961    2,930   3,422
                 Interest on investment securities - nontaxable                                    1,239    1,111   1,122
                                                                                                 -------   ------  ------
                     Total interest income                                                        14,562   14,428  16,047
                                                                                                 -------   ------  ------
Interest         Interest on certificates of deposit of $100,000 or more                             586      557     814
Expense          Interest on other deposits                                                        5,053    5,264   7,227
                 Interest on federal funds purchased                                                  16      ---       1
                 Interest on long-term debt                                                          ---        2       6
                                                                                                 -------   ------  ------
                     Total interest expense                                                        5,655    5,823   8,048
                                                                                                 -------   ------  ------
                     Net interest income                                                           8,907    8,605   7,999

                 Provision for loan losses (note 6)                                                  540      930   1,060
                                                                                                 -------   ------  ------
                     Net interest income after provision for loan losses                           8,367    7,675   6,939
                                                                                                 -------   ------  ------
Noninterest      Service charges on deposit accounts                                                 667      594     522
Income           Other service charges and fees                                                      169      120     103
                 Credit card fees                                                                    355      317     307
                 Trust income                                                                        417      373     297
                 Other income                                                                         19      112      59
                 Realized securities gains (losses), net (notes 3 and 4)                             (20)      25      (1)
                                                                                                 -------   ------  ------
                     Total noninterest income                                                      1,607    1,541   1,287
                                                                                                 -------   ------  ------
Noninterest      Salaries and employee benefits (note 10)                                          2,991    2,730   2,480
Expense          Occupancy and furniture and fixtures                                                654      646     584
                 Data processing and ATM                                                             235      211     208
                 FDIC assessment                                                                     387      369     382
                 Credit card processing                                                              340      271     273
                 Goodwill amortization (note 20)                                                      20      ---     ---
                 Net costs of other real estate owned                                                 37      287     256
                 Other operating expense                                                           1,494    1,341   1,217
                                                                                                 -------   ------  ------
                     Total noninterest expense                                                     6,158    5,855   5,400
                                                                                                 -------   ------  ------
                 Income before income tax expense and cumulative effect
                   of change in accounting principle                                               3,816    3,361   2,826
                 Income tax expense (note 11)                                                        900      717     498
                                                                                                 -------   ------  ------

                 Income before cumulative effect of change in accounting principle                 2,916    2,644   2,328

                 Cumulative effect at January 1, 1993 of change in accounting for
                   income taxes (note 11)                                                            ---       28     ---
                                                                                                 -------   ------  ------
                     Net income                                                                  $ 2,916    2,672   2,328
                                                                                                 =======   ======  ======
                 Per share amounts (note 13):
                 Income before cumulative effect of change in accounting principle               $  1.70     1.54    1.37
                 Cumulative effect at January 1, 1993 of change in accounting for
                   income taxes (note 11)                                                            ---      .02     ---
                                                                                                 -------   ------  ------
                     Net income per share                                                        $  1.70     1.56    1.37
                                                                                                 =======   ======  ======

         See accompanying notes to consolidated financial statements.

                           National Bankshares, Inc.
           Consolidated Statements of Changes in Stockholders' Equity

                                                                                                      Net
                                                                                                   Unrealized
                                                                                                  Gains (Losses)
                                                                                                  on Securities
$ in thousands, except per share data.                    Common                    Undivided       Available
Years ended December 31, 1994, 1993 and 1992               Stock       Surplus       Profits         For Sale        Total
                                                           -----       -------       -------         --------        ------
Balances, December 31, 1991                                $4,242      1,016         9,456                ---        14,714
Net income                                                    ---        ---         2,328                ---         2,328
Net proceeds from issuance of common stock
   (7,380 shares) (note 13)                                    18         48           ---                ---            66
Cash dividends ($.43 per share)                               ---        ---          (733)               ---          (733)
                                                           ------     ------        ------              -----        ------
Balances, December 31, 1992                                 4,260      1,064        11,051                ---        16,375
Net income                                                    ---        ---         2,672                ---         2,672
Net proceeds from issuance of common stock
   (5,528 shares) (note 13)                                    14         48           ---                ---            62
Cash dividends ($.50 per  share)                              ---        ---          (855)               ---          (855)
                                                           ------     ------        ------              -----        ------
Balances, December 31, 1993                                 4,274      1,112        12,868                ---        18,254
Cumulative effect of change in accounting for securities
   available for sale at January 1, 1994, net of income
   taxes of $141                                              ---        ---          ---                 273           273
Net income                                                    ---        ---        2,916                 ---         2,916
Net proceeds from issuance of common stock
   (4,480 shares) (note 13)                                    11         75         ---                  ---            86
Cash dividends ($.58 per share)                               ---        ---        (993)                 ---          (993)
Change in net unrealized gains (losses) on securities
    available for sale, net of income tax benefit of $206     ---        ---         ---                 (399)         (399)
                                                           ------     ------        ------              -----        ------
Balances, December 31, 1994                                $4,285      1,187        14,791               (126)       20,137
                                                           ======     ======        ======              =====        ======

  See accompanying notes to consolidated financial statements.

                           National Bankshares, Inc.
                     Consolidated Statements of Cash Flows

$ in thousands. Years ended December 31, 1994, 1993 and 1992                                         1994      1993      1992
                                                                                                     ----      ----      ----
Cash Flows      Net income                                                                        $  2,916     2,672     2,328
from            Adjustments to reconcile net income to net cash provided by
Operating        operating activities:
Activities         Provision for loan losses                                                           540       930     1,060
(Note 16)          Provision for deferred income taxes                                                 (59)      (61)     (154)
                   Depreciation of bank premises and equipment                                         400       370       334
                   Amortization of intangibles                                                         123        44        44
                   Amortization of premiums and accretion of discounts, net                            158       149        92
                   Gain on bank premises and equipment disposals                                       ---        (1)       (4)
                   Loss on calls of securities available for sale, net                                  27       ---       ---
                   (Gain) loss on calls of securities held to maturity, net                             (7)      (25)        1
                   Net (increase) decrease in mortgage loans held for sale                           1,360      (850)     (521)
                   Losses and write-downs on other real estate owned                                     8       233       256
                   (Increase) decrease in:
                      Accrued interest receivable                                                     (150)      225       217
                      Other assets                                                                    (235)      180      (203)
                   Increase (decrease) in:
                      Accrued interest payable                                                          34        46      (212)
                      Other liabilities                                                                182       166       104
                                                                                                  --------   -------   -------
                       Net cash provided by operating activities                                     5,297     4,078     3,342
                                                                                                  --------   -------   -------
Cash Flows      Net (increase) decrease in money market investments                                  1,220     2,395    (3,195)
from            Proceeds from sales of securities held to maturity                                     ---       981       943
Investing       Proceeds from calls and maturities of securities available for sale                  8,804       ---       ---
Activities      Proceeds from calls and maturities of securities held to maturity                    6,260    14,334    11,707
(Notes 3        Purchases of securities available for sale                                          (3,725)      ---       ---
and 16)         Purchases of securities held to maturity                                           (18,693)  (17,515)  (14,131)
                Net (increase) decrease in loans made to customers                                  (5,030)   (5,343)    6,477
                Proceeds from disposal of other real estate owned                                       91       555       263
                Other real estate owned expenditures                                                   ---       ---       (55)
                Recoveries on loans charged off                                                         52        60        42
                Bank premises and equipment expenditures                                              (478)     (406)     (343)
                Proceeds from sale of bank premises and equipment                                        1         6         4
                                                                                                  --------   -------   -------
                       Net cash provided by (used in) investing activities                         (11,498)   (4,933)    1,712
                                                                                                  --------   -------   -------
Cash Flows      Deposits assumed, net of premium paid                                               13,159       ---       ---
from            Net increase (decrease) in time deposits                                             3,871     1,968   (43,582)
Financing       Net increase (decrease) in other deposits                                           (7,451)      101    38,861
Activities      Net proceeds from issuance of common stock                                              86        62        66
                Principal payments on long-term debt                                                   ---       (61)      (66)
                Cash dividends paid                                                                   (993)     (855)     (733)
                                                                                                  --------   -------   -------
                        Net cash provided by (used in) financing activities                          8,672     1,215    (5,454)
                                                                                                  --------   -------   -------
                Net increase (decrease) in cash and due from banks                                   2,471       360      (400)

                Cash and due from banks at beginning of year                                         4,177     3,817     4,217
                                                                                                  --------   -------   -------
                Cash and due from banks at end of year                                            $  6,648     4,177     3,817
                                                                                                  ========   =======   =======

         See accompanying notes to consolidated financial statements.

                           National Bankshares, Inc.
                   Notes to Consolidated Financial Statements
                        December 31, 1994, 1993 and 1992

     $ in thousands, except per share data.

Note 1              The accounting and reporting policies of National
Summary of    Bankshares, Inc. and its wholly-owned subsidiary, The National
Significant   Bank of Blacksburg (NBB), conform to generally accepted
Accounting    accounting principles and general practices within the banking
Policies      industry.  In preparing the consolidated financial statements, management is required to make certain estimates, assumptions and loan evaluations that affect its consolidated financial statements for the period. Actual results could vary significantly from those estimates.

                    Changing economic conditions, adverse economic prospects for
              NBB's borrowers, as well as regulatory agency action as a result of an examination, could cause NBB to recognize additions to the allowance for loan losses and may also affect the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans.

                    The following is a summary of the more significant
              accounting policies.

              (A)   Consolidation

                    The consolidated financial statements include the accounts of National Bankshares, Inc. and its wholly-owned subsidiary (Bankshares). All significant intercompany balances and transactions have been eliminated.

              (B)   Cash and Cash Equivalents

                    For purposes of reporting cash flows, cash and cash
              equivalents include cash on hand and due from banks.

              (C)   Securities

                    Effective January 1, 1994, Bankshares adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and accordingly, has recorded the effect of this adoption in the accompanying consolidated financial statements for the year ended December 31, 1994. SFAS No. 115 established new standards of accounting and reporting for investments in equity securities that have readily-determinable fair values and for all investments in debt securities. SFAS No. 115 requires those investments to be classified in three categories: (1) debt securities that the organization has the positive intent and ability to hold to maturity are classified as "held to maturity securities" and reported at amortized cost; (2) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as "trading securities" and reported at fair value, with unrealized gains and losses included in net income; and (3) debt and equity securities not classified as either held to maturity securities or trading securities are classified as "available for sale securities" and reported at fair value, with unrealized gains and losses excluded from net income and reported, net of income taxes, in a separate component of stockholders' equity.

                    Securities available for sale are reported at fair value,
              with unrealized gains and losses excluded from net income and reported, net of income taxes, in a separate component of

                           National Bankshares, Inc.
                  Notes to Consolidated Financial Statements

              stockholders' equity. Securities held to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts on a basis which approximates the level yield method.


                    Bankshares does not maintain trading securities. Gains and losses on securities are accounted for on the completed transaction basis by the specific identification method.

                    A decline in the fair value of any available for sale or
              held to maturity security below cost that is deemed other than temporary is charged to income resulting in the establishment of a new cost basis for the security.

              (D)   Loans

                    Loans are stated at the amount of funds disbursed plus the applicable amount, if any, of unearned interest and other charges less payments received. Income on installment loans is recognized on methods which approximate the level yield method. Interest on all other loans is accrued based on the balance outstanding times the applicable interest rate.

                    Interest is recognized on the cash basis for all loans
              carried in nonaccrual status. Loans generally are placed in nonaccrual status when the collection of principal or interest is 90 days or more past due, unless the obligation is both well-secured and in the process of collection.

                    Loan origination and commitment fees and certain direct
              costs are being deferred, and the net amount amortized as an adjustment of the related loan's yield. These amounts are being amortized over the contractual life of the related loans.

                    Mortgage loans held for sale are carried at the lower of
              cost or fair value.

              (E)   Allowance for Loan Losses

                    The allowance for loan losses is a valuation allowance
              consisting of the cumulative effect of the provision for loan losses, plus any amounts recovered on loans previously charged off, minus loans charged off. The provision for loan losses charged to expense is the amount necessary in management's judgement to maintain the allowance for loan losses at a level it believes adequate to absorb losses in the collection of its loans.

              (F)   Bank Premises and Equipment

                    Bank premises and equipment are stated at cost, net of
              accumulated depreciation. Depreciation is charged to expense over the estimated useful lives of the assets on the straight-line basis. Costs of maintenance and repairs are charged to expense as incurred and improvements are capitalized.

              (G)   Other Real Estate Owned

                    Other real estate, acquired through foreclosure or deed in lieu of foreclosure, is carried at the lower of the recorded investment or its fair value, less estimated costs to sell (net realizable value). When the property is acquired, any excess of the loan balance over net realizable value is charged to the allowance for loan losses. Increases or decreases in the net realizable value of such

                           National Bankshares, Inc.
                  Notes to Consolidated Financial Statements


              properties are credited or charged to income by adjusting the valuation allowance for other real estate owned. Net costs of maintaining or operating foreclosed properties are expensed as incurred.

              (H)   Intangible Assets

                    Included in other assets are deposit intangibles of $872 and
              $68 at December 31, 1994 and 1993, respectively, and goodwill of $427 at December 31, 1994. Deposit intangibles are being amortized on a straight-line basis over either a seven-year or ten-year period and goodwill is being amortized on a straight-line basis over a fifteen-year period. (See note 20).

              (I)   Pension Plan

                    Bankshares has a defined benefit pension plan which covers substantially all full-time officers and employees. The benefits are based upon length of service and a percentage of the employee's compensation during the final years of employment. Pension costs are computed based upon the provisions of SFAS No.
              87. NBB contributes to the pension plan amounts deductible for federal income tax purposes.

              (J)   Income Taxes

                    Effective January 1, 1993, Bankshares adopted the provisions of SFAS No. 109, "Accounting for Income Taxes," and has reported the cumulative effect of that change in the method of accounting for income taxes in the 1993 consolidated statement of income. SFAS No. 109 requires a change from the deferred method of accounting for income taxes of Accounting Principles Board (APB) Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                    Pursuant to the deferred method under APB Opinion 11, which was applied by Bankshares prior to January 1, 1993, deferred income taxes were recognized for income and expense items that were reported in different years for financial reporting purposes and income tax purposes using the tax rate applicable in the year of the calculation. Under the deferred method, deferred taxes were not adjusted for subsequent changes in tax rates.

              (K)   Trust Assets and Income

                    Assets (other than cash deposits) held by the Trust
              Department in a fiduciary or agency capacity for customers are not included in the consolidated financial statements since such items are not assets of NBB. Trust income is recognized on the accrual basis.

              (L)   Net Income Per Share

                    Net income per share is based upon the weighted average
              number of common shares outstanding (1,710,310 shares in 1994, 1,707,764 shares in 1993 and 1,701,372 shares in 1992).

                           National Bankshares, Inc.
                  Notes to Consolidated Financial Statements


              (M)   Off-Balance Sheet Financial Instruments

                    In the ordinary course of business, NBB has entered into
              off-balance sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

              (N)   Fair Value of Financial Instruments

                    The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:

                    (1)   Cash and Due from Banks

                          The carrying amount is a reasonable estimate of fair value.

                    (2)  Federal Funds Sold

                         The carrying amount is a reasonable estimate of fair value.

                    (3)  Securities

                         The fair value of securities, except certain state and
                    municipal securities, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain state and municipal securities is not readily available through market sources other than dealer quotations, so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

                    (4)  Loans

                         Fair values are estimated for portfolios of loans with
                    similar financial characteristics. Loans are segregated by type such as mortgage loans held for sale, commercial, real estate - commercial, real estate - construction, real estate -mortgage, credit card and other consumer loans. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories.

                         The fair value of performing loans is calculated by
                    discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan, as well as estimates for operating expenses and prepayments. The estimate of maturity is based on Bankshares' historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions.

                         Fair value for significant nonperforming loans is based
                    on estimated cash flows which are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows and discount rates are judgmentally determined using available market information and specific borrower information.

                           National Bankshares, Inc.
                  Notes to Consolidated Financial Statements

                    (5) Deposits

                        The fair value of demand and savings deposits is the
                    amount payable on demand. The fair value of fixed maturity time deposits and certificates of deposit is estimated using the rates currently offered for deposits with similar remaining maturities.

                    (6) Commitments to Extend Credit and Standby Letters of
                        Credit

                        The only amounts recorded for commitments to extend
                    credit, standby letters of credit and financial guarantees written are the deferred fees arising from these unrecognized financial instruments. These deferred fees are not deemed significant at December 31, 1994 and 1993, and as such, the related fair values have not been estimated.

Note 2 To comply with Federal Reserve regulations, NBB is required Restrictions on to maintain certain average reserve balances. The daily average
Cash reserve requirements were $1,567 and $1,426 for the weeks including December 31, 1994 and 1993, respectively.


Note 3              As discussed in note 1(C), effective January 1, 1994,
Securities       Bankshares adopted the provisions of SFAS No. 115,
Available        "Accounting for Certain Investments in Debt and Equity
for Sale         Securities." Upon adoption of SFAS No. 115, certain investment securities totaling $17,451 were reclassified from securities held to maturity to securities available for sale. The cumulative effect of this change in accounting at January 1, 1994 was to increase securities available for sale by $414, decrease the net deferred tax asset by $141 and increase stockholders' equity by $273.

                    The amortized costs, gross unrealized gains, gross
                 unrealized losses and fair values for securities available for sale by major security type as of December 31, 1994 were as follows:


                                                                            December 31, 1994
                                                         ---------------------------------------------------------
                                                                            Gross           Gross
                                                           Amortized      Unrealized      Unrealized       Fair
                                                             Costs          Gains           Losses        Values
                                                             -----          -----           ------        ------
                 ($ in thousands)
                 Available for sale:
                  U.S. Treasury                            $ 3,516              1             (61)         3,456
                  U.S. Government agencies and
                    corporations                             6,936              7             (68)         6,875
                  Mortgage-backed securities                   261            ---             (15)           246
                  Other securities                           1,592            ---             (55)         1,537
                                                           -------        -------        --------        -------

                      Total securities available for sale  $12,305              8           (199)         12,114
                                                           =======        =======        =======         =======

                    The amortized costs and fair values of securities available for sale at December 31, 1994, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                           National Bankshares, Inc.
                  Notes to Consolidated Financial Statements



                                                                            December 31, 1994
                                                                      -----------------------------
                                                                       Amortized             Fair
                                                                         Costs              Values
                                                                         -----              ------
                 ($ in thousands)
                 Due in one year or less                               $ 3,553              3,513
                 Due after one year through five years                   6,985              6,845
                 Due after five years through ten years                  1,552              1,541
                 Due after ten years                                        82                 82
                 No maturity                                               133                133
                                                                       -------             ------
                                                                       $12,305             12,114
                                                                       =======             ======


Note 4              The amortized costs, gross unrealized gains, gross
Securities       unrealized losses and fair values for securities held to
Held to          maturity by major security type as of December 31, 1994 and
Maturity         1993 were as follows:


                                                                            December 31, 1994
                                                              ------------------------------------------------
                                                                                Gross       Gross
                                                                 Amortized   Unrealized   Unrealized    Fair
                                                                   Costs        Gains       Losses     Values
                                                                   -----        -----       ------     ------
                 ($ in thousands)
                 Held to maturity:
                  U.S. Treasury                                    $ 9,722         44        (219)      9,547
                  U.S. Government agencies and corporations         14,073         20        (296)     13,797
                  States and political subdivisions                 26,073        212      (1,091)     25,194
                  Mortgage-backed securities                         1,147          8         (17)      1,138
                  Other securities                                   6,374         14        (248)      6,140
                                                                   -------      -----      ------      ------
                     Total securities held to maturity             $57,389        298      (1,871)     55,816
                                                                   =======      =====      ======      ======

                                                                            December 31, 1993
                                                              ------------------------------------------------
                                                                                Gross       Gross
                                                                 Amortized   Unrealized   Unrealized    Fair
                                                                   Costs        Gains       Losses     Values
                                                                   -----        -----       ------     ------
                 ($ in thousands)
                 Held to maturity:
                  U.S. Treasury                                  $12,319           283         (25)     12,577
                  U.S. Government agencies and corporations       22,318           925          (8)     23,235
                  States and political subdivisions               20,698           862         (24)     21,536
                  Other securities                                 7,183           151         (10)      7,324
                                                                 -------        ------       -----      ------
                     Total securities held to maturity           $62,518         2,221         (67)     64,672
                                                                 =======        ======       =====      ======

                           National Bankshares, Inc.
                  Notes to Consolidated Financial Statements

                    The amortized costs and fair values of securities held to
                 maturity at December 31, 1994, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                          December 31, 1994
                                                                   ------------------------------
                                                                     Amortized             Fair
                                                                       Costs              Values
                                                                       -----              ------
                 ($ in thousands)
                 Due in one year or less                              $10,998             11,006
                 Due after one year through five years                 28,749             28,085
                 Due after five years through ten years                15,645             14,820
                 Due after ten years                                    1,997              1,905
                                                                      -------            -------

                                                                      $57,389             55,816
                                                                      =======            =======

                    Proceeds from sales of securities held to maturity during
                 1993 and 1992 were $981 and $943, respectively. Gross gains of $67 and $35 during 1993 and 1992, respectively, and gross losses of $42 and $36 during 1993 and 1992, respectively, were realized on these sales.

                    The carrying value of securities pledged to secure public
                 and trust deposits, and for other purposes as required or permitted by law, was $5,403 at December 31, 1994 and $6,999 at December 31, 1993.

Note 5              In the normal course of business, NBB has made loans to
Loans to         officers and directors. As of December 31, 1994 and 1993, there
Officers and     were direct loans to officers and directors of $1,750 and
Directors        $1,336, respectively. In addition, there were loans of $1,798 and $1,381 at December 31, 1994 and 1993, respectively, which were endorsed by directors and/or officers or had been made to companies in which directors and/or officers had an equity interest.

                    The following schedule summarizes amounts receivable from
                 executive officers and directors of Bankshares, and their immediate families or associates:


                                                                     Year ended
                                                                     December 31,
                 ($ in thousands)                                       1994
                                                                        ----
                 Balance, beginning of year                           $ 2,717
                 Additions                                              4,597
                 Amounts collected                                     (3,766)
                                                                      -------

                 Balance, end of year                                 $ 3,548
                                                                      =======

                           National Bankshares, Inc.
                  Notes to Consolidated Financial Statements


Note 6              Changes in the allowance for loan losses are as follows:
Allowance
for Loan
Losses

                                                                Years ended December 31,
                                                        ----------------------------------------
                                                            1994           1993         1992
                                                            ----           ----         ----
                 ($ in thousands)
                 Balances, beginning of year               $2,038          1,782        1,665
                 Provision for loan losses                    540            930        1,060
                 Recoveries                                    52             60           42
                 Loans charged off                           (624)          (734)        (985)
                                                           ------         ------        -----
                 Balances, end of year                     $2,006          2,038        1,782
                                                           ======         ======        =====

Note 7              Nonperforming assets consist of the following:
Nonperforming
Assets

                                                        December 31,
                                                      ----------------

                                                       1994      1993
                                                       ----      ----
                 ($ in thousands)
                 Nonaccrual loans                     $  420     1,864
                 Restructured loans                      229       598
                     Total nonperforming loans        ------     -----
                                                         649     2,462

                 Other real estate owned, net          1,083       225
                                                      ------     -----

                     Total nonperforming assets       $1,732     2,687
                                                      ======     =====

                    There were no material commitments to lend additional funds to customers whose loans were classified as nonperforming at December 31, 1994.

                           National Bankshares, Inc.
                  Notes to Consolidated Financial Statements


                    The following table shows the interest that would have been earned on nonaccrual and restructured loans if they had been current in accordance with their original terms and the recorded interest that was included in income on those loans:

                                                      Years ended December 31,
                                                -----------------------------------
                                                    1994        1993       1992
                                                    ----        ----       ----
                 ($ in thousands)
                 Scheduled interest:
                  Nonaccrual loans                 $  38        194        137
                  Restructured loans                  19         69        ---
                                                   -----       ----      -----
                    Total scheduled interest       $  57        263        137
                                                   =====       ====      =====

                 Recorded interest:
                  Nonaccrual loans                 $   1         25         47
                  Restructured loans                   9         51        ---
                                                   -----       ----      -----
                    Total recorded interest        $  10         76         47
                                                   =====       ====      =====

                    Changes in the valuation allowance for other real estate
                 owned are as follows:

                                                             Years ended December 31,
                                                          ------------------------------
                                                            1994      1993      1992
                                                            ----      ----      ----
                 ($ in thousands)
                 Balances, beginning of year              $  409       220       ---
                 Provision for other real estate owned       ---       200       220
                 Write-offs                                 (360)      (11)      ---
                                                          ------      ----      ----
                 Balances, end of year                    $   49       409       220
                                                          ======      ====      ====

Note 8              Bank premises and equipment stated at cost, less
Bank Premises    accumulated depreciation, are as follows:
and Equipment

                                                           December 31,
                                                    ------------------------
                                                        1994        1993
                                                        ----        ----
                 ($ in thousands)
                 Premises                            $  3,171       2,945
                 Furniture and equipment                2,310       2,257
                 Construction-in-progress                  34           7
                                                     --------      ------
                                                        5,515       5,209

                 Less accumulated depreciation         (2,753)     (2,524)
                                                     --------      ------
                     Total                           $  2,762       2,685
                                                     ========      ======

Note 9              Included in time deposits are certificates of deposit and
Time Deposits    other time deposits of $100 or more in the aggregate amounts of
                 $10,726 at December 31, 1994 and $10,639 at December 31, 1993.

                           National Bankshares, Inc.
                  Notes to Consolidated Financial Statements


Note 10 NBB has a Retirement Accumulation Plan qualifying under IRS Employee Benefit Code Section 401(k). Eligible participants in the plan can
Plans contribute up to 10 percent of their total annual compensation to the plan. Employee contributions are matched by NBB based on a percentage of an employee's total annual compensation contributed to the plan. For the years ended December 31, 1994, 1993 and 1992, NBB contributed $76, $69 and $54, respectively, to the plan.

                    National Bankshares, Inc. has a nonleveraged Employee Stock
                 Ownership Plan (ESOP) which enables employees with one year of service who have attained the age of 21 prior to the plan's January 1 and July 1 enrollment dates to own common stock in Bankshares. Contributions to the ESOP are determined annually by the Board of Directors. Contribution expense amounted to $145, $134 and $115 for the years ended December 31, 1994, 1993 and 1992, respectively. Dividends on ESOP shares are charged to undivided profits. As of December 31, 1994, the number of allocated shares held by the ESOP was 43,840 and the number of unallocated shares was 7,266. All shares held by the ESOP are treated as outstanding in computing Bankshares' net income per share. The ESOP has the right of first refusal for any shares distributed to a participant in the event the participant elects to sell the shares. Upon reaching age 55 with ten years of plan participation, a vested participant has the right to diversify 50 percent of his or her allocated ESOP shares and the ESOP would be obligated to purchase those shares.

                    NBB also has a noncontributory defined benefit pension plan which covers all full-time officers and employees with six months of service who have attained the age of 20 years and six months prior to the plan's January 1 enrollment date. The pension plan's benefit formulas generally base payments to retired employees upon their length of service and a percentage of qualifying compensation during their final years of employment. The pension plan's assets are invested principally in U.S. Government agency obligations and mutual funds.

                    The plan's funded status at December 31, 1994 and 1993 is as follows:

                                                                                                    December 31,
                                                                                         ---------------------------------
                 ($ in thousands)                                                               1994            1993
                                                                                              -------         ------
                 Actuarial present value of benefit obligations:
                  Accumulated benefit obligation, including vested benefits
                   of $546 in 1994 and $606 in 1993                                           $   601            687
                                                                                              =======         ======

                 Projected benefit obligation for service rendered to date                    $(1,068)        (1,284)
                 Plan assets at fair value                                                        924            963
                                                                                              -------         ------
                     Projected benefit obligation in excess of plan assets                       (144)          (321)

                 Unrecognized net asset at January 1, 1987 being amortized
                  over 15 years                                                                   (72)           (82)
                 Unrecognized net loss from past experience different from
                  that assumed                                                                    101            423
                 Prior service cost not yet recognized in net periodic
                  pension cost                                                                    (53)           (34)
                                                                                              -------         ------
                     Accrued pension cost included in other liabilities                       $  (168)           (14)
                                                                                              =======         ======

                           National Bankshares, Inc.
                  Notes to Consolidated Financial Statements

                                                                      Years ended December 31,
                                                                    ----------------------------
                                                                       1994      1993    1992
                                                                       ----      ----    ----
                 ($ in thousands)
                 Net pension cost includes the following (income)
                  expense components:
                    Service cost-benefits earned during the year       $ 147      104      74
                    Interest cost on projected benefit obligation         89       68      50
                    Actual return on plan assets                           8      (35)    (63)
                    Net amortization and deferral                        (90)     (59)    (25)
                                                                       -----     ----    ----
                        Net pension expense                            $ 154       78      36
                                                                       =====     ====    ====


                    The weighted average discount rate was 8.5% in 1994, 7% in
                 1993 and 8.25% in 1992. The rate of increase in future compensation levels was 5% for 1994, 1993 and 1992. These rates were used in determining the actuarial present value of the projected benefit obligation. The expected long-term rate of return on assets was 9% in 1994, 1993 and 1992.

Note 11             As discussed in note 1(J), Bankshares adopted SFAS No. 109
Income Taxes     as of January 1, 1993. The cumulative effect of this change in accounting for income taxes of $28 is reported separately in the 1993 consolidated statement of income. Prior years' consolidated financial statements have not been restated to apply the provisions of SFAS No. 109.

                    Total income taxes were allocated as follows:

                                                                   Years ended December 31,
                                                              ---------------------------------
                                                                   1994       1993      1992
                                                                   ----       ----      ----
                 ($ in thousands)
                 Income                                           $ 900        717       498
                 Stockholders' equity, for net unrealized
                   losses on securities available for sale
                   recognized for financial reporting
                   purposes                                         (65)       ---       ---
                                                                  -----      -----     -----
                      Total income taxes                          $ 835        717       498
                                                                  =====      =====     =====

                           National Bankshares, Inc.
                  Notes to Consolidated Financial Statements

                    The components of federal income tax expense attributable to income before income tax expense and cumulative effect of change in accounting principle are as follows:

                                                   Years ended December 31,
                                                 ----------------------------
                                                   1994      1993      1992
                                                   ----      ----      ----
                 ($ in thousands)
                 Current                          $ 959       750       652
                 Deferred                           (59)      (33)     (154)
                                                  -----     -----     -----

                    Total income tax expense      $ 900       717       498
                                                  =====     =====     =====

                    Taxes resulting from securities transactions amounted to an income tax benefit of $7 for the year ended December 31, 1994, an income tax expense of $9 for the year ended December 31, 1993 and no income tax benefit or expense for the year ended
                 December 31, 1992.

                    The following is a reconciliation of the "expected" federal income tax expense on income before income tax expense and cumulative effect of change in accounting principle with the reported income tax expense:

                                                   Years ended December 31,
                                                 ----------------------------
                                                   1994      1993      1992
                                                   ----      ----      ----
                 ($ in thousands)
                 Expected tax expense (34%)      $1,297     1,143       961

                 Tax-exempt interest income        (521)     (490)     (484)

                 Nondeductible interest expense      55        47        56
                 Alternative minimum tax            ---       ---       (32)
                 Other, net                          69        17        (3)
                                                 ------    ------    ------
                    Reported tax expense         $  900       717       498
                                                 ======    ======    ======

                           National Bankshares, Inc.
                  Notes to Consolidated Financial Statements

                    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1994 and 1993 are presented below:

                                                                                 December 31,
                                                                           -----------------------
                                                                              1994         1993
                                                                              ----         ----
                 ($ in thousands)
                 Deferred tax assets:
                 Loans, principally due to allowance for loan losses
                    and unearned fee income                                  $ 504          561
                 Other real estate owned, principally due to
                    valuation allowance                                          1           13
                 Deferred compensation and other liabilities, due to
                    accrual for financial reporting purpose                    143           85
                 Net unrealized losses on securities available for sale         65          ---
                 Deposit intangibles and goodwill                               13          ---
                 Nonaccrual interest on loans                                   30          ---
                                                                             -----        -----
                    Total gross deferred tax assets                            756          659
                                                                               ---          ---
                    Less valuation allowance                                 -----        -----

                    Net deferred tax assets                                    756          659
                                                                             -----        -----
                 Deferred tax liabilities:
                 Bank premises and equipment, principally due to
                    differences in depreciation                                (39)         (58)
                 Securities, due to differences in discount accretion          (26)         (29)
                 Deposit intangibles and other assets                          (51)         (56)
                                                                             -----        -----

                    Total gross deferred liabilities                          (116)        (143)
                                                                             -----        -----
                    Net deferred tax asset included in other assets          $ 640          516
                                                                             =====        =====

                    Bankshares has determined that a valuation allowance for the gross deferred tax assets is not necessary at December 31, 1994 and 1993 due to the fact that the realization of the entire gross deferred tax assets can be supported by the amount of taxes paid during the carryback period available under current tax laws.

                           National Bankshares, Inc.
                  Notes to Consolidated Financial Statements

                    For the year ended December 31, 1992, deferred income tax
                 benefits attributable to income before income tax expense and cumulative effect of change in accounting principle results from timing differences in the recognition of income and expense for income tax and financial reporting purposes. The sources of timing differences resulting in deferred income taxes and the tax effect of each were as follows:

                                                                Year ended
                                                             December 31, 1992
                                                             ------------------
                 ($ in thousands)
                 Provision for loan losses                         $ (40)
                 Alternative minimum tax                              23
                 Losses and write-downs on
                  other real estate owned                            (84)
                 Other                                               (53)
                                                                   -----
                 Deferred income tax benefit                       $(154)
                                                                   =====

Note 12             Long-term debt consisted of an unsecured equity commitment
Long-term Debt   note maturing January 12, 1995 with interest at the U.S. Prime
                 Rate plus .5%. During 1993, this indebtedness was paid in full.

Note 13             During 1994, 1993 and 1992, the ESOP purchased 4,480, 5,528
Common Stock     and 7,380 shares of the common stock of National Bankshares,
Transactions     Inc. at a price of $19.35, $11.00 and $9.00 per share,
                 respectively. The net proceeds from these stock issuances have been credited to common stock and surplus in the respective years.

Note 14 National Bankshares, Inc.'s principal source of funds for Restrictions on dividend payments is dividends received from its subsidiary.
Payments of      For the years ended December 31, 1994, 1993 and 1992, dividends
Dividends and    received from NBB were $1,133, $992 and $815, respectively.
Capital
Requirements        Under applicable federal laws, the Comptroller of the
                 Currency restricts the total dividend payments of NBB in any calendar year to the net profits of that year as defined, combined with retained net profits for the preceding two years.
                 At December 31, 1994, retained net profits which were free of such restrictions amounted to approximately $3,600.

                    NBB is required to maintain minimum amounts of capital to
                 total risk-weighted assets, as defined by the banking regulators. At December 31, 1994, NBB is required to have minimum Tier 1 and total capital ratios of 4.00% and 8.00%, respectively. NBB's actual ratios at that date were 14.57% and 15.83%, respectively. NBB's leverage ratio at December 31, 1994 was 9.53%.

                           National Bankshares, Inc.
                  Notes to Consolidated Financial Statements

Note 15             Condensed financial information of National Bankshares, Inc.
Parent Company   (Parent) is presented below:
Financial
Information                Condensed Balance Sheets

                                                                                        December 31
                                                                                   ----------------------
                                                                                     1994          1993
                                                                                     ----          ----
                 ($ in thousands)
                 Assets:
                    Cash due from subsidiary                                      $    71            40
                    Investment in subsidiary, at equity                            19,837        18,010
                    Other assets
                    Refundable income taxes due from subsidiary                         3             1
                                                                                      275           232
                             Total assets                                         $20,186        18,283
                                                                                  =======       =======
                 Liabilities and stockholders' equity:
                    Other liabilities                                                  49            29
                    Stockholders' equity (notes 13 and 14):
                       Preferred stock of no par value.
                          Authorized 5,000,000 shares; none
                          issued and outstanding                                      ---           ---
                       Common stock of $2.50 par value.
                          Authorized 5,000,000 shares; issued
                          and outstanding 1,714,152 shares in
                          1994 and 1,709,672 shares in 1993                         4,285         4,274
                      Surplus                                                       1,187         1,112
                      Undivided profits                                            14,791        12,868
                      Net unrealized losses on securities available for sale         (126)          ---
                                                                                  -------       -------
                          Total stockholders' equity                               20,137        18,254
                                                                                  -------       -------
                 Commitments and contingent liabilities (notes 10 and 17)
                                                                                  -------       -------
                          Total liabilities and stockholders' equity              $20,186        18,283
                                                                                  =======       =======

                           National Bankshares, Inc.
                  Notes to Consolidated Financial Statements

                        Condensed Statements of Income

                                                                        Years ended December 31,
                                                                      ---------------------------
                                                                        1994     1993     1992
                                                                        ----     ----     ----
                 ($ in thousands)
                 Income:
                    Dividends from subsidiary (note 14)               $1,133      992      815
                                                                      ------   ------   ------
                 Expenses:
                    Interest on long-term debt                           ---        2        6
                    Other expenses                                       127      108       77
                       Total expenses                                 ------   ------   ------
                                                                         127      110       83
                                                                      ------   ------   ------
                    Income before income tax benefit, cumulative
                       effect of change in accounting principle
                       and equity in undistributed net income of
                       subsidiary                                      1,006      882      732
                    Applicable income tax benefit                         43       37       28
                                                                      ------   ------   ------
                    Income before cumulative effect of change in
                       accounting principle and equity in
                       undistributed net income of subsidiary          1,049      919      760

                 Cumulative effect at January 1, 1993 of change
                    in accounting for income taxes (note 11)             ---       19      ---
                                                                      ------   ------   ------
                    Income before equity in undistributed net income
                       of subsidiary                                   1,049      938      760

                 Equity in undistributed net income of subsidiary      1,867    1,734    1,568
                                                                      ------   ------   ------
                       Net income                                     $2,916    2,672    2,328
                                                                      ======   ======   ======

                      Condensed Statements of Cash Flows

                                                                        Years ended December 31,
                                                                      ---------------------------
                                                                        1994     1993     1992
                                                                        ----     ----     ----
                 ($ in thousands)
                 Cash flows from operating activities:
                    Net income                                        $2,916    2,672    2,328
                    Adjustments to reconcile net income to net
                       cash provided by operating activities:
                          Equity in undistributed net income of
                             subsidiary                               (1,867)  (1,734)  (1,568)
                          Provision for deferred income taxes            ---      (19)     ---
                          Increase in other assets                        (2)      (1)     ---
                          Increase in refundable income taxes due
                             from subsidiary                             (43)     (37)     (24)
                          Increase (decrease) in other liabilities        20       (3)      10
                                                                     -------   -------  -------
                             Net cash provided by operating
                                activities                             1,024      878      746
                                                                     -------  -------  -------

                           National Bankshares, Inc.
                  Notes to Consolidated Financial Statements

                                                                           Years ended December 31,
                                                                      --------------------------------
                                                                        1994        1993        1992
                                                                        ----        ----        ----
                 Cash flows from financing activities:
                    Purchase of common stock of subsidiary              $  (86)        ---         ---
                    Principal payments on long-term debt                   ---         (61)        (66)
                    Net proceeds from issuance of common stock              86          62          66
                    Dividends paid                                        (993)       (855)       (733)
                                                                        ------       ------      -----
                           Net cash used in financing activities          (993)        (854)      (733)
                                                                        ------       ------      -----
                 Net increase in cash                                       31           24         13
                 Cash due from subsidiary at beginning of year              40           16          3
                                                                        ------       ------      -----
                 Cash due from subsidiary at end of year                $   71           40         16
                                                                        ======       ======      =====

Note 16             Bankshares paid $5,621, $5,775 and $8,260 for interest and
Supplemental      $1,159, $706 and $675 for income taxes, net of refunds, in
Cash Flow         1994, 1993 and 1992, respectively.  Noncash investing
Information       activities consisted of $624, $734 and $985 of loans charged against the allowance for loan losses in 1994, 1993 and 1992, respectively, and $191 of net unrealized losses included in securities available for sale, $65 of deferred tax assets included in other assets and $126 of net unrealized losses on securities available for sale included in stockholders' equity for the year ended December 31, 1994. Noncash investing activities also consisted of $937, $176 and $595 of foreclosed loans transferred to other real estate owned in 1994, 1993 and 1992, respectively. In addition, $20 of accrued interest receivable relating to a foreclosed loan was also transferred to other real estate owned in 1994.

Note 17             NBB is a party to financial instruments with off-balance
Financial         sheet risk in the normal course of business to meet the
Instruments with  financing needs of its customers. These financial instruments
Off-Balance       include commitments to extend credit and standby letters of
Sheet Risk        credit. Those instruments involve, to varying degrees,
                  elements of credit risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of those instruments reflect the extent of involvement NBB has in particular classes of financial instruments.

                    NBB's exposure to credit loss, in the event of
                  nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit, is represented by the contractual amount of those instruments. NBB uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

                    NBB may require collateral or other security to support the following financial instruments with credit risk:

                                                                      December 31,
                                                             ------------------------------
                                                                 1994              1993
                                                                 ----              ----
                  ($ in thousands)
                  Financial instruments whose contract
                   amounts represent credit risk:
                    Commitments to extend credit             $ 30,244            23,365
                                                             ========          ========
                    Standby letters of credit                $  3,117               588
                                                             ========          ========

                    Commitments to extend credit are agreements to lend to a
                  customer as long as there is no violation of any condition established in the contract. Commitments to extend credit are predominantly at variable rates with the exception of construction loans which have a fixed rate, but a duration of generally less than one year. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments

                           National Bankshares, Inc.
                  Notes to Consolidated Financial Statements

                 are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. NBB evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if required by NBB upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

                    Standby letters of credit are conditional commitments issued by NBB to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

                    NBB originates mortgage loans for sale to secondary market investors subject to contractually specified and limited recourse provisions. In 1994, NBB originated $15,084 and sold $16,444 to investors, compared to $33,853 originated and $33,003 sold in 1993. Every contract with each investor contains certain recourse language. In general, NBB may be required to repurchase a previously sold mortgage loan if there is major noncompliance with defined loan origination or documentation standards, including fraud, negligence or material misstatement in the loan documents. Repurchase may also be required if necessary governmental loan guarantees are canceled or never issued, or if an investor is forced to buy back a loan after it has been resold as a part of a loan pool. In addition, NBB may have an obligation to repurchase a loan if the mortgagor has defaulted early in the loan term. This potential default period ranges from four to sixteen months after sale of a loan to the investor. At December 31, 1994 loans with potential recourse approximated $29,060.

Note 18             NBB does a general banking business, serving the commercial,
Concentrations   agricultural and personal banking needs of its customers in its
of Credit Risk   trade territory, commonly referred to as the New River Valley, which consists of Montgomery and Giles Counties, Virginia and portions of adjacent counties. Operating results are closely correlated with the economic trends within this area which are, in turn, influenced by the area's three largest employers, Virginia Polytechnic Institute and State University, the
                 Radford Army Ammunition Plant (Hercules, Inc.) and
                 Hoechst-Celanese. Other industries include a wide variety of manufacturing and retail concerns. The ultimate collectibility of the loan portfolios and the recovery of the carrying amounts of repossessed property are susceptible to changes in the market conditions of this area. Real estate construction loans are concentrated within NBB's trade territory. The commercial portfolio is diversified with no significant concentrations of credit within a single industry. As of December 31, 1994 and 1993, approximately $24 million and $31 million, respectively, of the commercial loan portfolio consisted of loans secured by commercial real estate. Loans to individuals included approximately $18 million and $13 million, respectively, of loans secured by vehicles. These loans are generally collateralized by the related property. As of December 31, 1994 and 1993, the real estate mortgage portfolio included approximately $21 million of residential mortgage loans secured by 1-4 family properties.

                    NBB has established operating policies relating to the
                 credit process and collateral in loan originations. Loans to purchase real and personal property are generally collateralized by the related property and with loan amounts established based on certain percentage limitations of the property's total stated or appraised value. Credit approval is primarily a function of collateral and the evaluation of the creditworthiness of the individual borrower or project based on available financial information.

                           National Bankshares, Inc.
                  Notes to Consolidated Financial Statements

Note 19             The estimated fair values of Bankshares' financial
Fair Value of    instruments at December 31, 1994 and 1993 are as follows:
Financial
Instruments

                                                                   1994                           1993
                                                         -----------------------        -----------------------
                                                         Carrying           Fair        Carrying           Fair
                 ($ in thousands)                          Amount          Value          Amount          Value
                                                         --------          -----        --------          -----
                 Financial assets:
                    Cash and due from banks              $  6,648          6,648           4,177          4,177
                    Federal funds sold                      1,400          1,400           2,620          2,620
                    Securities                             69,503         67,930          62,518         64,672
                    Mortgage loans held for sale              392            392           1,752          1,752
                    Loans, net                            113,718        113,019         110,217        113,347
                                                         --------       --------        --------       --------
                       Total financial assets            $191,661        189,389         181,284        186,568
                                                         ========       ========        ========       ========
                 Financial liabilities:
                    Deposits                              178,636        176,376         167,702        168,328
                                                         --------       --------        --------       --------
                       Total financial liabilities       $178,636        176,376         167,702        168,328
                                                         ========       ========        ========       ========

                    Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time Bankshares' entire holdings of a particular financial instrument. Because no market exists for a significant portion of Bankshares' financial instruments, fair value estimates are based on judgements regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgement and therefore cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

                    Fair value estimates are based on existing on-and
                 off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets that are not considered financial assets include deferred tax assets and bank premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

Note 20             On November 23, 1993, NBB entered into an agreement to
Purchase         purchase the deposits and certain fixed assets of the Pembroke
Transaction      Office of First Union National Bank of Virginia. Settlement
                 of this purchase agreement occurred on April 16, 1994, with the assumption of $14,514 in total deposits and $33 in accrued interest payable. In conjunction with this purchase, deposit intangibles of $908 are being amortized on a straight-line basis over a ten-year period and goodwill of $447 is being amortized on a straight-line basis over a fifteen-year period.

Note 21             The Financial Accounting Standards Board (FASB) has issued
Future           SFAS No. 114, "Accounting by Creditors for Impairment of a
Accounting       Loan."  SFAS No. 114 requires that certain loans which have
Considerations   been determined to be impaired be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. SFAS No. 114 also requires creditors to evaluate the collectibility of both contractual interest and contractual principal of all receivables when assessing the need for a loss accrual.

                           National Bankshares, Inc.
                  Notes to Consolidated Financial Statements

                    In October 1994, the FASB issued SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." SFAS No. 118 amends SFAS No. 114 to allow a creditor to use existing methods for recognizing interest income on an impaired loan. To accomplish that, SFAS No. 118 eliminates the provisions in SFAS No. 114 that described how a creditor should report income on an impaired loan. SFAS No. 118 does not change the provisions in SFAS No. 114 that required a creditor to measure impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate, or as a practical expedient, at the observable market price of the loan or the fair value of the collateral if the loan is collateral dependent. SFAS No. 118 amends the disclosure requirements in SFAS No. 114 to require information about the recorded investment in certain impaired loans and about how a creditor recognizes interest income related to those impaired loans.

                    SFAS No. 118 is effective concurrent with the effective date of SFAS No. 114. The mandatory adoption date of SFAS No. 114 and SFAS No. 118 by Bankshares is January 1, 1995 and, consistent with the requirements of SFAS No. 114, they will be adopted by Bankshares on a prospective basis. Bankshares did not elect early adoption of SFAS No. 114 and SFAS No. 118, and anticipates that the effects of adoption will not materially impact its consolidated financial statements.

                 ---------------------------------------------------------------

                           National Bankshares, Inc.
                          Consolidated Balance Sheets
              September 30, 1995 (Unaudited) and December 31, 1994

                                                            September 30,   December 31,
($ in thousands)                                                1995           1994
                                                                ----           ----
ASSETS
Cash and due from banks (note 2)                            $   5,381          6,648
Federal funds sold                                              4,610          1,400
Securities available for sale, at fair value (note 3)          12,854         12,114
Securities held to maturity at amortized cost (fair value
  $53,832 in 1995 and $55,816 in 1994) (note 3)                53,105         57,389
Mortgage loans held for sale (note 4)                           1,318            392
Loans:
   Real estate construction loans                               7,919          5,543
   Real estate mortgage loans                                  30,841         30,212
   Commercial and industrial loans                             38,212         35,984
   Loans to individuals                                        48,502         45,767
                                                             --------       --------

            Total loans                                       125,474        117,506
   Less unearned income on loans                               (1,811)        (1,782)
                                                             --------       --------

            Loans, net of unearned income                     123,663        115,724
   Less allowance for loan losses (note 5)                     (2,105)        (2,006)
                                                             --------        -------

            Loans, net                                        121,558        113,718
                                                             --------        -------

Bank premises and equipment, net                                2,670          2,762
Accrued interest receivable                                     1,909          1,698
Other real estate owned, net (note 6)                             946          1,083
Other assets (notes 7 and 8)                                    2,329          2,523
                                                             --------        -------

            Total assets                                     $206,680        199,727
                                                             ========        =======


                                                            September 30,   December 31,
($ in thousands)                                                1995           1994
                                                                ----           ----
LIABILITIES AND STOCKHOLDERS' EQUITY
Noninterest-bearing deposits                                  $ 24,507         23,816
Interest-bearing deposits                                       57,446         59,794
Savings deposits                                                16,038         19,257
Time deposits (note 9)                                          85,161         75,769
                                                              --------       --------

            Total deposits                                     183,152        178,636

Accrued interest payable                                           242            225
Other liabilities                                                1,029            729
                                                              --------       --------

            Total liabilities                                  184,423        179,590
                                                              --------        -------

Stockholders' equity:
  Preferred stock of no par value.  Authorized
    5,000,000 shares; none issued and outstanding                  ---            ---
  Common stock of $2.50 par value. Authorized
    5,000,000 shares; issued and outstanding
    1,714,152                                                    4,285          4,285
Surplus                                                          1,187          1,187
Undivided profits                                               16,722         14,791
Net unrealized gains (losses) on
    securities available for sale                                   63           (126)
                                                              --------       --------

            Total stockholders' equity                          22,257         20,137
                                                              --------        -------

            Total liabilities and stockholders' equity        $206,680        199,727
                                                              ========       ========

See accompanying notes to consolidated financial statements.

                           National Bankshares, Inc.
                       Consolidated Statements of Income
                 Three Months Ended September 30, 1995 and 1994
                                  (Unaudited)

                                                     September 30,          September 30,
($ in thousands, except per share data)                   1995                   1994
                                                          ----                   ----
INTEREST INCOME
Interest and fees on loans                              $3,079                  2,655
Interest on federal funds sold                              57                      4
Interest on securities-taxable                             676                    799
Interest on securities-nontaxable                          326                    333
                                                        ------                 ------

            Total interest income                        4,138                  3,791
                                                        ------                  -----

INTEREST EXPENSE
Interest on time certificates of deposit of
    $100,000 or more                                       145                    107
Interest on other deposits                               1,607                  1,303
Interest on federal funds purchased                          2                     15
                                                        ------                 ------

           Total interest expense                        1,754                  1,425
                                                        ------                 ------

           Net interest income                           2,384                  2,366
Provision for loan losses (note 5)                          85                    150
                                                        ------                 ------

           Net interest income after provision
               for loan losses                           2,299                  2,216
                                                        ------                 ------

NONINTEREST INCOME
Service charges on deposit accounts                        175                    162
Other service charges and fees                              43                     49
Credit card fees                                           117                     90
Trust income                                                95                     81
Other income                                                13                      4
Realized securities gains, net                             ---                      2
                                                        ------                 ------
            Total noninterest income                       443                    388
                                                        ------                 ------

                                                     September 30,          September 30,
($ in thousands, except per share data)                   1995                   1994
                                                          ----                   ----
NONINTEREST EXPENSE
Salaries and employee benefits                          $  789                    765
Occupancy and furniture and fixtures                       132                    138
Data processing and ATM                                     87                     83
FDIC assessment                                             71                     97
Credit card processing                                     104                     86
Goodwill amortization                                        7                      7
Net costs of other real estate owned                        54                      3
Other operating expense                                    395                    386
                                                        ------                 ------

            Total noninterest expense                    1,639                  1,565
                                                        ------                 ------

Income before income tax expense                         1,103                  1,039
Income tax expense (note 7)                                276                    236
                                                        ------                 ------

            Net income                                  $  827                    803
                                                        ======                 ======

            Net income per share                        $ 0.48                   0.47
                                                        ======                 ======

Average shares (in thousands)                            1,714                  1,710
                                                        ======                 ======

See accompanying notes to consolidated financial statements.

                           National Bankshares, Inc.
                       Consolidated Statements of Income
                 Nine Months Ended September 30, 1995 and 1994
                                  (Unaudited)

                                                     September 30,          September 30,
($ in thousands, except per share data)                   1995                   1994
                                                          ----                   ----
INTEREST INCOME
Interest and fees on loans                              $ 8,754                  7,532
Interest on federal funds sold                              152                    115
Interest on securities-taxable                            2,014                  2,204
Interest on securities-nontaxable                           988                    904
                                                         ------                 ------
            Total interest income                        11,908                 10,755
                                                         ------                 ------

INTEREST EXPENSE
Interest on time certificates of deposit
   of $100,000 or more                                      387                    320
Interest on other deposits                                4,550                  3,822
Interest on federal funds purchased                           4                     15
                                                         ------                 ------
           Total interest expense                         4,941                  4,157
                                                         ------                 ------
           Net interest income                            6,967                  6,598
Provision for loan losses (note 5)                          225                    380
                                                         ------                 ------
           Net interest income after provision
              for loan losses                             6,742                  6,218
                                                         ------                 ------

NONINTEREST INCOME
Service charges on deposit accounts                         528                    495
Other service charges and fees                              118                    123
Credit card fees                                            330                    275
Trust income                                                271                    325
Other income                                                 31                     17
Realized securities gains (losses), net                      (1)                     7
                                                         ------                 ------

            Total noninterest income                      1,277                  1,242
                                                         ------                 ------

                                                     September 30,          September 30,
($ in thousands, except per share data)                   1995                   1994
                                                          ----                   ----
NONINTEREST EXPENSE
Salaries and employee benefits                           $2,359                  2,204
Occupancy and furniture and fixtures                        400                    421
Data processing and ATM                                     272                    244
FDIC assessment                                             271                    290
Credit card processing                                      306                    250
Goodwill amortization                                        22                     12
Net costs of other real estate owned                         85                     29
Other operating expense                                   1,106                  1,069
                                                         ------                  -----

            Total noninterest expense                     4,821                  4,519
                                                         ------                  -----

Income before income tax expense                          3,198                  2,941
Income tax expense (note 7)                                 753                    672
                                                         ------                  -----

            Net income                                   $2,445                  2,269
                                                         ======                  =====

            Net income per share                         $ 1.43                   1.33
                                                         ======                  =====

Average shares (in thousands)                             1,714                  1,710
                                                         ======                  =====

See accompanying notes to consolidated financial statements.

                           National Bankshares, Inc.
           Consolidated Statements of Changes in Stockholders' Equity
                 Nine Months Ended September 30, 1995 and 1994
                                  (Unaudited)

                                                                         Net Unrealized
                                                                        Gains (Losses) on
                                                                           Securities
                                     Common                Undivided        Available
($ in thousands)                     Stock     Surplus      Profits         For Sale         Total
                                   ---------  ---------   -----------  -------------------  -------
Balances, December 31, 1993         $4,274      1,112        12,868              ---         18,254
Cumulative effect of change
   in accounting for
   securities available for
   sale at January 1, 1994,
   net of income taxes of
   $141                                ---        ---           ---              273            273
Net income                             ---        ---         2,269              ---          2,269
Cash dividends ($.27 per
   share)                              ---        ---          (462)             ---           (462)
Change in net unrealized
   (losses) on securities
   available for sale, net of
   income tax benefit of $160          ---        ---           ---             (310)          (310)
                                    ------     ------        ------           ------         ------
Balances, September 30,
   1994                             $4,274      1,112        14,675              (37)        20,024
                                    ======     ======        ======           ======         ======

Balances, December 31, 1994          4,285      1,187        14,791             (126)        20,137
Net income                             ---        ---         2,445              ---          2,445
Cash dividends ($.30 per
   share)                              ---        ---          (514)             ---           (514)
Change in net unrealized
   gains on securities
   available for sale, net
   of income taxes of $97             ---         ---           ---              189            189
                                    ------     ------        ------           ------         ------
Balances, September 30,
   1995                             $4,285      1,187        16,722               63         22,257
                                    ======     ======        ======           ======         ======

See accompanying notes to consolidated financial statements.

                           National Bankshares, Inc.
                     Consolidated Statements of Cash Flows
                 Nine Months Ended September 30, 1995 and 1994
                                  (Unaudited)

                                                   September 30,   September 30,
($ in thousands)                                        1995            1994
                                                        ----            ----
CASH FLOWS FROM OPERATING ACTIVITIES (note 11)
Net income                                             $2,445           2,269
Adjustments to reconcile net income to net cash
    provided by operating activities:
     Provision for loan losses                            225             380
     Provision for deferred income taxes                 (119)            ---
     Depreciation of bank premises and equipment          288             300
     Amortization of intangibles                          116              83
     Amortization of premiums and accretion of
        discounts, net                                     42             113
     Gain on bank premises and equipment
        disposals                                          (8)            ---
     Loss on maturities of securities available
        for sale, net                                       3             ---
     Gain on calls of securities held to
        maturity, net                                      (2)             (7)
     Net decrease (increase) in mortgage loans
        held for sale                                    (926)          1,491
     Losses and write-downs on other real estate
        owned                                              49               5
     (Increase) decrease in:
        Accrued interest receivable                      (211)           (367)
        Other assets                                      100            (264)
     Increase (decrease) in:
        Accrued interest payable                           17              (6)
        Other liabilities                                 300             (72)
                                                       ------           -----
               Net cash provided by operating
                activities                              2,319           3,925
                                                       ------           -----

                                                   September 30,   September 30,
($ in thousands)                                        1995            1994
                                                        ----            ----
CASH FLOWS FROM INVESTING ACTIVITIES (note 11)
Net increase (decrease) in money market
   investments                                        $(3,210)          1,725
Proceeds from calls and maturities of securities
   available for sale                                   4,021           5,293
Proceeds from calls and maturities of securities
   held to maturity                                    10,183           2,926
Purchases of securities available for sale             (4,492)           (988)
Purchases of securities held to maturity               (5,925)        (18,616)
Net increase in loans made to customers                (8,118)         (3,063)
Proceeds from disposal of other real estate owned          88              62
Recoveries on loans charged off                            53              38
Bank premises and equipment expenditures                 (197)           (406)
Proceeds from sale of bank premises and equipment           9               1
                                                      -------         -------
              Net cash used in investing
                 activities                            (7,588)        (13,028)
                                                      -------         -------

CASH FLOWS FROM FINANCING ACTIVITIES  (note 11)
Deposits assumed, net of premium paid                     ---          13,159
Net increase in time deposits                           9,392           3,283
Net decrease in other deposits                         (4,876)         (6,059)
Cash dividends paid                                      (514)           (462)
                                                      -------         -------
              Net cash provided by financing
                 activities                             4,002           9,921
                                                      -------         -------
Net increase (decrease) in cash and due from
   banks                                               (1,267)            818
Cash and due from banks at beginning of year            6,648           4,177
                                                      -------         -------

Cash and due from banks at end of period               $5,381           4,995
                                                       ======          ======

See accompanying notes to consolidated financial statements.

                           National Bankshares, Inc.
                   Notes to Consolidated Financial Statements
         September 30, 1995 and 1994 (Unaudited) and December 31, 1994


     ($ in thousands)

 1.  GENERAL
     -------

     The consolidated financial statements of National Bankshares, Inc. (Bankshares) and its wholly-owned subsidiary, The National Bank of Blacksburg (NBB), conform to generally accepted accounting principles and to general practices within the banking industry. The accompanying interim period consolidated financial statements are unaudited; however, in the opinion of management, all adjustments consisting of normal recurring adjustments which are necessary for a fair presentation of the consolidated financial statements have been included. The results of operations for the three months and nine months ended September 30, 1995 are not necessarily indicative of results of operations for the full year or any other interim period. The interim period consolidated financial statements and notes included herein should be read in conjunction with the notes to consolidated financial statements included in the Corporation's 1994 Annual Report to Stockholders.

 2.  CASH EQUIVALENTS
     ----------------

     For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks.

 3.  SECURITIES AVAILABLE FOR SALE AND HELD TO MATURITY
     --------------------------------------------------

     The amortized costs, gross unrealized gains, gross unrealized losses and fair values for securities available for sale by major security type as of September 30, 1995 and December 31, 1994 are as follows:


                                               September 30, 1995
                                  ---------------------------------------------
                                               Gross        Gross
                                  Amortized  Unrealized  Unrealized    Fair
($ in thousands)                    Costs      Gains       Losses     Values
                                  ---------  ----------  -----------  ------
Available for sale:
  U.S. Treasury                     $ 2,502          10          (7)   2,505
  U.S. Government agencies and
     corporations                     7,690          99          (3)   7,786
  Mortgage-backed securities            240           5         ---      245
  Other securities                    2,327          20         (29)   2,318
                                    -------         ---         ---   ------

     Total securities available
        for sale                    $12,759         134         (39)  12,854
                                    =======         ===         ===   ======

                           National Bankshares, Inc.
                   Notes to Consolidated Financial Statements

                                                December 31, 1994
                             --------------------------------------------------
                                                Gross        Gross
                             Amortized       Unrealized   Unrealized       Fair
($ in thousands)               Costs            Gains       Losses        Values
                             ----------      -----------  -----------     ------
Available for sale:
  U.S. Treasury                 $ 3,516                1         (61)      3,456
  U.S. Government agencies
    and corporations              6,936                7         (68)      6,875
  Mortgage-backed                   261              ---         (15)        246
    securities
  Other securities                1,592              ---         (55)      1,537
                                -------           ------      ------      ------
    Total securities
      available for sale        $12,305                8        (199)     12,114
                                =======           ======      ======      ======


         The amortized costs and fair values of securities available for sale at September 30, 1995 and December 31, 1994, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                  September 30, 1995        December 31, 1994
                             ---------------------------  ----------------------
                             Amortized          Fair      Amortized        Fair
($ in thousands)               Costs           Values       Costs         Values
                             ----------      -----------  ----------      ------
Due in one year or less         $ 5,505            5,521       3,553       3,513
Due in one year through           3,990            4,008       6,985       6,845
 five years
Due in five years through         3,048            3,109       1,552       1,541
 ten years
Due after ten years                  85               85          82          82
No maturity                         131              131         133         133
                                -------           ------      ------      ------
    Total securities held
     to maturity                $12,759           12,854      12,305      12,114
                                =======           ======      ======      ======


                           National Bankshares, Inc.
                   Notes to Consolidated Financial Statements

         The amortized costs, gross unrealized gains, gross unrealized losses and fair values for securities held to maturity by major security type as of September 30, 1995 and December 31, 1994 are as follows:

                                              September 30, 1995
                             ---------------------------------------------------
                                                Gross       Gross
                             Amortized       Unrealized   Unrealized       Fair
($ in thousands)               Costs           Gains        Losses        Values
                             ----------      -----------  ----------      ------
Held to maturity:
  U.S. Treasury                 $ 6,757               47         (40)      6,764
  U.S. Government agencies
     and corporations            10,116              179          (8)     10,287
  States and political           28,345              576         (77)     28,844
     subdivisions
  Mortgage-backed securities      1,017               31         ---       1,048
  Other                           6,870               57         (38)      6,889
                                -------           ------      ------      ------
    Total securities held
     to maturity                $53,105              890        (163)     53,832
                                =======           ======      ======      ======


                                                December 31, 1994
                             ---------------------------------------------------
                                                Gross       Gross
                             Amortized       Unrealized   Unrealized      Fair
($ in thousands)               Costs            Gains       Losses        Values
                             ----------      -----------  ----------      ------
Held to maturity:
  U.S. Treasury                   9,722               44        (219)      9,547
  U.S. Government agencies
     and corporations            14,073               20        (296)     13,797
  States and political
     subdivisions                26,073              212      (1,091)     25,194
  Mortgage-backed
     securities                   1,147                8         (17)      1,138
  Other                           6,374               14        (248)      6,140
                                -------           ------      ------      ------

    Total securities held
     to maturity                $57,389              298      (1,871)     55,816
                                =======           ======      ======      ======


         The amortized costs and fair values of securities held to maturity at September 30, 1995 and December 31, 1994, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.



                                      F-38

                           National Bankshares, Inc.
                   Notes to Consolidated Financial Statements

                                 September 30, 1995        December 31, 1994
                             -------------------------  -----------------------
                             Amortized          Fair      Amortized        Fair
($ in thousands)               Costs           Values       Costs         Values
                             ----------        ------     ---------       ------

Due in one year or less         $10,847        10,898        10,998       11,006
Due in one year through
 five years                      22,716        23,022        28,749       28,085
Due in five years through
 ten years                       17,354        17,670        15,645       14,820
Due after ten years               2,188         2,242         1,997        1,905
                                -------        ------        ------       ------
    Total securities held
     to maturity                $53,105        53,832        57,389       55,816
                                =======        ======        ======       ======

 4.  MORTGAGE BANKING ACTIVITIES
     ---------------------------

     NBB originates mortgage loans for sale to secondary market investors subject to contractually specified and limited recourse provisions. For the nine months ended September 30, 1995, NBB originated $11,475 and sold $10,549 in mortgage loans to investors. Every contract with each investor contains certain recourse language. In general, NBB may be required to repurchase a previously sold mortgage loan if there is major noncompliance with defined loan origination or documentation standards, including fraud, negligence or material misstatement in the loan documents. Repurchase may also be required if necessary governmental loan guarantees are canceled or never issued, or if an investor is forced to buy back a loan after it has been resold as a part of a loan pool. In addition, NBB may have an obligation to repurchase a loan if the mortgagor has defaulted early in the loan term. This potential default period approximates twelve months after sale of a loan to the investor. At September 30, 1995, loans with potential recourse approximated $13,258.

     Mortgage loans held for sale are carried at the lower of cost or fair value.

 5.  ALLOWANCE FOR LOAN LOSSES
     -------------------------
     Changes in the allowance for loan losses are as follows:

                                 Three months ended            Nine months ended
                                    September 30,                 September 30,
($ in thousands)                  1995        1994             1995           1994
                                 ------      ------           ------         ------
Balance, beginning of period      $2,084      2,098           2,006            2,038
Provision for loan losses             85        150             225              380
Recoveries                            17         11              53               38
Loans charged off                    (81)      (207)           (179)            (404)
                                  -------     ------          ------           ------

Balance, end of period            $2,105      2,052           2,105            2,052
                                  =======     ======          ======           ======

                           National Bankshares, Inc.
                  Notes to Consolidated Financial Statements

 6.  IMPAIRED LOANS AND NONPERFORMING ASSETS
     ---------------------------------------

     Effective January 1, 1995, Bankshares adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." SFAS No. 114 requires that certain loans which have been determined to be impaired be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. SFAS No. 114 also required creditors to evaluate the collectibility of both contractual interest and contractual principal of all receivables when assessing the need for a loss accrual. In addition, SFAS No. 114 eliminates the requirement that a creditor account for certain loans as foreclosed assets prior to the time the creditor has taken possession of the underlying collateral, resulting in the reclassification of in-substance foreclosures from foreclosed properties to loans.

     SFAS No. 118 amends SFAS No. 114 to allow a creditor to use existing methods for recognizing interest income on an impaired loan. To accomplish that, SFAS No. 118 eliminates the provisions in SFAS No. 114 that described how a creditor should report income on an impaired loan. SFAS No. 118 does not change the provisions in SFAS No. 114 that required a creditor to measure impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate, or as a practical expedient, at the observable market price of the loan or the fair value of the collateral if the loan is collateral dependent. SFAS No. 118 amends the disclosure requirements in SFAS No. 114 to require information about the recorded investment in certain impaired loans and about how a creditor recognizes interest income related to those impaired loans.

     SFAS No. 114 does not apply to large groups of smaller balance homogeneous loans that are collectively evaluated for impairment. For Bankshares, loans collectively reviewed for impairment include all consumer loans, single family loans and performing multi-family and nonresidential real estate loans, excluding loans which have entered into the "workout process."

     Bankshares considers a loan to be impaired when, based upon current information and events, it believes it is probable that Bankshares will be unable to collect all amounts due according to the contractual terms of the loan agreement. Bankshares' impaired loans within the scope of SFAS No. 114 include nonaccrual loans (excluding those collectively reviewed for impairment), troubled debt restructurings and certain other nonperforming loans. For collateral dependent loans, Bankshares based the measurement of these impaired loans on the fair value of the loan's underlying collateral. For all other loans, Bankshares bases the measurement of these impaired loans on the more readily determinable of the present value of expected future cash flows discounted at the loan's effective interest rate or the observable market price. Impairment losses are recognized through an increase in the allowance for loan losses and a corresponding charge to the provision for loan losses. Adjustments to impairment losses due to changes in the fair value of impaired loans' underlying collateral are included in the provision for loan losses. When an impaired loan is either sold, transferred to foreclosed properties or written down, any related valuation allowance is charged off against the allowance for loan losses.

     The adoption of SFAS No. 114, as amended by SFAS No. 118, did not have a material impact on Bankshares' consolidated financial statements due to Bankshares' continuing policy of measuring loan impairment based on the fair value of the underlying collateral which is consistent with the methods prescribed in SFAS No. 114. In addition, Bankshares had previously reclassified in-substance foreclosures from other real estate owned to loans as of December 31, 1993 as prescribed by SFAS No. 114; therefore, no further reclassification from other real estate owned to loans was required upon adoption.

                           National Bankshares, Inc.
                  Notes to Consolidated Financial Statements

     As of September 30, 1995, the recorded investment in impaired loans was $821 and the amount of the related allowance for loan losses was $421 for a net investment of $400.

     During the nine months ended September 30, 1995, the average recorded investment in impaired loans was $811, and the total interest income recognized on impaired loans was $39, none of which was recognized on the cash basis.

     The following table presents information concerning nonperforming assets.

                                   September 30,  December 31,
($ in thousands)                       1995           1994
                                   -------------  ------------
Nonaccrual loans                      $  420           420
Restructured loans                       ---           229
                                      ------         -----

     Total nonperforming loans           420           649
Other real estate owned, net             946         1,083
                                      ------         -----

     Total nonperforming assets       $1,366         1,732
                                      ======         =====

Loans contractually past due 90
   days or more (excludes non-
   accrual loans)                     $  191           219
                                      ======         =====

     Loans are generally placed in nonaccrual status when the collection of principal or interest is 90 days or more past due, unless the obligation is both well-secured and in the process of collection.

     The following table shows the interest that would have been earned on nonaccrual and restructured loans if they had been current in accordance with their original terms and the recorded interest that was earned and included in income on these loans:

                              Nine Months Ended
                                September 30,
($ in thousands)                1995     1994
                              -------- --------
Scheduled interest:
 Nonaccrual loans              $  32       28
 Restructured loans              ---       14
                               -----     ----

     Total scheduled interest  $  32       42
                               =====     ====

Recorded interest:
 Nonaccrual loans              $ ---      ---
 Restructured loans              ---        3
                               -----     ----

     Total recorded interest   $ ---        3
                               =====     ====

                           National Bankshares, Inc.
                  Notes to Consolidated Financial Statements

     Other real estate, acquired through foreclosure or deed in lieu of foreclosure, is carried at the lower of the recorded investment or its fair value, less estimated costs to sell (net realizable value). When the property is acquired, any excess of the loan balance over net realizable value is charged to the allowance for loan losses. Increases or decreases in the net realizable value of such properties are credited or charged to income by adjusting the valuation allowance for other real estate owned. Net costs of maintaining or operating foreclosed properties are expensed as incurred.

     Changes in the valuation allowance for other real estate owned are as follows:


                                       Three Months Ended          Nine Months Ended
                                         September 30,               September 30,
($ in thousands)                         1995     1994               1995     1994
                                       -------- --------           -------- --------
Balances, beginning of period             $  49       49                 49       49
Provision for other real estate owned        49      ---                 49      ---
                                       -------- --------           -------- --------

Balances, end of period                   $  98       49                 98       49
                                       ======== ========           ======== ========

 7.  INCOME TAXES
     ------------

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 1995 are presented below:

                                                              September 30,
($ in thousands)                                                   1995
                                                                   ----
Deferred tax assets:
  Loans, principally due to allowance for loan losses             $ 545
  Other real estate owned, principally due to valuation
      allowance                                                      26
  Deferred compensation, due to accrual for financial
      reporting purposes                                            169
  Deposit intangibles and goodwill                                   26
  Nonaccrual interest on loans                                        4
                                                                  -----
  Total gross deferred tax assets                                   770
  Less valuation allowance                                          ---
                                                                  -----
  Net deferred tax assets                                           770
Deferred tax liabilities:
 Net unrealized gains on securities available for sale              (32)
 Bank premises and equipment, principally due to
      differences in depreciation                                   (17)
 Securities, due to differences in discount accretion               (31)
 Prepaid expenses and other assets                                  (28)
                                                                  -----
 Total gross deferred liabilities                                  (108)
                                                                  -----
 Net deferred tax asset included in other assets
                                                                  $ 662
                                                                  =====

                           National Bankshares, Inc.
                  Notes to Consolidated Financial Statements

     The effective tax rate and the components of income tax expense do not differ significantly from such amounts disclosed in prior periods.

     Bankshares has determined that a valuation allowance for the gross deferred tax assets is not necessary at September 30, 1995 due to the fact that the realization of the entire gross deferred tax assets can be supported by the amount of taxes paid during the carryback period available under current tax laws.

     Total income taxes are allocated as follows:

                                              Nine Months Ended
                                                September 30,
($ in thousands)                           1995               1994
                                           ----               ----
Income                                     $753                672
Stockholders' equity, for net unrealized
    gains (losses) on securities available
    for sale recognized for financial
    reporting purposes                       97                (19)
                                           ----               ----

Total income taxes                         $850                653
                                           ====               ====


 8.  INTANGIBLE ASSETS
     -----------------

     Included in other assets are deposit intangibles, net of amortization, of $778 and $872 at September 30, 1995 and December 31, 1994, respectively, and goodwill, net of amortization, of $405 and $427 at September 30, 1995 and December 31, 1994, respectively. Deposit intangibles are being amortized on a straight-line basis over a ten-year period and goodwill is being amortized on a straight-line basis over a fifteen-year period.

 9.  TIME DEPOSITS
     -------------

     Included in time deposits are certificates of deposit and other time deposits of $100,000 or more in the aggregate amounts of $12,659 at September 30, 1995 and $10,726 at December 31, 1994.

 10. COMMITMENTS AND CONTINGENT LIABILITIES
     --------------------------------------

     In the normal course of business, there are various commitments and contingent liabilities such as commitments to extend credit which are not reflected in the accompanying consolidated financial statements. No losses are anticipated by management as a result of these transactions. Commitments under standby letters of credit at September 30, 1995 were $1,943 and at December 31, 1994, $3,117.

 11. SUPPLEMENTAL CASH FLOW INFORMATION
     ----------------------------------

     Bankshares paid $4,924 and $4,163 for interest and $671 and $859 for income taxes, net of refunds, at September 30, 1995 and September 30, 1994, respectively. Noncash investing activities consisted of $179 and $404 of loans charged against the allowance for loan losses for the periods ended September 30, 1995 and September 30, 1994, respectively, and $95 of net unrealized gains included in securities available for sale for the period ended September 30, 1995 and $56 of net unrealized losses included in securities available for sale

                           National Bankshares, Inc.
                  Notes to Consolidated Financial Statements

     for the period ended September 30, 1994. There were no foreclosed loans transferred into other real estate owned for the period ended September 30, 1995 as compared to $297 transferred for the period ended September 30, 1994.

               _________________________________________________

                         Independent Auditor's Report


To the Board of Directors and Stockholders of Bank of Tazewell County:


    We have audited the accompanying balance sheets of Bank of Tazewell County as of December 31, 1994 and 1993, and the related statements of earnings, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bank of Tazewell County as of December 31, 1994 and 1993, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1994 in conformity with generally accepted accounting principles.



                                                            COOK ASSOCIATES, LLP



Richlands, Virginia
January 24, 1995
(except for Note 16
 as to which the date
 is November 9, 1995)

                            Bank of Tazewell County
                                Balance Sheets
                          December 31, 1994 and 1993

                                     ASSETS

($ in thousands)                                             1994        1993
                                                          ----------  ----------
Cash and cash equivalents (note 2)                          $ 10,986    $ 15,081
Securities held to maturity (market value $87,584 in          90,623      97,119
  1994 and $100,550 in 1993) (note 3)
Securities available for sale (note 3)                        24,105      15,327
Trading account securities                                         -           -
Loans - less allowance for loan losses of $545
  and $545, respectively (note 4)                             42,571      39,939
Bank premises and equipment (note 5)                           1,960       1,470
Other assets (note 6)                                          3,160       2,143
                                                          ----------  ----------

TOTAL ASSETS                                                $173,405    $171,079
                                                          ==========  ==========

                     LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Deposits non-interest bearing                                 15,518      16,283
Deposits interest bearing ($100 and over
  $25,371 and $15,605, respectively)                         133,532     130,016
                                                          ----------  ----------

    Total deposits                                           149,050     146,299
Accrued interest                                                 349         343
Other liabilities (note 7)                                     1,485       1,740
                                                          ----------  ----------

TOTAL LIABILITIES                                            150,884     148,382
                                                          ==========  ==========
STOCKHOLDERS' EQUITY:
Common Stock:
  Par value $1 per share, 6,000,000 shares
    authorized, 1,888,209 issued and outstanding
    in 1994 after 200% stock dividend and 629,403 in
    1993 after 10% stock dividend                              1,888         629
Paid-in capital                                                2,000       2,000
Retained earnings                                             20,258      20,106
Net unrealized depreciation on investment
  securities available for sale, net of
  tax $837 and $19 in 1994 and 1993                           (1,625)        (38)
                                                          ----------  ----------
TOTAL STOCKHOLDERS' EQUITY                                    22,521      22,697
                                                          ----------  ----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                  $173,405    $171,079
                                                          ==========  ==========

The accompanying notes are an integral part of these financial statements

                            Bank of Tazewell County
                            Statements of Earnings
                 Years Ended December 31, 1994, 1993 and 1992

($ in thousands)                                      1994      1993      1992
                                                    --------  --------  --------
INTEREST INCOME
Interest and fees on loans                           $ 3,557   $ 3,758   $ 4,104
Interest on deposits with banks                            -         -       114
Interest from securities                               7,648     7,369     7,609
Interest on federal funds sold                           295       257       327
Interest on trading account securities                     -        15       103
                                                    --------  --------  --------
    Total Interest Income                             11,500    11,399    12,257
                                                    --------  --------  --------

INTEREST EXPENSE
Interest on certificates of deposit over $100            778       562       812
Interest on other deposits                             4,231     4,350     5,079
Interest on demand notes issued to U.S. Treasury          20        17        26
                                                    --------  --------  --------
     Total interest expense                            5,029     4,929     5,917
                                                    --------  --------  --------
     Net interest income                               6,471     6,470     6,340
     Provision for loan losses (note 4)                   13        23       148
                                                    --------  --------  --------
     Net interest income after provision for loan
       losses                                          6,458     6,447     6,192
                                                    --------  --------  --------

OTHER INCOME
Trading account profit                                     -        23        98
Income from fiduciary activities                          98        61        66
Securities gains (losses), net                             6        27      (496)
Other operating income (note 8)                          336       747       406
                                                    --------  --------  --------
    Total other income                                   440       858        74
                                                    --------  --------  --------

OTHER EXPENSE
Salaries, wages and other employee benefits            1,818     1,749     1,626
Occupancy expense of bank premises                       160       153       145
Furniture and equipment expense                          218       205       159
Other operating expenses                               1,371     1,040     1,066
                                                    --------  --------  --------

    Total other expense                                3,567     3,147     2,996
                                                    --------  --------  --------

Earnings before income taxes                           3,331     4,158     3,270
Provisions for income taxes (note 10)                    944     1,186       879
                                                    --------  --------  --------

Net earnings                                         $ 2,387   $ 2,972   $ 2,391
                                                    ========  ========  ========
Net earnings per share                                $ 1.26    $ 1.57    $ 1.27
                                                    ========  ========  ========

The accompanying notes are an integral part of these financial statements

                            Bank of Tazewell County
                 Statements of Changes in Stockholders' Equity
                 Years Ended December 31, 1994, 1993 and 1992


                                                                           Unrealized
                                                                            Loss On
                                  Common Stock                             Securities
                                -----------------          Paid-In         Available          Retained
($ in thousands)             Shares      Par Value         Capital          for Sale          Earnings         Total
                           ----------  -------------     -----------     --------------     ------------     ---------

Year ended 1992:
December 31, 1991                 572          $ 572          $2,000            $   (-)          $16,655       $19,227

Net income for 1992               ---            ---             ---               ---             2,391         2,391
Cash dividends $.47
  per share                       ---            ---             ---               ---              (887)         (887)
                           ----------  -------------     -----------     --------------     ------------     ---------
Balance:
December 31, 1992                 572          $ 572          $2,000            $   (-)          $18,159       $20,731
                           ==========  =============     ===========     ==============     ============     =========
Year ended 1993
December 31, 1992                 572          $ 572          $2,000            $   (-)          $18,159       $20,731

Net income for 1993                 -              -               -                 -             2,972         2,972
Cash dividends
  $.24 per share                    -              -               -                 -              (458)         (458)
  $.27 per share                    -              -               -                 -              (504)         (504)
  10% stock dividend               57             57                                                 (57)            -
  Purchase of 160
    fractional shares at
    $3.80 per tenth of
    a share                         -              -               -                 -                (6)           (6)
  Unrealized loss on
    investment
    securities
    available for sale              -              -               -               (38)                -           (38)
                           ----------  -------------     -----------     --------------     ------------     ---------
Balance:
December 31, 1993                 629          $ 629          $2,000            $  (38)          $20,106       $22,697
                           ==========  =============     ===========     ==============     ============     =========


                                                                           Unrealized
                                                                            Loss On
                                  Common Stock                             Securities
                                -----------------          Paid-In         Available          Retained
($ in thousands)             Shares      Par Value         Capital          for Sale          Earnings         Total
                           ----------  -------------     -----------     --------------     ------------     ---------

Year ended 1994:
December 31, 1993                 629         $  629          $2,000                (38)         $20,106       $22,697

Net income                                                                                         2,387         2,387
  Cash dividends
    $.52 per share                  -              -               -                  -             (976)         (976)
  Unrealized loss on
    investment
    securities
    available for sale              -              -               -             (1,587)               -        (1,587)
200% stock dividend             1,259          1,259               -                  -           (1,259)            -
                           ----------  -------------     -----------     --------------     ------------     ---------

Balance:
December 31, 1994               1,888         $1,888          $2,000            $(1,625)         $20,258       $22,521
                           ==========  =============     ===========     ==============     ============     =========

The accompanying notes are an integral part of these financial statements.

                            Bank of Tazewell County
                            Statements of Cash Flows
                  Years Ended December 31, 1994, 1993 and 1992

($ in thousands)                                1994        1993        1992
                                             ----------  ----------  ----------
Operating activities:
 Net earnings                                 $  2,387    $  2,972    $  2,391
 Adjustments to reconcile net income to net
   cash provided by operating activities:
    Provision for depreciation                     144         132          73
    Provision for loan losses                       13          23         148
    Accretion of investment securities
      discounts                                    (89)        (72)        (39)
    Net (gain) loss on sale of securities           (6)        (50)        330
    (Increase) in prepaid expenses                (105)         (2)        (43)
    (Increase)/decrease in deferred tax
      credits                                     (810)         32          57
    (Increase)/decrease in interest
      receivable                                  (119)          2        (452)
    Increase/(decrease) in interest
      payable                                        6         (54)         92
    Decrease in other accrued expenses            (255)       (186)          -
                                             ----------  ----------  ----------

    NET CASH PROVIDED BY OPERATIONS              1,166       2,797       2,557
                                             ----------  ----------  ----------

Investing Activities:
 Purchases of securities available for sale    (12,792)          -           -
 Purchases of securities to be held to
   maturity                                    (18,014)    (45,991)    (40,944)
 Proceeds from maturities and calls of
   securities held to maturity                  27,435      37,662      37,425
 Purchase of trading securities                      -      (2,134)       (999)
 Proceeds from sales of trading securities           -       3,130       2,100
 Net (increase)/decrease in loans               (2,632)      4,576      (1,784)
 Capital expenditures                             (637)       (299)       (425)
                                             ----------  ----------  ----------

    NET CASH USED IN INVESTING ACTIVITIES       (6,640)     (3,056)     (4,627)
                                             ----------  ----------  ----------

Financing activities:
 Net increase/(decrease) in deposit
   accounts                                      2,751        (908)      3,497
 Net (decrease)/increase in short term
   borrowings                                     (397)        174         275
 Dividends paid                                   (975)       (944)       (830)
                                             ----------  ----------  ----------

    NET CASH PROVIDED BY (USED IN)
       FINANCING ACTIVITIES                      1,379      (1,678)      2,942
                                             ----------  ----------  ----------

    NET (DECREASE) INCREASE IN CASH AND
       CASH EQUIVALENTS                       $ (4,095)   $ (1,937)   $    872
    Cash and cash equivalents at beginning
       of year                                  15,081      17,018      16,146
                                             ----------  ----------  ----------

    CASH AND CASH EQUIVALENTS AT END OF
       YEAR                                   $ 10,986    $ 15,081    $ 17,018
                                             ==========  ==========  ==========

Supplemental Disclosures:
    Cash paid during the years for:
       Interest on deposits                   $  5,023    $  4,984    $  6,312
                                             ==========  ==========  ==========

     Income taxes                             $  1,000    $  1,197    $    850
                                             ==========  ==========  ==========
     Transfers from loans to real estate
        acquired through foreclosure          $     12    $      -    $     43
                                             ==========  ==========  ==========

The accompanying notes are an integral part of these financial statements.

Bank of Tazewell County

                         Notes To Financial Statements
                 Years Ended December 31, 1994, 1993 and 1992

($ in thousands)
1.  THE SIGNIFICANT ACCOUNTING POLICIES OF BANK OF TAZEWELL COUNTY ARE AS
    FOLLOWS:

    Organization
    The Bank of Tazewell County is a state bank located in Tazewell, Virginia with branches in Bluefield, Virginia. The majority of the Bank's operations are conducted within Tazewell County.

    Investments in Securities
    The Bank's investments in securities are classified in three categories and accounted for as follows.

         Trading Securities
         ------------------
         Government bonds held principally for resale in the near term are classified as trading securities and recorded at their fair values. Realized and unrealized gains and losses on trading securities are included in other income.

         Securities to be Held to Maturity
         ---------------------------------
         Bonds, notes and debentures for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums, and accretion of discounts which are recognized in interest income using the interest method over the period to maturity.

         Securities Available for Sale
         -----------------------------
         Securities available for sale consist of bonds, notes, debentures and certain equity securities not classified as trading securities or as securities to be held to maturity.

    Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary have resulted in write-downs of the individual securities to their fair value. The related write-downs have been included in earnings as realized losses.

    Unrealized holding gains and losses, net of tax, on securities available for sale are reported as a net amount in a separate component of shareholders' equity until realized.

    Gains and losses on the sale of securities available for sale are determined using the specific identification method.

    Loans
    Loans are stated at the amount of unpaid principal, reduced by any unearned discount included and an allowance for credit losses. Interest income on commercial and real estate loans is credited to operations based upon the principal amount outstanding. Interest income on installment loans is accrued and credited to operating income on the sum-of-the-digits method over the life of each loan. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful.

                            Bank of Tazewell County
                         Notes To Financial Statements


($ in thousands)
1.  THE SIGNIFICANT ACCOUNTING POLICIES OF BANK OF TAZEWELL COUNTY ARE AS
    FOLLOWS:

    Allowance for Loan Losses
    The allowance is maintained at a level adequate to absorb probable losses. Management determines the adequacy of the allowance based upon reviews of individual credits, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans, and other pertinent factors. Credits deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance.

    Bank Premises and Equipment
    Land is stated at cost. Bank premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed on the straight-line and declining balance methods over the useful lives of the assets, which range from five to forty years. The costs of major improvements are capitalized. The expenditures for maintenance and repairs are charged to expense as incurred. Gains or losses on assets sold are included in other operating income and appropriate adjustments are made to the accumulated depreciation account.

    Income Taxes
    Provisions for income taxes are based on amounts reported in the statement of income (after exclusion of nontaxable income such as interest on state and municipal securities) and include deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in SFAS No. 109, "Accounting for Income Taxes." As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

    Pension Costs
    The Bank maintains a noncontributory, trusteed pension plan for the benefit of eligible employees meeting certain service and age requirements. It is the Bank's policy to fund accrued pension cost. Prior service costs are being amortized over ten years.

    Trust Assets and Income
    Assets held by Bank of Tazewell County in a fiduciary or agency capacity for its customers are not included in the Balance Sheets since such items are not assets of the Bank. Trust Department income is recognized on the cash basis of accounting which in this instance is not materially different from reporting on the accrual basis of accounting.

    Cash Equivalents For purposes of the Statements of Cash Flows, the Bank considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

    Fair Values of Financial Instruments
    The following methods and assumptions were used by the Bank in estimating fair values of financial instruments as disclosed herein:

         Cash and Cash Equivalents
         -------------------------
         The carrying amounts of cash and short-term instruments approximate their fair value.

                            Bank of Tazewell County
                         Notes To Financial Statements


($ in thousands)
1.  THE SIGNIFICANT ACCOUNTING POLICIES OF BANK OF TAZEWELL COUNTY ARE AS
    FOLLOWS:

         Trading Securities
         ------------------
         Fair values for trading account securities which also are the amounts recognized in the balance sheet, are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

         Securities to be Held to Maturity and Securities Available for Sale
         -------------------------------------------------------------------
         Fair values for investment securities, excluding restricted equity securities, are based on quoted market prices. The carrying values of restricted equity securities approximate fair values.

         Loans Receivable
         ----------------
         For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrower of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

         Deposit Liabilities
         -------------------
         The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

2.  RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS:

    The Bank is required to maintain an average reserve balance with the Federal Reserve Bank. The average amount of the reserve balance was approximately $148 at December 31, 1994, 1993 and 1992.

3.  INVESTMENT SECURITIES:

    The carrying amounts of investment securities as shown in the consolidated balance sheets of the Bank and their approximate full values at December 31 were as follows:

                            Bank of Tazewell County
                         Notes To Financial Statements

                                                     Gross       Gross
                                        Amortized  Unrealized  Unrealized     Fair
($ in thousands)                          Costs      Gains       Losses      Values
                                      -----------  ----------  ----------   ---------
Securities available for sale:

December 31, 1994:
   U.S. Government and agency
     securities                           $26,473      $   10      $2,479    $ 24,004
   Equity securities                           15           7           -          22
   Other securities                            79           -           -          79
                                      -----------  ----------  ----------   ---------
                                          $26,567      $   17      $2,479    $ 24,105
                                      ===========  ==========  ==========   =========
December 31, 1993:
   U.S. Government and agency
     securities                           $15,290      $    9      $   71    $ 15,228
   Equity securities                           15           5           -          20
   Other securities                            79           -           -          79
                                      -----------  ----------  ----------   ---------

                                          $15,384      $   14      $   71    $ 15,327
                                      ===========  ==========  ==========   =========
Securities to be held to maturity:
December 31, 1994:
   U.S. Government and agency
     securities                           $77,714      $  104      $2,479    $ 75,339
   State and municipal securities          12,409         203         864      11,748
   Corporate securities                       500           -           3         497
                                      -----------  ----------  ----------   ---------
                                          $90,632      $  307      $3,346    $ 87,584
                                      ===========  ==========  ==========   =========
December 31, 1993:
   U.S. Government and agency
     securities                           $82,798      $2,846      $  175    $ 85,469
   State and municipal securities          12,821       1,019         276      13,564
   Corporate securities                     1,500          18           1       1,517
                                      -----------  ----------  ----------   ---------
                                          $97,119      $3,883      $  452    $100,550
                                      ===========  ==========  ==========   =========

Assets principally securities, carried at approximately $11,545 at December 31, 1994 and $11,526 at December 31, 1993 were pledged to secure public deposits and for other purposes required or permitted by law.

                            Bank of Tazewell County
                         Notes To Financial Statements

($ in thousands)
3.  INVESTMENT SECURITIES:

    The scheduled maturities of securities to be held to maturity and securities available for sale at December 31, 1994 were as follows:

                                          Securities To Be                   Securities
                                          Held To Maturity               Available For Sale
                                      ------------------------         ------------------------
                                        Amortized      Fair              Amortized      Fair
                                          Costs       Values               Costs       Values
                                      ------------- ----------         ------------- ----------
Due in one year or less                    $ 5,701    $ 5,735               $   595    $   590
Due from one year to five years             67,208     65,075                16,904     15,430
Due from five years through ten years       17,331     16,364                 4,972      4,352
Due after ten years                            383        410                 4,096      3,733
                                      ------------- ----------         ------------- ----------
                                           $90,623    $87,584               $26,567    $24,105
                                      ============= ==========         ============= ==========

    Proceeds from sales of securities held for trading purposes during 1993 and 1992 were $3,130 and $2,100, respectively. Trading security gross gains were $23 and $98 during 1993 and 1992 and gross losses were $-0-during 1993 and 1992. There were no sales of securities held to maturity or available for sale during the period.

4.  LOANS AND ALLOWANCE FOR LOAN LOSSES:

    Major classifications of loans are as follows:

                                    1994         1993
                                 ----------   ----------
     Commercial                    $ 8,272      $ 7,121
     Mortgage                       29,020       27,942
     Consumer                        6,545        6,149
                                -----------   ----------
                                    43,837       41,212
     Unearned discount                 721          728
                                -----------   ----------
                                    43,116       40,484
     Allowance for loan losses         545          545
                                -----------   ----------
        Loans, net                 $42,571      $39,939
                                ===========   ==========

Loans on which the accrual of interest has been discontinued or reduced, amounted to $-0-, $17 and $10 at December 31, 1994, 1993 and 1992, respectively. If interest and those loans had been accrued, such income would have approximated $1 for 1994, 1993 and 1992, respectively. Interest income on those loans, which is recorded only when received, amounted to $1 for 1993 and 1992.

                            Bank of Tazewell County
                         Notes To Financial Statements

($ in thousands)
4.  LOANS AND ALLOWANCE FOR LOAN LOSSES:

    Changes in the allowance for loan losses are summarized as follows:

                                                     1994         1993
                                                  ----------   ----------
Balance, beginning of year                            $  545       $  545
Provision for loan losses                                 13           23
Recoveries of loans previously
  charged off                                              2            5
Loans charged to allowance                               (15)         (28)
                                                  ----------   ----------
    Balance, end of period                            $  545       $  545
                                                  ==========   ==========

5.  BANK PREMISES AND EQUIPMENT:

    The major categories of these assets are summarized as follows:

                                                     1994         1993
                                                  ----------   ----------
Land                                                  $  357       $  359
Building and improvements                              1,816        1,417
Furniture, fixtures and equipment                      1,318        1,080
                                                  ----------   ----------
                                                       3,491        2,856
Less accumulated depreciation                          1,531        1,386
                                                  ----------   ----------
                                                      $1,960       $1,470
                                                  ==========   ==========

Depreciation charged to operating expense amount to $144, $132 and $74 in 1994, 1993 and 1992, respectively.

6.  OTHER ASSETS:

    The components of the Bank's other assets were as follows:

                                                     1994         1993
                                                  ----------   ----------
Interest receivable                                   $2,011       $1,919
Prepaid expenses                                         158           93
Repossessions                                              4            -
Other real estate                                         67           41
Buckhorn Coal Company                                      4            4
Prepaid income tax                                        83           44
Deferred tax credits                                     833           42
                                                  ----------   ----------
    Total other assets                                $3,160       $2,143
                                                  ==========   ==========

                            Bank of Tazewell County
                        Notes To Financial Statements

($ in thousands)
7. OTHER LIABILITIES

   The components of the Bank's other liabilities were as follows:

                                                 1994             1993
                                              ----------       ----------
   Dividends payable                              $  504           $  504
   Notes payable, U.S. Treasury                      791            1,188
   Other                                             190               48
                                              ----------       ----------
    Total other liabilities                       $1,485           $1,740
                                              ==========       ==========


8. OTHER OPERATING INCOME:

    The components of the Bank's other operating income were as follows:

                                                 1994             1993             1992
                                              ----------       ----------       ----------

    Service charges on deposit accounts
       and safe deposit box rental                $  135           $  144            $ 138
    Other service charges, commissions
       and fees                                      151              130              166
    Miscellaneous operating income                    50              468               97
    Federal reserve stock                              -                5                5
                                              ----------       ----------       ----------
                                                  $  336           $  747            $ 406
                                              ==========       ==========       ==========

9. PENSION PLAN:

    The Bank has a defined benefit pension plan covering substantially all of its employees. The plan provides normal, early, late, death and disability retirement benefits based on an average of qualifying compensation for the highest five consecutive calendar years, excluding the year of determination. The Bank's policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but, also for those expected to be earned. Actuarially determined contributions of the Pension Plan were $203 and $186 and $81 in 1994, 1993 and 1992, respectively.

    The Bank accounts for pension costs by use of Financial Accounting Standard No. 87, "Employers' Accounting for Pensions," and No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits."

                            Bank of Tazewell County
                        Notes To Financial Statements

($ in thousands)
9.  PENSION PLAN:

    Pension expense for 1994, 1993 and 1992 included the following components:

                                                 1994             1993             1992
                                              ----------       ----------       ----------
(a)  Service cost for benefits earned
       during year                                 $ 126            $  93            $  75
(b)  Interest cost on projected benefit
       obligations                                   192              156              167
(c)  Actual investment income earned on
       plan's assets                                  21               74               79
(d)  Amortization of unrecognized
       transition obligation - Net of asset
       gain or loss deferred                        (150)            (108)             (91)
                                              ----------       ----------       ----------
(e)  Net pension expense: (a+b-c+d):               $ 147            $  67            $  72
                                              ==========       ==========       ==========


    The discount rate used was 7% for 1994, 7% for 1993 and 8% for 1992 and the rate of increase in future compensation levels used was 5% in each year in determining the actuarial present value of the projected benefit obligation. The expected long-term rate of return on the Plan's assets was 7.5% for 1994, 8% for 1993 and 8% for 1992.

    The funded status of the Pension Plan and the accrued pension cost recognized at December 31, 1994, 1993 and 1992 is as follows:

                                                  1994             1993             1992
                                              ----------       ----------       ----------
Accumulated benefit obligations,
  including vested benefits of $1,853,
  $1,688 and $1,359 at December 31,
  1994, 1993 and 1992, respectively               $1,861           $1,692           $1,360
                                              ==========       ==========       ==========

Projected benefit obligations for
  participants service rendered to date           $2,668           $2,781           $1,963
Plan assets at fair market value                   2,501            2,333            2,082
                                              ----------       ----------       ----------
Unfunded projected benefit obligation                167              448             (119)
Unrecognized prior service cost                     (299)            (315)            (102)
Unrecognized net gain loss                          (183)            (407)              52
Unrecognized net transition asset                    224              239              253
                                              ----------       ----------       ----------
Prepaid pension cost included in other
  assets                                          $  (91)          $  (35)          $   84
                                              ==========       ==========       ==========

                            Bank of Tazewell County
                        Notes To Financial Statements

($ in thousands)
9.  PENSION PLAN:

    About 40% of the Plan's assets are invested in Certificates of Deposit and 60% in U.S. Government Securities at October 20, 1994. For 1994, 1993 and 1992, pension costs for the Pension Plan were determined by the Frozen Entry Age Actuarial Cost Method.

10. PROVISION FOR INCOME TAXES:

    The provisions for income taxes consists of:

                                                 1994             1993             1992
                                              ----------       ----------       ----------
Income taxes currently payable                     $ 917           $1,153           $  902
Deferred income taxes arising
  from timing differences                             27               33              (23)
                                              ----------       ----------       ----------
                                                   $ 944           $1,186           $  879
                                              ==========       ==========       ==========
Effective tax rate                                 28.4%            28.5%            26.9%
Nontaxable interest on municipal
  obligations                                       6.5%             6.1%             8.1%
Other                                              (.9)%            (.6)%           (1.0)%
                                              ----------       ----------       ----------
Statutory Federal Rate                             34.0%            34.0%            34.0%
                                              ==========       ==========       ==========


The tax effects of each type of income and expense item that gave rise to deferred taxes are:

                                                 1994             1993             1992
                                              ----------       ----------       ----------
Allowance for loan losses                          $  26            $  35            $  26
Pension expense                                      (31)             (12)              29
                                              ----------       ----------       ----------
   Net deferred tax (liability) asset
      before available for sale                       (5)              23               55
Available for sale tax effects                       837               19                -
                                              ----------       ----------       ----------
   Net deferred tax asset total                    $ 832            $  42            $  55
                                              ==========       ==========       ==========

11.  RELATED PARTY TRANSACTIONS:

     Officers and directors are loan customers in the ordinary course of business. These loans are made on substantially the same terms as those prevailing at the time for comparable loans with other persons and do not involve more than normal risk of collectibility or present other unfavorable features. These loans amounted to $2,115, $1,727 and $1,137 at December 31, 1994, 1993 and 1992, respectively.

                            Bank of Tazewell County
                        Notes To Financial Statements

($ in thousands)
12.  CONTINGENT LIABILITIES AND COMMITMENTS:

     The Bank's financial statements do not reflect various commitments and contingent liabilities that arise in the normal course of business and that involve elements of credit risk, interest rate risk and liquidity risk. These commitments and contingent liabilities are commitments to extend credit, commercial letters of credit and standby letters of credit, generally at variable interest rates. A summary of the Bank's commitments and contingent liabilities at December 31, 1994 and 1993 is as follows:

                                  1994         1993
                                Notional     Notional
                                 Amount       Amount
                              ------------ ------------
Commitments to extend credit     $3,061        6,779
                                 ======        =====
Standby letters of credit            65           65
                                 ======        =====


     Commitments to extend credit, commercial letters of credit and standby letters of credit all include exposure to some credit loss in the event of nonperformance of the customer. The Bank's credit policies and procedures for credit commitments and financial guarantees are the same as those for extension of credit that are recorded on the balance sheets. Because these instruments have fixed maturity dates, and because many of them expire without being drawn upon, they do not generally present any significant liquidity risk to the Bank. The Bank has not incurred any losses on its commitments in either 1994, 1993 or 1992.

13.  RENTAL EXPENSE:

     The Bank leases its Westgate branch facility under a noncancellable agreement which expires September 19, 2003, with an annual rental of $13. The total minimum rental commitment at December 31, 1994, under this lease, is $114 which is due as follows:

    Due in year ending December 31,            1995   $ 13
                                               1996     13
                                               1997     13
                                               1998     13
                                               1999     13
    Due in remaining years of lease term                49
                                                   -------
                                                      $114
                                                   =======

                            Bank of Tazewell County
                        Notes To Financial Statements

($ in thousands)
14.  FINANCIAL INSTRUMENTS:

     Deposit Liabilities
     The estimated fair values of the Bank's financial instruments are as follows:

                                                  1994
                                        ----------------------
                                          Carrying     Fair
                                           Amount      Value
                                        ------------ ---------
Financial assets:
   Cash and short-term investments          $ 10,986  $ 10,986
   Securities held to maturity                90,623    87,584
   Securities available for sale              24,105    24,105
   Loans                                      43,116    42,851
      Less:  Allowance for loan losses           545       545
                                        ------------ ---------
                                            $168,285  $164,981
                                        ============ =========
Financial liabilities:
   Deposits                                 $149,050  $148,127
                                        ============ =========

                                                  1993
                                        ----------------------
                                          Carrying     Fair
                                           Amount      Value
                                        ------------ ---------
Financial assets:
   Cash and short-term investments            15,081    15,081
   Investment securities                      97,202   100,633
   Investment securities held-for-sale        15,249    15,249
   Loans                                      40,484    40,611
      Less:  Allowance for loan losses           545       545
                                        ------------ ---------
                                            $167,471  $171,029
                                        ============ =========
Financial liabilities:
   Deposits                                 $146,299  $146,484
                                        ============ =========

                            Bank of Tazewell County
                        Notes To Financial Statements

($ in thousands)
15.  CONCENTRATIONS OF CREDIT:

     All of the Bank's loans, commitments, and commercial and standby letters of credit have been granted primarily to customers in the Bank's market area. Essentially all such customers are depositors of the Bank. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers. The Bank, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of the Bank's legal lending limit.

16.  STOCK DIVIDEND:

     The Board of Directors authorized a 200% stock dividend on the Banks $1 par value common stock payable February 1, 1995 to stockholders of record on January 20, 1995. As a result of this dividend, 1,258,806 additional shares were issued and retained earnings was reduced by $1,258,806. All references in the accompanying financial statements to the number of common shares and per share amounts have been restated to reflect the stock dividend which was accounted for as a stock split.

                            Bank of Tazewell County
                                Balance Sheets
             September 30, 1995 (Unaudited) and December 31, 1994

                                                  September 30,   December 31,
($ in thousands)                                       1995           1994
                                                  --------------  -------------
ASSETS
Cash and due from banks (note 2)                       $  7,320       $  4,761
Federal funds sold                                        6,350          6,225
Securities available for sale, at fair value
 (note 3)                                                28,432         24,105
Securities held to maturity (fair value $90,073
 in 1995 and $87,584 in 1994) (note 3)                   89,892         90,623

Loans:
  Real estate construction loans                            100            100
  Real estate mortgage loans                             28,620         28,920
  Commercial and industrial loans                         4,563          8,272
  Loans to individuals                                    9,125          6,545
                                                       --------       --------
    Total loans                                          42,408         43,837
Less unearned income on loans                              (733)          (721)
                                                       --------       --------
    Loans, net of unearned income                        41,675         43,116
Less allowance for loan losses (note 4)                    (553)          (545)
                                                       --------       --------
    Loans, net                                           41,122         42,571
                                                       --------       --------
Bank premises and equipment, net                          1,868          1,960
Accrued interest receivable                               1,961          2,011
Other real estate owned, net (note 5)                        33             67
Other assets (notes 5 and 6)                                510          1,082
                                                       --------       --------
    Total assets                                       $177,488       $173,405
                                                       ========       ========
LIABILITIES & STOCKHOLDERS' EQUITY
Noninterest-bearing deposits                             16,588         15,518
Interest-bearing deposits                                18,949         13,669
Savings deposits                                         36,371         46,963
Time deposits (note 7)                                   78,760         72,900
                                                       --------       --------
    Total deposits                                      150,668        149,050
Accrued interest payable                                    429            349
Other liabilities                                         1,378          1,485
                                                       --------       --------
    Total liabilities                                  $152,475       $150,884
                                                       --------       --------
Stockholders' equity:
  Common stock of $1.00 par value.  Authorized
   6,000,000 shares;
   issued and outstanding 1,888,209                       1,888          1,888
  Surplus                                                 2,000          2,000
  Undivided profits                                      21,585         20,258
  Net unrealized (losses) on securities
   available for sale                                      (460)        (1,625)
                                                       --------       --------
    Total stockholders' equity                           25,013         22,521
                                                       --------       --------
    Total liabilities and stockholders' equity         $177,488       $173,405
                                                       ========       ========

See accompanying notes to financial statements.

                            Bank of Tazewell County
                             Statements of Income
                Three Months Ended September 30, 1995 and 1994
                                  (Unaudited)

                                                   September 30,   September 30,
($ in thousands, except per share data)                 1995           1994
                                                   --------------  -------------
INTEREST INCOME
Interest and fees on loans                                $  946          $  980
Interest on federal funds sold                                88              66
Interest on securities-taxable                             1,778           1,733
Interest on securities-nontaxable                            133             163
                                                          ------          ------
    Total interest income                                  2,945           2,942
                                                          ------          ------
INTEREST EXPENSE
Interest on time certificates of deposit of
 $100,000 or more                                            293             225
Interest on other deposits                                 1,246           1,078
                                                          ------          ------
    Total interest expense                                 1,539           1,303
                                                          ------          ------

    Net interest income                                    1,406           1,639
Provision for loan losses (note 4)                             -               -
                                                          ------          ------
    Net interest income after provision for loan
     losses                                                1,406           1,639
                                                          ------          ------
NONINTEREST INCOME

Service charges on deposit accounts                           69              64
Other service charges and fees                                13              16
Trust income                                                  14              21
Other income                                                   -               2
Realized securities (losses), net                            (85)              -
                                                          ------          ------
    Total noninterest income                                  11             103
                                                          ------          ------
NONINTEREST EXPENSE

Salaries and employee benefits                               402             409
Occupancy and furniture and fixtures                         116              49
Other operating expense                                      121             347
                                                          ------          ------
    Total noninterest expense                                639             805
                                                          ------          ------
Income before income tax expense                             778             937
Income tax expense (note 6)                                  225             321
                                                          ------          ------
    Net income                                            $  553          $  616
                                                          ======          ======
    Net income per share                                  $  .29          $  .33
                                                          ======          ======
Average shares (in thousands)                              1,888           1,888
                                                          ======          ======

See accompanying notes to financial statements.

                            Bank of Tazewell County
                             Statements of Income
                 Nine Months Ended September 30, 1995 And 1994
                                  (Unaudited)

                                                                September 30,    September 30,
($ in thousands, except per share data)                              1995            1994
                                                                     ----            ----
INTEREST INCOME
Interest and fees on loans                                           $3,006          $2,655
Interest on federal funds sold                                          336             223
Interest on securities-taxable                                        5,295           5,271
Interest on securities-nontaxable                                       440             491
                                                                     ------          ------
    Total interest income                                             9,077           8,640
                                                                     ------          ------
INTEREST EXPENSE
Interest on time certificates of deposit of $100,000 or more            839             560
Interest on other deposits                                            3,605           3,191
                                                                     ------          ------
    Total interest expense                                            4,444           3,751
                                                                     ------          ------
    Net interest income                                               4,633           4,889
Provision for loan losses (note 4)                                        -               6
                                                                     ------          ------
    Net interest income after provision for loan losses               4,633           4,883
                                                                     ------          ------
NONINTEREST INCOME
Service charges on deposit accounts                                     203             179
Other service charges and fees                                           30              43
Trust income                                                             55              69
Other income                                                              8               8
Realized securities (losses) gains, net                                 (85)              4
                                                                     ------          ------
    Total noninterest income                                            211             303
                                                                     ------          ------
NONINTEREST EXPENSE
Salaries and employee benefits                                        1,191           1,179
Occupancy and furniture and fixtures                                    314             222
Other operating expense                                                 804             879
                                                                     ------          ------
    Total noninterest expense                                         2,309           2,280
                                                                     ------          ------
Income before income tax expense                                      2,535           2,906

Income tax expense (note 6)                                             736             858
                                                                     ------          ------
    Net income                                                       $1,799          $2,048
                                                                     ======          ======
    Net income per share                                               $.95           $1.08
                                                                     ======          ======
Average shares (in thousands)                                         1,888           1,888
                                                                     ======          ======

See accompanying notes to financial statements.

                            Bank of Tazewell County
                 Statements of Changes in Stockholders' Equity
                 Nine Months Ended September 30, 1995 and 1994
                                  (Unaudited)

                                                                                            Net Unrealized
                                                                                           Gains (Losses) on
                                                                                              Securities
($ in thousands)                                          Common                 Undivided   Available for
                                                           Stock     Surplus      Profits        Sale          Total
                                                        ---------- ----------- ------------- --------------- ---------
Balances, December 31, 1993                                $  629    $2,000       $20,098        $   (37)      $22,690
Net income                                                      -         -         2,048              -         2,048
Cash dividends                                                  -         -          (472)             -          (472)
Change in net unrealized   (losses)
  on securities available for sale,
  net of income tax benefit of $606                             -         -             -         (1,177)       (1,177)
                                                        ---------- ----------- ------------- --------------- ---------
Balances, September 30, 1994                               $  629    $2,000       $21,674        $(1,214)      $23,089
                                                        ========== =========== ============= =============== =========
Balances, December 31, 1994                                 1,888     2,000        20,258         (1,625)       22,521
Net income                                                      -         -         1,799              -         1,799
Cash dividends                                                  -         -          (472)             -          (472)
Change in net unrealized gains on securities
  available for sale, net of income taxes of
  $600                                                          -         -             -          1,165         1,165
                                                        ---------- ----------- ------------- --------------- ---------
Balances, September 30, 1995                               $1,888    $2,000       $21,585        $  (460)      $25,013
                                                        ========== =========== ============= =============== =========

See accompanying notes to financial statements.

                            Bank of Tazewell County
                            Statements of Cash Flows
                 Nine Months Ended September 30, 1995 and 1994
                                  (Unaudited)

                                                 September 30,   September 30,
($ in thousands)                                      1995            1994
                                                 -------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES (see note 9)
                                                       $ 1,799        $  2,048
Net income
Adjustments to reconcile net income to net
  cash provided by operating activities:
     Depreciation of bank premises and equipment           124             106
     Amortization of premiums and accretion of
        discounts, net                                     (75)            (55)
     Gain on maturities of securities available for
        sale, net                                           (5)             (4)
     Provision for bond losses                              90               -
     Losses and write-downs on other real estate
        owned                                                1              13
     Decrease (increase) in:
        Accrued interest receivable                         50              48
        Other assets                                       659            (751)
     Increase (decrease) in:
        Accrued interest payable                            80             (39)
        Other liabilities                                 (635)           (511)
                                                       -------        --------
            Net cash provided by operating activities  $ 2,088        $    855
                                                       -------        --------
CASH FLOWS FROM INVESTING ACTIVITIES (note 9)
Net (increase) decrease in money market
 investments                                           $  (125)       $  6,175
Proceeds from calls and maturities of
 securities available for sale                           1,519           2,171
Proceeds from calls and maturities of
 securities held to maturity                             9,231          20,542
Purchases of securities available for sale              (3,324)        (10,945)
Purchases of securities held to maturity                (9,853)        (17,273)
Net decrease (increase) in loans made to
 customers                                               1,467          (2,547)
Proceeds from disposal of other real estate
 owned                                                       -              16
Recoveries on loans charged off                              9               -
Bank premises and equipment expenditures                  (127)           (468)
                                                       -------        --------
            Net cash used in investing activities      $(1,203)       $ (2,329)
                                                       -------        --------
CASH FLOWS FROM FINANCING ACTIVITIES (note 9)
Net increase in time deposits                          $   548        $  3,227
Net increase in other deposits                           1,070             312
Net increase (decrease) in short term treasury
 borrowings                                                528            (229)
Cash dividends paid                                       (472)           (472)
                                                       -------        --------
            Net cash provided by financing activities  $ 1,674        $  2,838
                                                       -------        --------
Net increase in cash and due from banks                $ 2,559        $  1,364
Cash and due from banks at beginning of year             4,761           3,806
                                                       -------        --------
Cash due from banks at end of nine months              $ 7,320        $  5,170
                                                       =======        ========

See accompanying notes to financial statements.

                            Bank of Tazewell County
                         Notes To Financial Statements
         September 30, 1995 and 1994 (Unaudited) and December 31, 1994

($ in thousands)
1.  GENERAL
    -------

    The accompanying interim period financial statements are unaudited; however in the opinion of management, all adjustments consisting of normal recurring adjustments which are necessary for a fair presentation of the financial statements have been included. The results of operations for the three months and nine months ended September 30, 1995 are not necessarily indicative of results of operations for the full year or any other interim period. The interim period financial statements and notes included herein should be read in conjunction with the notes to financial statements included in the Corporation's 1994 Annual Report to Stockholders.

2.  CASH EQUIVALENTS
    ----------------

    For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks.

3.  SECURITIES AVAILABLE FOR SALE AND HELD TO MATURITY
    --------------------------------------------------

    The amortized costs, gross unrealized gains, gross unrealized losses and fair values for securities available for sale by major security type as of September 30, 1995 and December 31, 1994 were as follows:

                                               September 30, 1995

                                               Gross        Gross
                                 Amortized   Unrealized  Unrealized      Fair
                                   Costs       Gains       Losses       Values
                                 ---------   ----------  ----------     ------
Available for sale:
U.S. Treasury                      $ 1,982       $  -         $ (20)     $ 1,962
U.S. Government agencies and
  corporations                      12,972          1          (301)      12,672
Mortgage-backed securities          13,507          -          (385)      13,122
Equity securities                       15          7             -           22
Other securities                       654          -             -          654
                                 ---------   ----------  ----------     --------
Total securities available
  for sale                         $29,130       $  8         $(706)     $28,432
                                 =========   ==========  ==========     ========

                            Bank of Tazewell County
                         Notes To Financial Statements

($ in thousands)
3.  SECURITIES AVAILABLE FOR SALE AND HELD TO MATURITY
    --------------------------------------------------

                                                  December 31, 1994

                                                  Gross        Gross
                                  Amortized    Unrealized   Unrealized       Fair
                                    Costs         Gains       Losses        Values
                                  ---------    ----------   ----------      ------
Available for sale:
  U.S. Treasury                     $   981         $ -       $  (109)     $   872
  U.S. Government agencies
   and corporations                  10,471           -        (1,817)       8,654
  Mortgage-backed securities         15,021          11          (554)      14,478
  Equity securities                      15           7             -           22
  Other securities                       79           -             -           79
      Total securities available    -------         ---       -------      -------
       for sale                     $26,567         $18       $(2,480)     $24,105
                                    =======         ===       =======      =======

The amortized costs and fair values of securities available for sale at September 30, 1995 and December 31, 1994, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                        September 30, 1995     December 31, 1994

                                       Amortized     Fair      Amortized     Fair
                                         Costs      Values       Costs      Values
                                       ---------   --------    ---------   --------
Due in one year or less                 $   500     $   499     $   594     $   590
Due in one year through five years       18,570      18,169      16,904      15,430
Due in five years through ten years       5,962       5,800       4,972       4,352
Due after ten years                       4,098       3,964       4,096       3,733
                                        -------     -------     -------     -------
                                        $29,130     $28,432     $26,566     $24,105
                                        =======     =======    ========     =======

                            Bank of Tazewell County
                         Notes To Financial Statements

($ in thousands)
3.  SECURITIES AVAILABLE FOR SALE AND HELD TO MATURITY
    --------------------------------------------------

    The amortized costs, gross unrealized gains, gross unrealized losses and fair values for securities held to maturity by major security type as of September 30, 1995 and December 31, 1994 were as follows:

                                                           September 30, 1995

                                                           Gross        Gross
                                           Amortized    Unrealized   Unrealized       Fair
                                             Costs         Gains       Losses        Values
                                           ---------    ----------   ----------      ------
Held to maturity:
    U.S. Treasury                            $24,585       $  400     $  (133)       $24,852
    U.S. Government agencies and              35,365
      corporations                            10,337          326        (338)        35,353
    States and political subdivisions         19,005          369        (542)        10,164
    Mortgage-backed securities                   600          332        (243)        19,094
    Other                                                      10           -            610
                                             -------        ------      -------      -------

       Total securities held to maturity     $89,892        $1,437      $(1,256)     $90,073
                                             =======        ======      =======      =======
                                                         December 31, 1994

                                                           Gross        Gross
                                           Amortized    Unrealized   Unrealized       Fair
                                             Costs         Gains       Losses        Values
                                           ---------    ----------   ----------      ------
Held to maturity:
    U.S. Treasury                            $25,599        $   43      $  (840)     $24,802
    U.S. Government agencies and
      corporations                            31,868            50         (835)      31,083
    States and political subdivisions         12,409           203         (864)      11,748
    Mortgage-backed securities                20,247            11         (804)      19,454
    Other                                        500             -           (3)         497
                                             -------        ------      -------      -------
       Total securities held to maturity     $90,623        $  307      $(3,346)     $87,584
                                             =======        ======      =======      =======

                            Bank of Tazewell County
                         Notes To Financial Statements

($ in thousands)
3.  SECURITIES AVAILABLE FOR SALE AND HELD TO MATURITY
    ---------------------------------------------------

    The amortized costs and fair values of securities held to maturity at September 30, 1995 and December 31, 1994, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                         September 30, 1995     December 31, 1994

                                       Amortized    Fair       Amortized    Fair
                                         Costs     Values        Costs     Values
                                       ---------   ------      ---------   ------
Due in one year or less                 $17,924     $17,706     $ 5,701     $ 5,735
Due in one year through five
 years                                   53,164      53,304      67,208      65,075
Due in five years through
 ten years                               18,327      18,562      17,331      16,364
Due after ten years                         477         501         383         410
                                        -------     -------     -------     -------
                                        $89,892     $90,073     $90,623     $87,584
                                        =======     =======     =======     =======

4.  ALLOWANCE FOR LOAN LOSSES
    -------------------------

    Changes in the allowance for loan losses are as follows:

                                Nine months ended
                                  September 30,
                            1995                 1994
                          --------             --------
Balance, beginning of year   $ 545                $ 545
Provision for loan losses        -                    6
Recoveries                      12                    1
Loan charged off                (4)                  (7)
                          --------             --------
Balance, end of period       $ 553                $ 545
                          ========             ========

5.  IMPAIRED LOANS AND NONPERFORMING ASSETS
    ----------------------------------------

    As of September 30, 1995, the average recorded investment in impaired loans was $299 and there was no related amount of interest income recognized during the time within that period that the loans were impaired.

                            Bank of Tazewell County
                         Notes To Financial Statements

($ in thousands)
5.  IMPAIRED LOANS AND NONPERFORMING ASSETS
    ---------------------------------------

    The following table represents information concerning nonperforming assets:

                                           September 30,   December 31,
                                               1995            1994
                                               ----            ----
Nonaccrual loans                               $299           $   -
Restructured loans                                -               -
                                               ----           -----
    Total nonperforming loans                   299               -
Other real estate owned, net                     33              67
                                               ----           -----
    Total nonperforming assets                 $332           $  67
                                               ====           =====
Loans contractually past due 90 days or
  more (excludes nonaccrual loans)             $546           $ 271
                                               ====           =====

    Bank of Tazewell County does not have a formal nonaccrual policy. A loan is placed on nonaccrual when, in the judgment of management, it is doubtful that full principal and interest will be collected.

    The following table shows the interest that would have been earned on nonaccrual and restructured loans if they had been current in accordance with their original terms and the recorded interest that was earned and included in income on these loans:

                                   Nine Months
                                      Ended
                                  September 30,

                              1995             1994
                            --------         --------
Scheduled interest:
  Nonaccrual loans             $  10           $    -
  Restructured loans               -                -
                            --------         --------
  Total scheduled interest     $  10           $    -
                            ========         ========
Recorded interest:
  Nonaccrual loans                 -                -
  Restructured loans               -                -
                            --------         --------
  Total recorded interest      $   -           $    -
                            ========         ========

    Other real estate, acquired through foreclosure or deed in lieu of foreclosure, is carried at the lower of the recorded investment or its fair value, less estimated costs to sell (net realized value). When the property is acquired, any excess of the loan balance over net realizable value is charged to the allowance for loan losses. Increases or decreases in the net realizable value of such properties are credited or charged to income by adjusting the valuation allowance for other real estate owned. Net costs of maintaining or operating foreclosed properties are expensed as incurred.

                            Bank of Tazewell County
                         Notes To Financial Statements

($ in thousands)
6.  INCOME TAXES
    ------------

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 1995 are presented below:

                                                          September 30,
                                                               1995
                                                               ----
Deferred tax assets:
   Loans, principally due to allowance for loan losses         $  26
   Net unrealized losses on securities available for sale        237
                                                               -----
   Net deferred tax assets                                     $ 263
                                                               -----

Deferred tax liabilities:
   Pension costs                                               $ (31)
                                                               -----
   Total gross deferred liabilities                            $ (31)
                                                               -----
   Net deferred tax asset included in other assets             $ 232
                                                               =====

    The effective tax rate and the components of income tax expense do not differ significantly from such amounts disclosed in prior periods.

    The Bank has determined that a valuation allowance for the gross deferred tax assets is not necessary at September 30, 1995 due to the fact that the realization of the entire gross deferred tax assets can be supported by the amount of taxes paid during the carryback period available under current tax laws.

Total income taxes were allocated as follows:

                                                   Nine Months
                                                      Ended
                                                  September 30,

                                              1995             1994
                                            --------         --------
Income                                        $  736           $  858
Stockholders' equity, for net
    unrealized gains (losses) on securities
    available for sale recognized for
    financial reporting purposes                 600             (606)
                                            --------         --------
         Total income taxes                   $1,336           $  252
                                            ========         ========

7.  TIME DEPOSITS
    -------------

    Included in time deposits are certificates of deposit and other time deposits of $100,000 or more in the aggregate amounts of $21,560 at September 30, 1995, and $25,371 at December 31, 1994.

                            Bank of Tazewell County
                         Notes To Financial Statements

($ in thousands)
8.  COMMITMENTS AND CONTINGENT LIABILITIES
    --------------------------------------

    In the normal course of business, there are various commitments and contingent liabilities such as commitments to extend credit which are not reflected in the accompanying financial statements. No losses are anticipated by management as a result of these transactions. Commitments under standby letters of credit at September 30, 1995 were $86 and at December 31, 1994, $65.

9.  SUPPLEMENTAL CASH FLOW INFORMATION
    ----------------------------------

    The Bank paid $1,459 and $1,342 for interest and $603 and $774 for income taxes, net of refunds, at September 30, 1995 and September 30, 1994, respectively. Noncash investing activities consisted of $4 and $7 of loans charged against the allowance for loan losses for the periods ended September 30, 1995 and September 30, 1994, respectively, and $1,165 of net unrealized gains included in securities available for sale for the period ended September 30, 1995 and $1,176 of net unrealized loss included in securities available for sale for the period ended September 30, 1994. Noncash investing activities also did not include any foreclosed loans transferred into other real estate owned for the period ended September 30, 1995 as compared to $4 transferred for the period ended September 30, 1994.

                                                                    ATTACHMENT A

                          AGREEMENT AND PLAN OF MERGER


          AGREEMENT AND PLAN OF MERGER, dated as of the 28th day of August, 1995 (this "Plan"), by and among National Bankshares, Inc., a Virginia corporation ("NBI") and the Bank of Tazewell County, a Virginia bank ("BTC").

                                   RECITALS:

          (A) NBI. NBI is a corporation duly organized and existing in good standing under the laws of the Commonwealth of Virginia, with its principal executive offices located in Blacksburg, Virginia. As of the date hereof, NBI has 5,000,000 authorized shares of Common Stock, each of $2.50 par value ("NBI Common Stock"), and 5,000,000 authorized shares of Preferred Stock, no par value ("NBI Preferred Stock") (no other class of capital stock being authorized), of which 1,714,152 shares of NBI Common Stock and no shares of NBI Preferred Stock, respectively, are issued and outstanding as of July 31, 1995. NBI has one subsidiary, The National Bank of Blacksburg, a national banking association ("NBB") and NBI owns 100% of the stock of NBB ("NBB Stock"). NBB has one subsidiary, NB Operating, Inc., which has no assets, no liabilities, no operations and engages in no business activities as of the date hereof and NBB owns 100% of the stock of such subsidiary.

          (B) BTC. BTC is a corporation duly organized and existing in good standing under the laws of the Commonwealth of Virginia, with its principal executive offices located in Tazewell, Virginia and is authorized to do business as a bank in Virginia. BTC is an insured bank as defined in the Federal Deposit Insurance Act, as amended, and is a member of the Federal Reserve System. As of the date hereof, BTC has 6,000,000 authorized shares of Common Stock, each of $1.00 par value ("BTC Common Stock"), (no other class of capital stock being authorized), of which 1,888,209 shares of BTC Common Stock were issued and outstanding as of July 31, 1995. The holders of BTC Common Stock presently have preemptive rights. BTC does not have any subsidiary corporations or other entities. BTC Common Stock is not and never has been subject to the provisions of Section 12, 13, 14(a), 14(c), 14(d), 15(d) or 16 of the Securities Exchange Act of 1934, as amended, (together with the rules and regulations promulgated thereunder, the "Exchange Act") nor has BTC ever been nor is it now subject to Section 12 of the Exchange Act and the regulations of the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation ("FDIC") or the Securities and Exchange Commission ("SEC") thereunder. BTC is not subject to regulation under 12 CFR, Section 11, Section 206 or Section 335, and does not file and has never filed any reports or disclosures pursuant thereto.

          (C) Rights, Etc. There are no shares of NBI Common Stock, NBI Preferred Stock, NBB Stock, or BTC Common Stock authorized and reserved for issuance, and neither NBI, NBB, nor BTC has any commitment to authorize, issue or sell any such shares or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from such party, any such shares and no securities or obligations representing any such rights are outstanding. Neither NBI, NBB, nor BTC has granted or made any commitment to grant any options or share appreciation rights with respect to the BTC Common Stock, the NBI Common Stock, or the NBB Stock, as the case may be.

          (D) This Transaction. NBI will, prior to the Merger Effective Date, own 100% of the outstanding shares ("NBI Interim Bank Common Stock") of a duly chartered Virginia bank ("NBI Interim Bank") and the Boards of Directors of NBI and BTC, respectively, deem it advisable and in the best interests of NBI and BTC and their stockholders that BTC be acquired by NBI through a merger of NBI Interim Bank into BTC pursuant to this Agreement and Plan of Merger.

          (E) Approvals. The Board of Directors of each of NBI and BTC has approved and adopted, at meetings of each of such Board of Directors, this Plan and has authorized, subject to such further modifications as may be agreed by the Presidents of NBI and BTC, respectively, not inconsistent herewith, the execution hereof in counterparts. At the meeting of the BTC Board of Directors, the Board of Directors of BTC recommended the Plan as so executed to its shareholders.

          (F) Share Dividend. In connection with the consummation of this Plan, it is intended that NBI shall cause a share dividend totalling 190,768 shares of NBI Common Stock to be declared and issued pro rata to and among the holders of shares of NBI Common Stock in accordance with the provisions of Paragraph (F) of Article II.

          (G) NASDAQ. Trading of the NBI Common Stock and BTC Common Stock, respectively, is presently reflected on the Over the Counter Electronic Bulletin Board ("NASD Bulletin Board") of the National Association of Securities Dealers ("NASD").

          (H) Benefits of Plan. NBI and BTC believe the Plan and its consummation are in the respective best interests of each corporation and its shareholders for the following reasons, among others: (1) the Merger will allow them to provide banking and related financial services more effectively and efficiently; (2) the Merger will expand the range of banking and related financial services which they can provide; (3) the Merger will enhance the safety and soundness of their operations; (4) the Merger will enable them to expand the market for their banking and related financial services; and (4) the Merger will expand the number and diversity of their shareholder bases and enhance the liquidity of such investments.

          NOW, THEREFORE, in consideration of their mutual promises and obligations, the parties hereto adopt and make this Plan and prescribe the terms and conditions thereof and the manner and basis of carrying it into effect, which shall be as follows:

                                 I.  THE MERGER

          (A) The Continuing Corporation. On the Merger Effective Date (as hereinafter defined), NBI Interim Bank shall merge into BTC (the "Merger"), the separate existence of NBI Interim Bank shall cease and BTC (the "Continuing Corporation") shall survive.

          (B) Rights, Etc. Upon consummation of the Merger, the Continuing Corporation shall thereupon and thereafter possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the merging corporations; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest, of or belonging to or due to each of the corporations so merged, shall be deemed to be vested in the Continuing Corporation without further act or deed; and the title to any real estate or any interest therein, vested in any of such corporations, shall not revert or be in any way impaired by reason of the Merger as provided by the laws of the Commonwealth of Virginia.

          (C) Liabilities. Upon consummation of the Merger, the Continuing Corporation shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the corporations so merged.

          (D) Articles of Incorporation; Bylaws; Directors; Officers of Continuing Corporation. The Articles of Incorporation of the Continuing Corporation shall be those of BTC, as amended pursuant to the Charter Amendment as more particularly described in Paragraph (B) of Article V, and the Bylaws of the Continuing Corporation shall be those of BTC, as amended pursuant to the requirements of Paragraph (K) of Article V. The officers and directors of BTC in office immediately prior to the Merger becoming effective shall be the officers and directors of the Continuing Corporation, who shall hold office until such time as their successors are elected and qualified in accordance with the Articles and Bylaws of the Continuing Corporation.

          (E) Merger Closing; Merger Effective Date. The Merger shall become effective at 11:59 p.m. on the date the Virginia State Corporation Commission ("SCC") issues a certificate of merger reflecting the Merger (the "Merger Effective Date"). Unless otherwise agreed upon in writing by the chief executive officers of NBI and BTC, subject to the conditions to the obligations of the parties to effect the Merger as set forth in Article VI, the parties shall use their reasonable efforts to cause the Merger Effective Date to occur as soon as practicable following the satisfaction of the conditions set forth in Paragraphs (A), (B) and (C) of Article VI. All documents required by the terms of this Agreement to be delivered at or prior to consummation of the Merger will be exchanged by the parties at the closing of the Merger (the "Merger Closing"), which shall be held on the Merger Effective Date at the principal executive offices of NBI (or at such other location as may be mutually agreed upon by the parties). Prior to the Merger Closing, NBI Interim Bank and BTC shall execute and deliver to the SCC, Articles of Merger containing a Plan of Merger in substantially the form of Exhibit A
                                                                     ---------
     hereto (the "Plan of Merger").

          (F) Bylaws and Directors of NBI. Effective as of the Merger Effective Date, NBI shall cause its Bylaws to be amended as follows: (1) the number of NBI directors shall be set at nine (9); (2) the affirmative vote of six
     (6) out of the nine (9) NBI directors shall be required to approve any of the following actions: (a) membership on the Board of Directors of the Continuing Corporation (provided, however, that notwithstanding the foregoing, a director of the Continuing Corporation may be removed by action of NBI as sole shareholder of the Continuing Corporation authorized by the vote of a simple majority of NBI directors in the event that such director commits a violation of law applicable to his duties as a director of the Continuing Corporation which has a material adverse financial affect on the Continuing Corporation or engages in any conduct in connection with his duties as a director for which he would not be entitled to indemnification under the Articles of Incorporation of the Continuing Corporation); (b) amendments to the Articles of Incorporation or Bylaws of the Continuing Corporation; (c) the merger, consolidation or sale of all or substantially all of the assets of the Continuing Corporation; and (d) a recommendation to the shareholders of NBI to merge, consolidate or sell all or substantially all of the assets of NBI, where such recommendation is required by law; (3) to change the provisions requiring that NBI directors also be NBB directors to permit BTC directors to serve on the NBI Board as well; and (4) the Executive Committee shall not authorize or approve any action on behalf of NBI described in Paragraph (2) hereof. NBI agrees that the foregoing Bylaw amendments shall not be amended or rescinded by action of its Board of Directors without the affirmative vote of at least six (6) directors until January 1, 2001, on and after which time such Bylaw amendments may be amended or rescinded by a simple majority vote of its Board of Directors as provided in the Bylaws of NBI.

          (G) NBI Corporate Actions. Effective as of the Merger Effective Date, NBI shall obtain the resignations of five directors currently serving on the NBI Board of Directors spread as nearly equally as possible among the three classes of NBI directors, thereby reducing the number of persons then serving on the NBI Board of Directors to five and, in conjunction with the amendment to the NBI Bylaws referred to in (F)(1) above, creating four vacancies on the NBI Board of Directors ("NBI Board Vacancies"). NBI agrees that the remaining five NBI directors shall fill the NBI Board Vacancies with four persons selected by BTC ("BTC Board Representatives") from among the current members of the BTC Board of Directors by electing them to the NBI Board Vacancies until the next following annual shareholders meeting. NBI further agrees that, unless any BTC Board Representative's service on the Board is terminated for cause in accordance with the provisions of NBI's Articles of Incorporation, it shall renominate the BTC Board Representatives for reelection to the remaining term of their respective classes at the next annual shareholders meeting following the Merger Effective Date and shall continue to renominate for reelection by the NBI shareholders those of the BTC Board Representatives who must stand for reelection as a result of the expiration of their class term as of the NBI annual shareholders meetings in 1997, 1998, 1999, and 2000, respectively. In the event of the death or resignation of any BTC Board Representative creating a vacancy on the NBI Board of Directors at any time before the NBI annual shareholders meeting in 2000, the Board of the Continuing Corporation shall be entitled to select a replacement to fill such vacancy and the NBI Board shall elect such replacement to fill the vacancy created by such death or resignation. Thereafter, such replacement director shall be deemed to be a BTC Board Representative within the meaning of this Paragraph (G). On the Merger Effective Date, or as soon thereafter as practicable, the NBI Board of Directors shall appoint an Executive Committee consisting of five (5) of its members, two (2) of whom shall be BTC Board Representatives.

                           II.  MERGER CONSIDERATION

          (A) Outstanding NBI Interim Bank Common Stock. Each share of NBI Interim Bank Common Stock issued and outstanding immediately prior to the Merger Effective Date, on and after the Merger Effective Date, shall be converted automatically into 1,888.209 shares of common stock of the Continuing Corporation and shall constitute the only issued and outstanding shares of common stock of the Continuing Corporation.

          (B) Outstanding BTC Common Stock. Each share (excluding shares held by BTC or by NBI or by its subsidiary, in each case other than in a fiduciary capacity or as a result of debts previously contracted) of BTC Common Stock issued and outstanding immediately prior to the Merger Effective Date shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof on the Merger Effective Date, become and be converted into the right to receive one share of NBI Common Stock (the "Exchange Ratio"), it being understood that such Exchange Ratio takes into account the share dividend to be declared by the NBI Board of Directors as set forth in Paragraph (F) below.


          (C) Stockholder Rights; Stock Transfers. On the Merger Effective Date, holders of BTC Common Stock shall cease to be, and shall have no rights as, stockholders of BTC other than to receive the Merger consideration provided under Paragraph (B) above and Paragraph (D) below. After the Merger Effective Date, there shall be no transfers on the stock transfer books of BTC or the Continuing Corporation of the shares of BTC Common Stock which were issued and outstanding immediately prior to the Merger becoming effective.

          (D) Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of NBI Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, NBI shall pay to each holder of BTC Common Stock who would otherwise be entitled to a fractional share an amount in cash determined by multiplying such fractional share by the closing sale price of BTC Common Stock for the final bona fide trade on the last day on which such stock has traded prior to the Merger Effective Date, as reflected in the NASD Bulletin Board.

          (E) Exchange Procedures. As promptly as practicable after the Merger Effective Date, NBI shall send or cause to be sent to each former stockholder of BTC of record immediately prior to the Merger Effective Date transmittal materials for use in exchanging such stockholder's certificates of BTC for the consideration set forth in Paragraphs (B) and (D) above.
     Any fractional share checks which a BTC stockholder shall be entitled to receive in exchange for such stockholder's shares of BTC Common Stock, and any dividends paid on any shares of NBI Common Stock, that such stockholder shall be entitled to receive prior to the delivery to NBI of such stockholder's certificates representing all of such stockholder's shares of BTC Common Stock will be delivered to such stockholder only upon delivery to NBI of the certificates representing all of such shares (or indemnity satisfactory to NBI, in its judgment, after consultation with the President of the Continuing Corporation, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any such fractional share checks or dividends which the holder of such shares shall be entitled to receive upon such delivery. After the Merger Effective Date, to the extent permitted by law, former stockholders of record of BTC shall be entitled to vote at any meeting of holders of NBI Common Stock, the number of whole shares of NBI Common Stock into which their respective shares of BTC Common Stock are converted, regardless of whether such holders have exchanged their certificates representing BTC Common Stock for certificates representing NBI Common Stock in accordance with the provisions of this Plan.

          (F) Share Dividend. NBI agrees to increase the number of shares of NBI Common Stock issued and outstanding by means of a stock dividend totalling 190,768 shares of NBI Common Stock, the record date therefor which shall be prior to the Merger Effective Date; provided, however, that NBI shall not be required to declare such stock dividend until: (1) satisfaction of the conditions set forth in Paragraphs (A), (B) and (C) of
     Article VI; and (2) such time as BTC acknowledges in writing that all conditions to its obligation to consummate the Merger (and BTC's right to terminate this Plan) have been waived or satisfied.

          (G) Shares Held by BTC or NBI. Each of the shares of BTC Common Stock held by BTC, by NBI or its subsidiary, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Merger Effective Date and no consideration shall be issued in exchange therefor.

          (H) Dissenting Stockholders. Any holder of shares of BTC Common Stock who perfects his dissenters' rights of appraisal in accordance with and as contemplated by Article 15 of the Virginia Stock Corporation Act shall be entitled to receive the value of such shares in cash as determined pursuant to the provision of such law; provided, however, that no such payment shall
                                   --------  -------
     be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the Virginia Stock Corporation Act and duly surrendered the certificate or certificates representing the shares for which payment is being made. In the event that a dissenting BTC shareholder fails to perfect, or effectively withdraws or loses, his right to appraisal and payment for his shares, after the Merger Effective Date, NBI shall issue and deliver the consideration to which such holder of BTC Common Stock is entitled under Article II (without interest) upon surrender by such holder of the certificate or certificates representing shares of BTC Common Stock held by him.

                          III.  ACTIONS PENDING MERGER

     A. Without the prior written consent or approval of a proper officer of the other party, BTC and NBI will not and NBI will cause its subsidiary NBB, not to:

          (1) Stock Distributions. Make, declare or pay any dividend other than dividends from NBB to NBI, the NBI share dividend as provided in Paragraph
     (F) of Article II, or BTC or NBI Common Stock cash dividends consistent with past practice and in an amount not greater than the last previous cash dividend paid prior hereto by NBI or BTC, as the case may be (provided, however, that in the case of BTC, it may at its option accelerate the record and payment dates of its semi-annual cash dividend, if any, which would regularly in accordance with past practice be payable in January, 1996 or July, 1996 ("BTC January or July cash dividend", as the case may be) so that the record and payment dates of the BTC January or July cash dividend, as the case may be, occur prior to the Merger Effective Date if the Merger Effective Date will occur: (a) after the record date of the second semi-annual NBI cash dividend, if any, for 1995 which would regularly in accordance with past practices be payable in December, 1995, but prior to the BTC January cash dividend if it were not so accelerated or
     (b) after the record date of the first semi-annual NBI cash dividend, if any, for 1996 which would regularly in accordance with past practices be payable in June, 1996 but prior to the BTC July cash dividend if it were not so accelerated) and any limitations on the payment of dividends Previously Disclosed or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock (other than in a fiduciary capacity in the ordinary course of its business and consistent with past practice or in connection with stock received on a debt previously contracted basis) or authorize the creation or issuance of, or issue, any additional shares of its capital stock, or any options, calls or commitments relating to its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from its shares of its capital stock or any securities or obligations convertible into or exchangeable for shares of its capital stock, or issue any long-term debt;

          (2) Employment Contracts. Enter into any employment contracts with, increase the rate of compensation of (except in accordance with existing policy consistent with past practice or pursuant to any agreement existing and as in effect on the date hereof and Previously Disclosed), or pay or agree to pay any bonus to, any of its directors, officers or employees, except in accordance with plans or agreements existing and as in effect on the date hereof and Previously Disclosed;

          (3) Employee Benefit Plans. Enter into or modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including without limitation taking any action that accelerates (1) the vesting or exercise of any benefits payable thereunder, or (2) the right to exercise any employee stock options or stock appreciation rights outstanding thereunder;

          (4) Asset Disposition. Dispose of, grant an encumbrance against or discontinue any portion of its assets, business or properties, which is material to BTC or to NBI and its subsidiary taken as a whole, as the case may be, or merge or consolidate with, or acquire all or any substantial portion of, the business or property of any other entity (except foreclosures, acquisitions of control in its fiduciary capacity or securitization transactions, in each case in the ordinary course of business consistent with past practice or the formation and capitalization of NBI Interim Bank by NBI in accordance with the Plan);

          (5) Constituent Documents. Amend its Articles of Incorporation or Bylaws except as contemplated by this Plan. True and correct copies of its Articles of Incorporation and Bylaws have been delivered to the other;

          (6) Material Transactions. (a) Settle any material litigation or (b) enter into any material transaction or make any material commitment relating to the assets and business of BTC or NBI and its subsidiary taken as a whole, otherwise than as contemplated hereby or in the ordinary course of business consistent with past practice;

          (7) Actions Not in Ordinary Course. Take any other action not in the ordinary course of business consistent with past practice; or

          (8) Agreements.  Agree to take any of the foregoing actions.

     B. Formation of NBI Interim Bank. NBI agrees that, promptly after the execution hereof, it shall cause to be formed a Virginia corporation which shall be named and become NBI Interim Bank. The authorized capital stock of NBI Interim Bank shall consist of 50,000 shares of common stock, $1.00 par value, of which 1,000 shares shall be subscribed for by NBI pending consummation of the Plan. NBI shall file any governmental applications necessary to qualify NBI Interim Bank to merge with BTC as contemplated hereby. NBI shall cause NBI to execute the Articles of Merger and to take all steps necessary to consummate the Merger provided that no such steps need be taken which materially adversely impacts the economic or business benefits of the transactions contemplated by this Plan so as to render inadvisable the consummation of the Merger.

                      IV.  REPRESENTATIONS AND WARRANTIES

          BTC hereby represents and warrants to NBI, and NBI hereby represents and warrants to BTC, as follows:

          (A) Recitals. The facts set forth in the Recitals of this Plan with respect to it and, in the case of NBI, its subsidiary, are true and correct;

          (B) Capitalization. The outstanding shares of it and, in the case of NBI, its subsidiary, are validly issued and outstanding, fully paid and nonassessable, and in the case of NBI only, subject to no preemptive rights;

          (C) General Corporate Power and Ownership of Properties. It, and in the case of NBI, its subsidiary, have the corporate power and authority to carry on its business as it is now being conducted and to own all of its material properties and assets and it and, in the case of NBI, its subsidiary have good and marketable title to or a valid leasehold interest in all of the properties and assets thereof reflected as owned or leased in its balance sheet as of December 31, 1994, and included in the Financial Reports as hereinafter defined and in all properties and assets acquired or leased by it or, in the case of NBI, its subsidiary, since December 31, 1994. None of such properties is subject to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind except:
     (1) mechanic's, carrier's, worker's or similar liens arising in the ordinary course of business; (2) as Previously Disclosed; (3) imperfections of title, if any, none of which is material in amount or materially detracts from the value or impairs the existing use of the property subject thereto or the operations of BTC or, in the case of NBI, NBI and its subsidiary taken as a whole; and (4) liens of current taxes not due and payable;

          (D) Specific Corporate Authority. Subject to any necessary receipt of approval by its stockholders and the regulatory approvals referred to in Paragraphs (B) and (C) of Article VI, this Plan has been authorized by all necessary corporate action of it and is a valid and binding agreement of it enforceable against it in accordance with its terms, subject to (1) bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights; (2) general equity principles; and (3) in the case of BTC, Section 8 of the Federal Deposit Insurance Act;

          (E) No Default. The execution, delivery and performance of this Plan and the consummation of the transactions contemplated hereby and thereby by it, will not constitute: (1) a breach of violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, franchise or agreement, indenture, instrument or authorization of or held by it or, in the case of NBI, its subsidiary or to which it or, in the case of NBI, its subsidiary or their respective properties is subject or bound, which breach, violation or default is reasonably likely to have a Material Adverse Effect on it; or
     (2) a breach or violation of, or a default under, its Articles of Incorporation or Bylaws;

          (F) Financial Reports. Except as Previously Disclosed, (1) in the case of NBI only, its Annual Report on Form 10-K, for the fiscal year ended December 31, 1994, and all other documents filed or to be filed subsequent to December 31, 1994 under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed with the Securities and Exchange Commission (the "SEC"), all of which have been Previously Disclosed, and (2) in the case of BTC only (a) its reports to shareholders for the fiscal years ended December 31, 1993 and December 31, 1994, together with the audited balance sheets and related statements of income, stockholder's equity and changes in financial position for the same periods as Previously Disclosed; (b) all correspondence and other reports to BTC shareholders during 1993, 1994 and 1995, all of which have been Previously Disclosed; (c) all proxy solicitations related to BTC's meetings of shareholders (whether annual or special) during 1993, 1994 and 1995 (all of the foregoing reports and documents of NBI and BTC are hereinafter referred to as "Financial Reports") did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied, except as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements;

          (G) Regulatory Reports. BTC has Previously Disclosed to NBI, and NBI has Previously Disclosed to BTC, copies of (1) BTC's and, in the case of NBI, NBB's "Annual Report of Condition and Income" on Form FFIEC 033, as delivered to the appropriate bank regulatory authority for the years ended December 31, 1993 and December 31, 1994, and for the periods ending March 31, 1995 and June 30, 1995, respectively; (2) all other material reports and documents filed with or sent to any federal or state regulatory authority by it, or in the case of NBI, NBB during 1994 and 1995; and (3) to the extent not prohibited by law, all reports of any state or federal regulatory authority relating to it or, in the case of NBI, NBB and received during or relating to matters in 1994 or 1995 (all of the foregoing reports and documents are hereinafter referred to as "Regulatory Reports"). As of their respective dates the Regulatory Reports referred to in (1) and (2) above complied in all material respects with all legal and regulatory requirements applicable thereto and the Regulatory Reports referred to in (1) above are accurate in all material respects and fairly present the financial condition and income of the reporting entity for the period(s) covered thereby;

          (H) Material Events. Except as Previously Disclosed, since December 31, 1994, no event has occurred which is reasonably likely to have a Material Adverse Effect on it;

          (I) Litigation. Except as Previously Disclosed, no litigation, proceeding or controversy before any court or governmental agency is pending which is reasonably likely to have a Material Adverse Effect on it and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened; and except as Previously Disclosed neither it, nor in the case of NBI, NBB, nor their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits which restricts or purports to restrict in any material respect the conduct of the business of it, in the case of NBI, NBB or their respective properties, or in any manner relates to the capital, liquidity, credit policies or management of it or, in the case of NBI, NBB; and, except as Previously Disclosed, neither it nor, in the case of NBI, NBB has been advised by any such regulatory authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission;

          (J) Material Contracts. Except as Previously Disclosed or as previously disclosed in the Financial Reports and except for this Plan, neither it nor in the case of NBI, NBB is bound by any material (as to it and its subsidiaries taken as a whole) contract to be performed after the date hereof;

          (K) Commissions. All negotiations relative to this Plan and the transactions contemplated hereby have been carried on by it directly with the other parties hereto and no action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment, excluding a fee in an amount Previously Disclosed to be paid to McKinnon Co., Inc., who have acted as financial advisors to NBI, and a fee to be paid to Baxter Fentriss & Company, who has acted as financial advisor to BTC;

          (L)   ERISA.  Except as Previously Disclosed:

                (1) all "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), covering employees or former employees of it and its subsidiaries (the "Employees") are Previously Disclosed, true and complete copies of which have been made available to the other party;

                (2) all employee benefit plans covering Employees, to the extent subject to ERISA (the "ERISA Plans"), are in compliance with ERISA, except for failure to so comply which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it; each ERISA Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under
     Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has either (a) received a favorable determination letter from the Internal Revenue Service, or (b) is or will be the subject of an application for a favorable determination letter, and it is not aware of any circumstances likely to result in the revocation or denial of any such favorable determination letter; there is no pending or, to the best of its knowledge, threatened litigation relating to the ERISA Plans which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it; and neither it nor, in the case of NBI, NBB has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject it or, in the case of NBI, NBB to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it;

                (3) no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by it or, in the case of NBI, NBB with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or any entity which is considered one "employer" with it under Section 4001(a)(14) of ERISA or Section 414 of the Code (an "ERISA Affiliate"), which liability is reasonably likely to have a Material Adverse Effect on it; it and its subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA; and to its knowledge no notice of a "reportable event" within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or the Pension Plan of an ERISA Affiliate within the 12-month period ending on the date hereof;

                (4) during the current plan year and the immediately preceding three plan years of such ERISA Plan, all contributions required to be made under the terms of any ERISA Plan of it, or in the case of NBI, NBB or an ERISA Affiliate have been timely made; and no pension plan of it, in the case of NBI, NBB, or an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the

     Code or Section 302 of ERISA which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it;

                (5) under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the ERISA Plan's most recent actuarial valuation) did not exceed the then current value of the assets of such ERISA Plan, and there has been no material adverse change in the financial position of such ERISA Plan since the last day of the most recent plan year; and

                (6) there are no material current or projected liabilities for retiree health or life insurance benefits;

          (M) Regulatory Approvals. It knows of no reason why the regulatory approvals referred to in Paragraphs (B) and (C) of Article VI should not be obtained without the imposition of any condition of the type referred to in the proviso following such Paragraph (C);

          (N) Subsidiaries. In the case of BTC, it has no subsidiaries. NBI has one subsidiary, which is NBB, and NBB has one subsidiary, which is NB Operating, Inc.;

          (O) Collective Bargaining Contracts. Neither it nor in the case of NBI, NBB is a party to, or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or in the case of NBI, NBB the subject of a proceeding asserting that it and in the case of NBI, NBB has committed an unfair labor practice (within the meaning of the National Labor Relations
     Act) or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or in the case of NBI, NBB pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving it or in the case of NBI, NBB's employees seeking to certify a collective bargaining unit or engaging in any other organization activity;

          (P) Classified Assets. (1) NBI has Previously Disclosed a list of the aggregate amounts of loans, extensions of credit or other assets of NBB, that have been classified as of June 30, 1995 by NBB ("NBB Asset Classification") and (2) BTC has Previously Disclosed a list of the loans, extensions of credit or other assets of BTC that were classified by the examiners of the Board of Governors of the Federal Reserve System in its last preceding examination ("BTC Asset Classification") and has Previously Disclosed a list of its loans and extensions of credit by BTC in the respective initial principal amount of $100,000 or more, any payment of which is, as of the date so disclosed, delinquent ("BTC Delinquent Loan List"). The NBB Asset Classification, the BTC Asset Classification and the BTC Delinquent Loan List are, respectively, accurate and complete in all material respects and no amounts of loans, extensions of credit or other assets that have been classified as of the respective date of the NBB or BTC Asset Classification by any regulatory examiner as "Other Loans Specially Mentioned", "Substandard", "Doubtful", "Loss", or words of similar import are excluded from the amounts disclosed in the NBB or BTC Asset Classification as of the respective date thereof other than amounts of loans, extensions of credit or other assets that were charged off by BTC or NBB, as the case may be, prior to the respective date of the NBB or BTC Asset Classification;

          (Q) Affiliates. Except as Previously Disclosed, to the best of its knowledge, there is no person who, as of the date of this Plan, may be deemed to be an "affiliate" of BTC or NBI as that term is used in Rule 145 under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "Securities Act"; hereinafter the Securities Act and the Exchange Act are referred to as the "Federal Securities Laws");

          (R) Insurance Policies. It has made available to the other party correct and complete copies of all of its and in the case of NBI, NBB's insurance policies respecting the properties, operations, liabilities, officers, directors and employees thereof, all of which are in full force and effect or provide coverage to it, and in the case of NBI, NBB or their officers, directors and employees;

          (S) NBI Stock. In the case of NBI only, the shares of NBI Common Stock to be issued in exchange for shares of BTC Common Stock, upon consummation of the Merger, will have been duly authorized and, when issued in accordance with the terms of this Plan, will be validly issued, fully paid and nonassessable and subject to no preemptive rights;

          (T) Takeover Laws. It has taken all necessary action to exempt the transactions contemplated by this Plan from, or the transactions contemplated by this Plan are otherwise exempt from, any applicable state takeover laws in effect as of the date of this Plan, including, without limitation, Articles 14 and 14.1 of the Virginia Stock Corporation Act;

          (U) Approval of This Transaction. It has taken all action so that the entering into of this Plan and the consummation of the transactions contemplated hereby and thereby (including without limitation the Merger) or any other action or combination of actions, or any other transactions, contemplated hereby or thereby do not and will not (1) require a vote of stockholders (other than as set forth in Paragraph (A) of Article VI); or
     (2) result in the grant of any rights to any person under its Articles of Incorporation or Bylaws or under any agreement; or (3) except as set forth in Paragraphs (B) and (C) of Article VI, require any consent or approval under any law, rule, regulation, judgment, decree, order, governmental permit or license or, except as Previously Disclosed, the consent or approval of any other party to any agreement, indenture or instrument;

          (V) Environmental Laws. (1) To its knowledge, it and in the case of NBI, NBB, the Participation Facilities and the Loan Properties (each as defined below) are, and have been, in compliance with all Environmental Laws (as defined below), except for instances of noncompliance which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it;

                (2) there is no proceeding pending or, to its knowledge, threatened before any court, governmental agency or board or other forum in which it or in the case of NBI, NBB or any Participation Facility has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law or
     (b) relating to the release or threatened release into the environment of any Hazardous Material (as defined below), whether or not occurring at or on a site owned, leased or operated by it or in the case of NBI, NBB or any Participation Facility, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it;

                (3) to its knowledge, there is no proceeding pending or threatened before any court, governmental agency or board or other forum in which any Loan Property (or it or in the case of NBI, NBB in respect of any Loan Property) has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law or (b) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a Loan Property, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it;

                (4) to its knowledge, there is no reasonable basis for any proceeding of a type described in subparagraphs (2) or (3) above;

                (5) to its knowledge, during the period of (a) its or in the case of NBI, NBB's ownership or operation of any of their respective current properties, (b) its or in the case of NBI, NBB's participation in the management of any Participation Facility, or (c) its or in the case of NBI, NBB's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material in, on, under or affecting any such property,

     Participation Facility or Loan Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it;

                (6) to its knowledge, prior to the period of (a) its or in the case of NBI, NBB's ownership or operation of any of their respective current properties, (b) its or in the case of NBI, NBB's participation in the management of any Participation Facility, or (c) its or in the case of NBI, NBB's holding of a security interest in a Loan Property, there were no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it;

                (7) the following definitions apply for purposes of this Paragraph (V): "Loan Property" means any property owned by it or in the case of NBI, NBB or in which it or in the case of NBI, NBB holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property; "Participation Facility" means any facility in which it or in the case of NBI, NBB participates in the management and, where required by the context, includes the owner or operator or such property, but only with respect to such property; "Environmental Law" means (a) any federal, state and local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity, relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material, in each case as amended and as now in effect and includes, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the federal Water Pollution Control Act of 1972, the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the federal Solid Waste Disposal Act and the federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, the Consumer Protection Act, each as amended and as now in effect, and (b) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material; "Hazardous Material" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or quantity, and includes, without limitation, any oil or other petroleum product, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl;

          (W) Taxes. Except as Previously Disclosed, (1) all reports and returns with respect to Taxes (as defined below) that are required to be filed by or with respect to it or in the case of NBI, NBB, including without limitation consolidated federal income tax returns of it and in the case of NBI, NBB (collectively, the "Tax Returns"), have been duly filed, or requests for extensions have been timely filed and have not expired, for periods ended on or prior to June 30, 1995, and on or prior to the date of the most recent fiscal year end immediately preceding the Merger Effective Date, except to the extent all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on it, and such Tax Returns were true, complete and accurate in all material respects, (2) all taxes (which shall mean federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties or operations of it or in the case of NBI, NBB, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties, collectively the "Taxes") shown to be due on the Tax Returns have been paid in full, (3) the Tax Returns have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (4) all Taxes due with respect to completed and settled examinations have been paid in full, (5) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns which are reasonably likely to result in a determination that would have a Material Adverse Effect on it, except as reserved against in its Financial Reports, and (6) no waivers of statutes of limitations (excluding such statutes that relate to years currently under examination by the Internal Revenue Service) have been given by or requested with respect to any Taxes of it or in the case of NBI, NBB;

          (X) Legal Compliance. It and in the case of NBI, NBB are in substantial compliance with all applicable laws relating to their business or employment practices or the ownership of their properties and are in substantial compliance with each applicable law, ordinance, order, decree or resolution of any governmental entity applicable to the conduct thereof or the ownership of the properties thereto in each case which either alone or in the aggregate have or would have a Material Adverse Effect on it;

          (Y) Certain Interests. Except in arm's length transactions pursuant to normal commercial terms and conditions, no executive officer or director of it or in the case of NBI, NBB has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of it and in the case of NBI, NBB, except for the usual rights of a shareholder in it; no such person is indebted to it or in the case of NBI, NBB, except for normal business expense advances; and neither it nor in the case of NBI, NBB is indebted to such person except for amounts due under normal and disclosed compensation arrangements or reimbursement of ordinary business expenses;

          (Z) Licenses. It and in the case of NBI, NBB have in effect all approvals, authorizations, consents, licenses, clearances, and orders of and registrations with all governmental and regulatory authorities the failure to have and comply with which either alone or in the aggregate would have a Material Adverse Effect on it;

          (AA) Liabilities. Except to the extent reflected or reserved against in it's Financial Reports and except as Previously Disclosed or incurred in the ordinary course of business since the date of its most recent Financial Report, it and in the case of NBI, NBB has no material liability or obligation of any nature whether accrued, absolute, contingent or otherwise and whether due or to become due;

          (BB) Pooling of Interests. It has taken no action that would cause the Merger to fail to qualify for pooling of interests accounting treatment; and

          (CC) Ten Percent Shareholders. It has no shareholder who owns of record or beneficially 10% or more of the outstanding shares of BTC Common Stock, or NBI Common Stock, as the case may be, and there is no person known to it who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares (1) voting power which includes the power to vote or to direct the voting of, such shares and/or (2) investment power, which includes the power to dispose or to direct the disposition, of 10% or more of the outstanding shares of BTC Common Stock or NBI Common Stock, as the case may be (all of the foregoing, "10% Ownership"). There is no person to its knowledge who, directly or indirectly, has created or uses a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement or device with the purpose or effect of divesting such person of 10% Ownership or preventing the vesting of 10% Ownership. A person shall also be deemed to be a beneficial owner for purposes of the foregoing if that person has the right to acquire beneficial of such shares within 60 days.

                                 V.  COVENANTS

          BTC hereby covenants to NBI, and NBI hereby covenants to BTC, that:

          (A) Best Efforts to Complete Merger. Subject to the terms and conditions of this Plan, it shall use its best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, as promptly as practicable so as to permit consummation of the Merger as soon as reasonably practicable and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other parties hereto to that end (it being understood that any amendments to the Registration Statement (as hereinafter defined) or a resolicitation of proxies as a consequence of an acquisition agreement by NBI or any of its subsidiaries shall not violate this covenant), including (1) using its best efforts to lift or rescind any order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article VI, and each of BTC and NBI shall use, and shall cause each of their respective subsidiaries to use, its best efforts to obtain all consents (governmental or other) necessary or desirable for the consummation of the transactions contemplated by this Plan; and (2) in the case of BTC, cooperating with NBI in supplying such information as NBI may reasonably request in connection with any public offerings of securities by NBI prior to the Merger Effective Date;

          (B) BTC Proxy Statement. In the case of BTC only, (1) it shall promptly prepare and provide to NBI prior to its filing and mailing a proxy statement (the "Proxy Statement") to be mailed to the holders of BTC Common Stock in connection with the Merger and to be filed by NBI in a registration statement (the "Registration Statement") with the SEC, which shall conform to all applicable legal requirements; (2) without limiting the foregoing, at the time such Proxy Statement or any amendment or supplement thereto is mailed to holders of BTC Common Stock and at all times thereafter up to and including the meeting of BTC shareholders referred to in Subparagraph (3) of this Paragraph (B), the Proxy Statement and such amendments and supplements will comply in all material respects with the provisions (to the extent applicable) of the Exchange Act and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; provided, however, in no event shall any party hereto be liable for any untrue statement of a material fact or omission to state a material fact in the Proxy Statement made in reliance upon, and in conformity with, written information concerning another party furnished by such other party specifically for use in the Proxy Statement; (3) it shall hold a special meeting (the "Meeting") of the holders of BTC Common Stock as soon as practicable after the Registration Statement has become effective for purposes of voting upon this Plan, the Plan of Merger and the Merger contemplated hereby and thereby, together with amendments to the BTC Articles of Incorporation eliminating the preemptive rights of the holders of shares of BTC Common Stock and conforming the BTC Articles precisely to the provisions of Articles III and V of the Articles of Incorporation of NBI Interim Bank by adding the same to and eliminating any contrary, inconsistent or similar provisions from the BTC Articles, including but not limited to the elimination in their entirety of the First and Third Amendments to the BTC Articles which were adopted by the shareholders of BTC on March 17, 1992 (the "BTC Charter Amendment"); and (4) subject to the fiduciary duties of the Board of Directors of BTC (as advised in writing by its counsel), it shall use its best efforts to solicit and obtain votes of the holders of BTC Common Stock in favor of the above proposals and shall once, at NBI's request, recess or adjourn the meeting for a period up to 45 days if such recess or adjournment is deemed by NBI to be necessary or desirable;

          (C) Registration Statement Contents. When the Registration Statement or any post-effective amendment or supplement thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the date of the Meeting, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by BTC relating to BTC and by NBI relating to NBI and NBB, (1) will comply in all material respects with the provisions of the Securities Act and any other applicable statutory or regulatory requirements, and (2) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; provided, however, in no event shall any party hereto be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon, and in conformity with, written information concerning another party furnished by such other party specifically for use in the Registration Statement. In connection with the preparation of the Registration Statement and related Prospectus/Proxy Statement, each will cooperate with the other and will furnish the information concerning itself required by law to be included therein;

          (D) Effectiveness of Registration Statement. NBI will provide BTC a copy of the Registration Statement and any supplement or amendment thereto before the same is filed and advise BTC, promptly after NBI receives notice thereof, of the time when the Registration Statement has become effective, of the issuance of any stop order or the suspension of the qualification of the NBI Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information;

          (E) Public Announcements. It agrees that, unless approved by the other party hereto in advance, it will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by law or applicable NASD or stock exchange rule;

          (F) Review of Information. (1) Upon reasonable notice, it shall afford the other party hereto, and its officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period prior to the Merger Effective Date, to all of its and in the case of NBI, NBB's properties, books contracts, commitments and records and, during such period, it shall furnish promptly to the other party hereto (a) a copy of each material report, schedule and other document filed by it pursuant to the requirements of the Securities Laws or any state laws, rules and regulations regulating the issuance, sale or exchange of securities or the markets in which any of the foregoing occurs ("Blue Sky Law(s)" which together with the Federal Securities Laws are hereinafter referred to as the "Securities Laws") or banking laws, and
     (b) all other information concerning its business, properties and personnel as the other parties hereto may reasonably request, provided that no investigation pursuant to this Paragraph (F) by any party shall affect or be deemed to modify or waive any representation or warranty made by any other party hereto or the conditions to the obligation of the first party to consummate the transactions contemplated by the Plan; and (2) each party hereto will not use any information obtained pursuant to this Paragraph (F) for any purpose unrelated to the consummation of the transactions contemplated by this Plan and, if the Merger is not consummated, will hold all information and documents obtained pursuant to this paragraph in confidence (as provided in Paragraph (F) of Article VIII) unless and until such time as such information or documents become publicly available other than by reason of any action or failure to act by such party or as it is advised by counsel that any such information or document is required by law or applicable NASD or stock exchange rule to be disclosed,and in the event of the termination of this Plan, each party will, upon request by the other party, deliver to the other all documents so obtained by it or destroy such documents;

          (G) No Solicitation. It: (1) shall not, and shall direct the officers, directors, employees and other persons affiliated with it or any investment banker, attorney, accountant or other representative of it, not to, directly or indirectly, solicit or encourage inquiries or proposals with respect to, or (except as required by the fiduciary duties of its Board of Directors as advised in writing by its counsel) furnish any nonpublic information relating to or participate in any negotiations or discussion concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, it or in the case of NBI, NBB or any merger or other business combination with it or in the case of NBI, NBB other than as contemplated by this Plan; (2) shall notify the other party immediately if any such inquiries or proposals are received by, or any such negotiations or discussions are sought to be initiated with, it or in the case of NBI, NBB; and (3) shall instruct its officers, directors, agents, advisors and affiliates (and in the case of NBI, NBB's executive officers and directors) to refrain from doing any of the foregoing;

          (H) Filing of Registration Statement. In the case of NBI only, it shall, as promptly as practicable following the date of this Plan, prepare and file the Registration Statement with the SEC and NBI shall use its best efforts to cause the Registration Statement to be declared effective as soon as practicable after the filing thereof;

          (I) Blue Sky. In the case of NBI only, it shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary Blue Sky Law permits and approvals, provided that NBI shall not be required by virtue thereof to submit to general jurisdiction in any state. NBI agrees to provide copies to BTC of applications for Blue Sky Law permits and approvals prior to filing the same;

          (J) Affiliates. It will cause each person who may be deemed to be an "affiliate" of it for purposes of Rule 145 under the Securities Act to execute and deliver to NBI on or before the mailing of the Proxy Statement an agreement in the form attached hereto as Exhibit B-1 (in the case of BTC
                                                 -----------
     affiliates) or in the form attached hereto
     as Exhibit B-2 (in the case of NBI affiliates) restricting the disposition
        -----------
     of such affiliate's shares of BTC or NBI Common Stock, as the case may be and, in the case of BTC affiliates, the shares of NBI Common Stock to be received by such person in exchange for such person's shares BTC Common Stock;

          (K) BTC Bylaws, Policies and Practices.  In the case of BTC only:
     (1) it shall cause its Board of Directors to conform its Bylaws to those of NBI Interim Bank by adopting the Bylaws of NBI Interim Bank which are in the form attached hereto as Exhibit C as those of BTC excepting only the
                                 ---------
     use of the name of NBI Interim Bank; and (2) it shall use its best efforts to modify and change its credit, investment, litigation, real estate valuation and trust department policies and practices (including loan classifications and levels of reserves) prior to the Merger Effective Date so as to be consistent on a mutually satisfactory basis with those of NBB and generally accepted accounting principles. BTC shall not be required to modify or change any such bylaws, policies or practices, however, until (x) satisfaction of the conditions set forth in Paragraphs (A), (B) and (C) of
     Article VI, (y) such time as BTC and NBI shall reasonably agree that the Merger Effective Date will occur prior to public disclosure of such modifications or changes in regular periodic earnings releases or periodic reports filed with the FDIC, and (2) such time as NBI acknowledges in writing that all conditions to NBI's obligation to consummate the Merger (and NBI's rights to terminate this Plan) have been waived or satisfied; provided, however, that in all circumstances BTC shall make such modifications and changes not later than immediately prior to the Merger Effective Date and provided, further, that such modifications and changes,
                        --------  -------
     once implemented, shall not affect the Exchange Ratio. BTC's representations, warranties and covenants and contained in the Plan shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Paragraph (K);

          (L) State Takeover Laws. It shall not take any action that would cause the transactions contemplated by this Plan to be subject to any applicable state takeover statute in effect as of the date of this Plan and shall take all necessary steps to exempt (or ensure the continued exemption of) the transactions contemplated by this Plan from, or if necessary challenge the validity or applicability of, any applicable state takeover law, as now or hereafter in effect, including, without limitation, Articles 14 and 14.1 of the Virginia Stock Corporation Act;

          (M) BTC Special Shareholder Rights. In the case of BTC only: (1) it shall take all necessary steps to ensure that the entering into of this Plan and the consummation of the transactions contemplated hereby and thereby (including without limitation the Merger) and any other action or combination of actions, or any other transactions contemplated hereby or thereby do not and will not result in the grant of any rights to any person under the Articles of Incorporation of Bylaws of BTC (other than the right, if any, of a dissenting stockholder under Article 15 of the Virginia Stock Corporation Act and the right of holders of BTC Common Stock to vote to approve this Plan) or under any agreement to which BTC is a party, and (2) it shall use its best efforts to cause the Charter Amendment to be adopted by the shareholders of BTC and filed with and made effective by the SCC prior to the Merger Effective Date;

          (N) BTC Shareholder Approval Rights. In the case of BTC, only, it shall not adopt any plan or other arrangement that would adversely affect in any way the rights of the holders of BTC Common Stock to vote to approve this Plan;

          (O) Best Efforts for Merger. It undertakes and agrees to use its best efforts to cause the Merger to be effected and to take no action which would cause the Merger to fail to qualify for pooling of interests accounting treatment;

          (P) Government Applications. In the case of NBI only, it shall promptly seek the following consents and approvals with respect to the
     Merger: (1) approval of the charter of the NBI Interim Bank by the SCC ("Interim Approval"); (2) approval of the Merger by the FDIC under the Bank Merger Act of 1960 ("FDIC Approval"); (3) approval of the Merger by the BFI pursuant to Va. Code (S) 6.1-44 ("State Bank Merger Approval"); (4) approval of the Merger by the Board of Governors of the Federal Reserve Board under the Bank Holding Company Act, as amended ("FRB Approval"); and (5) approval of the BFI, to the extent necessary, under Chapter 13 of Title 6.1 of the Code of Virginia ("State Holding Company Approval"). Both NBI and BTC will use their best efforts to obtain and will cooperate with each other in making applications for the foregoing approvals or other actions advisable in the reasonable judgment of NBI and BTC to consummate the Merger including, but not limited to, promptly furnishing information relating to it and its subsidiaries required to be set forth therein; provided, however, that any approval
                                       --------- --------
     shall not require a change which materially adversely impacts the economic or business benefits of the transactions contemplated by this Plan so as to render inadvisable the consummation of the Merger; and provided, further,
                                                            --------  -------
     that NBI shall provide drafts of applications for the foregoing approvals to BTC for review and comment prior to their filing with the responsible governmental agency, will inform BTC of any comments received from the responsible governmental agency with respect to any of such applications and filings and will notify BTC of the action, if any, of the responsible governmental agency thereon as soon as reasonably practicable after it receives notice thereof and BTC agrees to review and provide any comments it may have promptly so as not to delay or disrupt the application process;

          (Q) Environmental Tests. It will allow the other to conduct, through designated representatives, environmental and engineering tests provided that no test or information discovered pursuant thereto shall be deemed to affect or modify or waive any representation or warranty made by the other party hereto or the conditions to the obligation of the first party to consummate the transactions contemplated by the Plan;

          (R) Listing of NBI Common Stock. NBI will use its best efforts, after the consummation of the Plan, to cause the NBI Common Stock, including but not limited to the shares of NBI Common Stock to be issued to the holders of shares of BTC Common Stock in connection with the consummation of the Plan, to be listed on the NASDAQ Stock Market ("NASDAQ Stock Market").

          (S) Certain Continuing Corporation Obligations. After the consummation of the Plan, the Continuing Corporation shall not change, alter or amend its Bylaws as in effect at the time of the Merger or issue or authorize to be issued any stock, common or preferred, or other securities or options, warrants, rights to subscribe to or securities or rights convertible into shares of stock, common or preferred, or other securities, without the consent of NBI.

                 VI. CONDITIONS TO CONSUMMATION OF THE MERGER.

     Consummation of the Merger is conditioned upon:

          (A) Approval of the Merger, the Charter Amendment and the other transactions contemplated hereby by the requisite vote of the stockholders of the parties hereto, as may be required;

          (B) Issuance of a certificate of effectiveness for the Charter Amendment by the SCC and procurement of the Interim Approval, FDIC Approval, the State Bank Merger Approval, the FRB Approval, and the State Holding Company Approval, as may be necessary, and the expiration of any statutory waiting period relating thereto;

          (C) Procurement of all other regulatory consents and approvals and satisfaction of all other requirements prescribed by law which are necessary to the consummation of the Merger; provided, however, that no approval or consent in Paragraph (B) or (C) of this Article VI shall have imposed any condition or requirement which would materially adversely impact the economic or business benefits of the transactions contemplated by this Plan so as to render inadvisable the consummation of the Merger;

          (D) There shall not be in effect any order, decree or injunction of any court or agency of competent jurisdiction that enjoins or prohibits consummation of the Merger;

          (E) BTC and its directors shall have received from KPMG Peat Marwick letters, dated the date of or shortly prior to (i) the mailing of the Proxy Statement, and (ii) the Merger Effective Date, in form and substance satisfactory to BTC with respect to NBI's consolidated financial position and results of operations, which letters shall be based upon customary specified procedures undertaken by such firm; and (iii) the Merger Effective Date to the effect that they are not aware of any facts or circumstances relating to actions taken by NBI or actions that NBI has failed to take that might cause the Merger not to qualify for pooling of interests accounting treatment;

          (F) NBI shall have received from Cook Associates letters, dated the date of or shortly prior to (1) the mailing of the Proxy Statement, (2) the public offerings of any securities by NBI prior to the Merger Effective Date, and (3) the Merger Effective Date, in form and substance satisfactory to NBI with respect to BTC's financial position and results of operations, which letters shall be based upon customary specified procedures undertaken by such firm, and NBI shall have received from Cook Associates a letter, dated as of the Merger Effective Date in form and substance satisfactory to NBI, to the effect that Cook Associates are not aware of any facts or circumstances relating to actions taken by BTC or actions that BTC has failed to take that might cause the Merger not to qualify for pooling of interests accounting treatment;

          (G) BTC shall have received an opinion, dated the Merger Effective Date, of Marilyn Buhyoff, counsel for NBI and the NBI Interim Bank, in form reasonably satisfactory to BTC, which shall cover the matters contained in Exhibit D hereto;

          (H) NBI and its directors and officers who sign the Registration Statement shall have received an opinion, dated the Merger Effective Date:
     (1) of Bowen, Bowen & Bowen, P.C. in form reasonably satisfactory to NBI, which shall cover the matters contained in Exhibit E hereto and (2) of John
     F. Stuart, A Professional Corporation to the effect that he has acted as special counsel to BTC in connection with the negotiation, approval and adoption of this Plan, and the provision of information by BTC to NBI with respect to the Proxy Statement, and that: (a) the Proxy Statement (including any documents relating to BTC incorporated by reference therein as of the mailing date thereof), complied in all material respects as to form with the requirements of applicable laws, rules and regulations; and
     (b) he does not believe that, insofar as it relates to BTC, the Proxy Statement on the mailing date contained any untrue statement of material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading (such opinion may state that such counsel does not assume any responsibility for the accuracy or fairness of the statements contained in the Proxy Statement; and that he does not express any opinion or belief as to material in the Proxy Statement insofar as it includes or reflects any information relating to or supplied by entities other than BTC or as to any financial statements or other financial data contained in the Proxy Statement);

          (I) (1) Each of the representations and warranties contained herein of NBI shall be true and correct as of the date of this Plan and upon the Merger Effective Date with the same effect as though all such representations and warranties had been made on the Merger Effective Date, except (a) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, (b) as expressly contemplated by this Plan, or (c) for representations and warranties (other than the representations and warranties set forth in Paragraph (A) of Article IV, which shall be true and correct in all material respects) the inaccuracies of which relate to matters that, individually or in the aggregate, do not materially adversely affect the Merger and the other transactions contemplated by this Plan, and (2) each and all of the agreements and covenants of NBI to be performed and complied with pursuant to this Plan and the other agreements contemplated hereby prior to the Merger Effective Date shall have been duly performed and complied with in all material respects, and BTC shall have received a certificate or certificates signed by the Chief Executive Officer and Chief Financial Officer of NBI dated the Merger Effective Date, to such effect;

          (J) (1) Each of the representations and warranties contained herein of BTC shall be true and correct as of the date of this Plan and upon the Merger Effective Date with the same effect as though all such representations and warranties had been made on the Merger Effective Date, except (a) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, (b) as expressly contemplated by this Plan, or (c) for representations and warranties (other than the representations and warranties set forth in Paragraph (A) of Article IV, which shall be true and correct in all material respects) the inaccuracies of which relate to matters that, individually or in the aggregate, do not materially adversely affect the Merger and the other transactions contemplated by this Plan, and
     (2) each and all of the agreements and covenants of BTC to be performed and complied with pursuant to this Plan and the other agreements contemplated hereby prior to the Merger Effective Date shall have been duly performed and complied with in all material respects, and NBI shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of BTC dated the Merger Effective Date, to such effect;

          (K) The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other regulatory authority;

          (L) NBI shall have received all Blue Sky Law approvals, permits and other authorizations necessary to consummate the Merger;

          (M) NBI and BTC shall have received an opinion from KPMG Peat Marwick to the effect that (1) the acquisition of BTC Common Stock by NBI and the Merger constitutes a reorganization under Section 368 of the Internal Revenue Code, and (2) no gain or loss will be recognized by stockholders of BTC who receive shares of NBI Common Stock in exchange for their shares of BTC Common Stock except that gain or loss may be recognized as to cash received in lieu of fractional share interests and, in rendering their opinion, may require and rely upon representations contained in certificates of officers of NBI, BTC and others;

          (N) NBI and BTC shall have received a letter, dated as of the Merger Effective Date, in form and substance reasonably acceptable to NBI and BTC, from KPMG Peat Marwick to the effect that the acquisition of BTC Common Stock by NBI and the Merger will qualify for pooling of interests accounting treatment; and

          (O) NBI shall have received from each affiliate of BTC and NBI, respectively, the affiliates letter referred to in Paragraph (J) of Article V, to the extent necessary to assure in the reasonable judgment of NBI that the acquisition of BTC Common Stock by NBI and the Merger will qualify for pooling of interests accounting treatment;

          (P) At the time the Proxy Statement is mailed to the holders of BTC Common Stock and on the Merger Effective Date, the Board of Directors of NBI shall have received an opinion from McKinnon & Company, Inc. that the terms of the Merger are fair to the shareholders of NBI from a financial point of view.

          (Q) At the time the Proxy Statement is mailed to the holders of shares of BTC Common Stock and on the Merger Date, the Board of Directors of BTC shall have received an opinion from Baxter, Fentriss & Company that the terms of the Merger are fair to the shareholders of BTC from a financial point of view.

          provided, however, that a failure to satisfy any of the conditions set forth in the proviso following Paragraph (C) or in Paragraph (F), (H),
          (J), (L), (O), or (P) of this Article VI shall only constitute conditions if asserted by NBI and a failure to satisfy any of the conditions set forth in the proviso following Paragraph (C), Paragraph
          (E), (G), (I), or (Q) of this Article VI shall only constitute conditions if asserted by BTC.

                               VII. TERMINATION.

          This Plan may be terminated prior to the Merger Effective Date, either before or after receipt of required stockholder approval:

          (A) by the mutual consent of NBI and BTC, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board;

          (B) by NBI or BTC, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of (1) a breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach and which breaches, individually or in the aggregate, materially adversely affect the Merger and the other transactions contemplated by this Plan, or
     (2) a material breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach; provided, however, that a breach can only be asserted as a basis for termination pursuant to this paragraph (B) by a party who is not itself at such time in breach hereof and provided, further, that termination under this Paragraph (B) shall not relieve any party from liability under Paragraph (E)(2) of Article VIII;

          (C) by NBI or BTC, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by June 30, 1996, and provided, further, that termination under this Paragraph (C) shall not relieve any party from liability under Paragraph (E)(2) of Article VIII;

          (D) by NBI or BTC, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event that (1) any common stockholder approval contemplated by Paragraph (A) of Article VI is not obtained at a meeting or meetings called for the purpose of obtaining such approval; (2) Interim Approval, FDIC Approval, State Bank Merger Approval, FRB Approval, or State Holding Company Approval, to the extent necessary to consummate the Merger legally, is finally and unconditionally denied; or (3) the Board of Directors of NBI recommends to NBI shareholders approval of a sale of all or substantially all of the assets of NBI or the merger or consolidation of NBI with and into another entity with the effect that NBI will not be the surviving corporation in such merger or consolidation; provided, however, that termination under this Paragraph (D) shall not relieve any party from liability under Paragraph (E)(2) of
     Article VIII.

                              VIII. OTHER MATTERS.

          (A) Survival. If the Merger Effective Date occurs, the agreements of the parties in Paragraphs (F) and (G) of Article I, Paragraph (E) of
     Article II, Paragraphs (R) and (S) of Article V, and Paragraphs (A), (C),
     (D), (F), (I), (J) and (K) of this Article VIII shall survive the Merger Effective Date; all other representations, warranties, agreements and covenants contained in this Plan shall be deemed to be conditions of the Merger and shall not survive the Merger Effective Date. If this Plan is terminated prior to the Merger Effective Date, the agreements and representations of the parties in Paragraph (K) of Article IV, Paragraphs
     (F)(2) and (G) of Article V and Paragraphs (A), (E), (F) and (I) of this
     Article VIII shall survive such termination. In the event of the termination and abandonment of this Plan pursuant to the provisions of
     Article VII, this Plan shall become void and have no effect, except (1) as provided in the immediately preceding sentence; and (2) no party shall be relieved or released from any liability arising out of a breach of any provisions of this Plan except as provided in Paragraph (E)(2) of this Article.

          (B) Waiver, Amendment. Prior to the Merger Effective Date, any provision of this Plan may be (1) waived by the party benefitted by the provision, or (2) amended or modified at any time (including the structure of the transaction), by an agreement in writing among the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Plan, except that, after the vote by the stockholders of BTC, the consideration to be received by the stockholders of BTC for each share BTC Common Stock shall not be decreased.

          (C) Counterparts. This Plan may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Plan shall become effective when one counterpart has been signed by each party hereto.

          (D) Governing Law. This Plan shall be governed by, and interpreted in accordance with, the laws of the State of Virginia.

          (E)  Fees and Expenses.

               (1) In the event that the Plan is terminated in accordance with the provisions of Article VII otherwise than on account of a breach by NBI or in the event it is terminated in accordance with the provisions of Paragraph (D)(3) of Article VII, and in either such event the provisions of Paragraph (2) of this Paragraph E are not applicable, then the total documented out-of-pocket costs, expenses and fees incurred by BTC and NBI (regardless of when incurred) in connection with and arising out of the Merger and the other transactions contemplated by this Plan (including, without limitation, amounts paid or payable to investment bankers, to counsel and accountants, and to governmental and regulatory agencies) shall be aggregated and each party hereto shall be responsible for paying one-half (1/2) of the same, and shall promptly make such reimbursement to the other party as is necessary to effectuate this result.

               (2) To compensate NBI or BTC, as the case may be, for entering into this Plan, taking action to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto, including but not limited to the foregoing of other opportunities and other damages which would be sustained but would also be difficult to ascertain in the event that any of the following events occur, the subject party (as hereinafter defined) agrees to pay the other party (if the "subject party" is BTC, then the "other party" shall be NBI and vice versa) unconditionally
                                                     ----------
     and absolutely the sum of $2,500,000 as the other party's exclusive remedy if, prior to the termination of this Plan pursuant to Article VII hereof, any of the following shall occur:

               (a) Without the consent of the other party, the subject party shall have entered into an agreement with any person (other than as contemplated by this Plan) to effect (i) a merger, consolidation or similar transaction involving the subject party or any of its significant subsidiaries, (ii) the disposition, by sale, lease, exchange or otherwise, of assets or deposits of subject party or any of its significant subsidiaries representing in either case 25% or more of the consolidated assets or deposits of the subject party and its subsidiaries or (iii) the issuance, sale or other disposition by the subject party of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 25% or more of the voting power of the subject party or any of its significant subsidiaries (each of (i), (ii) or (iii), an "Acquisition Transaction"); or

               (b) Any person shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange
                   Act) of, or the right to acquire beneficial ownership of, or any "group" (as such term is defined in Section 13(d)(3) of the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the voting power of the subject party or any of its significant subsidiaries and, within one year from
                                                ---
                   termination of this Plan the subject party enters into an Acquisition Transaction with such person or group, as the case may be.

               (3) In the event that neither Paragraph (1) nor Paragraph (2) of this Paragraph (E) are applicable, each party hereto will bear all expenses incurred by it in connection with this Plan and the transactions contemplated hereby, except printing expenses which shall be shared equally between BTC and NBI. It is understood and agreed that the printer of the Registration Statement and Proxy Statement shall be mutually selected by NBI and BTC.

               (4) Payments to be made hereunder shall be made in immediately available funds within thirty (30) days following the day on which the party entitled to payment notifies the other party in writing that the events entitling it to payment of the same have occurred and upon failure to pay the same when due the other party shall be entitled to recover from the other party all collection costs and expenses, including but not limited to reasonable legal fees.


          (F) Confidentially. Except as otherwise provided in Paragraph (F)(2) of Article V, each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed.

          (G) Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telegram or facsimile (confirmed in writing) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

                    If to NBI or NBI Interim Bank, to:

                    Mr. James G. Rakes
                    President
                    National Bankshares, Inc.
                    P.O. Box 90002
                    Blacksburg, Virginia 24062-9002


                    Copy to:

                    Douglas W. Densmore, Esq.
                    Woods, Rogers & Hazlegrove, P.L.C.
                    10 S. Jefferson Street
                    P.O. Box 14125
                    Roanoke, Virginia 24038-4125


                    If to BTC, to each:

                    T. C. Bowen, Jr.
                    R. E. Dodson
                    Bank of Tazewell County
                    P.O. Box 687
                    Tazewell, VA 24651


                    Copy to:

                    John F. Stuart, Esq.
                    Farrell & Lavin
                    1735 I Street, N.W.
                    Suite 814
                    Washington, D.C. 20006


          (H) Definitions. Any term defined anywhere in this Plan shall have the meaning ascribed to it for all purposes of this Plan (unless expressly noted to the contrary). In addition:

               (1) the term "knowledge" when used with respect to a party shall mean the knowledge, after due inquiry, of any "Executive Officer" of such party or, in the case of NBI, of NBB, as such term is defined in Regulation O of the Federal Reserve Board;

               (2) the term "Material Adverse Effect," when applied to a party, shall mean an event, occurrence or circumstance (including without limitation (a) the making of any provisions for possible loan and lease losses, write-downs of other real estate and taxes and (b) any breach of a representation or warranty by such party) which (i) has or is reasonably likely to have a material adverse effect on the financial position, results of operations or business of the party and its subsidiaries, taken as a whole, or (ii) would materially impair the party's ability to perform its obligations under this Plan or the consummation of the Merger and the other transactions contemplated by this Plan; provided, however, that, solely for purposes of measuring whether an event, occurrence or circumstance has a material adverse effect on such party's results of operations, the term "results of operations" shall mean net interest income plus non-interest income (less securities gains) less gross expenses (excluding provisions for possible loan and lease losses, write-downs of other real estate and taxes); and provided, further, that material adverse effect and material impairment shall not be deemed to include the impact of (x) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (y) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and bank holding companies generally and (z) the effects of Merger on the operating performance of the parties to this Plan;

               (3) the term "Previously Disclosed" by a party shall mean information set forth in a written disclosure letter that is delivered by that party to the other party contemporaneously with the execution of this Plan and specifically designated as information "Previously Disclosed" pursuant to this Plan; provided, however, that any information so disclosed shall specify the provision of this Plan pursuant to which such information is being disclosed and shall not be deemed to be disclosed pursuant to any other provision of, or for any other purpose under, this Plan unless otherwise indicated; provided, further, the mere inclusion of an item in a
                          --------  -------
     disclosure letter shall not be deemed an admission by a party that such item represents a material exception of fact, event or circumstances or that such item is reasonably likely to result in a Material Adverse Effect.

          (I) Entire Understanding. This Plan represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersede any and all other oral or written agreements heretofore made, include without limitation the Confidentiality Agreement, dated June 16, 1995 between NBI and BTC. Nothing in this Plan expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Plan, other than as provided in Paragraph (K) below.

          (J) Benefit Plans. It is the parties' intention that upon consummation of the Merger, or as soon as administratively practicable thereafter, employees of BTC and its subsidiaries shall be entitled to participate in NBI's severance, benefit and similar plans (excluding qualified retirement plans) on the same terms and conditions as employees NBI's and its subsidiaries, giving effect to years of service and prior earnings with BTC and its subsidiaries as if such service were with NBI. The parties agree to engage experts, including but not limited to actuaries, to make recommendations as to how the qualified retirement plans should be handled and shall use their best efforts to come to an agreement regarding all benefit plans which shall be in the form of an amendment to this Agreement. The parties agree that to the extent possible no employee of BTC who elects coverage by NBI's medical insurance plans shall be excluded coverage thereunder (for such employee or any other covered person) on the basis of a preexisting condition that was not also excluded under BTC's medical insurance plans and that, if an NBI plan will not take the place of a BTC plan pursuant to this Agreement, then such BTC benefit plan shall remain in effect until the benefit plan of NBI is available for participation by the officers and employees of BTC.

          (K) Indemnification. (1) In the case of NBI only, it agrees that for the six-year period following the Merger Effective Date, it shall cause the Continuing Corporation and any successor thereto or any subsidiary thereof, as may be applicable, to indemnify and hold harmless any person who has rights to indemnification from BTC to the same extent and on the same conditions as such person is entitled to indemnification pursuant to BTC's Articles of Incorporation as in effect on the date of this Plan, to the extent legally permitted to do so, with respect to matters occurring on or prior to the Merger Effective Date (regardless of whether a claim is asserted in connection therewith on or prior to the Merger Effective Date or thereafter) and the adoption of the Charter Amendment shall not affect the right, if any, to indemnification of any person under this Paragraph (K) with respect to such pre-Merger matters. Without limiting the foregoing, in any case in which approval by the Continuing Corporation may be required to effectuate any such indemnification, NBI shall cause the Continuing Corporation to direct, at the election of the party to be indemnified, that the determination of any such approval shall be made by independent counsel mutually agreed upon between NBI and the indemnified party. NBI shall use its reasonable best efforts to provide coverage to the officers and directors of the Continuing Corporation under NBI policy or policies of director and officers liability insurance on the same or substantially similar terms then in effect for the directors and officers of NBB and the Continuing Corporation shall reimburse NBI for the additional premium incurred by it in connection with providing such coverage.

          If NBI or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provisions shall be made so that the successors and assigns of NBI shall assume the obligations set forth in this Paragraph (K)(1). NBI shall pay all reasonable costs, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Paragraph (K)(1).

          (2) With respect to matters occurring after the Merger Effective Date, the rights, if any, of any person to be held harmless or indemnified shall be governed by the Articles of Incorporation and Bylaws of the Continuing Corporation as provided in Paragraph (D) of Article I, and by the Articles of Incorporation of NBI, to the extent applicable by their terms.

          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                       National Bankshares, Inc.

                       By: s/James G. Rakes
                          ---------------------------------------
                           James Rakes
                           President


                       Bank of Tazewell County

                       By: s/R. E. Dodson
                          ---------------------------------------
                           R. E. Dodson
                           President

                                                                       Exhibit A


                               ARTICLES OF MERGER
                                    MERGING
                                NBI INTERIM BANK
                             a Virginia corporation
                                      INTO
                            BANK OF TAZEWELL COUNTY
                             a Virginia corporation

          Pursuant to the provisions of Section 13.1-720 of the Virginia Stock Corporation Act, Bank of Tazewell County, a Virginia banking corporation (the "Continuing Corporation"), as the surviving corporation, and NBI Interim Bank, a Virginia corporation (the "Disappearing Corporation"), as the disappearing corporation, hereby execute and deliver the following articles of merger and set forth:

          1. The Plan of Merger (the "Plan") pursuant to which the Disappearing Corporation will merge into the Continuing Corporation is attached hereto as Annex 1.

          2. The Plan was adopted by the unanimous consent of the sole shareholder of the Disappearing Corporation.

          3. The Plan was submitted to the shareholders of the Continuing Corporation by its board of directors in accordance with the provisions of Chapter 9 of Title 13.1 of the Code of Virginia, and;

              (a) The designation, number of outstanding shares, and the number of votes entitled to be cast by each voting group entitled to vote separately on the Plan were:

                                        No. of
                  Designation     Outstanding Shares     No. of Votes
                  -----------     ------------------     ------------

                    Common
                $1.00 Par Value

               (b) The total number of votes cast for and against the Plan by each voting group entitled to vote separately on the Plan were:

                                  Total No. of Votes      Total No. of Votes
                  Voting Group    Cast for the Plan      Cast Against the Plan
                  ------------    -----------------      ---------------------

                    Common
                $1.00 Par Value

          4. Pursuant to Section 13.1-606 of the Virginia Stock Corporation Act, the effective time and date of the merger shall be _____________________________, ___.m. on
              _____________________________, 1995.

          The undersigned, __________________________________, of NBI
     Interim Bank, and ______________________________________, of Bank of
     Tazewell County, each declare that the facts herein stated are true as of _______________________, 1995.

                                      NBI INTERIM BANK

                                      By:____________________________

                                      Its:___________________________


                                      BANK OF TAZEWELL COUNTY

                                      By:____________________________

                                      Its:___________________________

                                                          Annex 1
                                                          To Exhibit A

                                 PLAN OF MERGER


               A. NBI Interim Bank ("NBI Interim Bank") is a corporation organized and existing under the laws of the Commonwealth of Virginia and is a wholly-owned subsidiary of National Bankshares, Inc., a Virginia corporation ("NBI").

               B. Bank of Tazewell County ("BTC") is a banking corporation organized and existing under the laws of the Commonwealth of Virginia.

               C. The NBI Interim Bank and BTC and their respective Boards of Directors and their respective shareholders have approved a statutory merger of NBI Interim Bank with and into BTC upon the terms and conditions set forth herein.

               1.  Merger.  At the Effective Time (as defined below), NBI
                   ------
     Interim Bank shall be merged with and into BTC (the "Merger") in accordance with the provisions of Article 12 of the Virginia Stock Corporation Act and
     Article 4 of the Virginia Banking Act. BTC shall be and continue in existence as the surviving corporation (the "Continuing Corporation") and the separate corporate existence of NBI Interim Bank shall cease.

               2.  Effective Time.  The Merger shall become effective at the
                   --------------
     time when a certificate of merger in respect thereof shall have been issued by the State Corporation Commission of the Commonwealth of Virginia (the "Effective Time") but in no event before the conditions in Article VI of the Agreement and Plan of Merger between NBI and BTC dated as of August 28, 1995 (the "Agreement") shall have been fulfilled or waived.

               3.  Effect of Merger on Outstanding Shares.  As of the Effective
                   --------------------------------------
     Time, by virtue of the Merger and without any action on the part of the holder of any share of common stock, $1.00 par value of BTC (each, a "BTC Share") or the holder of any share of the common stock $1.00 par value of NBI Interim Bank (a "Interim Bank Share"):

                   (a) The shareholders of BTC having eliminated preemptive
                       rights pursuant to an amendment to the BTC Articles of Incorporation which shall be effective as of the Effective Time, each issued and outstanding Interim Bank Share shall be converted into 1,888,209 shares of common stock of the Continuing Bank and shall constitute the only issued and outstanding shares of common stock of the Continuing Bank.

                   (b) Each outstanding BTC Share (other than any share as to which dissenters' rights are exercised) shall be converted into the right to receive one share of common stock, $2.50 par value, of NBI ("NBI Shares") it being understood that such conversion takes into account the 190,768 share stock dividend declared by NBI's Board of Directors and payable to shareholders of record before the Merger Effective Date, as provided in the Agreement.

                   (c) The number of NBI Shares to be received pursuant to this
                       Section 3 by each holder of BTC Shares at the Effective Time shall be proportionately adjusted for any increase or decrease (exclusive of the stock dividend referred to in Section 3(b)) in the number of issued NBI Shares from the date of this Agreement to the Effective Time resulting from a subdivision or consolidation of shares or the payment of a share dividend or any other increase or decrease in the number of NBI Shares effective without receipt of "adequate consideration" as defined under applicable Virginia law.

                   (d) From and after the Effective Time the holders of
                       certificates formerly representing BTC Shares shall cease to have any rights with respect thereto other than any dissenters' rights and their sole right shall be to receive NBI Shares and cash pursuant to Sections 3(b) and 3(e). After the Effective Time, there shall be no transfers on the stock transfer books of BTC or Continuing Corporation of the shares of BTC which were issued and outstanding immediately prior to the Effective Time.

                   (e) Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of NBI Shares and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, NBI shall pay to each holder of BTC Shares who would otherwise be entitled to a fractional share an amount in cash determined by multiplying such fractional shares by the closing sale price of BTC Shares for the final bona fide trade on the last day on which such stock was traded prior to the Merger Effective Date, as reflected in the Over the Counter Electronic Bulletin Board of the National Association of Securities Dealers, Inc.

                   (f) Dissenting Shareholders. Any holder of BTC Shares who
                       perfects his dissenters' rights of appraisal in accordance with and as contemplated by Article 15 of the Virginia Stock Corporation Act shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of law; provided, however, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the Virginia Stock Corporation Act and duly surrendered the certificate or certificates representing the shares for which payment is made. In the event that a dissenting stockholder of BTC fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, after the Effective Time NBI shall issue and deliver the consideration to which such holder of BTC Shares is entitled under this Plan of Merger (without interest) upon surrender by such holder of the certificate or certificates representing the BTC Shares held by him.

                   (g) Exchange Procedures. As promptly as practicable after the
                       Effective Time, NBI shall send or cause to be sent to each former stockholder of BTC of record immediately prior to the Effective Time transmittal materials for use in exchanging such stockholder's certificates of BTC Shares (other than shares held by stockholders who perfect their dissenters' rights as provided under Paragraph (f) above) for the consideration set forth in Paragraphs (b) and (e) above. Any fractional share checks which a BTC stockholder shall be entitled to receive in exchange for such stockholder's BTC Shares, and any dividends paid on any shares of NBI Shares, that such stockholder shall be entitled to receive prior to the delivery to NBI of such stockholder's certificates representing all of such stockholder's BTC Shares will be delivered to such stockholder only upon delivery to NBI of the certificates representing all of such shares (or indemnity satisfactory to NBI, in its judgment after consultation with the President of BTC, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any such fractional share checks or dividends to which the holder of such shares shall be entitled to receive upon such delivery. After the Effective Time, to the extent permitted by law, former stockholders of record of BTC shall be entitled to vote at any meeting of holders of NBI Shares, the number of whole shares of NBI Shares into which their respective BTC shares are converted, regardless of whether such holders have exchanged their certificates representing BTC Shares for certificates representing NBI Shares in accordance with the provisions of this Plan of Merger.

                   (h) Anti-Dilution Provisions. In the event NBI changes the number of shares of NBI Shares issued and outstanding prior to the Effective Time as a result of a stock split, share dividend (other than the share dividend referred to in 3(b) above), recapitalization or similar transaction with respect to the outstanding NBI Shares and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

                   (i) Shares Held by BTC or NBI. Each of the BTC Shares held by
                       BTC or by NBI or its subsidiary, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the effectiveness of the Merger and no consideration shall be issued in exchange therefor.

               4. Articles of Incorporation and Bylaws. Taking into effect the amendments thereto required to be made by the Agreement, the Articles of Incorporation and Bylaws of BTC in effect at the Effective Time shall continue (until amended or repealed as provided by applicable law) to be the Articles of Incorporation and Bylaws of the Continuing Corporation after the Effective Time.

               5. Officers and Directors. The officers and directors of BTC immediately prior to the Effective Time shall be the officers and directors of the Continuing Corporation after the Effective Time to serve, in accordance with the Bylaws of the Continuing Corporation, until their successors are duly elected and qualified, or their earlier death, resignation or removal.

               6. Termination of Abandonment. This Plan of Merger shall terminate and the Merger abandoned at any time prior to the Effective Time if the Agreement is terminated in accordance with its terms.

               7. Amendment. Pursuant to Section 13.1-718(I) of the Virginia Stock Corporation Act, the Board of Directors of BTC and NBI Interim Bank reserve the right to amend this Plan of Merger at any time prior to issuance of the certificate of merger by the State Corporation Commission of the Commonwealth of Virginia; provided, however, that any such amendment made subsequent to the submission of this Plan of Merger to the shareholders of BTC or NBI Interim Bank may not: (i) alter or change the amount or kind of shares, securities, cash, property or rights to be received in exchange for or in conversion of all or any of the shares of any class or series of such corporation; (ii) alter or change any of the terms and conditions of this Plan of Merger if such alteration or change would adversely affect the shares of any class or series of such corporation; or (iii) alter or change any term of the articles of incorporation of any corporation (except as provided herein) whose shareholders must approve this Plan of Merger.

                                                                    ATTACHMENT B



                            Bank of Tazewell County

                     Amendment of Articles of Incorporation
                       approved by the Board of Directors
                      and recommended to the Shareholders



                      Amendment No. 1 - Board of Directors


               RESOLVED, that the Articles of Incorporation of Bank of Tazewell County shall be amended so that the provision establishing the number of directors shall be amended in its entirety to read as follows:

               "The Board of Directors of the Bank shall consist of not less than five nor more than twenty-five shareholders of the Bank or its holding company as hereinafter provided, the exact number to be fixed and determined from time to time by resolution of a majority of the full Board of Directors or by resolution of the shareholders at any annual or special meeting thereof. Each Director shall own at least the amount of capital stock in this Bank or in a bank holding company controlling this Bank as may be required by Virginia law. Any vacancy in the Board of Directors may be filled by action of the Board of Directors."


            Amendment No. 2 - No Preemptive Rights of Stockholders


               RESOLVED, that the Articles of Incorporation of Bank of Tazewell County shall be amended by adding the following provision:

               "No shareholder shall have any preemptive right to acquire proportional amounts of the Bank's unissued shares or any security convertible into or carrying a right to subscribe for or acquire shares."


          Amendment No. 3 - Indemnification of Directors and Officers


               RESOLVED, that the Articles of Incorporation of Bank of Tazewell County shall be amended so that the provisions approved by the shareholders on March 17, 1992, regarding indemnification and the limitation of liability of directors, officers and certain other persons shall be amended in their entirety to read as follows:

               "(1)  In this Article:

                     "applicant" means the person seeking indemnification pursuant to this Article.

                     "expenses" includes counsel fees.

                     "liability" means the obligation to pay a judgment, settlement, penalty, fine, including any excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding.

                     "party" includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

                     "proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

               (2) The Bank shall, to the extent permitted by the applicable banking laws, indemnify (i) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of the Bank or brought by or on behalf of shareholders of the Bank, by reason of the fact that he or she is or was a director or officer of the Bank, or
     (ii) any director or officer who is or was serving at the request of the Bank as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him or her in connection with such proceeding unless he or she engaged in willful misconduct or a knowing violation of criminal law. A person is considered to be serving an employee benefit plan at the Bank's request if his duties to the Bank also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. The Board of Directors is hereby empowered by a majority vote of a quorum of disinterested Directors, to enter into a contract to indemnify any director or officer in respect of any proceedings arising from any act or omission, whether occurring before or after the execution of such contract.

               (3) No amendment or repeal of this Article shall have any effect on the rights provided under this Article with respect to any act or omission occurring prior to such amendment or repeal. The Bank shall promptly take all such actions, and make all such determinations, as shall be necessary or appropriate to comply with its obligation to make any indemnity under this Article and shall promptly pay or reimburse all reasonable expenses including attorneys' fees, incurred by any such director or officer in connection with such actions and determinations or proceedings of any kind arising therefrom.

               (4) The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the applicant did not meet the standard of conduct described in Section (2) of this Article.

               (5) Any indemnification under section (2) of this Article (unless ordered by a court) shall be made by the Bank only as authorized in the specific case upon a determination that indemnification of the applicant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in section (2).

               The determination shall be made:

                    (a) By the Board of Directors by a majority vote of a quorum consisting of Directors not at the time parties to the proceeding;

                    (b) If a quorum cannot be obtained under subsection (a) of this section, by a majority vote of a committee duly designated by the Board of Directors (in which designation Directors who are parties may participate), consisting solely of two or more Directors not at the time parties to the proceeding;

                    (c)  By special legal counsel;

                         (i) Selected by the Board of Directors or its committee in the manner prescribed in subsection (a) or (b) of this section; or

                         (ii) If a quorum of the Board of Directors cannot be obtained under subsection (a) of this section and a committee cannot be designated under subsection (b) of this section, selected by majority vote of the full Board of Directors, in which selection Directors who are parties may participate; or

                    (d) By the shareholders, but shares owned by or voted under the control of Directors who are at the time parties to the proceeding may not be voted on the determination.

               Any evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is appropriate, except that if the determination is made by special legal counsel, such evaluation as to reasonableness of expenses shall be made by those entitled under subsection (c) of this section (5) to select counsel.

               Notwithstanding the foregoing, in the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to this Article shall be made by special legal counsel agreed upon by the Board of Directors and the applicant. If the Board of Directors and the applicant are unable to agree upon such special legal counsel the Board of Directors and the applicant each shall select a nominee, and the nominees shall select such special legal counsel.

               (6) (a) To the extent permitted by applicable banking laws and regulations, the Bank shall pay for or reimburse the reasonable expenses incurred by any applicant who is a party to a proceeding in advance of final disposition of the proceeding or the making of any determination under section (5) if the following conditions are met:

                    (i)  The Board, in good faith, determines in writing that:

                         (A) the director has a substantial likelihood of prevailing on the merits:

                         (B) in the event the director does not prevail, he or she will have the financial capability to reimburse the Bank; and

                         (C) payment of expenses by the Bank will not adversely affect the Bank's safety and soundness.

                    To the extent required by applicable banking laws and regulations, if at any time the Board believes that either conditions (A),
     (B) or (C) are no longer met, the Bank shall cease paying such expenses or premiums. The Board shall enter into a written agreement with the director, specifying the conditions under which he or she will be required to reimburse the Bank, which agreement shall require reimbursement for expenses already paid, if and to the extent the Board finds that the director willfully misrepresented factors relevant to the Board's determination of conditions (A) or (B), or if a final decision assessing penalties or requiring payments is returned. The Bank shall ensure that it complies with all applicable laws and regulations affecting loans to directors, officers and employees, in the event reimbursement is required.

                    (ii) Additionally, the applicant must furnish the Bank:

                         (A) a written statement of his good faith belief that he or she has met the standard of conduct described in section (2); and

                         (B) a written undertaking, executed personally or on his or her behalf to repay the advance if it is ultimately determined that he or she did not meet such standard of conduct.

                    (b) Authorizations of payments under this section shall be made by the persons specified in section (5).

               (7) The Board of Directors is hereby empowered, by majority vote of a quorum consisting of disinterested Directors, to cause the Bank to indemnify or contract to indemnify any person not specified in section (2) of this Article who was, is or may become a party to any proceeding by reason of the fact that he or she is or was an employee or agent of the Bank, or is or was serving at the request of the Bank as director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in section (2). The provisions of sections (3) through (6) and
     (11) of this Article shall be applicable to any indemnification provided hereafter pursuant to this section (7).

               (8) The Bank may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee or agent of the Bank, or is or was serving at the request of the Bank as a director, officer, employee or agent of another corporation, partnership joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by him or her in any such capacity or arising from his status as such, whether or not the Bank would have power to indemnify him against such liability under the provisions of this Article.

               (9) Every reference herein to directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators.

               (10) Each provision of this Article shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision.

               (11) The provisions of this Article and of any contracts or agreements (other than insurance acquired pursuant to Section (8)) entered into pursuant to it shall apply only to conduct, actions and omissions of any applicant occurring or arising after the date and time these Articles are made effective by the State Corporation Commission of Virginia and the merger of NBI Interim and the Bank of Tazewell County is made effective by the issuance of a certificate of the Virginia State Corporation Commission."


                          Amendment No. 4 - Deletions

               RESOLVED, that the Articles of Incorporation of Bank of Tazewell County shall be amended by deleting the following: (i) the provision approved by the shareholders on April 15, 1964, stating that the Board of Directors shall have the right to sell 25% of the remaining authorized and unissued shares, as to which shares shareholders will not have preemptive rights; (ii) the provision approved by the shareholders on March 17, 1992, stating that the Board of Directors may sell up to 10,000 shares of authorized stock, as to which shares shareholders will not have preemptive rights; (iii) any and all other provisions inconsistent with the elimination of preemptive rights of shareholders with respect to securities of the Bank; and (iv) any and all other provisions inconsistent with the amendment of the indemnification and limitation of liability of directors, officers and certain other persons set out in Amendment No. 3 above.

                                                                    ATTACHMENT C
                                                                           DRAFT
                            [Date of Proxy Mailing]


     The Board of Directors
     Bank of Tazewell County
     309 E. Main Street
     Tazewell, Virginia 24651

     Dear Members of the Board:

     Bank of Tazewell County, Tazewell, Virginia ("Tazewell") and National Bankshares, Inc., Blacksburg, Virginia ("National") have entered into an Agreement providing for the acquisition of Tazewell by National ("Acquisition"). The terms of the Acquisition are set forth in the Agreement and Plan of Merger dated August 28, 1995.

     The terms of the Acquisition provide that, with the possible exception of those shares as to which dissenter's rights may be perfected, each common share of Tazewell will be converted into shares of common stock of National.

     You have asked our opinion as to whether the proposed transaction pursuant to the terms of the Acquisition are fair to the respective shareholders of Tazewell from a financial point of view.

     In rendering our opinion, we have evaluated the consolidated financial statements of Tazewell available to us from published sources. In addition, we have, among other things: (a) to the extent deemed relevant, analyzed selected public information of certain other financial institutions and compared Tazewell and National from a financial point of view to the other financial institutions; (b) considered the historical market price of the common stock of Tazewell and National; (c) compared the terms of the Acquisition with the terms of certain other comparable transactions to the extent information concerning such acquisitions was publicly available; (d) reviewed the Agreement and Plan of Merger and related documents; and (e) made such other analyses and examinations as we deemed necessary. We also met with various senior officers of Tazewell and National to discuss the foregoing as well as other matters that may be relevant.

     We have not independently verified the financial and other information concerning Tazewell, or National or other data which we have considered in our review. We have assumed the accuracy and completeness of all such information; however, we have no reason to believe that such information is not accurate and complete. Our conclusion is rendered on the basis of securities market conditions prevailing as of the date hereof and on the conditions and prospects, financial and otherwise, of Tazewell and National as they exist and are known to us as of September 30, 1995.

     It is understood that this opinion may be included in its entirety in any communication by Tazewell or the Board of Directors to the stockholders of Tazewell. The opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent.

     Based on the foregoing, and subject to the limitations described above, we are of the opinion that the terms of the Acquisition are fair to the shareholders of Tazewell from a financial point of view.

     Very truly yours,



     Baxter Fentriss and Company

                                                                    ATTACHMENT D

                ARTICLE 15 OF THE VIRGINIA STOCK CORPORATION ACT
                         RELATING TO DISSENTERS' RIGHTS


          (S) 13.1-729.     DEFINITIONS. - In this article:
          "Corporation" means the issuer of the shares held by a dissenter before the corporate action, except that (i) with respect to a merger, "corporation" means the surviving domestic or foreign corporation or limited liability company by merger of that issuer, and (ii) with respect to a share exchange, "corporation" means the acquiring corporation by share exchange, rather than the issuer, if the plan of share exchange places the responsibility for dissenters' rights on the acquiring corporation.

          "Dissenter" means a shareholder who is entitled to dissent from corporate action under (S) 13.1-730 and who exercises that right when and in the manner required by (S)(S) 13.1-732 through 13.1-739.

          "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

          "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

          "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

          "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

          "Shareholder" means the record shareholder or the beneficial shareholder.

          (S) 13.1-730. RIGHT TO DISSENT. - A. A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          1. Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by (S) 13.1-718 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under (S) 13.1-719;

          2. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          3. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the shareholder was entitled to vote on the sale or exchange or if the sale or exchange was in furtherance of a dissolution on which the shareholder was entitled to vote, provided that such dissenter's rights shall not apply in the case of (i) a sale or exchange pursuant to court order, or (ii) a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          4. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

          B. A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

          C. Notwithstanding any other provision of this article, with respect to a plan of merger or share exchange or a sale or exchange of property there shall be no right of dissent in favor of holders of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or (ii) held by at least 2,000 record shareholders, unless in either case:

          1. The articles of incorporation of the corporation issuing such shares provide otherwise;

          2. In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for such shares anything except:
          a.  Cash;
          b. Shares or membership interests, or shares or membership interests and cash in lieu of fractional shares (i) of the surviving or acquiring corporation or limited liability company or (ii) of any other corporation or limited liability company which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or held of record by at least 2,000 record shareholders or members; or
          c. A combination of cash and shares or membership interests as set forth in subdivisions 2a and 2b of this subsection; or
          3. The transaction to be voted on is an "affiliated transaction" and is not approved by a majority of "disinterested directors" as such terms are defined in (S) 13.1-725.
          D. The right of a dissenting shareholder to obtain payment of the fair value of his shares shall terminate upon the occurrence of any one of the following events:
          1.  The proposed corporate action is abandoned or rescinded;
          2. A court having jurisdiction permanently enjoins or sets aside the corporate action; or
          3. His demand for payment is withdrawn with the written consent of the corporation.

          (S) 13.1-731. DISSENT BY NOMINEES AND BENEFICIAL OWNERS. - A. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.
          B. A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:
          1. He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and
          2. He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

          (S) 13.1-732. NOTICE OF DISSENTERS' RIGHTS. - A. If proposed corporate action creating dissenters' rights under (S) 13.1-730 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.
          B. If corporate action creating dissenters' rights under (S) 13.1-730 is taken without a vote of shareholders, the corporation, during the ten-day period after the effectuation of such corporate action, shall notify in writing all record shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in (S) 13.1-734.

          (S) 13.1-733. NOTICE OF INTENT TO DEMAND PAYMENT. - A. If proposed corporate action creating dissenters' rights under (S) 13.1-730 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (i) shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (ii) shall not vote such shares in favor of the proposed action.
          B. A shareholder who does not satisfy the requirements of subsection A of this section is not entitled to payment for his shares under this article.

          (S) 13.1-734. DISSENTERS' NOTICE. - A. If proposed corporate action creating dissenters' rights under (S) 13.1-730 is authorized at a shareholders' meeting, the corporation, during the ten-day period after the effectuation of such corporate action, shall deliver a dissenters' notice in writing to all shareholders who satisfied the requirements of (S) 13.1-733.

          B.  The dissenters' notice shall:
          1. State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;
          2. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
          3. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before or after that date;
          4. Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date of delivery of the dissenters' notice; and
          5.  Be accompanied by a copy of this article.

          (S) 13.1-735. DUTY TO DEMAND PAYMENT. - A. A shareholder sent a dissenters' notice described in (S) 13.1-734 shall demand payment, certify that he acquired beneficial ownership of the shares before or after the date required to be set forth in the dissenters' notice pursuant to subdivision 3 of subsection B of (S) 13.1-734, and, in the case of certificated shares, deposit his certificates in accordance with the terms of the notice.
          B. The shareholder who deposits his shares pursuant to subsection A of this section retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.
          C. A shareholder who does not demand payment and deposits his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

          (S) 13.1-736. SHARE RESTRICTIONS. - A. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received.
          B. The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.

          (S) 13.1-737. PAYMENT. - A. Except as provided in (S) 13.1-738, within thirty days after receipt of a payment demand made pursuant to
     (S) 13.1-735, the corporation shall pay the dissenter the amount the corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the corporation under this paragraph may be enforced (i) by the circuit court in the city or county where the corporation's principal office is located, or, if none in this Commonwealth, where its registered office is located or (ii) at the election of any dissenter residing or having its principal office in the Commonwealth, by the circuit court in the city or county where the dissenter resides or has its principal office. The court shall dispose of the complaint on an expedited basis.
          B.  The payment shall be accompanied by:
          1. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the effective date of the corporate action creating dissenters' rights, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;
          2. An explanation of how the corporation estimated the fair value of the shares and of how the interest was calculated;
          3.  A statement of the dissenters' right to demand payment under
     (S) 13.1-739; and
          4.  A copy of this article.

          (S) 13.1-738. AFTER-ACQUIRED SHARES. - A. A corporation may elect to withhold payment required by (S) 13.1-737 from a dissenter unless he was the beneficial owner of the shares on the date of the first publication by news media or the first announcement to shareholders generally, whichever is earlier, of the terms of the proposed corporate action, as set forth in the dissenters' notice.
          B. To the extent the corporation elects to withhold payment under subsection A of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares and of how the interest was calculated, and a statement of the dissenter's right to demand payment under (S) 13.1-739.

          (S) 13.1-739. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.- A. A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under (S) 13.1-737), or reject the corporation's offer under (S) 13.1-738 and demand payment of the fair value of his shares and interest due, if the dissenter believes that the amount paid under (S) 13.1-737 or offered under (S) 13.1-738 is less than the fair value of his shares or that the interest due is incorrectly calculated.
          B. A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection A of this section within thirty days after the corporation made or offered payment for his shares.

          (S) 13.1-740.  COURT ACTION. - A.  If a demand for payment under
     (S) 13.1-739 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the circuit court in the city or county described in subsection B of this section to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
          B. The corporation shall commence the proceeding in the city or county where its principal office is located, or, if none in this Commonwealth, where its registered office is located. If the corporation is a foreign corporation without a registered office in this Commonwealth, it shall commence the proceeding in the city or county in this Commonwealth where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
          C. The corporation shall make all dissenters, whether or not residents of this Commonwealth, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
          D. The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this article. If the court determines that such shareholder has not complied with the provisions of this article, he shall be dismissed as a party.
          E. The jurisdiction of the court in which the proceeding is commenced under subsection B of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
          F. Each dissenter made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation or (ii) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under (S) 13.1-738.

          (S) 13.1-741. COURT COSTS AND COUNSEL FEES. - A. The court in an appraisal proceeding commenced under (S) 13.1-740 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters did not act in good faith in demanding payment under (S) 13.1-739.
          B. The court may also assess the reasonable fees and expenses of experts, excluding those of counsel, for the respective parties, in amounts the court finds equitable:
          1. Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of (S)(S) 13.1-732 through 13.1-739; or
          2. Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed did not act in good faith with respect to the rights provided by this article.

          C. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.
          D. In a proceeding commenced under subsection A of (S) 13.1-737 the court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS


     Item 20.  Indemnification of Officers and Directors
     -------   -----------------------------------------

          Section 13.1-692.1 of the Virginia Act places a limitation on the liability of officers and directors of a corporation in any proceeding brought by or in the right of the corporation or brought by or on behalf of stockholders of the corporation. The damages asserted against an officer or director arising out of a single transaction, occurrence, or course of conduct shall not exceed the greater of $100,000 or the amount of cash compensation received by the officer or director from the corporation during the 12 months immediately preceding the act or omission for which liability was imposed. The statute also authorizes the corporation, in its articles of incorporation or, if approved by the stockholders, in its bylaws, to provide for a different specific monetary limit on, or to eliminate entirely, liability. The liability of an officer or director shall not be limited or eliminated if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law. NBI's Articles of Incorporation contain a provision which eliminates, to the full extent that the laws of the Commonwealth of Virginia permit, the liability of an officer or director to NBI or its stockholders for monetary damages for any breach of duty as a director or officer.

          NBI's Articles of Incorporation also require NBI to indemnify any director or officer who is or was a party to a proceeding, including a proceeding by or in the right of the corporation, by reason of the fact that he is or was such a director or officer or is or was serving at the request of NBI as a director, officer, employee or agent of another entity. Directors and officers of NBI are entitled to be indemnified against all liabilities and expenses incurred by the director or officer in the proceeding, except such liabilities and expenses as are incurred because of his or her willful misconduct or knowing violation of the criminal law. Unless a determination has been made that indemnification is not permissible, a director or officer also is entitled to have NBI make advances and reimbursement for expenses prior to final disposition of the proceeding upon receipt of a written undertaking from the director or officer to repay the amounts advanced or reimbursed if it is ultimately determined that he or she is not entitled to indemnification. The Board of Directors of NBI also has the authority to extend to employees, agents, and other persons serving at the request of NBI the same indemnification rights held by directors and officers, subject to all of the accompanying conditions and obligations.

          Virginia Code (S) 13.1-700.1 permits a court, upon application of a director or officer, to review NBI's determination as to a director's or officer's request for advances, reimbursement or indemnification. If it determines that the director or officer is entitled to such advances, reimbursement or indemnification, the court may order NBI to make advances and/or reimbursement for expenses or to provide indemnification, in which case the court shall also order NBI to pay the officer's or director's reasonable expenses incurred to obtain the order. With respect to a proceeding by or in the right of the corporation, the court may order indemnification to the extent of the officer's or director's reasonable expenses if it determines that, considering all the relevant circumstances, the officer or director is entitled to indemnification even though he or she was adjudged liable, and may also order NBI to pay the officer's and director's reasonable expenses incurred to obtain the order.

          NBI maintains directors and officers liability insurance, which provides coverage of up to $5,000,000, subject to certain deductible amounts. In general, the policy insures (i) NBI's directors and officers against loss by reason of any of their wrongful acts, and/or (ii) NBI against loss arising from claims against the directors and officers by reason of their wrongful acts, all subject to the terms and conditions contained in the policy.

          In addition to the foregoing, Paragraph (K) of Article VII of the Merger Agreement contains certain indemnification provisions relating to the Merger.

     Item 21.  Exhibits and Financial Statements Schedules.
     -------   -------------------------------------------

         (a)   Exhibit No.             Description
               -----------             -----------
               (2)           Agreement and Plan of Merger, including the related
                             Plan of Merger (incorporated herein by reference to
                             Attachment A to the Prospectus/Proxy Statement
                             included in this Registration Statement)

               (3)(i)        Articles of Incorporation of NBI, as amended
                             (incorporated herein by reference to Exhibit 3(a) to NBI's Form 10-K for the fiscal year ended
                             December 31, 1993)

               (3)(ii) Bylaws of NBI (incorporated herein by reference to Exhibit 3(b) to NBI's Form 10-K for the fiscal year ended December 31, 1993)

               (4)(i) All instruments defining the rights of holders of long-term debt of NBI and its subsidiaries (not filed pursuant to (4)(iii) of Item 601(b) of Regulation S-K; to be furnished upon request of the Commission)

               (5)           Opinion of Marilyn B. Buhyoff, Esq.*

               (8)           Tax opinion of KPMG Peat Marwick LLP

               10(i)         Computer Software License Agreement dated June 18,
                             1990, by and between Information Technology, Inc.
                             and NBB (incorporated herein by reference to Exhibit 10(e) of NBI's Annual Report on Form 10-K for the fiscal year ended December 31, 1993)

               10(ii) Employment Agreement dated January 1, 1992, by and between NBI and James G. Rakes (incorporated herein by reference to Exhibit 10(a) of NBI's Annual
                             Report on Form 10-K for the fiscal year ended
                             December 31, 1992)

               10(iii)       Capital Accumulation Plan (included in Exhibit
                             No. 10(ii) above)

               10(iv)        Employee Lease Agreement dated May 7, 1992, by and
                             between NBI and NBB (incorporated herein by
                             reference to Exhibit 10(c) of NBI's Annual Report
                             on Form 10-K for the fiscal year ended December 31,
                             1992)

               10(v)         NBI Director's Compensation Agreement*

               21            Subsidiaries of NBI (incorporated herein by
                             reference to Exhibit 22 of NBI's Annual Report on
                             Form 10-K for the fiscal year ended December 31,
                             1992)

               (23)(i)       Consent of KPMG Peat Marwick LLP

               (23)(ii)      Consent of Marilyn B. Buhyoff, Esq. (included in
                             Exhibit (5))

               (23)(iii)     Consent of Baxter, Fentriss & Company

               (23)(iv)      Consent of Cook Associates, LLP

               (23)(v)       Consent of Alex Sheshunoff & Co. Investment Banking

               (24)          Power of Attorney*

               (27)          Financial Data Schedule

               (99)          Form of Proxy for the Special Meeting of
                             Stockholders of BTC*

 ___________________

 *Previously filed.


     Item 22.  Undertakings.
     -------   ------------

         (a) The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

             Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required [or] to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 16(b) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities in that time shall be deemed to be the actual bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

         (b)(1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (2) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

             (3) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and NBI being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

               Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to Registration Statement No. 33-64979 to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Montgomery, Commonwealth of Virginia, on February 27, 1996.

                                      NATIONAL BANKSHARES, INC.


                                      By:   /s/James G. Rakes
                                         -------------------------------------
                                               James G. Rakes, President
                                               and Chief Executive Officer

               Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement No. 33-64979 has been signed by the following persons in the capacities and on the date indicated.

                Signature                               Title
                ---------                               -----

              /s/J. G. Rakes                President, Chief Executive Officer
     --------------------------------       and Director
                  J. G. Rakes


          /s/Joan C. Nelson                 Treasurer (Principal Financial
     --------------------------------       Officer and Principal Accounting
              Joan C. Nelson                Officer

                                      *
          /s/C. L. Boatwright               Director and Vice Chairman
     --------------------------------       of the Board
              C. L. Boatwright

                                      *
          /s/L. A. Bowman                   Director
     --------------------------------
              L. A. Bowman

                                      *
          /s/R. E. Christopher, Jr.         Director and Chairman of the
     --------------------------------       Board
              R. E. Christopher, Jr.

                                      *
          /s/P. A. Duncan                   Director
     --------------------------------
              P. A. Duncan

                                      *
          /s/J. M. Shuler                   Director
     --------------------------------
              J. M. Shuler

                                      *
              /s/J. R. Stewart              Director
     --------------------------------
                  J. R. Stewart


                                      *
              /s/J. L. Webb, Jr.            Director
     --------------------------------
                  J. L. Webb, Jr.

                                      *
              /s/P. P. Wisman               Director
     --------------------------------
                  P. P. Wisman


     *By James G. Rakes, Attorney-in-Fact


              /s/James G. Rakes
     --------------------------------
                  James G. Rakes

     Date:  February 27, 1996

                                 Exhibit Index
                                 -------------

                                                                              Page No.
                                                                              --------
     (2)      Agreement and Plan of Merger, including the related Plan of
              Merger (incorporated herein by reference to Attachment A to the Prospectus/Proxy Statement included in this Registration
              Statement)

     (3)(i) Articles of Incorporation of NBI, as amended (incorporated herein by reference to Exhibit 3(a) to NBI's Form 10-K for the fiscal year ended December 31, 1993)

     (3)(ii) Bylaws of NBI (incorporated herein by reference to Exhibit 3(b) to NBI's Form 10-K for the fiscal year ended
              December 31, 1993)

     (4)(i) All instruments defining the rights of holders of long-term debt of NBI and its subsidiaries (not filed pursuant to (4)(iii) of Item 601(b) of Regulation S-K; to be furnished upon request of the Commission)

     (5)      Opinion of Marilyn B. Buhyoff, Esq.*

     (8)      Tax opinion of KPMG Peat Marwick LLP

     10(i) Computer Software License Agreement dated June 18, 1990, by and between Information Technology, Inc. and NBB
              (incorporated herein by reference to Exhibit 10(e) of NBI's
              Annual Report on Form 10-K for the fiscal year ended
              December 31, 1993)

     10(ii)   Employment Agreement dated January 1, 1992, by and between
              NBI and James G. Rakes (incorporated herein by reference to Exhibit 10(a) of NBI's Annual Report on Form 10-K for the fiscal year ended December 31, 1992)

     10(iii) Capital Accumulation Plan (included in Exhibit No. 10(ii) above)

     10(iv)   Employee Lease Agreement dated May 7, 1992, by and between
              NBI and NBB (incorporated herein by reference to Exhibit 10(c) of NBI's Annual Report on Form 10-K for the fiscal year ended
              December 31, 1992)

     10(v)    NBI Director's Compensation Agreement*

     21 Subsidiaries of NBI (incorporated herein by reference to Exhibit 22 of NBI's Annual Report on Form 10-K for the fiscal year ended December 31, 1992)

     (23)(i)  Consent of KPMG Peat Marwick LLP

     (23)(ii) Consent of Marilyn B. Buhyoff, Esq. (included in Exhibit (5))

     (23)(iii)Consent of Baxter, Fentriss & Company

     (23)(iv) Consent of Cook Associates, LLP

     (23)(v)  Consent of Alex Sheshunoff & Co. Investment Banking

     (24)     Power of Attorney*

     (27)     Financial Data Schedule

     (99)     Form of Proxy for the Special Meeting of Stockholders of BTC*

     ___________________

     * Previously filed.